   As filed with the Securities and Exchange Commission on December 15, 1999
                                                    Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                                ---------------
                          GOLD BANC CORPORATION, INC.
             (Exact name of registrant as specified in its charter)

                                ---------------
          KANSAS                     6712                    48-1008593
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of      Industrial Classification     Identification No.)
     incorporation or            Code Number)
      organization)

                                ---------------
                               11301 Nall Avenue
                             Leawood, Kansas 66211
                                 (913) 451-8050
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------
                               MICHAEL W. GULLION
                               11301 Nall Avenue
                             Leawood, Kansas 66211
                                 (913) 451-8050
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   Copies to:
     MICHAEL W. LOCHMANN, ESQ.                RICHARD A. DENMON, ESQ.
    Stinson, Mag & Fizzell, P.C.     Carlton, Fields, Ward, Emmanuel, Smith &
   1201 Walnut Street, Suite 2800                  Cutler, P.A.
    Kansas City, Missouri 64106        One Harbour Place, 777 South Harbour
           (816) 842-8600                        Island Boulevard
     Facsimile: (816) 691-3495                 Tampa, Florida 33602
                                                  (813) 223-7000

                                             Facsimile: (813) 229-4133
   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the merger (as defined herein) have been satisfied or waived.
   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------
                                                              Proposed       Proposed
                                                Amount        Maximum        Maximum       Amount of
          Title of Each Class of                to be      Offering Price   Aggregate     Registration
        Securities to be Registered         Registered (1)    Per Unit    Offering Price      Fee
------------------------------------------------------------------------------------------------------
Common Stock, par value $1.00 per share
 (3)......................................    8,626,069        N/A(2)     $58,227,426(2) $15,372.04(2)
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------

(1) This Registration Statement relates to Common Stock, par value $1.00 per share ("Gold Banc Common Stock"), of Gold Banc Corporation, Inc. ("Gold Banc") issuable to holders of Common Stock, par value $1.175 per share ("American Bancshares Common Stock"), of American Bancshares, Inc. ("American Bancshares") in the proposed merger of American Bancshares into Gold Banc Acquisition Corporation XI, Inc., a wholly-owned subsidiary of Gold Banc. The amount of Gold Banc Common Stock to be registered has been determined by multiplying the maximum exchange ratio (1.6527 shares of Gold Banc Common Stock for each outstanding share, and each share issuable upon exercise of stock options, of American Bancshares Common Stock) by 5,219,382, the maximum aggregate number of shares of American Bancshares Common Stock convertible in the merger (the "Maximum Number of American Bancshares Common Shares").
(2) The registration fee was calculated pursuant to Rule 457(f) as 0.000264 multiplied by the product of $11.156 (the average of the high and low sale prices per share of American Bancshares Common Stock on the Nasdaq National Market System on December 14, 1999), and the Maximum Number of American Bancshares Common Shares.
(3) Includes associated Rights (the "Rights") to purchase one one-thousandth of a share of Gold Banc's Series A Preferred Stock. Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates representing Gold Banc Common Stock and will be transferred only with such shares of Gold Banc Common Stock.
   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[GOLD BANC LOGO]                                                [AMERICAN LOGO]
                MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

           To the Stockholders of Gold Banc and American Bancshares

   The boards of directors of Gold Banc Corporation, Inc. and American Bancshares, Inc. have approved a merger agreement that would result in Gold Banc acquiring American Bancshares. The merger offers American Bancshares stockholders the opportunity to become stockholders of Gold Banc, a larger organization. We believe the combination of these two companies will result in an opportunity to create substantially more stockholder value than could be achieved by the companies individually.

   If we complete the merger, American Bancshares stockholders will receive for each share of American Bancshares common stock a number of shares of Gold Banc common stock equal to $18.18 divided by the average of the closing sale prices for Gold Banc common stock for the ten consecutive trading days preceding the third trading day prior to the effective time of the merger. For example, if such average of the closing sale prices is $12.50, an American Bancshares stockholder would receive 1.4544 shares of Gold Banc common stock for each share of American Bancshares common stock. However, there are two exceptions:

  . If the average of the closing prices during such ten day period is more than $13.75, then each American Bancshares stockholder will receive
    1.3222 shares of Gold Banc common stock for each share of American Bancshares common stock, and

  . If the average of the closing prices during such ten day period is less than $11.00, then each American Bancshares stockholder will receive
    1.6527 shares of Gold Banc common stock for each share of American Bancshares common stock.

   Gold Banc stockholders will continue to own their existing shares after the merger.
   We cannot complete the merger unless the stockholders of both of our companies approve it. Each of us will hold a meeting of our stockholders to vote on the merger. Your vote is very important. Whether or not you plan to attend your stockholder meeting, please vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. For American Bancshares stockholders, not returning your proxy card or not instructing your broker how to vote shares held for you in "street name" will have the same effect as voting those shares against the merger. For Gold Banc stockholders, not returning your proxy card or not instructing your broker how to vote shares held for you in "street name" will affect Gold Banc's ability to obtain a quorum to be present for purposes of transacting business at the special meeting. However, once a quorum has been obtained an abstension or broker non-vote will not have the same effect as voting those Gold Banc shares against the merger.

The date, times and places of the meetings are:

For Gold Banc stockholders:

           , 2000, 10:00 a.m. local time at 11301 Nall Avenue, Leawood,
  Kansas.

For American Bancshares stockholders:

           , 2000, 11:00 a.m. local time

   This document provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully.
        /s/ Michael W. Gullion                    /s/ Jerry L. Neff
          Michael W. Gullion                        Jerry L. Neff
      Chairman of the Board and                  President and Chief
       Chief Executive Officer                    Executive Officer
     Gold Banc Corporation, Inc.              American Bancshares, Inc.

   For a discussion of certain risk factors which you should consider in evaluating the merger, see "Risk Factors" beginning on page 1.

 Neither the Securities and Exchange Commission nor any state securities regulators has approved the Gold Banc common stock to be issued in the merger or determined whether this document is truthful or complete. Any representation to the contrary is a criminal offense. The securities we are offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.


This Joint Proxy Statement/Prospectus is dated        , 2000, and is being
first mailed to stockholders on        , 2000.

                               [GOLD BANC LOGO]



                               11301 Nall Avenue
                             Leawood, Kansas 66211
                               ----------------

               NOTICE OF SPECIAL MEETING OF THE STOCKHOLDERS OF
                          GOLD BANC CORPORATION, INC.
                      To be held on                , 2000
                               ----------------

To the stockholders of Gold Banc Corporation, Inc.:

   A special meeting of stockholders of Gold Banc Corporation, Inc., a Kansas corporation, will be held at the offices of Gold Banc at 11301 Nall Avenue,
Leawood, Kansas, on                    , 2000, commencing at 10:00 a.m., local
time, to consider and act upon:

1. A proposal to adopt the Agreement and Plan of Reorganization, by and among Gold Banc, American Bancshares, Inc., and Gold Banc Acquisition Corporation XI, Inc., dated September 6, 1999, which is described in this joint proxy statement/prospectus, and the transactions contemplated thereby. Under the merger agreement:

  . American Bancshares will merge with and into Gold Banc Acquisition
    Corporation XI, Inc.

  . Each outstanding share of American Bancshares common stock will be converted into a number of shares determined by dividing $18.18 by the average price for Gold Banc common stock during the 10-day trading period ending three days prior to the effective time of the merger, unless such average price is less than $11.00 or greater than $13.75, in which case the exchange ratio shall be fixed at 1.6527 and 1.3222 shares of Gold Banc common stock, respectively.
2. Such other business as may properly come before the meeting.

   These proposals and other related matters are more fully described in the accompanying joint proxy statement/prospectus. A copy of the merger agreement is attached to the joint proxy statement/prospectus as Appendix A.

   Only holders of record of common stock of Gold Banc at the close of
business on               , 2000 are entitled to notice of and to vote at the
meeting.

   The board of directors of Gold Banc has approved the merger agreement, declared its advisability and recommends that you vote FOR adoption of the merger agreement.

   Your vote is important. Please date, sign and return the accompanying proxy card promptly in the enclosed envelope, whether or not you intend to be present at the meeting. Sending in your proxy now will not interfere with your rights to attend the meeting or to vote your shares personally at the meeting if you wish to do so. If your shares are held in "street name" by your broker or other nominee, only that holder can vote your shares. You should follow the directions provided by them regarding how to instruct them to vote your shares.

   You may revoke your proxy with respect to any proposal at any time prior to the completion of the voting on such proposal at the meeting, by following the procedures set forth in the accompanying joint proxy statement/prospectus.

                                          By Order of the Board of Directors

                                          _____________________________________
                                          Keith E. Bouchey
                                          Corporate Secretary

Leawood, Kansas

     , 2000

                                [AMERICAN LOGO]

                               ----------------

               NOTICE OF SPECIAL MEETING OF THE STOCKHOLDERS OF
                           AMERICAN BANCSHARES, INC.
                    To be held on                    , 2000
                               ----------------

To the stockholders of American Bancshares, Inc.:

   A special meeting of stockholders of American Bancshares, Inc., a Florida
corporation, will be held at the           , on                    , 2000,
commencing at 11:00 a.m., local time, to consider and act upon:

1. A proposal to adopt the Agreement and Plan of Reorganization, by and among Gold Banc Corporation, Inc., American Bancshares, Inc. and Gold Banc Acquisition Corporation XI, Inc., dated September 6, 1999, which is described in this joint proxy statement/prospectus, and the transactions contemplated thereby. Under the merger agreement:

  . American Bancshares, Inc. will merge with and into Gold Banc Acquisition
    Corporation XI, Inc.

  . Each outstanding share of American Bancshares, Inc. common stock will be converted into a number of shares determined by dividing $18.18 by the average price for Gold Banc common stock during the 10-day trading period ending three days prior to the effective time of the merger, unless such average price is less than $11.00 or greater than $13.75, in which case the exchange ratio shall be fixed at 1.6527 and 1.3222 shares of Gold Banc stock, respectively.

2. Such other business as may properly come before the meeting.
   These proposals and other related matters are more fully described in the accompanying joint proxy statement/prospectus. A copy of the merger agreement is attached to the joint proxy statement/prospectus as Appendix A.

   Only holders of record of common stock of American Bancshares, Inc. at the
close of business on               , 2000 are entitled to notice of and to
vote at the meeting.

   The board of directors of American Bancshares, Inc. has approved the merger agreement, declared its advisability and recommends that you vote FOR adoption of the merger agreement.

   Your vote is important. Please date, sign and return the accompanying proxy card promptly in the enclosed envelope, whether or not you intend to be present at the meeting. Sending in your proxy now will not interfere with your rights to attend the meeting or to vote your shares personally at the meeting if you wish to do so. If your shares are held in "street name" by your broker or other nominee, only that holder can vote your shares. You should follow the directions provided by them regarding how to instruct them to vote your shares.

   You may revoke your proxy with respect to any proposal at any time prior to the completion of the voting on such proposal at the meeting, by following the procedures set forth in the accompanying joint proxy statement/prospectus.

                                          By Order of the Board of Directors

                                          _____________________________________
                                          Brian M. Watterson
                                          Corporate Secretary

Bradenton, Florida
    , 2000

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
WHAT AMERICAN BANCSHARES STOCKHOLDERS WILL RECEIVE IN THE MERGER..........  I-6
QUESTIONS AND ANSWERS ABOUT THE MERGER....................................  I-7
WHO CAN HELP ANSWER QUESTIONS
SUMMARY...................................................................  I-9
  The Companies...........................................................  I-9
  The Merger..............................................................  I-9
SUMMARY FINANCIAL
 INFORMATION.............................................................. I-14
  Gold Banc Selected Historical Consolidated Financial Information........ I-14
  American Bancshares Selected Historical Consolidated Financial
   Information............................................................ I-15
  Recent Developments..................................................... I-16
  Selected Unaudited Pro Forma Financial Information...................... I-20
COMPARATIVE PER SHARE DATA................................................ I-23
COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION.........................
RISK FACTORS..............................................................    1
  It May be Difficult for Us to Maintain Our Rapid Growth.................    1
  We are Uncertain That the Integration of American Bancshares or Future
   Acquisitions Will Be Successful........................................    1
  The Loss of Certain Key Personnel Could Adversely Affect Our Operations.    2
  Changes in the Local Economic Conditions Could Adversely Affect Our Loan
   Portfolio..............................................................    2
  Our Allowance for Loan Losses May Not be Adequate to Cover Actual Loan
   Losses.................................................................    2
  We May be Unable to Manage Interest Rate Risk that Could Reduce Our Net
   Interest Income........................................................    3
  We Cannot Predict How Changes in Technology Will Impact Our Business....    3
  The Banking Business is Highly Competitive..............................    3
  Our Operations May be Adversely Affected if We, or Certain Persons With
   Whom We Do Business, Fail to Adequately Address the Year 2000 Issue....    3
  We Are Subject to Extensive Regulation..................................    4
  Our Subsidiary Banks May be Forced to Pay For Any Losses the FDIC Incurs
   If It Provides Assistance to Any of Our Other Subsidiary Banks.........    4
THE SPECIAL MEETINGS......................................................    4
  Date, Times and Places..................................................    4
  Matters to be Considered at the Special Meetings........................    4
  Record Date; Stock Entitled to Vote; Quorum.............................    5
  Votes Required..........................................................    5

                                                                           Page
                                                                           ----
  Security Ownership of Management........................................   5
  Voting of Proxies.......................................................   6
THE PROPOSED MERGER.......................................................   8
  General.................................................................   8
  Exchange of American Bancshares Shares..................................   8
  Stock Options...........................................................   8
  Background of the Merger................................................   8
  Our Reasons for the Merger..............................................  11
  Opinion of American Bancshares' Financial Advisor.......................  13
  Opinion of Gold Banc's Financial Advisor................................  19
  Operations and Management after the Merger..............................  24
  Federal Securities Laws
   Consequences...........................................................  24
  Resale of Gold Banc Common Stock........................................  25
  Fees and Expenses of the Merger.........................................  25
  Accounting Treatment; Restrictions on Sales by Affiliates...............  25
  Federal Income Tax Consequences.........................................  25
  Interests of American Bancshares' Management and Directors in the
   Merger.................................................................  26
  Dissenters' Rights......................................................  27
  Conditions to the Merger................................................  27
  Regulatory Approval.....................................................  28
  Conduct of Business Pending the Merger..................................  28
  No Solicitation.........................................................  29
  Waiver and Amendment....................................................  29
  Termination of the Merger Agreement.....................................  29
  Effective Time..........................................................  30
UNAUDITED PRO FORMA FINANCIAL STATEMENTS..................................  31
INFORMATION REGARDING AMERICAN BANCSHARES.................................
AMERICAN BANCSHARES' MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS......................................  49
COMPARATIVE RIGHTS OF STOCKHOLDERS........................................  69
EXPERTS...................................................................  77
LEGAL MATTERS.............................................................  77
FUTURE STOCKHOLDER PROPOSALS..............................................  77
WHERE YOU CAN FIND MORE INFORMATION.......................................  78
INDEX TO FINANCIAL STATEMENTS OF AMERICAN BANCSHARES, INC. AND
 SUBSIDIARIES............................................................. F-1
APPENDIX A -- Agreement and Plan of Reorganization........................ A-1
APPENDIX B -- Opinion of American Bancshares' Financial Advisor........... B-1
APPENDIX C -- Opinion of Gold Banc's Financial Advisor.................... C-1

        WHAT AMERICAN BANCSHARES STOCKHOLDERS WILL RECEIVE IN THE MERGER

   We refer to the amount of Gold Banc common stock into which one share of American Bancshares common stock would be converted in the merger as the "conversion number". The conversion number is determined by dividing the "target" American Bancshares share price of $18.18 by the average of the closing sales prices of Gold Banc common stock as reported on the Nasdaq National Market over the 10 trading days immediately preceding the third trading day prior to the effective time of the merger (referred to as the "Gold Banc share price"), subject to certain adjustments based on the Gold Banc share price as follows:

  . If the Gold Banc share price is greater than $13.75, the Gold Banc share price used to determine the conversion number is equal to $13.75.

  . If the Gold Banc share price is equal to or between $11.00 and $13.75, each American Bancshares share would be exchanged for that number of shares of Gold Banc common stock that have a value of $18.18 (based upon the Gold Banc share price).

  . If the Gold Banc share price is less than $11.00, the Gold Banc share price used to determine the conversion number is equal to $11.00. Therefore, if the Gold Banc share price is less than $11.00, American Bancshares stockholders could receive merger consideration valuing their shares of American Bancshares common stock at less than $18.18 per share. The American Bancshares board of directors has the right to terminate the merger agreement should the Gold Banc share price be below $10.00. The American Bancshares board is not required to exercise this right and does not currently intend to resolicit stockholder approval should it decide to exercise, or not to exercise, such right. The American Bancshares board has not undertaken any analysis, or made any decision, about its course of action should the Gold Banc share price calculated as discussed above be less than $10.00 during the period contemplated above.

Illustrations of calculation of the conversion number are provided below:

                                (2)                                                          (4)
       (1)           The Gold Banc share price               (3)                   The value of the merger
 If the average    used in the calculation of the   The conversion number   consideration per American Bancshares
Gold Banc trading       conversion number is      [$18.18 + Gold Banc share       share [based on Gold Banc
 share price is:           deemed to be:          price in column (2)] is:     share price in column (1)] is:
-----------------  ------------------------------ ------------------------- -------------------------------------
$10.00                         $11.00                      1.6527                          $16.53
$11.00                         $11.00                      1.6527                          $18.18
$12.00                         $12.00                      1.5150                          $18.18
$12.50                         $12.50                      1.4544                          $18.18
$13.00                         $13.00                      1.3985                          $18.18
$13.75                         $13.75                      1.3222                          $18.18
$14.00                         $13.75                      1.3222                          $18.51

   American Bancshares expects to announce the average Gold Banc share price,
the conversion number and the per share merger consideration value on     ,
2000, assuming an American Bancshares special stockholders meeting date of
    , 2000. Such information will also be available by calling      on or after
    , 2000 and until the closing of the merger.

   Because the period for calculating the average trading price of Gold Banc common stock will end before the subsequent effectiveness of the merger, the actual market value of the Gold Banc common stock you receive as merger consideration may differ from the calculated value of the merger consideration shown above, which is provided here for illustrative purposes only.

                             QUESTIONS AND ANSWERS
                               ABOUT THE MERGER

Q: Why are the two companies proposing to merge?

A: We believe the proposed merger is in the best interests of both of the companies and their respective stockholders. The board of directors of Gold Banc believes that the merger will result in the addition to Gold Banc's existing organization of a well-suited and positioned banking institution. The board of directors of American Bancshares believes the merger provides significant value opportunity to American Bancshares stockholders and enables them to participate in the opportunities for growth offered by Gold Banc.

   You should review the reasons for the merger described in greater detail at pages 11 through 13.

Q: When and where are the special meetings?

A: Both of the Gold Banc and American Bancshares special meetings are
   scheduled to take place on             , 2000. The Gold Banc special
   meeting will take place at 10:00 a.m., local time, at 11301 Nall Avenue, Leawood, Kansas. The American Bancshares special meeting will take place at
   11:00 a.m., local time, at                            .

Q: When do you expect the merger to be completed?

A: We expect to complete the merger promptly after receiving stockholder approvals at the special meetings.

Q: What do I need to do now?

A: You should carefully read and consider the information contained in this document. Then, please fill out, sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. If the card does not specify a choice your shares will be voted "FOR" the merger and all other proposals.

Q: What if I don't vote or I abstain from voting?

A: If you are an American Bancshares stockholder and you do not vote or you abstain, the effect will be a vote against the merger.

   If you are a Gold Banc stockholder and you do not vote or you abstain, it will affect Gold Banc's ability to obtain a quorum to be present for purposes of voting, however, only votes "for" or "against" the merger will affect the result of the vote.

Q: If my shares are held by my broker in "street name," will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker to vote your shares.

Q: May I change my vote after I have mailed my signed proxy card?

A: Yes. You may change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to Gold Banc Corporation, Inc., at 11301 Nall Avenue, Leawood, Kansas 66211, Attention: Keith E. Bouchey, Secretary, if you are a Gold Banc stockholder, or to American Bancshares, Inc., 4502 Cortez Road West, Bradenton, Florida 34210-2801, Attention: Brian M. Watterson, Secretary, if you are an American Bancshares stockholder. Third, you can attend the special meetings and vote in person. Simply attending the meetings, however, will not revoke your proxy; you must request a ballot and vote the ballot at the meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q: Should I send in my stock certificate now?

A: No. After the merger is completed, American Bancshares stockholders will receive written instructions for exchanging their stock certificates for certificates of Gold banc common stock. Gold Bank stockholders will keep their existing certificates.

Q: What happens to my future dividends?

A: Gold Banc pays a quarterly dividend of $0.02 per share on its common stock.
   Gold Banc intends to continue paying a quarterly dividend after the merger, although all dividends are subject to approval and declaration by Gold Banc's board of directors. American Bancshares currently does not pay dividends on its common stock.

                         WHO CAN HELP ANSWER QUESTIONS?

         If you have more questions about the merger, you should call:

      Gold Banc stockholders:

                                         American Bancshares stockholders:

      Keith E. Bouchey,                  Brian M. Watterson
      Corporate Secretary                Corporate Secretary
      Gold Banc Corporation, Inc.        American Bancshares, Inc.
      11301 Nall Avenue                  4502 Cortez Road West
      Leawood, Kansas 66211              Bradenton, Florida 34210-2801
      (913) 451-8050                     (941) 795-3050

                                    SUMMARY

   This summary, together with the preceding Question and Answer section, highlights selected information from this joint proxy statement/prospectus and may not contain all the information that is important to you. To better understand the merger and related transactions and for a more complete description of the legal terms of the merger and related transactions, you should carefully read this entire document and the documents we have referred you to. See "Where You Can Find More Information" on page 79.


                                 The Companies

Gold Banc Corporation, Inc.
11301 Nall Avenue
Leawood, Kansas 66211
(913) 451-8050

   Gold Banc provides a full range of community banking and related financial services in Kansas, Oklahoma and Missouri. As a multi-bank holding company, Gold Banc owns nine commercial banks, one federal savings bank, an investment advisory company, a trust company, a computer services business, a mortgage banking operation and an insurance agency. Its growth has been based on a community banking strategy, which it believes its customers value because it combines a focus on local communities with the breadth in product and service offerings of a larger bank. At September 30, 1999, Gold Banc had total assets of $1.3 billion, total deposits of $967.3 million, and total stockholders' equity of $90.3 million.

American Bancshares, Inc.
4502 Cortez Road West
Bradenton, Florida 34210-2801
(941) 795-3050

   American Bancshares is a bank holding company that is engaged in a general commercial banking business. Its primary source of earnings is derived from income generated by its wholly-owned subsidiary, American Bank, which is American Bancshares' primary subsidiary and principal asset. American Bancshares' primary market area consists of the counties on the west coast of central Florida, including six banking branches located in Manatee County and three other banking branches located in Charlotte County, Hillsborough County and Sarasota County. These market areas have all experienced substantial growth during recent decades. At September 30, 1999, American Bancshares had total assets of $471.5 million, total deposits of $352.1 million and total stockholders' equity of $27.0 million.

                                  The Merger

   We have entered into an Agreement and Plan of Reorganization with our wholly-owned subsidiary, Gold Banc Acquisition Corporation XI, Inc. and American Bancshares. Under the proposed merger, American Bancshares will be merged with and into Gold Banc Acquisition Corporation XI, with Gold Banc Acquisition Corporation XI as the surviving corporation. We expect to complete the merger during the first quarter of 2000.

   We have attached the Agreement and Plan of Reorganization to this document as Appendix A. We encourage you to read this merger agreement as it is the legal document that governs the merger.

Our Reasons for the Merger (see pages 11 through 13)

   Our companies are proposing to merge because we believe that by combining them we can create a stronger and more diversified company that will provide significant benefits to our stockholders and customers alike.

   Gold Banc's board considered a number of factors, including:

  . the anticipated merger consideration in relation to the book value and earnings per share of the American Bancshares common stock,

  . the business, operations and financial condition of American Bancshares, its market presence and enhanced opportunities for growth made possible by the merger,

  . the anticipated revenue enhancement and cost savings opportunities,

  . the complimentary nature of the products offered by the two companies and the expansion of market presence into Florida,

  . the impact of the merger on customers, depositors, employees, and communities served by the company, and

  . the merger's consistency with Gold Banc's ongoing growth strategy.

In addition to the foregoing and their effect on Gold Banc, American Bancshares' board considered a number of additional factors, including:

  . alternatives to enhance stockholder value,

  . the opportunity for stockholders to realize a premium over historical market prices for their shares through a tax-free exchange, and

  . minimal disruption to customers, depositors, employees and communities serviced by American Bancshares.

Our Recommendations to Stockholders (see pages 12 and 13)

   To Gold Banc Stockholders: The Gold Banc board of directors believes that the merger is fair to you and in your best interests and unanimously recommends that you vote "FOR" the proposal to approve the merger.

   To American Bancshares Stockholders: The American Bancshares board of directors believes that the merger is fair to you and in your best interests and unanimously recommends that you vote "FOR" the proposal to approve the merger.

What American Bancshares Stockholders will Receive (see page vi)

   If we complete the merger, you will receive for each share of American Bancshares common stock a number of shares of Gold Banc common stock equal to $18.18 divided by the average of the closing sale prices for Gold Banc common stock for the ten consecutive trading days preceding the third trading day prior to the effective time of the merger. For example, if such average of the closing sale prices is $12.50, an American Bancshares stockholder would receive 1.4544 shares of Gold Banc common stock for each share of American Bancshares common stock. However, there are two exceptions:

  . If the average of the closing prices during such ten day period is more than $13.75, then each American Bancshares stockholder will receive
    1.3222 shares of Gold Banc common stock for each share of American Bancshares common stock, and

  . If the average of the closing prices during such ten day period is less than $11.00, then each American Bancshares stockholders will receive
    1.6527 shares of Gold Banc common stock for each share of American Bancshares common stock.

   Gold Banc will not issue any fractional shares in the merger. Instead, you will receive cash for any fractional share of Gold Banc common stock owed to you. The amount of cash you will receive will be calculated based on an average of Gold Banc's stock closing sale prices ten trading days preceding the third trading day before the effective time of the merger.
   Example:

  If you currently own 1,000 shares of American Bancshares common stock, and the average of the closing sale prices of Gold Banc common stock during such 10-day period is $12.50, then the conversion number is 1.454 (or $18.18 divided by $12.50). Therefore, after the merger you will receive 1,454 shares of Gold Banc common stock and a $5.00 check for the sale proceeds for .40 of one share of Gold Banc common stock, rounded to the nearest one cent.

   Following the merger, you will be entitled to exchange your shares of American Bancshares common stock for shares of Gold Banc common stock by sending your American Bancshares common stock share certificates, and a form that we will send to you, to the exchange agent, American Stock Transfer & Trust Company, which will then exchange them for shares of Gold Banc common stock. For more information on how this exchange procedure works, see "Exchange of American Bancshares Shares" on page 8.

   The formula for determining the number of shares of Gold Banc stock that will be exchanged for each share of American Bancshares stock is intended to provide American Bancshares stockholders with $18.18 of value for each of their shares unless Gold Banc stock exceeds $13.75 per share or is less than $11.00 per share. Of course, the market price of Gold Banc common stock will fluctuate after the merger. Gold Banc common stock trades on the Nasdaq Stock Market under the symbol "GLDB." You may obtain current stock price quotations for Gold Banc common stock from your stockbroker, in major newspapers such as The Wall Street Journal and on the Internet.

What Gold Banc Stockholders will Retain

   You will not receive any shares in the merger. If you currently own shares of Gold Banc common stock, you will continue to hold those shares after the merger, without any changes.

Federal Income Tax Consequences (see pages 25 through 26)

   American Bancshares Stockholders. If you are an American Bancshares stockholder, you should not recognize gain or loss for federal income tax purposes in the merger, although you may recognize gain or loss with respect to cash you receive in payment of any fractional share that may result from the exchange ratio of the merger.

   Gold Banc Stockholders. If you are a Gold Banc stockholder, you should not recognize gain or loss for federal income tax purposes in connection with the merger.

No Appraisal Rights (see page 27)

   Gold Banc is incorporated under Kansas law, and American Bancshares is incorporated under Florida law. Under the applicable Kansas and Florida law, neither Gold Banc stockholders nor American Bancshares stockholders have any right to an appraisal of value of their shares in connection with the merger.

Directors and Management Following the Merger (see page 26)

   Upon completion of the merger, the board of directors of Gold Banc will consist of the seven present Gold Banc directors and J. Gary Russ, the present Chairman of the Board of American Bancshares. No changes will be made to the Gold Banc management in connection with the merger.

Opinion of American Bancshares' Financial Advisor (see pages 13 through 19)

   In deciding to approve the merger, the American Bancshares board of directors considered the opinion from its financial advisor, Advest, Inc. as to the fairness from a financial point of view of the shares of Gold Banc common stock to be exchanged for each one share of American Bancshares common stock. This opinion is attached as Appendix B to this joint proxy statement/prospectus.

Opinion of Gold Banc's Financial Advisor (see pages 19 through 24)

   In deciding to approve the merger, the Gold Banc board of directors considered the opinion from its financial advisor, Keefe, Bruyette & Woods, Inc. as to the fairness from a financial point of view of the merger. This opinion is attached as Appendix C to this joint proxy statement/prospectus.

Conditions to the Merger (see pages 27 through 28)

   The completion of the merger depends upon the satisfaction of a number of conditions, including the following:

  . approval by both the Gold Banc and the American Bancshares stockholders,

  . the continued accuracy of each company's representations and warranties and compliance by each company with its agreements contained in the merger agreement,

  . receipt of a legal opinion from Gold Banc's counsel as to the tax consequences of the merger,

  . receipt of required regulatory approvals,

  . there being no legal action or court order that prohibits the merger,

  . the average of the closing sale prices of Gold Banc common stock for the ten trading days immediately preceding the third trading day before the effective time of the merger is not less than $10.00 per share,

  . there has not been a material adverse change in either Gold Banc, or its subsidiaries as a whole, or in American Bancshares, or its subsidiaries as a whole,

  . the pooling of interests method of accounting for the merger continues to be available, and

  . certain financial measures applicable to American Bancshares, American
    Bank and Freedom Finance Company are satisfied.

Regulatory Approvals Required for the Merger (see page 28)

   The Merger is subject to the approval of the Board of Governors of the Federal Reserve System. In addition, the merger is subject to the approval of, or notice to applicable state and other regulatory authorities, including the Florida Department of Banking and Finance.

   Gold Banc filed on November 12, 1999, an application for approval with the Federal Reserve Bank of Kansas City, which approval was obtained on December 15, 1999. The approval of the Florida Department of Banking and Finance was
obtained on      .

Termination of the Merger Agreement (see pages 29 through 30)

   Gold Banc and American Bancshares can agree to terminate the merger agreement without completing the merger, and either company can terminate the merger agreement on its own without completing the merger under various circumstances, including if any of the following occurs:

  . by either company if the merger has not been consummated by March 31, 2000,

  . by Gold Banc, if any regulatory approval of the merger is denied or requires a condition or restriction that would be materially adverse or unduly burdensome to Gold Banc,

  . by either company if the other has materially breached or defaulted in the due and timely performance of any material covenant or agreement contained in the merger agreement and which breach or default has not been cured within 30 days after the party for whose benefit this agreement or covenant was made, has given written notice to the other party of such breach or default, and shall not have been waived by such party,

  . by either company if there exists any material inaccuracy, misrepresentation or breach of a warranty made in the merger agreement by the other party which has not been waived in writing by the party for whose benefit such warranty or representation was made or given,

  . by either company if the conditions to the merger benefiting that party are not satisfied or waived before the closing date of the merger,

  . by American Bancshares if it receives an unsolicited acquisition proposal from another party that the American Bancshares board believes is superior to the merger,

  . by Gold Banc if American Bancshares has entered into an agreement to be acquired by another party or if the American Bancshares board or a committee of the board approves such a transaction to be acquired,

  . by either company if the stockholders of American Bancshares or the stockholders of Gold Banc fail to vote their approval of the merger and the merger agreement as required by Florida law, Kansas law and Rule 4460 of the National Association of Securities Dealers' rules for issues under Nasdaq, or

  . by American Bancshares if the average closing sales price of Gold Banc common stock on the 10 consecutive trading days ending on the day immediately preceding the special meeting is less than $10.00 per share and the board of directors of American Bancshares determines, by a vote of a majority of the entire board, at any time during the period commencing on the sixth day and ending on the tenth day following the later of the effective date of the last required regulatory approval or the date on which the stockholders of both American Bancshares and Gold Banc have both approved the merger; provided, however, before exercising this right, American Bancshares is required to attempt in good faith to negotiate a mutually acceptable revised merger consideration.

Termination Fees and Expenses (see page 30)

   American Bancshares is required to pay Gold Banc a termination fee of $3 million if:

  . American Bancshares terminates the merger agreement because it received an unsolicited acquisition proposal from another party that the American Bancshares board believes is superior to the merger, or

  . Gold Banc terminates the merger agreement because American Bancshares entered into an agreement to be acquired by another party or because the American Bancshares board or a committee of the board approved such a transaction to be acquired.

Stock Options (see page 8)

   American Bancshares Stock Options. Upon completion of the merger, each option to acquire American Bancshares' common stock which is outstanding immediately before completing the merger, whether or not vested or exercisable, will be converted into and become rights with respect to Gold Banc common stock. Gold Banc will assume each option to acquire American Bancshares common stock in accordance with the terms of the stock option plan under which it was granted, except that, following the merger: (1) Gold Banc and its compensation committee will be substituted for American Bancshares and its board of directors' committee administering such plan, (2) each American Bancshares stock option assumed by Gold Banc may be exercised solely for Gold Banc common stock, and (3) the number of shares of Gold Banc common stock subject to the new stock options, as well as the exercise price of those stock options, will be adjusted to account for the conversion ratio in the merger.

   Gold Banc Stock Options. Upon completion of the merger, each option to acquire Gold Banc common stock granted under Gold Banc's stock option plans that is outstanding and unexercised immediately before completing the merger will remain unchanged. The options will continue to be governed by the terms of Gold Banc's stock option plans.

                         SUMMARY FINANCIAL INFORMATION

   We are providing the following financial information to aid you in your analysis of the financial aspects of the merger. This information is only a summary and you should read it in conjunction with the historical financial statements of Gold Banc and American Bancshares and the related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations. These items for American Bancshares are contained in its Management's Discussion and Analysis of Financial Condition and Results of
Operations beginning on page    and in the American Bancshares financial
statements beginning on page F-1. These items for Gold Banc are contained in its annual, quarterly and other reports that Gold Banc has filed with the Securities and Exchange Commission that are incorporated herein by reference. See "Where You Can Find More Information" on page 78.

        Gold Banc Selected Historical Consolidated Financial Information

   The historical consolidated financial information for Gold Banc reflects the following items which you should consider in making period-to-period comparisons.

                            Nine Months Ended
                              September 30,                Year Ended December 31,
                          --------------------- ----------------------------------------------
                             1999       1998       1998      1997     1996     1995     1994
                          ---------- ---------- ---------- -------- -------- -------- --------
                                       (in thousands, except for per share data)
Selected Financial
 Data--Gold Banc:
Net interest income and
 other income...........  $   42,684 $   32,003 $   44,386 $ 32,309 $ 24,549 $ 20,555 $ 16,820
Net earnings............      10,192      9,906     11,919    9,874    4,906    3,105    3,132
 Pro Forma (1)..........      10,192      8,124      9,122    8,295    4,906    3,105    3,132
Basic and diluted net
 earnings per common
 share..................        0.59       0.60       0.71     0.64     0.45     0.30     0.29
 Pro Forma (1)..........        0.59       0.49       0.55     0.54     0.45     0.30     0.29
Cash dividends paid per
 common share (2).......        0.06       0.06       0.08     0.05      --       --       --
Total assets (end of
 period)................   1,278,662  1,039,874  1,111,356  824,464  632,561  532,044  453,065
Long-term borrowings
 (end of period)........     128,940     52,634     78,708   35,174    7,074   14,973   14,631
Total stockholders'
 equity (end of period).      90,290     80,347     83,811   66,566   53,120   28,875   24,479
Book value per common
 share (end of period)..  $     5.25 $     4.76 $     4.88 $   4.19 $   3.46 $   2.69 $   2.26

--------
(1) Citizens Bank of Tulsa (Citizens) was acquired by Gold Banc in a pooling of interests transaction in December 1998 and was taxed as a Subchapter S corporation for 1997 and 1998. As a Subchapter S corporation, Citizens was not subject to federal income taxes; rather such income was included in the taxable income of stockholders. The 1998 and 1997 data has been adjusted to include pro forma tax expense, net earnings, and net earnings per share as if Citizens had not been a Subchapter S corporation.
(2) Prior to the second quarter of 1997, Gold Banc had not paid cash dividends on its common stock. The dividends paid do not reflect a restatement of dividends paid out prior to 1998 by entities acquired in poolings of interests transactions.

   American Bancshares Selected Historical Consolidated Financial Information

   The historical consolidated financial information for American Bancshares reflects the following items which you should consider in making period-to-period comparisons:

                          Nine Months Ended
                            September 30,             Year Ended December 31,
                          ----------------- --------------------------------------------
                            1999     1998     1998     1997     1996     1995     1994
                          -------- -------- -------- -------- -------- -------- --------
                                    (in thousands, except for per share data)
Selected Financial
 Data--American
 Bancshares:
Net interest income and
 other income...........  $ 17,277 $ 14,792 $ 20,258 $ 15,870 $ 11,614 $  9,460 $  6,753
Net earnings............     1,670    1,233    1,627    1,920      782      850      712
Basic net earnings per
 common share...........      0.33     0.25     0.33     0.38     0.17     0.27     0.26
Diluted net earnings per
 common share...........      0.33     0.25     0.32     0.38     0.17     0.27     0.26
Total assets (end of
 period)................   471,459  436,732  455,164  353,901  273,630  218,993  183,901
Long-term borrowings
 (end of period)........    42,249   42,249   42,249      500    5,000      --       --
Total stockholders'
 equity (end of period).    26,993   27,651   27,427   26,079   23,504   14,632   11,484
Book value per common
 share (end of period)..  $   5.36 $   5.54 $   5.49 $   5.22 $   4.77 $   4.40 $   4.07

                              Recent Developments

              Proposed Acquisitions by Gold Banc Corporation, Inc.
                           of Union Bankshares, Ltd.
                          CountryBanc Holding Company,
                 First Business Bancshares of Kansas City, Inc.
                          and DSP Investments, Limited

Union Bankshares, Ltd.

   On August 9, 1999 Gold Banc entered into an Agreement and Plan of Reorganization to acquire Union Bankshares, Ltd. of Denver, Colorado. As of September 30, 1999, Union Bankshares had total assets of $351.9 million, total deposits of $292.2 million and total stockholders' equity of $19.5 million. Union Bankshares, founded in 1984, has based its recent growth on developing startup branches that are strategically located around the Denver metropolitan area to serve its focus market of small and medium-sized businesses and individuals. The total purchase price of Union Bankshares is approximately $65 million in a stock-for-stock,tax-free exchange. The transaction is subject to approval of regulatory authorities and the stockholders of both Gold Banc and Union Bankshares. The transaction will be accounted for as a pooling of interests and is expected to close in the first quarter of 2000.

   Should the merger of Gold Banc and Union Bankshares occur, Union Bankshares' shares would be converted into Gold Banc shares using a "conversion number." The conversion number is determined by dividing the "target" Union Bankshares' share price of $23.05 by the average of the high and low sales prices of Gold Banc common stock as reported on the Nasdaq National Market and calculated on a daily basis for the 10 trading days ending the third trading day prior to the date of merger, subject to certain adjustments based on the Gold Banc share price as follows:

  . If the Gold Banc share price is greater than $16.00, the Gold Banc share price used to determine the conversion number is equal to $16.00.

  . If the Gold Banc share price is equal to or between $13.00 and $16.00, each Union Bankshares' share would be exchanged for Gold Banc common stock with a $23.05 value (based upon the Gold Banc share price).

  . If the Gold Banc share price is less than $13.00, the Gold Banc share price used to determine the conversion number is deemed to be $13.00. It is a condition precedent to the merger that the average Gold Banc share price is not less than $11.00.

   We are providing the following Union Bankshares Selected Historical Consolidated Financial Information to aid you in your analysis of the financial aspects of the recent development and its possible impact to Gold Banc's and American Bancshares' stockholders. This information is only a summary and you should read it in conjunction with the historical financial statements of Union Bankshares and the related notes contained in its financial statements that Gold Banc has filed with the Securities and Exchange Commission on its Form 8-K dated November 19, 1999 that are incorporated herein by reference.

    Union Bankshares Selected Historical Consolidated Financial Information

                              Nine Months
                          Ended September 30,           Year Ended December 31,
                          ------------------- --------------------------------------------
                            1999      1998      1998     1997     1996     1995     1994
                          --------- --------- -------- -------- -------- -------- --------
                                     (in thousands, except for per share data)
Selected Financial
 Data--Union Bankshares:
Net interest income and
 other income...........  $  11,997 $   9,278 $ 12,559 $ 11,800 $ 10,351 $  8,856 $  7,303
Net earnings............      1,054     1,248    1,637    2,136    1,573    1,226    1,043
Basic net earnings per
 common share...........       0.45      0.53     0.70     0.92     0.68     0.53     0.44
Diluted net earnings per
 common share...........       0.40      0.47     0.62     0.84     0.65     0.53     0.44
Total assets (end of
 period)................    351,888   249,398  314,577  221,505  183,186  167,232  145,772
Long-term borrowings
 (end of period)........     10,304    11,000   15,304   12,000    3,500    6,512    6,700
Total stockholders'
 equity (end of period).     19,511    19,859   20,344   18,222   16,032   14,912   12,055
Book value per common
 share (end of period)..  $    8.30 $    8.48 $   8.69 $   7.81 $   6.97 $   6.51 $   5.19

CountryBanc Holding Company

   On October 22, 1999, Gold Banc entered into an Agreement and Plan of Reorganization to acquire CountryBanc Holding Company of Edmond, Oklahoma. On a pro forma restated basis, as of September 30, 1999, CountryBanc had total assets of $530.2 million, total deposits of $455.5 million and total stockholders' equity of $49.7 million. CountryBanc's September 30, 1999 financial position on a pro forma restated basis includes its planned acquisition of American Heritage Bancorp, Inc. ("American Heritage"). American Heritage is expected to be acquired during December 1999. The acquisition will be accounted for as a pooling of interests. As of September 30, 1999, American Heritage had total assets of $81.2 million, total deposits of $67.0 million, total stockholders' equity of $9.8 million and year to date net earnings of $1.1 million. The companies are expected to incur transaction related costs of $1.8 million associated with the acquisition.

   CountryBanc, founded in 1995, acquired three banks in Oklahoma in 1996 and to date has completed three additional acquisitions plus American Heritage as discussed above. CountryBanc operates in 17 central and western Oklahoma communities including Oklahoma's fastest growing market of Oklahoma City. The total purchase price of CountryBanc is approximately $83 million in a stock-for-stock, tax free exchange. The transaction is subject to approval of regulatory authorities and the stockholders of both Gold Banc and CountryBanc. The transaction will be accounted for as a pooling of interests and is expected to close in the first quarter of 2000.

   Should the merger of Gold Banc and CountryBanc occur, 1,794,955 shares of CountryBanc would be exchanged for 7,971,589 shares of Gold Banc's common stock. It is a condition precedent to the merger that the average of the closing sales price of Gold Banc common stock as reported by Nasdaq on each of the five consecutive trading days immediately preceding the closing date is not less than $9.50.

   We are providing the following CountryBanc Selected Historical Consolidated Financial Information to aid you in your analysis of the financial aspects of the recent development and its possible impact to Gold Banc's and American Bancshares' stockholders. This information does not include any adjustments or restatements for CountryBanc's acquisition of American Heritage, which is expected to take place in December 1999. This information is only a summary and you should read it in conjunction with the historical financial statements of CountryBanc and the related notes contained in its financial statements that Gold Banc has filed with the Securities and Exchange Commission on its Form 8-K dated November 19, 1999 that are incorporated herein by reference.

       CountryBanc Selected Historical Consolidated Financial Information

                                  Nine Months Ended
                                    September 30,    Year Ended December 31,
                                  ----------------- --------------------------
                                                                      (90 Days)
                                                                      --------
                                    1999     1998     1998     1997     1996
                                  -------- -------- -------- -------- --------
                                   (in thousands, except for per share data)
Selected Financial Data--
 CountryBanc (1):
Net interest income and other
 income.......................... $ 17,625 $ 15,875 $ 21,218 $ 19,196 $  4,765
Net earnings (loss)..............    3,830    3,560    4,741    3,789       (8)
Basic net earnings per common
 share...........................     3.17     3.04     4.02     3.38    (0.03)
Diluted net earnings per common
 share...........................     2.69     2.57     3.40     2.84    (0.02)
Total assets (end of period).....  449,065  430,483  444,090  387,325  381,520
Long-term borrowings (end of
 period).........................   15,090    9,700   18,900    7,225    7,100
Total stockholders' equity (end
 of period)......................   40,184   36,331   37,437   30,524   26,716
Book value per common share (end
 of period)...................... $  33.26 $  30.08 $  30.99 $  27.23 $  23.83

--------
(1) CountryBanc commenced operations in October 1996 with three acquisitions; previous operations of the company were insignificant.

First Business Bancshares of Kansas City, Inc.

   On October 19, 1999, Gold Banc entered into an Agreement and Plan of Reorganization to acquire First Business Bancshares of Kansas City, Inc. First Business Bancshares' principal asset is an 86% ownership in First Business Bank of Kansas City, N.A. As of September 30, 1999, the bank had total assets of $125.0 million, total deposits of $105.1 million and total stockholders equity of $7.1 million. First Business Bancshares was founded in 1989. Most of the bank's customers are small and medium-sized businesses and individuals located in and around metropolitan Kansas City, Missouri. The total purchase price of First Business Bancshares is approximately $29 million in a stock-for-stock, tax-free exchange. The transaction is subject to approval of regulatory authorities and the stockholders of both Gold Banc and First Business Bancshares. The transaction will be accounted for as a pooling of interests and is expected to close in the first quarter of 2000.

   In conjunction with the acquisition of First Business Bancshares and included in the approximately $29 million purchase price is a stock-for-stock, tax-free exchange of Gold Banc stock for the 14% minority interest held by third parties in First Business Bank of Kansas City, N.A. The acquisition of the minority interests will be accounted for as a purchase.

   Should the merger of Gold Banc and First Business Bancshares occur, First Business Bancshares' shares would be converted into Gold Banc shares using a "conversion number." The conversion number is determined by dividing the "target" First Business Bancshares' share price of $109.79 by the average of the high and low sales prices of Gold Banc common stock as reported on the Nasdaq National Market and calculated on a daily basis for the 10 trading days ending the third trading day prior to the date of merger, subject to certain adjustments based on the Gold Banc share price as follows:

  . If the Gold Banc share price is greater than $13.50, the Gold Banc share price used to determine the conversion number is equal to $13.50.

  . If the Gold Banc share price is equal to or between $11.00 and $13.50, each First Business Bancshares' share would be exchanged for Gold Banc common stock with an $109.79 value (based upon the Gold Banc share price).

  . If the Gold Banc share price is less than $11.00, the Gold Banc share price used to determine the conversion number is deemed to be $11.00. It is a condition precedent to the merger that the average Gold Banc share price is not less than $10.50.

                                     xviii

   Should the merger of Gold Banc and First Business Bancshares occur, the minority interests in First Business Bank would be acquired using Gold Banc shares using a "conversion number." The conversion number is determined by dividing the "target" minority share price of $101.73 by the average of the high and low sales prices of Gold Banc common stock as reported on the Nasdaq National Market and calculated on a daily basis for the 10 trading days ending the third trading day prior to the date of merger, subject to certain adjustments based on the Gold Banc share price as follows:

  . If the Gold Banc share price is greater than $13.50, the Gold Banc share price used to determine the conversion number is equal to $13.50.

  . If the Gold Banc share price is equal to or between $11.00 and $13.50, each minority share would be exchanged for Gold Banc common stock with an $101.73 value (based upon the Gold Banc share price).

  . If the Gold Banc share price is less than $11.00, the Gold Banc share price used to determine the conversion number is deemed to be $11.00.

   We are providing the following First Business Bancshares' Selected Historical Consolidated Financial Information to aid you in your analysis of the financial aspects of the recent development and its possible impact to Gold Banc's and American Bancshares' stockholders. This information is only a summary and you should read it in conjunction with the historical financial statements of First Business Bancshares and the related notes contained in its financial statements that Gold Banc has filed with the Securities and Exchange Commission on its Form 8-K dated November 19, 1999 that are incorporated herein by reference.

      First Business Bancshares Selected Historical Consolidated Financial
                                  Information

                          Nine Months Ended
                            September 30,           Year Ended December 31,
                          ----------------- ----------------------------------------
                            1999     1998     1998    1997    1996    1995    1994
                          -------- -------- -------- ------- ------- ------- -------
                                  (in thousands, except for per share data)
Selected Financial
 Data--First Business
 Bancshares:
Net interest income and
 other income...........  $  4,684 $  4,210 $  5,734 $ 4,719 $ 4,557 $ 3,970 $ 3,584
Net earnings............       596      651      962     560   1,458     734     476
Basic net earnings per
 common share...........      3.65     4.02     5.94    3.48    9.11    4.59    2.98
Diluted net earnings per
 common share...........      2.86     2.99     4.41    2.70    6.77    3.52    2.41
Total assets (end of
 period)................   125,118  119,444  112,874  90,602  81,908  80,785  63,296
Long-term borrowings
 (end of period)........     4,008    1,868    2,425   1,567   1,567   1,367   1,318
Total stockholders'
 equity (end of period).     7,129    6,190    6,333   5,790   5,215   3,744   2,844
Book value per common
 share (end of period)..  $  42.43 $  40.72 $  42.23 $ 36.82 $ 33.17 $ 23.81 $ 18.09

DSP Investments, Limited

   On October 21, 1999, Gold Banc entered into a definitive agreement to acquire all the outstanding common stock of DSP Investments, Limited, whose only asset is its 100% ownership of Linn County Bank. Linn County Bank is the oldest established community bank in Kansas. As of September 30, 1999, DSP Investments, Limited had total assets of $53.2 million, total deposits of $35.6 million, total equity of $4.2 million and consolidated year to date earnings of $420,000.

   The total purchase price of DSP Investments, Limited is approximately $9 million. The purchase price will be paid in cash (48% of the price) and Gold Banc stock (52% of the price). The number of shares of Gold Banc stock to be exchanged will be determined at the closing based upon the average of the closing sales price of Gold Banc common stock on each of the ten consecutive trading days immediately preceding the third day prior to the closing divided into $4.7 million (52% of the $9 million total purchase price). The transaction will be accounted for as a purchase. DSP Investments, Limited's results of operations and financial position are not material to Gold Banc operations or its financial position or to the combined Gold Banc and American Bancshares pro forma operations or their financial position. The transaction is expected to close by December 31, 1999.

               Selected Unaudited Pro Forma Financial Information

   Selected Unaudited Pro Forma Financial Information. Gold Banc and American Bancshares are providing the following unaudited pro forma financial information to illustrate what the results of operations and financial position of the combined company would have looked like, absent any operational or other changes, had Gold Banc's and American Bancshares' businesses been combined for the periods and at the dates indicated. Gold Banc and American Bancshares also are providing unaudited pro forma financial information to illustrate the results of operations and financial position of the combined Gold Banc, Union Bankshares, American Bancshares, CountryBanc and First Business Bancshares merged entity absent any operational or other changes had Gold Banc's, Union Bankshares', American Bancshares', CountryBanc's and First Business Bancshares' businesses been combined for the periods and at the dates indicated. DSP Investments, Limited's results of operations and financial position are not included in the pro forma data because it is immaterial to the combined group and will be accounted for as a purchase. This information is provided for illustrative purposes only and does not show what their results of operations or financial position would have been if the mergers had actually occurred on the dates assumed. This information also does not indicate what their future operating results or consolidated financial position will be. Only normal recurring adjustments necessary for a fair statement of results of unaudited historical interim periods have been included. Please see "Unaudited Pro Forma Financial Statements" on page 31 for a more detailed explanation of this analysis.

   Pooling Accounting Treatment. Each of the mergers will be accounted for as a pooling of interests, which means that we will treat our companies as if they had always been combined for accounting and financial reporting purposes. For a more detailed description of pooling of interests accounting, see "The Proposed Merger--Accounting Treatment; Restrictions on Sales by Affiliates" on page 25.

   Periods Covered. The unaudited pro forma income statement data combines Gold Banc's results for its years 1996, 1997 and 1998 and for the nine months ended September 30, 1999 and 1998, with American Bancshares' results for its years 1996, 1997 and 1998 and the nine months ended September 30, 1999 and 1998, and with Union Bankshares, American Bancshares, CountryBanc and First Business Bancshares results for their years 1996, 1997 and 1998 and the nine months ended September 30, 1999 and 1998, giving effect to the mergers as if they had occurred as of January 1, 1996.

   The unaudited pro forma balance sheet data combines Gold Banc's and American Bancshares' balance sheets at September 30, 1999 and December 31, 1998, giving effect to the merger as if it had occurred as of September 30, 1999 and December 31, 1998. The unaudited pro forma balance sheet data also combines Gold Banc's, Union Bankshares', American Bancshares', CountryBanc's and First Business Bancshares' balance sheets at September 30, 1999 and December 31, 1998, giving effect to the mergers as if they had occurred as of September 30, 1999 and December 31, 1998. Pro forma cash dividends paid per share reflect Gold Banc's cash dividends paid in the periods indicated.

                    Combined Pro Forma Financial Information
                       Gold Banc and American Bancshares

                             Nine Months Ended
                               September 30,        Year Ended December 31,
                           --------------------- ------------------------------
                              1999       1998       1998       1997      1996
                           ---------- ---------- ---------- ---------- --------
                                (in thousands, except for per share data)
Selected Pro Forma
 Financial Data--
Gold Banc and American
 Bancshares combined:
Net interest income and
 other income............  $   59,961 $   46,795 $   64,644 $   48,179 $ 36,163
Net earnings.............      11,862     11,139     13,546     11,794    5,688
 Pro Forma (1)...........      11,862      9,357     10,749     10,215    5,688
Basic net earnings per
 common share (2)........        0.48       0.47       0.57       0.52     0.32
 Pro Forma (1)...........        0.48       0.39       0.45       0.45     0.32
Diluted net earnings per
 common share (2)........        0.48       0.47       0.56       0.52     0.32
 Pro Forma (1)...........        0.48       0.39       0.45       0.45     0.32
Cash dividends paid per
 common share............        0.06       0.06       0.08       0.05      --
Total assets (end of
 period).................   1,745,321  1,476,606  1,566,520  1,178,365  906,191
Long-term borrowings (end
 of period)..............     171,189     94,883    120,957     35,674   12,074
Total stockholders'
 equity (end of period)..     113,683    107,998    111,238     92,645   76,624
Book value per common
 share (end of period)...  $     4.64 $     4.47 $     4.55 $     4.00 $   3.40

--------
(1) Citizens Bank of Tulsa (Citizens) was acquired by Gold Banc in a pooling of interests transaction in December 1998 and was taxed as a Subchapter S corporation for 1997 and 1998. As a Subchapter S corporation, Citizens was not subject to federal income taxes; rather such income was included in the taxable income of stockholders. The 1998 and 1997 data has been adjusted to include pro forma tax expense, net earnings, and net earnings per share as if Citizens had not been a Subchapter S corporation.
(2) Pro forma data of the combined Gold Banc and American Bancshares is computed using a $12.50 share price for Gold Banc stock in the exchange.

                    Combined Pro Forma Financial Information
               Gold Banc, Union Bankshares, American Bancshares,
                   CountryBanc and First Business Bancshares

                            Nine Months Ended
                              September 30,         Year Ended December 31,
                          --------------------- --------------------------------
                             1999       1998       1998       1997       1996
                          ---------- ---------- ---------- ---------- ----------
                                (in thousands, except for per share data)
Selected Pro Forma
 Financial Data--Gold
 Banc,
Union Bankshares,
 American Bancshares,
CountryBanc and First
 Business Bancshares
 combined:
Net interest income and
 other income...........  $   98,125 $   79,824 $  109,090 $   88,550 $   56,931
Net earnings............      18,400     17,663     22,303     19,655      9,032
 Pro Forma (1)..........      18,400     15,881     19,506     18,076      9,032
Basic net earnings per
 common share (2).......        0.50       0.49       0.61       0.56       0.36
 Pro Forma (1)..........        0.50       0.44       0.54       0.52       0.36
Diluted net earnings per
 common share (2).......        0.47       0.46       0.58       0.53       0.34
 Pro Forma (1)..........        0.47       0.41       0.51       0.49       0.34
Cash dividends paid per
 common share...........        0.06       0.06       0.08       0.05        --
Total assets (end of
 period)................   2,741,250  2,362,866  2,531,673  1,970,784  1,632,321
Long-term borrowings
 (end of period)........     199,821    117,011    156,816     55,896     24,571
Total stockholders'
 equity (end of period).     184,211    184,730    189,887    160,591    136,664
Book value per common
 share (end of period)..  $     4.80 $     4.88 $     4.98 $     4.40 $     3.82

--------
(1) Citizens Bank of Tulsa (Citizens) was acquired by Gold Banc in a pooling of interests transaction in December 1998 and was taxed as a Subchapter S corporation for 1997 and 1998. As a Subchapter S corporation, Citizens was not subject to federal income taxes; rather such income was included in the taxable income of stockholders. The 1998 and 1997 data has been adjusted to include pro forma tax expense, net earnings, and net earnings per share as if Citizens had not been a Subchapter S corporation.
(2) Pro forma data of the combined Gold Banc, Union Bankshares, American Bancshares, CountryBanc and First Business Bancshares is computed using a $14.00 share price for Gold Banc stock in the Union Bankshares exchange, using a $12.50 share price for Gold Banc stock in the American Bancshares exchange, using 4.441 shares of Gold Banc stock for each share of CountryBanc in the exchange and using a $12.25 share price for Gold Banc stock in the First Business Bancshares exchange. The midpoint price of the floating exchange conversion price was used for transactions contemplating a fluctuating exchange ratio based upon Gold Banc's share price at closing.

                           COMPARATIVE PER SHARE DATA

   The following table sets forth per share data of:

  . Gold Banc on a historical basis adjusted to include the tax effect of Citizens Bank of Tulsa, the Subchapter S corporation acquired in a poolings of interests transaction, as if it was subject to Federal income tax.

  . American Bancshares on a historical basis.

  . Gold Banc and American Bancshares combined on a pro forma basis.

  . Gold Banc and American Bancshares combined on a pro forma basis stated on an equivalent American Bancshares basis.

  . Gold Banc, Union Bankshares, American Bancshares, CountryBanc and First
    Business Bancshares combined on a pro forma basis.

  . Gold Banc, Union Bankshares, American Bancshares, CountryBanc and First
    Business Bancshares combined on a pro forma basis stated on an equivalent American Bancshares basis.

   This table should be read in conjunction with the historical supplemental financial statements and notes thereto for Gold Banc and the historical financial statements for American Bancshares contained herein. Pro forma combined and equivalent pro forma per share data reflect the combined results of Gold Banc and American Bancshares presented as though they were one company for all periods shown. Pro forma combined and equivalent pro forma per share data reflect the combined results of Gold Banc, Union Bankshares, American Bancshares, CountryBanc and First Business Bancshares as though they were one company for all periods shown. Pro forma and equivalent pro forma cash dividends paid per share reflect Gold Banc's cash dividends paid in the periods indicated.

   The relative exchange ratios for the business combination are as follows:

  . 1.6527 Gold Banc shares for one American Bancshares share -- assumes the average Gold Banc price is $11.00 or less.

  . 1.5150 Gold Banc shares for one American Bancshares share -- assumes the average Gold Banc price is $12.00.

  . 1.3985 Gold Banc shares for one American Bancshares share -- assumes the average Gold Banc price is $13.00.

  . 1.3222 Gold Banc shares for one American Bancshares share -- assumes the average Gold Banc price is $13.75 or more.

   The American Bancshares equivalent per share pro forma information shows the effect of the merger from the perspective of an owner of American Bancshares common stock.

   The pro forma data of the combined Gold Banc, Union Bankshares, American Bancshares, CountryBanc and First Business Bancshares merger is computed using a $14.00 share price for Gold Banc stock in the Union Bankshares exchange, using 4.441 shares of Gold Banc stock for each share of CountryBanc in the exchange and using a $12.25 share price for Gold Banc stock in the First Business Bancshares exchange. The midpoint price of the floating exchange conversion price was used for transactions contemplating a fluctuating exchange ratio based upon Gold Banc's share price at closing.

                                     xxiii

                                        Nine Months
                                           Ended
                                       September 30,  Years Ended December 31,
                                       ------------- --------------------------
                                        1999   1998    1998     1997     1996
                                       ------ ------ -------- -------- --------
Basic Earnings Per Share:

Gold Banc historical basis...........  $ 0.59 $ 0.49 $   0.55 $   0.54 $   0.45

Gold Banc and American Bancshares
combined on a
pro forma basis assuming a Gold Banc
price of:
 $11.00 or less......................  $ 0.47 $ 0.38 $   0.43 $   0.43 $   0.30
 $12.00..............................  $ 0.48 $ 0.39 $   0.45 $   0.44 $   0.31
 $13.00..............................  $ 0.49 $ 0.40 $   0.46 $   0.45 $   0.32
 $13.75 or more......................  $ 0.50 $ 0.41 $   0.46 $   0.46 $   0.33

Gold Banc, Union Bankshares, American
Bancshares,
CountryBanc and First Business
Bancshares
combined on a pro forma basis
assuming
a Gold Banc price of:
 $11.00 or less......................  $ 0.48 $ 0.43 $   0.52 $   0.50 $   0.35
 $12.00..............................  $ 0.49 $ 0.44 $   0.53 $   0.51 $   0.35
 $13.00..............................  $ 0.50 $ 0.44 $   0.54 $   0.52 $   0.36
 $13.75 or more......................  $ 0.51 $ 0.45 $   0.55 $   0.53 $   0.37

American Bancshares historical basis.  $ 0.33 $ 0.25 $   0.33 $   0.38 $   0.17

Gold Banc and American Bancshares
combined on
a pro forma basis per American
Bancshares
equivalent common share assuming a
Gold Banc price of:
 $11.00 or less......................  $ 0.77 $ 0.63 $   0.72 $   0.71 $   0.50
 $12.00..............................  $ 0.72 $ 0.59 $   0.67 $   0.67 $   0.47
 $13.00..............................  $ 0.69 $ 0.56 $   0.64 $   0.64 $   0.45
 $13.75 or more......................  $ 0.66 $ 0.54 $   0.61 $   0.61 $   0.43

Gold Banc, Union Bankshares, American
Bancshares,
CountryBanc and First Business
Bancshares
combined on a pro forma basis per
American Bancshares
equivalent common share assuming Gold
Banc price of:
 $11.00 or less......................  $ 0.80 $ 0.71 $   0.86 $   0.83 $   0.57
 $12.00..............................  $ 0.75 $ 0.66 $   0.81 $   0.78 $   0.54
 $13.00..............................  $ 0.70 $ 0.62 $   0.76 $   0.73 $   0.51
 $13.75 or more .....................  $ 0.67 $ 0.59 $   0.72 $   0.70 $   0.49

                                        Nine Months
                                           Ended
                                       September 30,  Years Ended December 31,
                                       ------------- --------------------------
                                        1999   1998    1998     1997     1996
                                       ------ ------ -------- -------- --------
Diluted Earnings Per Share:

Gold Banc historical basis...........  $ 0.59 $ 0.49 $   0.55 $   0.54 $   0.45

Gold Banc and American Bancshares
combined on a
pro forma basis assuming a Gold Banc
price of:
 $11.00 or less......................  $ 0.46 $ 0.38 $   0.43 $   0.43 $   0.30
 $12.00..............................  $ 0.48 $ 0.39 $   0.44 $   0.44 $   0.31
 $13.00..............................  $ 0.49 $ 0.40 $   0.45 $   0.45 $   0.32
 $13.75 or more......................  $ 0.50 $ 0.40 $   0.46 $   0.46 $   0.33

Gold Banc, Union Bankshares, American
Bancshares,
CountryBanc and First Business
Bancshares
combined on a pro forma basis
assuming
a Gold Banc price of:
 $11.00 or less......................  $ 0.46 $ 0.40 $   0.49 $   0.48 $   0.33
 $12.00..............................  $ 0.46 $ 0.41 $   0.50 $   0.48 $   0.34
 $13.00..............................  $ 0.47 $ 0.42 $   0.51 $   0.49 $   0.35
 $13.75 or more......................  $ 0.48 $ 0.42 $   0.51 $   0.50 $   0.35

American Bancshares historical basis.  $ 0.33 $ 0.25 $   0.32 $   0.38 $   0.17

Gold Banc and American Bancshares
combined on
a pro forma basis per American
Bancshares
equivalent common share assuming a
Gold Banc price of:
 $11.00 or less......................  $ 0.77 $ 0.62 $   0.71 $   0.71 $   0.50
 $12.00..............................  $ 0.72 $ 0.59 $   0.67 $   0.67 $   0.47
 $13.00..............................  $ 0.68 $ 0.55 $   0.63 $   0.63 $   0.45
 $13.75 or more......................  $ 0.66 $ 0.53 $   0.61 $   0.61 $   0.43

Gold Banc, Union Bankshares, American
Bancshares,
CountryBanc and First Business
Bancshares
combined on a pro forma basis per
American Bancshares
equivalent common share assuming Gold
Banc price of:
 $11.00 or less......................  $ 0.75 $ 0.67 $   0.81 $   0.79 $   0.55
 $12.00..............................  $ 0.70 $ 0.62 $   0.76 $   0.73 $   0.51
 $13.00..............................  $ 0.66 $ 0.58 $   0.71 $   0.69 $   0.48
 $13.75 or more .....................  $ 0.63 $ 0.56 $   0.68 $   0.66 $   0.46

                                        Nine Months
                                           Ended
                                       September 30,  Years Ended December 31,
                                       ------------- --------------------------
                                        1999   1998    1998     1997     1996
                                       ------ ------ -------- -------- --------
Dividends Per Common Share:

Gold Banc historical basis...........  $ 0.06 $ 0.06 $   0.08 $   0.05 $    --

Gold Banc and American Bancshares
combined on a
pro forma basis assuming a Gold Banc
price of:
 $11.00 or less......................  $ 0.06 $ 0.06 $   0.08 $   0.05 $    --
 $12.00..............................  $ 0.06 $ 0.06 $   0.08 $   0.05 $    --
 $13.00..............................  $ 0.06 $ 0.06 $   0.08 $   0.05 $    --
 $13.75 or more......................  $ 0.06 $ 0.06 $   0.08 $   0.05 $    --

Gold Banc, Union Bankshares, American
Bancshares,
CountryBanc and First Business
Bancshares
combined on a pro forma basis
assuming
a Gold Banc price of:
 $11.00 or less......................  $ 0.06 $ 0.06 $   0.08 $   0.05 $    --
 $12.00..............................  $ 0.06 $ 0.06 $   0.08 $   0.05 $    --
 $13.00..............................  $ 0.06 $ 0.06 $   0.08 $   0.05 $    --
 $13.75 or more......................  $ 0.06 $ 0.06 $   0.08 $   0.05 $    --

American Bancshares historical basis.  $  --  $  --  $    --  $    --  $    --

Gold Banc and American Bancshares
combined on
a pro forma basis per American
Bancshares
equivalent common share assuming a
Gold Banc price of:
 $11.00 or less......................  $ 0.10 $ 0.09 $   0.12 $   0.07 $    --
 $12.00..............................  $ 0.09 $ 0.08 $   0.11 $   0.07 $    --
 $13.00..............................  $ 0.08 $ 0.08 $   0.11 $   0.06 $    --
 $13.75 or more......................  $ 0.08 $ 0.07 $   0.10 $   0.06 $    --

Gold Banc, Union Bankshares, American
Bancshares,
CountryBanc and First Business
Bancshares
combined on a pro forma basis per
American Bancshares
equivalent common share assuming Gold
Banc price of:
 $11.00 or less......................  $ 0.10 $ 0.09 $   0.12 $   0.07 $    --
 $12.00..............................  $ 0.09 $ 0.08 $   0.11 $   0.07 $    --
 $13.00..............................  $ 0.08 $ 0.08 $   0.11 $   0.06 $    --
 $13.75 or more .....................  $ 0.08 $ 0.07 $   0.10 $   0.06 $    --

                                                 Nine Months Ended  Year Ended
                                                   September 30,   December 31,
                                                 ----------------- ------------
                                                       1999            1998
                                                 ----------------- ------------
Book Value Per Share:

Gold Banc historical basis.....................       $ 5.25          $ 4.88

Gold Banc and American Bancshares combined on a
 pro forma basis assuming a Gold Banc price of:
  $11.00 or less...............................       $ 4.46          $ 4.37
  $12.00.......................................       $ 4.58          $ 4.49
  $13.00.......................................       $ 4.69          $ 4.60
  $13.75 or more...............................       $ 4.77          $ 4.68

Gold Banc, Union Bankshares, American
 Bancshares, CountryBanc and First Business
 Bancshares on a pro forma basis assuming a
 Gold Banc price of:
  $11.00 or less...............................       $ 4.68          $ 4.86
  $12.00.......................................       $ 4.77          $ 4.94
  $13.00.......................................       $ 4.84          $ 5.02
  $13.75 or more...............................       $ 4.89          $ 5.07

American Bancshares historical basis...........       $ 5.36          $ 5.49

Gold Banc and American Bancshares combined on a
 pro forma basis per American Bancshares
 equivalent common share assuming a Gold Banc
 price of:
  $11.00 or less...............................       $ 7.37          $ 7.23
  $12.00.......................................       $ 6.94          $ 6.81
  $13.00.......................................       $ 6.56          $ 6.44
  $13.75 or more...............................       $ 6.31          $ 6.18

Gold Banc, Union Bankshares, American
 Bancshares, CountryBanc and First Business
 Bancshares combined on a pro forma basis per
 American Bancshares equivalent common share
 assuming Gold Banc price of:
  $11.00 or less...............................       $ 7.74          $ 8.03
  $12.00.......................................       $ 7.22          $ 7.49
  $13.00.......................................       $ 6.77          $ 7.02
  $13.75 or more...............................       $ 6.46          $ 6.70

                                     xxvii

               COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

   Gold Banc. The shares of Gold Banc common stock are listed for trading under the symbol "GLDB" as a Nasdaq National Market issue on The Nasdaq Stock Market. The following table sets forth the quarterly high and low sales prices of Gold Banc common stock as reported by Nasdaq and cash dividends declared, in each case based on published financial sources.

                                                                         Cash
                                                                       Dividends
                                                                       Declared
                                                        High     Low   per Share
                                                       ------- ------- ---------
   1997
   First quarter...................................... $  5.94 $  4.25    $ .000
   Second quarter.....................................    7.25    5.25      .015
   Third quarter......................................   10.25    6.94      .015
   Fourth quarter.....................................   13.13    9.25      .015
   1998
   First quarter...................................... $ 13.38 $ 11.63    $ .015
   Second quarter.....................................   22.75   12.50      .020
   Third quarter......................................   21.75   14.00      .020
   Fourth quarter.....................................   17.25   13.00      .020
   1999
   First quarter...................................... $ 16.25 $ 12.80    $ .020
   Second quarter.....................................   16.38   11.88      .020
   Third quarter......................................   13.88    9.75      .020

   On September 3, 1999, the last full trading day prior to the public announcement of the merger, the reported closing price of Gold Banc common
stock on The Nasdaq Stock Market was $11.88 per share. On      [date of proxy],
the reported closing price of Gold Banc common stock was $    per share.

   American Bancshares. The shares of American Bancshares common stock are listed for trading under the symbol "ABAN" as a Nasdaq National Market issue on The Nasdaq Stock Market. The following table sets forth the quarterly high and low sales prices of American Bancshares common stock as reported by Nasdaq based on published financial sources. During the periods indicated, American Bancshares did not pay any dividends.

                                                                  High     Low
                                                                 ------- -------
   1997
   First quarter................................................ $  9.25 $  7.50
   Second quarter............................................... $  9.63 $  8.00
   Third quarter................................................ $ 12.75 $  9.00
   Fourth quarter............................................... $ 13.25 $ 11.63
   1998
   First quarter................................................ $ 13.13 $ 11.75
   Second quarter............................................... $ 13.88 $ 11.50
   Third quarter................................................ $ 11.50 $  8.63
   Fourth quarter............................................... $ 10.25 $  8.00
   1999
   First quarter................................................ $ 11.13 $  8.25
   Second quarter............................................... $  9.75 $  8.00
   Third quarter................................................ $ 15.00 $  7.88

   On September 3, 1999, the last full trading day prior to the public announcement of the merger, the reported closing price of American Bancshares
common stock on The Nasdaq Stock Market was $12.00 per share. On      [date of
proxy], the reported closing price of American Bancshares common stock was $ per share.

                                     xxviii

                                 RISK FACTORS

   You should carefully consider the following risk factors concerning Gold Banc in determining whether to approve the merger. This prospectus contains forward-looking statements that involve risk and uncertainties. You can identify these forward-looking statements because they may include terms such as "believes," "anticipates," "intends," "expects," or similar expressions and may include discussions of future strategy. We caution you not to rely unduly on any forward-looking statements in this prospectus. Our actual results could differ materially from the forward-looking statements. The risk factors described below could cause or contribute to these differences and apply to all forward-looking statements wherever they appear in this prospectus. However, there could be other factors not listed below that may affect us. We may not update these risk factors or publicly announce revisions to forward-looking statements contained in this joint proxy statement/prospectus.

 It may be difficult for us to maintain our rapid growth.

   We have completed several acquisitions in the past few years that have significantly enhanced our rate of growth. We cannot be certain that we will continue to sustain this rate of growth or grow at all. Competition for suitable acquisition candidates is intense. We are targeting acquisition candidates, particularly in the metropolitan and suburban areas, that a variety of larger financial institutions are also interested in acquiring.

   We continue to review potential acquisition candidates and hold preliminary discussions with several of these candidates. We cannot assure you that any of these discussions will be successful. We may not be successful in identifying acquisition candidates or be able to acquire banks and financial services businesses on terms we feel are favorable.

   The rural market areas we now serve afford limited, if any, opportunities for growth. We believe future growth in our revenues and net earnings will depend, in addition to acquisitions, on our growth in the metropolitan and suburban market areas where we have locations. The financial institutions in these metropolitan and suburban areas also compete intensely for assets and deposits. This competition may adversely affect our ability to grow our asset and deposit base profitability.

   In addition, the proposed elimination of pooling of interests accounting, if adopted, may impede Gold Banc's ability to acquire other banks or businesses without adversely impacting our future earnings due to the amortization expense related to goodwill.

 We are uncertain that the integration of American Bancshares or future acquisitions will be successful.

   We cannot assure that the integration of American Bancshares or future mergers or acquisitions (including those referred to herein) will be successful or that the anticipated strategic benefits of the merger or future mergers or acquisitions will be realized. Mergers and acquisitions involve a number of special risks, including adverse short-term effects on Gold Banc's reported operating results, diversion of management's attention, standardization of operating and accounting systems, dependence on retaining, hiring and training personnel and unanticipated problems or legal liabilities. If Gold Banc is unable to successfully integrate American Bancshares or future mergers or acquisitions for these or any other reasons, Gold Banc's desired revenue and cost savings opportunities may be adversely affected. Acquiring other banks and businesses will involve risks commonly associated with acquisitions, including:

  . potential exposure to liabilities of banks and financial services businesses we acquire;

  . difficulty and expense of integrating operations and personnel of banks and financial services businesses we acquire;

  .  potential disruption to our business;

  .  potential diversion of our management's time and attention;

  . impairment of relationships with and the possible loss of key employees and customers of the banks and financial services businesses we acquire;

  . incurrence of amortization expense if we account for an acquisition as a purchase rather than as a pooling of interests; and

  . dilution to our stockholders if we use our common stock as consideration for the acquisition.

 The loss of certain key personnel could adversely affect our operations.

   Our success depends in large part on the retention of a limited number of key persons, including:

  .  Michael W. Gullion, our Chairman and Chief Executive Officer;

  .  Malcolm M. Aslin, our President and Chief Operating Officer;

  .  Keith E. Bouchey, our Executive Vice President, Mergers and
     Acquisitions;

  . J. Craig Peterson, our Executive Vice President and Chief Financial Officer; and

  .  Joseph F. Smith, our Executive Vice President and Chief Technology
     Officer.

   We will likely undergo a difficult transition period if we lose the services of any or all of these individuals. In recognition of this risk, we own and are the beneficiary of an insurance policy on the life of Mr. Gullion providing death benefits of $1.5 million and have entered into employment agreements with Messrs. Gullion, Aslin, Bouchey and Smith.

   We also place great value on the experience of the presidents of our subsidiaries and the branches of our subsidiaries and on their relationships with the communities they serve. The loss of these key persons could negatively impact the affected banking locations. There is no assurance we will be able to retain our current key personnel or attract additional qualified key persons as needed.

 Changes in the local economic conditions could adversely affect our loan portfolio.

   Our success depends to a certain extent upon the general economic conditions of the local markets that we serve. Unlike larger banks that are more geographically diversified, we provide banking and financial services to customers in those markets in Kansas, Oklahoma, Missouri, Colorado and Florida, including a number of rural markets, where our subsidiary banks operate or are expected to operate. Our commercial, real estate and construction loans, and the ability of the borrowers to repay these loans and the value of the collateral securing these loans, are impacted by the local economic conditions. In the rural markets we serve, the predominant economic sector is agriculture. We cannot assure you that favorable economic conditions will exist in such markets.

 Our allowance for loan losses may not be adequate to cover actual loan losses.

   As a lender, we are exposed to the risk that our customers will be unable to repay their loans according to their terms and that any collateral securing the payment of their loans may not be sufficient to assure repayment. Credit losses are inherent in the lending business and could have a material adverse effect on our operating results. Our credit risk with respect to our real estate and construction loan portfolio relates principally to the general creditworthiness of individuals and the value of real estate serving as security for the repayment of loans. Our credit risk with respect to our commercial and consumer installment loan portfolio relates principally to the general creditworthiness of businesses and individuals within our local markets.

   We make various assumptions and judgments about the collectability of our loan portfolio and provide an allowance for potential losses based on a number of factors. If our assumptions are wrong, our allowance for loan losses may not be sufficient to cover our loan losses. We may have to increase the allowance in the future. Material additions to our allowance for loan losses would decrease our net earnings.

 We may be unable to manage interest rate risk that could reduce our net interest income.

   Like other financial institutions, our results of operations are impacted principally by net interest income, which is the difference between interest earned on loans and investments and interest expense paid on deposits and other borrowings. We cannot predict or control changes in interest rates. Regional and local economic conditions and the policies of regulatory authorities, including monetary policies of the Federal Reserve, affect interest income and interest expense. While we continually take measures intended to manage the risks from changes in market interest rates, changes in interest rates can still have a material adverse effect on our profitability.

 We cannot predict how changes in technology will impact our business.

   The financial services market, including banking services, is increasingly affected by advances in technology, including developments in:

  .  telecommunications;

  .  data processing;

  .  automation;

  .  Internet-based banking;

  .  telebanking; and

  .  debit cards and so-called "smart cards."

   Our ability to compete successfully in the future will depend on whether we can anticipate and respond to technological changes. To develop these and other new technologies we will likely have to make additional capital investments. Although we continually invest in new technology, we cannot assure you that we will have sufficient resources or access to the necessary proprietary technology to remain competitive in the future.

 The banking business is highly competitive.

   We operate in a competitive environment. In the metropolitan and suburban areas in which we compete, other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms and other financial intermediaries offer similar services. We also face competition in our rural markets. Many of these competitors have substantially greater resources and lending limits and may offer certain services our subsidiary banks and businesses do not currently provide. In addition, some of the non-bank competitors are not subject to the same extensive regulations that govern our subsidiary banks and businesses. Our profitability depends upon the ability of our subsidiaries to compete in our primary market areas.

 Our operations may be adversely affected if we, or certain persons with whom we do business, fail to adequately address the Year 2000 issue.

   Certain older computer programs identify years with two digits instead of four. If not remedied, this is likely to cause problems because these programs may recognize the Year 2000 as the Year 1900. As with other financial institutions, we engage in a significant amount of business and reporting activity that depends on accurate date information, such as calculation of interest and other calculations pertaining to loans, deposits, assets and investments. As a result, Year 2000 problems could result in a system failure or miscalculations that disrupt our operations. We continue to address these issues as they relate to our subsidiaries and corporate systems and are in the implementation phase of our preparations for the year change from 1999 to 2000.

   The process of remediating, the costs of remediating or failing to remediate Year 2000 issues may be more burdensome than we anticipate. In addition, it is possible that Year 2000 issues could have a material adverse effect on:

  . our service providers and their ability to provide us services, including SLMsoft.com, Inc. formerly

   Bankline MidAmerica, Inc., which provides a data processing system to which most of our subsidiary banks have converted, and

  .  our customers, their businesses and their ability to repay loans.

   The cumulative effect of such problems, if they occur, could adversely affect our operations. For a more detailed discussion of our Year 2000 initiatives, see the disclosure under "Year 2000 Initiatives" in Gold Banc's annual report on Form 10-K for the year ended December 31, 1998, which has been incorporated by reference into this prospectus.

 We are subject to extensive regulation.

   The banking industry is heavily regulated under both federal and state law. These regulations are primarily intended to protect depositors and the Federal Deposit Insurance Corporation, not our creditors or stockholders. Our non-bank subsidiaries are also subject to the supervision of the Federal Reserve Board, in addition to other regulatory and self-regulatory agencies including the Securities and Exchange Commission, the National Association of Securities Dealers, and state securities and insurance regulators. Regulations affecting banks and financial services businesses are undergoing continuous change, and the ultimate effect of such changes cannot be predicted. Regulations and laws may be modified at any time, and new legislation may be enacted that affects us, our subsidiary banks or our non-bank subsidiaries. We cannot assure you that such modifications or new laws will not adversely affect us.

 Our subsidiary banks may be forced to pay for any losses the Federal Deposit Insurance Corporation incurs if it provides assistance to any of our other subsidiary banks.

   Federal law contains a "cross guarantee" provision that could require any of our insured subsidiary banks to pay for losses incurred by the Federal Deposit Insurance Corporation if it provides assistance to another of our insured subsidiary banks or in the event a subsidiary bank fails. If another of our subsidiary banks is assessed for any assistance the Federal Deposit Insurance Corporation may provide, such assessment could materially effect that subsidiary bank's financial condition as well as ours.

                             THE SPECIAL MEETINGS

Date, Times and Places

   Gold Banc. This joint proxy statement/prospectus is first being mailed by Gold Banc to the holders of Gold Banc common stock, $1.00 par value per share,
on or about     , 2000, and is accompanied by the notice of the Gold Banc
special meeting and form of proxy that is solicited by Gold Banc's board of directors for use at the Gold Banc special meeting and at any adjournments or postponements of that meeting. Gold Banc's special meeting will be held at Gold Banc, 11301 Nall Avenue, Leawood, Kansas, at 10:00 a.m., local time, on
     , 2000.

   American Bancshares. This joint proxy statement/prospectus is first being mailed by American Bancshares to the holders of American Bancshares common
stock, $1.175 par value per share, on or about     , 2000, and is accompanied
by the notice of the American Bancshares special meeting and form of proxy that is solicited by the board of directors of American Bancshares for use at the American Bancshares special meeting and at any adjournments or postponements of that meeting. American Bancshares' special meeting will be
held at                       at 11:00 a.m., local time, on    , 2000.

Matters to be Considered at the Special Meetings

   Gold Banc. At Gold Banc's special meeting, holders of Gold Banc common stock are being asked to consider and approve the merger agreement that provides for the merger of American Bancshares with and into

Gold Banc Acquisition Corporation XI, as well as the resulting issuance of Gold Banc common stock to American Bancshares' stockholders as provided under the terms of the agreement.

   American Bancshares. At American Bancshares' special meeting, holders of American Bancshares common stock are being asked to approve the merger agreement that provides for the merger of American Bancshares with and into Gold Banc Acquisition Corporation XI.

Record Date; Stock Entitled to Vote; Quorum

   Gold Banc. The Gold Banc board of directors has established the close of
business on     , 2000 as the date to determine those record holders of Gold
Banc common stock entitled to notice of and to vote at the Gold Banc special
meeting. On that date, there were    shares of Gold Banc common stock
outstanding held by approximately    holders of record. A majority of the
shares of Gold Banc issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at Gold Banc's special meeting in order for a quorum to be present for purposes of transacting business at Gold Banc's special meeting. In the event that a quorum is not present at Gold Banc's special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of Gold Banc common stock on the record date are each entitled to one vote per share on each matter to be considered at Gold Banc's special meeting.

   American Bancshares. The American Bancshares board of directors has
established the close of business on      , 2000 as the date to determine
those record holders of American Bancshares common stock entitled to notice of and to vote at the American Bancshares special meeting. On that date, there
were    shares of American Bancshares common stock outstanding held by
approximately    holders of record. A majority of the shares outstanding and entitled to vote on the record date are required to be represented in person or by proxy in order for a quorum to be present for purposes of approving the merger at American Bancshares' special meeting. An affirmative vote of a majority of all shares entitled to vote at the special meeting is required for approval of the merger. In the event a quorum is not present at American Bancshares' special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of American Bancshares common stock on the record date are each entitled to one vote per share on each matter to be considered at American Bancshares' special meeting.

Votes Required

   Gold Banc. The approval of the merger agreement and issuance of the shares of Gold Banc common stock to American Bancshares stockholders requires the affirmative vote of a majority of the votes cast with respect to that proposal and entitled to vote at Gold Banc's special meeting. An abstention or a broker non-vote, as described below, will not count as a vote cast at the special meeting.

   American Bancshares. The approval and adoption of the merger agreement requires the affirmative vote of the majority of the shares of American
Bancshares common stock outstanding on      , 2000. An abstention or a broker
non-vote, as described below, will have the same effect as a vote against the merger.

Security Ownership of Management

   Gold Banc. As of the record date for the Gold Banc special meeting, the directors and executive officers of Gold Banc as a group beneficially owned
(excluding shares purchasable upon exercise of stock options)    % of the
outstanding shares of Gold Banc common stock. The approval of the merger agreement and issuance of the shares of Gold Banc common stock to American Bancshares stockholders requires the affirmative vote of a majority of the votes cast with respect to that proposal and entitled to vote at Gold Banc's special meeting.

   American Bancshares. As of the record date for the American Bancshares special meeting, the directors and executive officers of American Bancshares as a group beneficially owned (excluding shares purchasable upon exercise of stock options) % of the outstanding shares of American Bancshares common stock. Additionally,

American Bancshares' directors, J. Gary Russ, Ronald L. Larson, Timothy I. Miller, Dan E. Molter, Kirk D. Moudy, Lynn B. Powell, III, Walter L. Presha,
R. Jay Taylor and Edward D. Wyke, who in the aggregate hold approximately 8% of the outstanding shares, have entered into a voting agreement with Gold Banc. The voting agreement requires these persons to vote all shares of American Bancshares common stock beneficially owned by them in favor of the merger agreement and against any competing acquisition proposal or other proposal inconsistent with the merger agreement. The approval and adoption of the merger agreement requires the affirmative vote of the majority of the
shares of American Bancshares common stock outstanding on      , 2000.

Voting of Proxies

Submitting Proxies.

   Gold Banc and American Bancshares stockholders may vote their shares in person by attending their respective special meeting or vote their shares by proxy by completing the enclosed proxy card, including signature and date, and mailing it to us in the enclosed postage-paid envelope. If a Gold Banc or American Bancshares stockholder signs and returns a written proxy card without instructions, the shares represented by the proxy will be counted as a vote in favor of the merger.

   For American Bancshares stockholders whose shares are held in "street name" (i.e., in the name of a broker, bank, or other record holder), not returning a proxy card or not directing the record holder of their shares as to how to vote their shares will have the same effect as voting those shares against the merger.

Revoking Proxies.

   Gold Banc. Gold Banc stockholders of record may revoke their proxies at any time before their proxies are voted at Gold Banc's special meeting. Proxies may be revoked by (1) submitting a written revocation to the Corporate Secretary of Gold Banc, (2) duly executing another valid proxy bearing a later date or (3) attending the Gold Banc special meeting and voting in person. A stockholder's attendance at the Gold Banc special meeting will not by itself revoke a proxy. Gold Banc stockholders of record should address any revocation to:

     Gold Banc Corporation, Inc.
     11301 Nall Avenue
     Leawood, Kansas 66211
     Attention: Corporate Secretary

   Stockholders who require assistance in changing or revoking a proxy should contact: Keith E. Bouchey, Corporate Secretary.

   American Bancshares. American Bancshares stockholders of record may revoke their proxies at any time before their proxies are voted at American Bancshares' special meeting. Proxies may be revoked by (1) submitting a written revocation to the Corporate Secretary of American Bancshares, (2) duly executing another valid proxy bearing a later date or (3) attending the American Bancshares special meeting and voting in person. A stockholder's attendance at the American Bancshares special meeting will not by itself revoke a proxy. American Bancshares stockholders of record should address any revocation to:

     American Bancshares, Inc.
     4502 Cortez Road West
     Bradenton, Florida 34210-2801
     Attention: Corporate Secretary

   Stockholders who require assistance in changing or revoking a proxy should contact: Brian M. Watterson, Corporate Secretary.

General Information.

   Abstentions may be specified on the proposals. Shares of Gold Banc common stock or American Bancshares common stock represented at their respective special meeting for which proxies have been received, but with respect to which stockholders have abstained on any matter, will be treated as present at the applicable special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. For Gold Banc stockholders, an abstention or a broker non-vote will not count as a vote cast for purposes of determining whether the votes representing at least a majority of the shares voted at the meetings were cast in favor of the merger. For American Bancshares stockholders, the failure to vote the shares in favor of the merger for any reason whatsoever--whether by withholding the vote, by abstaining or by causing a broker non-vote--will have the same effect as a vote cast opposing the merger.

   A broker non-vote generally occurs when a broker who holds shares in street name for a customer does not have the authority to vote on certain non-routine matters because its customer has not provided any voting instructions with respect to that matter.

   Because approval of the merger agreement requires the affirmative vote of a majority of all the votes entitled to be cast at the special meeting by holders of the issued and outstanding American Bancshares common stock, abstentions and broker non-votes will have the same effect as negative votes. Accordingly, the American Bancshares board of directors urges its shareholders to complete, date, and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.

   Neither Gold Banc nor American Bancshares is aware of any matters expected to be presented for consideration at its respective special meeting other than as described in their respective notice of special meeting. If any other matters are properly presented, the persons named as proxies will vote in accordance with their best judgment with respect to such matters, unless authorization to use that discretion is withheld. However, proxies having instructions to vote against the adoption of the merger agreement will not be allowed to be voted in favor of a motion to adjourn or postpone either meeting to another time or place.

   Gold Banc and American Bancshares will each bear the cost of the solicitation of proxies from its own stockholders. In addition to solicitation by mail, the directors, officers and employees of Gold Banc and American Bancshares, who will receive no compensation for their services other than their regular salaries, may also solicit proxies from stockholders by telephone, telecopy, telegram or in person. In addition, Gold Banc and American Bancshares may engage brokerage houses and other custodians, nominees and fiduciaries to forward copies of these proxy materials to those persons for whom they hold shares, and in that event, incur additional costs.

   Stockholders who submit proxy cards should not send in any stock certificates with their proxy cards. A letter of transmittal with instructions for the surrender of certificates representing shares of American Bancshares common stock will be mailed by Gold Banc to former American Bancshares stockholders shortly after the merger is completed.

                              THE PROPOSED MERGER

General

   Gold Banc and American Bancshares are furnishing this document to their stockholders in connection with the solicitation of proxies by their boards of directors for use at their special meetings of their stockholders.

   Gold Banc Proposal. At the Gold Banc stockholders' meeting, holders of Gold Banc common stock will be asked to vote on the approval of the merger agreement and the issuance of the shares of Gold Banc common stock to American Bancshares stockholders. The number of shares needed to approve this proposal is a majority of the votes cast at the Gold Banc stockholders' meeting. The merger will not be completed unless the merger agreement is approved by Gold Banc stockholders.

   American Bancshares Proposal. At the American Bancshares stockholders' meeting, holders of American Bancshares common stock will be asked to vote on the approval and adoption of the merger agreement. The number of shares needed
to approve this proposal is a majority of the shares outstanding on     ,
2000. The merger will not be completed unless the merger agreement is approved and adopted by the American Bancshares stockholders.

Exchange of American Bancshares Shares

   If you are a record holder of American Bancshares common stock immediately prior to the effective time of the merger and the proposals are approved, you will receive in exchange for each share of American Bancshares common stock, a number of shares of Gold Banc common stock equal to $18.18 divided by the average of the closing sales prices of Gold Banc common stock on the 10 consecutive trading days immediately preceding the third trading day prior to the effective time of the merger. However, if such average is greater than $13.75, then each share of American Bancshares common stock will be converted into 1.3222 shares of Gold Banc common stock, and if such average is less than $11.00, then each share of American Bancshares common stock will be converted into 1.6527 shares of Gold Banc common stock.

Stock Options

   American Bancshares Stock Options. Upon completion of the merger, each option to acquire American Bancshares' common stock which is outstanding immediately before completing the merger, whether or not vested or exercisable, will be converted into and become rights with respect to Gold Banc common stock. Gold Banc will assume each option to acquire American Bancshares common stock in accordance with the terms of the stock option plan under which it was granted, except that following the merger: (1) Gold Banc and its compensation committee will be substituted for American Bancshares and its board of directors' committee administering such plan, (2) each American Bancshares stock option assumed by Gold Banc may be exercised solely for Gold Banc common stock, and (3) the number of shares of Gold Banc common stock subject to the new stock options, as well as the exercise price of those stock options, will be adjusted to account for the conversion ratio in the merger.

   Gold Banc Stock Options. No adjustments will be made to the outstanding stock options issued by Gold Banc, and no options will vest or become exercisable as a result of the merger.

Background of the Merger

   American Bancshares has been aware of the rapidly changing structure in its banking market due, in part, to the significant consolidation of financial institutions, especially in the State of Florida. This trend toward consolidation in the financial services industry has been fueled by, among other things, recent national and state bank-related legislation which has made it easier for institutions to grow their operations across state lines and take advantage of and benefit from economies of scale and greater operating efficiencies. As a result of this trend,

American Bancshares perceived that it would be facing significantly increased competition from other banks, financial institutions, thrifts, credit unions, and commercial lenders.

   In late 1997, American Bancshares evaluated the market on the west coast of Florida and concluded that the process of consolidation would continue to occur in its market thereby reducing the number of community and independent banks. Larger out-of-state institutions were expected to increase the pace of their acquisition of Florida-based financial institutions in an attempt to increase their share of the Florida banking market. At the same time, community banks had been, and were expected to continue, to combine in an effort to remain competitive with the larger institutions. After completing its review, American Bancshares determined that the acquisition of other Florida-based community banks and financial institutions would be the most cost effective method for increasing its market share and continuing the growth of the institution. Pursuing this strategy, American Bancshares acquired a local mortgage company in 1997 and in early 1998 it consummated the acquisition of Murdock Florida Bank located in Murdock, Florida.

   Following the acquisition of Murdock Florida Bank, American Bancshares continued to identify additional acquisition candidates, but it was not able to reach any agreement with suitable candidates. Accordingly, American Bancshares resumed its strategy of growth through branching. As a result of these events, among other things, the board of directors became concerned about the operating efficiencies of its wholly-owned banking subsidiary, American Bank, and whether further profitable acquisitions were feasible. Advest Inc., American Bancshares' financial advisor, was requested to conduct an analysis of its banking operations and provide a comparison of stock performance and projected results of operations of its current business plan as compared to other community banks in Florida and adjacent states. American Bancshares also engaged Sheshunoff & Co. Investment Banking to perform a similar review concentrating on how to improve earnings and reduce expenses. Both Sheshunoff and Advest identified several areas where operating efficiencies could be improved and costs that could be reduced. In early 1999, American Bancshares began to restructure its banking operations in an effort to improve earnings through a reduction of expenses and the elimination of unprofitable banking relationships.

   From time to time, members of the board of directors and management of American Bancshares had been approached by other financial institutions which expressed an interest in a business combination with American Bancshares. Although American Bancshares had routinely dismissed such approaches, following the Sheshunoff and Advest studies in mid-1999 and the repeated inability to locate suitable acquisition candidates, together with concerns that proposals to eliminate the pooling of interests method of accounting could lower prices paid in financial institution acquisitions, the board of directors determined that it should evaluate its current business and prospects under its business plan against the values that might be achieved through a sale of American Bancshares.

   On July 20, 1999, the executive committee of the board of directors of American Bancshares asked Advest to make a presentation discussing the current market for the acquisition of financial institutions in the Southeastern United States, as well as the trading market for the common stock of such institutions. Advest identified those institutions that it believed would be interested in pursuing an acquisition of American Bancshares. On July 21, 1999, the board of directors of American Bancshares formally engaged Advest to assist them in evaluating American Bancshares' current business plan and to analyze the strategic alternatives available to it.

   On July 29, 1999, Advest made its presentation to the board of directors. In this presentation, Advest discussed the current operating environment for financial institutions in the Southeastern United States, provided a comparison of the financial performance of American Bancshares and the trading market for its shares to that of its peers, and provided an assessment of the American Bancshares business plan and prospects and its potential long-term value to shareholders. Similar to the report made to the executive committee on July 20, 1999, this presentation to the full board also identified financial institutions that Advest believed would be interested in considering an acquisition of American Bancshares. After deliberation of the matter following the Advest presentation, the board of directors authorized Advest to solicit non-binding indications of interest for the acquisition of American Bancshares by a limited number of financial institutions, with the understanding that the board of directors had not yet determined that a sale of American Bancshares was desirable or in the best interests of American Bancshares shareholders.

   Between July 30, 1999, and August 3, 1999, Advest contacted several financial institutions regarding their interest in considering a potential acquisition of American Bancshares. These institutions were presented with a copy of a confidentiality agreement. They were informed that American Bancshares had not yet determined whether it was for sale. Most of these institutions expressed an interest in a potential business combination with American Bancshares. Each institution entered into a confidentiality agreement and was provided with a confidential information memorandum regarding American Bancshares prepared by Advest and senior members of American Bancshares' management. In order for American Bancshares' board of directors to ascertain whether a sale of American Bancshares should be considered further, each interested party was advised that indications of interest, including prices, and the form of consideration that they would be willing to pay for an acquisition of American Bancshares, were to be furnished to Advest on or before August 25, 1999. After receiving the indications of interest, the board of directors would then consider whether it was in the best interests of American Bancshares and its shareholders to further consider and negotiate a sale of American Bancshares.

   On August 26, 1999, Advest made a presentation to the board of directors describing the results of its solicitation of indications of interest and provided an analysis of the values offered against its updated assessment of the American Bancshares business plan. This presentation included a summary of all indications of interest received. Several of the recipients of the confidential information memorandum actively discussed the possibility of submitting an indication of interest to Advest. Five submitted indications of interest. Advest's presentation of the indications of interest included a present value analysis of projected future values of the stock being offered by each interested party. Advest's presentation also included an analysis of the American Bancshares business plan which included projected income statements and present value analysis of the potential impact of the plan on the market price for American Bancshares common shares.

   After receiving and discussing the information provided by Advest, and analyzing the indications of interests received and the projected results of its business plan, the board of directors authorized Advest to seek formal bids for the acquisition of American Bancshares. Advest identified the indications of interest from Gold Banc and from another financial institution as the highest values offered for American Bancshares. Based on Gold Banc's indication of interest, which offered the highest value for American Bancshares, the board of directors authorized Advest to request a formal bid and to invite Gold Banc to conduct due diligence prior to submitting their bid. The final bid, however, was required to be submitted no later than the close of business on September 3, 1999.

   From August 29, 1999 through August 31, 1999, Gold Banc conducted due diligence at the offices of American Bancshares. The due diligence review included a review of certain documents of American Bancshares, as well as interviews with senior management.

   On September 1, 1999, representatives of the other financial institution which had submitted the second highest indication of interest contacted Advest to request an opportunity to conduct due diligence and to provide a revised indication of interest. After several discussions between Advest and certain members of the executive committee of American Bancshares, the other financial institution was given approval to perform a limited due diligence on September 2, 1999. Later that day, following their review, the other financial institution submitted a revised indication of interest. The other financial institution was advised by Advest that final bids were due no later than September 3, 1999.

   On September 3, 1999, Gold Banc submitted its formal bid and a further revised bid was submitted by the other financial institution. The board of directors held a meeting that evening to review the bids received. At this meeting, Advest presented a report to the board of directors analyzing and comparing each of the bids. Each bid offered a stock-for-stock exchange. Gold Banc offered (a) $18.18 per share based on the average closing price of Gold Banc common stock several days prior to the merger, (b) a floating rate exchange ratio if the average closing price of Gold Banc common stock was between $13.75 and $11.00 per share, and (c) a right to terminate the transaction if the average closing price is below $10.00 per share. The other financial institution offered a higher price, based on current stock values, with a floating rate exchange ratio to be set on the date of the definitive merger agreement, but without any termination provision in the event of a drop in the market price of the other financial institution's common stock.

   Advest reviewed the following points with the board of directors:

  . the mechanics for, and timing of, fixing the exchange ratios, and the risks and benefits of the floating exchange ratio being set immediately prior to the closing of the transaction as provided for in the Gold Banc proposal as compared to the ratio being set upon the signing of the definitive agreement as provided in the other financial institution's proposal,

  . the current value of the price being offered by each bidder, the firmness of the prices proposed, and the risk of such offers losing value if the overall market should fall,

  .  the differences in the trading values of each bidder's common stock,

  . the protections offered by the proposed walk-away rights offered by Gold Banc, and the lack of such protections under the other financial institution's proposal,

  . the long-term prospects for stock appreciation in each bidders stock, including analysts estimates of future stock values for Gold Banc and the other financial institution,

  . the level of ownership control that the American Bancshares' shareholders would have in the surviving institution (both in percentage of stock ownership and in view of director representation offered by each bidder, both at the holding company and bank level),

  .  the potential impact on both employees and customers,

  .  the plans for the franchise following a merger.

   Following this presentation, the board of directors engaged in a lengthy discussion of the differences of the two bids. Each of the above points was viewed as having a potential impact on the value of its shareholders' investment.

   The board of directors noted that Gold Banc intended to utilize American Bancshares as the lead bank for its Florida expansion and would give its shareholders a significantly larger interest in the combined entity. The directors also believed that the Gold Banc offer afforded its shareholders an opportunity to be a part of the early stages of Gold Banc's Florida expansion while providing its shareholders with an ability to influence its direction and maintaining the community bank approach to its operations. In this regard, American Bank would retain its name, management, directors, and most of its staff. The board of directors concluded that these factors were likely to provide significantly more long-term upside value for its shareholders than that afforded by the other financial institution's proposal. During this discussion Advest stated that it was of the opinion that the Gold Banc offer was fair from a financial point of view to the shareholders of the American Bancshares.

   Following these deliberations, the board of directors then unanimously voted to accept the Gold Banc bid and authorized the executive committee and the president of American Bancshares to negotiate the final terms and conditions of the definitive agreement.

   On September 6, 1999, a final agreement was reached and the parties entered into the merger agreement. A public announcement of the agreement was released before the opening of the market on September 7, 1999.

Our Reasons for the Merger

   Gold Banc. In negotiating the terms of the merger and in considering its recommendation for the approval of the merger agreement, the Gold Banc board of directors considered a number of factors including the following (which are all the material factors that the Gold Banc board considered):

     1. The anticipated merger consideration to be paid to the American Bancshares stockholders in relation to the book value and earnings per share of the American Bancshares common stock;

     2. The Gold Banc board's review of the business, operations and financial condition of American Bancshares, as well as the market presence, cost savings opportunities and enhanced opportunities for growth made possible by the merger;

     3. The Gold Banc board's recognition of the complimentary nature of the products offered by Gold Banc and American Bancshares in expectation that the merger would provide it with opportunities for additional growth, and permit Gold Banc to further establish its market presence in Florida in a manner that would provide greater geographic diversification;

     4. The impact of the merger on customers, depositors, employees and communities served by Gold Banc and American Bancshares;

     5. The expectation that the merger will be accounted for under the pooling of interests method of accounting. See "Accounting Treatment; Restrictions on Sales by Affiliates" on page 25;

     6. The merger is consistent with Gold Banc's ongoing strategy of growth through acquisitions of community banks and financial services businesses with strong existing management; and

     7. The terms of the merger agreement and the other documents executed in connection with the merger.

   Gold Banc's board of directors did not assign any specific or relative weights to the factors considered and reviewed all of the foregoing factors as favoring the merger.

   In addition, the Gold Banc board of directors has obtained the opinion of Keefe, Bruyette & Woods, Inc., financial advisor to Gold Banc, that the consideration proposed to be paid by Gold Banc for American Bancshares pursuant to the merger agreement is fair, from a financial point of view, to Gold Banc. The opinion of Keefe, Bruyette & Woods, Inc. is set forth in Appendix C to this joint proxy statement-prospectus.

   The board of directors of Gold Banc unanimously recommends that its stockholders vote "FOR" approval of the merger agreement and the issuance of shares of Gold Banc common stock to the American Bancshares stockholders.

   American Bancshares. In reaching its decision that the merger is fair to, and in the best interests of, American Bancshares and its shareholders and recommending that the American Bancshares shareholders vote in favor of the merger and approve and adopt the merger agreement, the board of directors of American Bancshares consulted with management of American Bancshares, as well as its financial and legal advisors and considered a variety of factors, including the following:

     1. The financial terms of the merger, including the value of the consideration offered, the premium to book value paid, the prices paid in comparable transactions, relative earnings per share, and the relative shareholders' equity of Gold Banc and American Bancshares.

     2. The future prospects of American Bancshares and possible alternatives to the proposed merger of American Bancshares with Gold Banc Acquisition Corporation XI, including the prospects of continuing as an independent institution. The American Bancshares board considered the other indications of interest received, and the prospects for receiving a better financial offer from another institution having the same commitment to providing community banking services to its customers following a merger. In evaluating firm bids received by American Bancshares, the board of directors gave strong consideration to (a) the mechanics surrounding the establishment of the terms of the exchange ratio and the risks regarding the differences in timing, (b) the protections afforded, or the lack thereof, with regard to a potential drop in the price of the bidder's common stock, and (c) the firmness of the prices proposed.

     3. The business and financial condition and earnings prospects of Gold Banc, the potential growth of Gold Banc's banking operations, and the competence, experience, and integrity of Gold Banc and its management. In this regard, the board of directors considered the long-term prospects for appreciation in Gold Banc's common stock, as well as the level of ownership control that American Bancshares' shareholders would have in the surviving institution and in the Florida operations of Gold Banc. Further,

  American Bancshares also considered the impact of being the first Florida institution acquired by Gold Banc and the prospects for additional growth in the Florida market.

     4. The opinion of Advest, Inc. that the terms of the merger as provided in the merger agreement were fair, from a financial point of view, to American Bancshares shareholders. The opinion of Advest, Inc. is set forth in Appendix B to this joint proxy statement/prospectus.

     5. Information with respect to the financial condition, results of operations, business and prospects of American Bancshares and the current industry, economic, and market conditions, as well as the risks associated with achieving those prospects. This consideration also included the potential effect that the proposed elimination of the pooling of interests method of accounting may have on prices paid for stock of financial institutions in the future.

     6. The non-financial terms and structure of the merger agreement and the proposed merger, in particular, the fact that the merger is intended to qualify as a tax-free reorganization to American Bancshares shareholders.

     7. The social and economic effects of the merger on American Bancshares and its employees, depositors, loan and other customers, creditors, and other constituencies of the communities in which American Bancshares is located. The board of directors of American Bancshares considered the anticipated retention level of its employees following the merger, the terms of the employee benefits to be received, the proposed structure and operation of the resultant financial institution as a community bank following the merger, and the commitment to customer quality and service that Gold Banc would provide to American Bancshares' customers and depositors.

     8. The likelihood of the proposed merger being approved by appropriate regulatory authorities.

   Each of the above factors support, directly or indirectly, the determination of the board of directors of, American Bancshares as to the fairness of the merger agreement and the related merger. American Bancshares board did not quantify or attempt to assign relative weights to the specific factors considered in reaching its determination; however, the American Bancshares board placed special emphasis on future prospects for stock appreciation in Gold Banc common stock, the role American Bancshares will play in the future Florida expansion of Gold Banc, and the receipt of a favorable fairness opinion from its financial advisor. See "--Opinion of American Bancshares' Financial Advisor on page 13."

   The board of directors of American Bancshares unanimously recommends that American Bancshares stockholders vote "FOR" approval and adoption of the merger agreement.

Opinion of American Bancshares' Financial Advisor

   By agreement dated July 21, 1999, American Bancshares' board of directors retained Advest, Inc. ("Advest") as its financial advisor in connection with American Bancshares' continuing review of its business, operations, financial condition and prospects. Services provided by Advest under the agreement included an assessment of the various strategic options available to American Bancshares and the impact on stockholder value of such options, including a business combination. To the extent a business combination was deemed advisable, Advest would assist American Bancshares in identifying and contacting suitable business combination candidates, preparing due diligence information, evaluating any proposals and other necessary investment banking matters, including, if requested by American Bancshares' board of directors, rendering a fairness opinion regarding the consideration to be received by the stockholders of American Bancshares in a merger or acquisition transaction from a financial point of view.

   Advest has delivered a written opinion to American Bancshares' board of directors, originally dated and delivered on September 6, 1999, and updated to the date of this proxy statement-prospectus to the effect that the exchange ratio to be received by American Bancshares' stockholders, pursuant to the merger agreement, is fair, from a financial point of view, to the stockholders of American Bancshares. Except as otherwise disclosed herein, there were no limitations imposed by American Bancshares on Advest in connection with its rendering of the fairness opinion.

   Advest is a nationally recognized investment banking firm, which was selected by American Bancshares based on Advest's experience and expertise, as well as on Advest's familiarity and prior experience with American Bancshares. As part of its investment banking business, Advest is regularly engaged in the valuation of bank, bank holding company and thrift institution securities in connection with mergers, acquisitions, negotiated underwritten offerings, secondary distributions of listed and unlisted securities, private placements and for various other purposes. As financial advisor to American Bancshares, Advest was involved throughout all of the discussions with the various financial institutions that had expressed interest in a business combination with American Bancshares, including the offer by Gold Banc, as well as the negotiations with Gold Banc that resulted in the merger agreement.

   The full text of Advest's fairness opinion, which sets forth the assumptions made and matters considered, is attached as Appendix B to this proxy statement/prospectus. You should read Advest's opinion in its entirety. You should also consider the following when reading the discussion of Advest's opinion in this document:

  . Advest's opinion is directed only to the consideration offered in the merger and does not constitute a recommendation to any American Bancshares stockholder as to how such stockholder should vote on the proposed transaction.

  . The Advest opinion does not address the relative merits of the merger and the other business strategies considered by American Bancshares' board of directors, nor does it address the board of directors' decision to proceed with the merger.

  . Advest expressed no opinion as to the prices at which American Bancshares common stock or Gold Banc common stock will actually trade at any time.

  . The summary information regarding Advest's opinion and the procedures followed in rendering such opinion set forth in this proxy statement-prospectus is qualified in its entirety by reference to the full text of such opinion.

   In arriving at the opinion, Advest, among other things:

  . reviewed financial and other information that was publicly available, including SEC and regulatory filings and related disclosures, for both American Bancshares and Gold Banc;

  . analyzed certain internal financial projections and other financial and operating data prepared by the management of American Bancshares;

  . discussed with senior management of each of Gold Banc and American
    Bancshares their views on each company's respective past and current business operations, results thereof, financial condition and future prospects;

  . compared the price and trading activity for Gold Banc's and American
    Bancshares' common stock, as well as certain financial and market information for Gold Banc and American Bancshares, with similar information for certain other companies whose securities are publicly traded;

  . reviewed the merger agreement;

  . analyzed certain bank mergers and acquisitions on a state and regional basis for institutions deemed to be reasonably similar to American Bancshares, and compared the proposed financial consideration in the merger with the consideration paid in other relevant mergers and acquisitions;

  . assessed the pro forma impact of the merger on Gold Banc and American
    Bancshares;

  . reviewed this joint proxy statement/prospectus;

  . conducted such other financial studies, analyses and investigations as Advest deemed appropriate for purposes of its opinion.

   In performing its review, Advest assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information reviewed by and discussed with Advest. Advest did not make any independent evaluation or appraisal of specific assets or liabilities, the collateral securing the assets or the liabilities of Gold Banc or American Bancshares or any of their subsidiaries, or the collectibility of any such assets (relying, where relevant, on the analyses and estimates of Gold Banc and American Bancshares). Advest also assumed the following with regard to its review:

  . The financial projections reviewed with management have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the future financial performance of Gold Banc and American Bancshares;

  . The merger would be consummated in accordance with the terms of the merger agreement, without material waiver or modification.

  . The merger will qualify as a pooling of interests transaction under generally accepted accounting principles.

  . The transaction will qualify as a tax-free reorganization for United
    States federal income tax purposes and all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on American Bancshares or Gold Banc, or on the anticipated benefits of the merger.

  . There has been no material change in Gold Banc's or American Bancshares' assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to Advest.

   In connection with rendering its fairness opinion to the American Bancshares board of directors, Advest performed a variety of financial analyses. The following is a summary of such analyses, but does not purport to be a complete description of the Advest analyses. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. Advest believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying Advest's opinion. You should also understand that the order of analyses (and results thereof) described does not represent relative importance or weight given to these analyses by Advest.

   In performing its analyses, Advest made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of American Bancshares, Gold Banc or Advest. Any estimates contained in Advest's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. No company or transaction utilized in Advest's analyses was identical to American Bancshares or Gold Banc or the merger. Because such estimates are inherently subject to uncertainty, Advest assumes no responsibility for their accuracy.

   The forecasts or projections furnished to Advest for American Bancshares were prepared by American Bancshares management. As a matter of policy, American Bancshares does not publicly disclose internal management forecasts, projections or estimates of the type furnished to Advest in connection with its analysis of the merger, and such forecasts, projections and estimates were not prepared with a view towards public disclosure. These forecasts, projections and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of American Bancshares management, including, without limitation, general economic, regulatory and competitive conditions.

   Advest's opinion dated September 6, 1999, and its opinion dated as of the date of this joint proxy statement/prospectus, are based upon economic, market and other conditions as they existed and could be evaluated on September 6, 1999 and the date of this joint proxy statement/prospectus, respectively. Since the announcement of the merger and Advest's opinion dated September 6, 1999, Gold Banc has announced the acquisitions of CountryBanc Holding Company, Edmond, Oklahoma, First Business Bancshares, Kansas City, Missouri, and Linn County Bank, LaCygne, Kansas. Analyses discussed herein and incorporated into Advest's opinion dated as of the date of this joint proxy statement/prospectus consider these pending transactions.

   Stock Trading History. Advest reviewed the performance of the weekly stock prices and trading volume of American Bancshares common stock and Gold Banc
common stock for the period from December 31, 1996 through            , 2000.
Advest compared the per share stock price activity of American Bancshares common stock, up to the announcement of the merger, to American Bancshares' peer companies and to major bank stock indices. Advest also compared the per share stock price activity of Gold Banc common stock to Gold Banc's peer companies and to the same major bank stock indices.

   Assessment of Implied Purchase Price. Gold Banc's closing stock price was $11.875 per share on September 3, 1999, which is the last trading day prior to the date of the merger agreement and Advest's first fairness opinion. As of
           , 2000, the closing stock price for Gold Banc was      per share.
On this date, the trailing 10-day, 20-day and 30-day average stock price for Gold Banc, along with the implied purchase price for American Bancshares and multiple of price to book value and price to trailing twelve month earnings, are as follows:

                                                     Implied American        Price To
                                                        Bancshares      ------------------
                             Gold Banc Stock Price Deal Value Per Share Book Value LTM EPS
                             --------------------- -------------------- ---------- -------
   Trailing 10-day average.
   Trailing 20-day average.
   Trailing 30-day average.

   Comparable Public Company Analysis. Advest reviewed certain financial, operating and stock market performance data of 20 publicly traded banks and bank holding companies headquartered in the Southeast United States, each with between $255 million and $720 million in total assets, and using data as of and for the nine months ended September 30, 1999. Advest analyzed the relative performance and value of American Bancshares by comparing certain publicly available financial data of American with that of its peer companies, including leverage ratio, return on assets, return on equity, market price to estimated 1999 earnings per share, market price to estimated 2000 earnings per share and market price to book value. All stock prices were closing prices as of August 27, 1999, five trading days prior to the acquisition announcement. The analyses yielded the following comparison of the medians for the peer companies with American Bancshares, respectively:

                                             Peer Companies American Bancshares
                                             -------------- -------------------
   Leverage ratio...........................       8.92%            8.45%
   Return on average assets.................       1.08%            0.59%
   Return on average equity.................      12.63%           10.43%
   Market price to estimated 1999 earnings
    per share...............................      16.13            18.75
   Market price to estimated 2000 earnings
    per share...............................      13.54            13.93
   Market price to book value...............     180.00%          182.00%

   Advest performed similar analyses with respect to Gold Banc. Advest reviewed and compared certain financial, operating and stock performance data of Gold Banc with 20 publicly traded commercial banks and bank holding companies in the Midwest, with assets of between $1.0 billion and $4.2 billion, and financial data as of and for the nine months ended September 30, 1999. Advest analyzed the relative performance and value of Gold Banc by comparing certain publicly available financial data of Gold Banc with that of the peer companies, including leverage ratio, return on assets, return on equity, market price to estimated 1999 earnings per share, market price to estimated 2000 earnings per share and market price to book value. All stock
prices were closing prices on     , 2000. The analysis yielded the following
comparison of the medians for the peer companies with those for Gold Banc, respectively:

                                                        Peer Companies Gold Banc
                                                        -------------- ---------
   Leverage ratio......................................      9.45%        7.40%
   Return on average assets............................      1.35%        1.15%
   Return on average equity............................     13.09%       15.56%
   Market price to estimated 1999 earnings per share...
   Market price to estimated 2000 earnings per share...
   Market price to book value..........................

   Advest also analyzed certain of these ratios for Gold Banc on a pro forma basis, including the merger and all other pending acquisitions, and compared those ratios to Gold Banc's peer companies. The analysis yielded the following comparisons of the medians for the peer companies with those of Gold Banc on a pro forma basis, respectively:

                             Peer Companies Gold Banc
                             -------------- ---------
   Market price to
    estimated 2000 earnings
    per share..............
   Market price to book
    value..................

   Discounted Cash Flow Valuation. Advest performed a discounted cash flow valuation to estimate a range of present values per share of American Bancshares common stock assuming American Bancshares continued to operate as a stand-alone entity. Advest calculated the theoretical per share value of American Bancshares common stock based on the present value of (1) implied dividends per share over a five-year period, assuming American Bancshares could dividend out all current earnings as long as its leverage ratio remained at 6%, and (2) the terminal value, or the theoretical value of a share of American Bancshares common stock at the end of the five-year period. Advest based the projected earnings per share of American Bancshares common stock on internal management estimates, which include certain earnings enhancement initiatives currently in process at American Bancshares. The terminal values are based upon a range of price-to-earnings and price-to-book multiples at which similarly sized banking institutions are currently trading, which are
to    times earnings and   % to   % of book value. Advest used a range of
discount rates of 12% to 15%, which it deemed appropriate for a company with American Bancshares' risk characteristics.

   Advest determined that the value per share of American Bancshares common
stock ranged from     to     based on the price-to-earnings multiple
assumptions for the terminal value, and from     to     based on the price-to-
book value assumptions for the terminal value.

   The results of the discounted cash flow analysis using implied dividends does not purport to reflect the prices at which any securities may trade at the present time or at any time in the future. Discounted cash flow analysis is a widely used valuation method, but the results of this method are highly dependent upon numerous assumptions, including earnings growth rates, dividend payout rates, multiples to terminal stock prices and discount rates.

   Analysis of Selected Merger Transactions. Advest reviewed the consideration paid, or proposed to be paid, in other transactions in 1998 and 1999 involving commercial banks and bank holding companies. Specifically, Advest reviewed acquisitions of commercial banking companies in Florida, and a larger universe
of    transactions in the Southeast United States since January 1, 1998, with
deal values between $   million and $   million. In reviewing the comparable
transactions, Advest examined the multiples at announcement of price paid relative to the last twelve months earnings of the seller, price to book value, price to tangible book value, and premium to core deposits. These analyses yielded the following comparisons of the medians for the Florida transactions with the merger, respectively:

                                               Florida Transactions The Merger
                                               -------------------- ----------
   Price to earnings for the last twelve
    months....................................
   Price to book value........................
   Price to tangible book value...............
   Premium to core deposits...................

   These analyses yielded the following comparison of the medians for the Southeast transactions with the merger, respectively:

                                             Southeast Transactions The Merger
                                             ---------------------- ----------
   Price to earnings for the last twelve
    months..................................
   Price to book value......................
   Price to tangible book value.............
   Premium to core deposits.................

   Pro Forma Merger Analysis. Advest analyzed the changes in the amount of fully diluted earnings per share and book value represented by the issuance of Gold Banc common shares at the exchange ratio, as well as the impact of the merger on the combined company's market capitalization, total assets, loan portfolio, deposit base, credit quality and net income. At Gold Banc's stock
price of    per share at     , 2000, American Bancshares shareholders would
receive approximately    Gold Banc shares for each American Bancshares share.
The analysis was based upon: (1) September 30, 1999 balance sheet information for American Bancshares and Gold Banc, (2) projected 2000 earnings for American Bancshares and Gold Banc, and (3) relevant balance sheet, earnings and synergies information for Gold Banc's other pending acquisitions.

   Advest initially did the analysis looking at the impact to Gold Banc without the effect of its additional pending acquisitions. These analyses indicate that, with projected synergies, the transaction is expected to be to the 2000 earnings per share of Gold Banc on a full-year basis, based
on the issuance of approximately    million new Gold Banc shares. Prior to
adjustments for anticipated synergies, the merger would be approximately   %
dilutive to Gold Banc's projected 2000 earnings per share on a full year basis. Before considering pooling costs, and based on the above exchange
ratio, the transaction is expected to be   % dilutive to Gold Banc's book
value per share and   % dilutive to tangible book value.

   Advest also reviewed the analysis looking at Gold Banc on a pro forma basis, including all of its pending acquisitions. On this basis, with
projected synergies, the transaction would be expected to be      to the 2000
pro-forma earnings per share of Gold Banc on a full-year basis, based on the
issuance of approximately    million new Gold Banc shares. Prior to
adjustments for anticipated synergies, the merger would be approximately   %
dilutive to Gold Banc's projected pro forma 2000 earnings per share on a full year basis. Before considering pooling costs, and based on the above exchange
ratio, the transaction is expected to be approximately   % dilutive to Gold's
pro forma book value per share and   % dilutive to pro forma tangible book
value.

   Advest also analyzed the impact of the merger on the American Bancshares shareholders by calculating equivalent values in Gold Banc stock for each
American Bancshares share, using an exchange ratio of         Gold Banc shares
per American Bancshares share, and considering all of Gold's pending acquisitions. That analysis, which was based on certain assumptions made by Advest, found that equivalent post transaction earnings per share of Gold Banc
for American Bancshares shareholders would be $     per share on a full-year
basis, which is    % greater than American Bancshares' projected 2000 earnings
per share of     . Gold Banc's equivalent book value per share, not including
pooling costs, would be      per share post transaction, which is   % greater
than American Bancshares' current book value of      per share. The equivalent
post-transaction dividends per share for American Bancshares shareholders in
Gold Banc stock would be      per share. American Bancshares does not
currently pay dividends.

   Contribution Analysis. Based upon Gold Banc's closing stock price of
on             , 2000, shareholders of American Bancshares would receive
        Gold Banc shares for each American Bancshares share. American
Bancshares shareholders would therefore own approximately     % of the pro
forma shares outstanding. American Bancshares would contribute approximately
    % of the assets,     % of the loans,     % of the deposits and     % of
the equity to the combined pro forma entity, which also includes all other pending acquisitions by Gold Banc. Based upon internal management estimates for both Gold Banc and American Bancshares, American Bancshares is projected
to contribute approximately     % of the pro forma combined net income in
2000, excluding the impact of cost savings and revenue enhancements.

   Consideration to Advest. American Bancshares agreed to pay Advest a transaction fee of 0.90% of the aggregate consideration to be paid by Gold Banc upon consummation of the merger. Of this fee, $75,000 has been paid upon signing of the merger agreement and $100,000 has been paid upon the delivery of Advest's fairness opinion to American Bancshares' board of directors. American Bancshares has also agreed to reimburse Advest, upon request, for reasonable out-of-pocket expenses incurred in connection with Advest's engagement as financial advisor to American Bancshares in the merger. American Bancshares has agreed to indemnify Advest and related persons against certain liabilities, including certain liabilities under the federal securities laws, from and arising out of or based upon Advest's engagement on American Bancshares' behalf with regard to the merger.

   In the ordinary course of business, Advest may effect transactions, for its own account or for the accounts of customers, and hold at any time a long or short position in securities of American Bancshares or Gold Banc. In the past four years, Advest has provided to American Bancshares financial advisory, investment banking and other services unrelated to the proposed merger, and has received fees for the rendering of these services. Advest is a market maker in American Bancshares' common stock.

   Advest has served as lead managing underwriter for two common stock offerings and two trust preferred offerings for Gold Banc and, from time to time, has provided strategic and advisory services to Gold Banc in relation to financial planning and acquisition analysis. Advest is a market maker in Gold Banc common stock. Advest is not engaged by Gold Banc with respect to the merger and will not receive any fee from Gold Banc thereby.

Opinion of Gold Banc's Financial Advisor

   On November 9, 1999, Gold Banc retained Keefe, Bruyette & Woods, Inc. ("Keefe Bruyette") to render an opinion as to the fairness, from a financial point of view of the merger to the shareholders of Gold Banc. Keefe Bruyette was selected to serve as Gold Banc's financial advisor because Keefe Bruyette is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Gold Banc and its business. As part of its investment banking business, Keefe Bruyette is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

   On December 6, 1999, Keefe, Bruyette delivered its oral opinion to the senior management of Gold Banc (subsequently confirmed to Gold Banc's board of directors by a written opinion dated as of the same date) to the effect that, as of the date of the opinion and based on and subject to the assumptions, factors and limitations as set forth in the opinion and as described below, the consideration proposed to be paid by Gold Banc pursuant to the merger agreement was fair, from a financial point of view, to Gold Banc. A copy of the Keefe Bruyette opinion letter is attached to this document as Appendix C and is incorporated herein by reference.

   Keefe Bruyette's opinion is directed to the Gold Banc Board and does not constitute a recommendation to any Gold Banc shareholder as to how such shareholders should vote at the special meeting with respect to the merger or any other matter related thereto. No limitations were imposed by the Gold Banc board of directors upon Keefe Bruyette with respect to the investigations made or procedures followed by Keefe Bruyette in rendering its opinion.

   The full text of Keefe Bruyette's written opinion dated as of the date of this proxy statement/prospectus is attached as Appendix C to this joint proxy statement/prospectus and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to Appendix C. Gold Banc shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Keefe Bruyette in connection therewith.

   In rendering its opinion, Keefe Bruyette reviewed, analyzed and relied upon the following material relating to the financial and operating condition of American Bancshares and Gold Banc: (1) the merger agreement; (2) annual reports to shareholders for the three years ended December 31, 1998 for American Bancshares and Gold Banc; (3) certain interim reports to shareholders of American Bancshares and Gold Banc and quarterly reports on Form 10-Q of American Bancshares and Gold Banc and certain other communications from American Bancshares and Gold Banc to their respective shareholders; (4) other financial information concerning the businesses and operations of American Bancshares and Gold Banc furnished to Keefe Bruyette by American Bancshares and Gold Banc for the purpose of Keefe Bruyette's analysis, including certain internal financial analyses and forecasts for American Bancshares and Gold Banc prepared by senior management of American Bancshares and Gold Banc; (5) certain publicly available information concerning the trading of, and the trading market for, the common stock of American Bancshares and Gold Banc; and (6) certain publicly available information with respect to banking companies and the nature and terms of certain other transactions that Keefe Bruyette considered relevant to its inquiry. Additionally, in connection with its written opinion attached as Appendix C to this proxy statement/prospectus, Keefe Bruyette reviewed a draft of this proxy statement/prospectus in substantially the form hereof. Keefe Bruyette also held discussions with senior management of American Bancshares and Gold Banc concerning their past and current operations, financial condition and prospects, as well as the results of regulatory examinations. Keefe Bruyette also considered such financial and other factors as it deemed appropriate under the circumstances and took into account its assessment of general economic, market and financial conditions and its experience in similar transactions, as well as its experience in securities valuation and its knowledge of banks, bank holding companies and thrift institutions generally. Keefe Bruyette's opinion was necessarily based upon conditions as they existed and could be evaluated on the date thereof and the information made available to Keefe Bruyette through the date thereof.

   In conducting its review and arriving at its opinion, Keefe Bruyette relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available, and Keefe Bruyette did not attempt to verify such information independently. Keefe Bruyette relied upon the managements of American Bancshares and Gold Banc as to the reasonableness and achievability of the financial and operating forecasts (the assumptions and bases therefor) provided to Keefe Bruyette and assumed that such forecasts reflected the best available estimates and judgments of such managements and that such forecasts will be realized in the amounts and in the time periods estimated by such managements. Keefe Bruyette also assumed, without independent verification, that the aggregate allowances for loan losses for American Bancshares and Gold Banc are adequate to cover such losses. Keefe Bruyette did not make or obtain any evaluations or appraisals of the property of American Bancshares or Gold Banc, nor did Keefe Bruyette examine any individual loan credit files. Keefe Bruyette was informed by Gold Banc, and assumed for purposes of its opinion, that the merger would be accounted for as a pooling-of-interests under generally accepted accounting principles.

   Keefe, Bruyette performed certain financial and comparative analyses, including those summarized below which it discussed with members of senior management of Gold Banc on November 26, 1999. Keefe Bruyette also prepared and delivered to the Gold Banc board of directors certain written material containing various analyses and other information relevant to the opinion.

   The following is a summary of the material financial analyses employed by Keefe Bruyette in connection with its opinion and does not purport to be a complete description of all analyses employed by Keefe Bruyette, although all material elements of the opinion are included in the summary.

   Transaction Summary and Premiums Paid. Keefe Bruyette calculated the merger consideration to be paid pursuant to the exchange ratio as a multiple of American Bancshares' trailing four quarter earnings per share, estimated earnings per share for the years ended December 31, 1999, December 31, 2000, and December 31, 2001 and as a multiple to book value and tangible book value as of June 30, 1999. This computation assumed a price per share of Gold Banc common stock of $11.875 (closing price on September 6, 1999) and exchange ratio of 1.5309 shares of Gold Banc common stock per share of American Bancshares common stock or $18.18 for each share of American Bancshares common stock held. Such an amount would represent a multiple of 45.45 times the trailing four quarters earnings per share of $0.40, a multiple of 32.46 times third quarter 1999 annualized earnings per share of $0.56, a multiple of 20.38 times management's 2000 estimate of $0.89 per share and a multiple of 17.72 times management's 2001 estimate of $1.03 per share.

   Financial Overview. Keefe Bruyette reviewed financial ratios, market capitalization and summary September 30, 1999 income statement and balance sheet information for both Gold Banc and American Bancshares and the combined company before and after acquisition adjustments, cost savings and revenue enhancements.

   Contribution Analysis. Keefe Bruyette analyzed the relative contribution of each of Gold Banc and American Bancshares to certain balance sheet and income statement items, including assets, common equity, deposits and 1999 annualized net income and 2000 estimated net income. Keefe Bruyette then compared the relative contribution of such balance sheet and income statement items with the estimated pro-forma ownership of 31.3% for American Bancshares shareholders based on an exchange ratio of 1.5309. The contribution analysis showed that American Bancshares would contribute approximately 26.9% of the combined assets, 23.0% of the combined common equity, 26.7% of the combined deposits, 14.1% of the combined nine months annualized September 30,1999 net income, and 20.4% of the 2000 estimated net income (before cost savings, revenue enhancements or intangible amortization).

   Financial Impact Analysis. Keefe Bruyette performed a pro forma merger analysis that combined projected income statement and balance sheet information assuming the merger was effective January 1, 2000. Other assumptions regarding the accounting treatment, acquisition adjustments, cost savings, and revenue enhancements were used to calculate the financial impact that the merger would have on certain projected financial results of Gold Banc. This analysis was based on estimated earnings per share estimates for Gold Banc and American Bancshares and estimates of expected cost savings and revenue enhancements in connection with the merger. These projections were discussed with the managements of American Bancshares and Gold Banc. The actual results achieved by Gold Banc following the merger may vary from the projected results and the variations may be material.

   Keefe, Bruyette calculated the impact of the merger on Gold Banc's 2000 and 2001 estimated earnings per share of $1.04 and $1.14, respectively. The 2000 estimate was based on the Institutional Brokers Estimate System, while the 2001, as well as the estimates for 2002, 2003 and 2004 assumed per annum growth of 10% from the 2000 base year. For American Bancshares, management's estimate of 2000 and 2001 earnings per share estimates were $0.89 and $1.03, respectively, and for 2002, 2003 and 2004 earnings per share were projected to grow at 15% annually. Projections included estimated after-tax cost savings of American Bancshares' non-interest expenses of $2.3 million in 2000, $2.4 million in 2001, $2.5 million in 2002, $2.6 million in 2003 and $2.8 million in 2004 and after-tax revenue enhancements of $1.8 million for 2000 and projected to grow by 5% from 2001 through 2004, resulting in $1.9 million in 2001, $2.0 million in 2002, $2.1 million in 2003, and $2.2 million in 2004.
The resulting pro forma combined estimated earnings per share resulted in projected increases of $0.02 in 2000, $0.02 in 2001, $0.03 in 2002, $0.03 in
2003 and $0.04 in 2004.

   Keefe, Bruyette also calculated Gold Banc pro forma combined book value per share dilution from 2000 through 2004 of 9.37%, 8.18%, 7.11%, 6.13% and 5.24%, respectively, and pro forma tangible book value dilution from 2000 through 2004 of 0.98%, 1.02%, 0.96%, 0.87% and 0.73%, respectively.

   Return on Investment Analysis. Keefe, Bruyette provided a return on investment analysis for Gold Banc based on a purchase price of $93,077,000 on January 1, 2000 and assuming annual income growth rates of 15% for American Bancshares, after-tax cost savings and revenue enhancements growth rates of 5%, a terminal multiple of twenty times American Bancshares' earnings contribution in 2005, and a 50% dividend payout. The analysis resulted in a 26.51% return on Gold Banc's purchase of American Bancshares. Keefe Bruyette also included a table based on a range of terminal multiples of 14.0 times,
16.0 times and 18.0 times, which resulted in rates of return of 18.6%, 21.5% and 24.2%, respectively.

   Comparable Transaction Analysis. Keefe Bruyette analyzed certain financial data related to nine acquisitions of Florida bank holding companies with assets of $100 million and over announced from January 1, 1998 to November 19, 1999 (the "Florida bank acquisitions").

   The following transactions comprised the Florida bank acquisitions:

     Buyer:                             Seller:


     Carolina First Corp.               Citrus Bank
     Union Planters Corp                Republic Banking Corp. of FL
     Union Planters Corp.               Ready State Bank
     F.N.B. Corp.                       Guaranty Bank & Trust
     SunTrust                           CitizensBancorp, Inc.
     Regions Financial Corp.            Village Bankshares, Inc.
     Union Planters Corp.               Transflorida Bank
     South Trust Corp.                  American Banks of Florida

   For the Florida bank acquisitions, Keefe Bruyette calculated an average multiple of price to the sellers' earnings (trailing twelve months) as 27.11 times compared to a multiple of 45.45 times (trailing twelve months) earnings per share associated with the merger; an average premium to the sellers' stated book value of 316% compared to a premium of 338% associated with the merger; and an average premium to the sellers' tangible book value of 318% compared to a premium of 339% associated with the merger; an average deal price to assets of 29.21 compared to 19.20 associated with the merger and an average deposit premium of 25.46 compared to a deposit premium of 21.72 associated with the merger.

   Keefe Bruyette also analyzed certain financial data related to ten acquisitions of Southeastern bank holding companies with assets of $250 million to $750 million announced from January 1, 1998 to November 19, 1999 (the "Southeastern bank acquisitions").

   The following transactions comprised the Southeastern bank acquisitions:

     Buyer:                             Seller:


     BB&T Corp.                         Hardwick Holding Co.
     Wachovia Corp.                     B.C. Bankshares, Inc.
     Regions Financial Corp.            Minden Bancshares Inc.
     National Commerce BanCorp          First Financial Corp. of Mt. Juliet
     Synovus Financial Corp.            First & Farmers Bancshares
     Union Planters Corp.               Southeast Bancorp, Inc.
     Union Planters Corp.               Arkansas Banking Co.
     Regions Financial Corp.            Etowah Bank
     Regions Financial Corp.            CB&T Inc.

   For the Southeastern bank acquisitions, Keefe Bruyette calculated an average multiple of price to the sellers' earnings (trailing twelve months) as
21.84 times compared to a multiple of 45.45 times (trailing twelve months) earnings per share associated with the merger; an average premium to the sellers' stated book value of 306% compared to a premium of 338% associated with the merger; and an average premium to the sellers' tangible book value of 326% compared to a premium of 339% associated with the merger; an average deal price to assets of 28.25 compared to 19.20 associated with the merger and an average deposit premium of 26.42 compared to a deposit premium of 21.72 associated with the merger.

   Selected Peer Group Analysis. Keefe Bruyette compared the financial performance and market performance of American Bancshares based on various financial measures of earnings performance, operating efficiency, capital adequacy and asset quality and various measures of market performance, including market/book values, price to earnings and dividend yields to those of a group of comparable holding companies. For purposes of such analysis, the financial information used by Keefe Bruyette was as of and for the quarter ended September 30, 1999 as available and the market price information was as of September 6, 1999. The companies in the peer group were southern bank holding companies in Florida, Alabama and Georgia which had total assets ranging from approximately $300 million to $700 million and included the following companies:

  . PAB Bancshares, Inc.            . Gulf West Banks, Inc.
  . Peoples BancTrust Company       . Community First Banking Co.
  . South Alabama Bancorp           . TIB Financial Corp.
  . Commercial Bankshares, Inc.     . Auburn National Bancorp
  . Habersham Bancorp               . First Sterling Banks, Inc.
  . Colony Bankcorp, Inc.           . CNB Florida Bancshares, Inc.
  . First Banking Co. of SE Georgia

   Keefe Bruyette's analysis showed the following concerning American Bancshares' financial performance:

  . that its return on equity on an annualized basis was 10.43 %, compared with an average of 11.32% for the peer group;

  . that its return on assets on an annualized basis was 0.59% compared with an average of 1.06% for the group;

  . that its net interest margin on an annualized basis 3.88%, compared with an average of 4.69%;

  . that its efficiency ratio on an annualized basis was 73.96%, compared with an average of 63.43%;

  . that its equity to assets ratio was 5.73%, compared to an average of 9.27%;

  . that its ratio of loan loss reserve to nonperforming loans was 62.11%, compared to an average of 256.46%;

  . that its net charge-offs to average loans were 0.35% compared to 0.27% for the group; and

  . that its ratio of nonperforming assets to total loans and other real estate owned was 1.57%, compared to an average of 0.78% for the group.

   Keefe Bruyette's analysis further showed the following concerning American Bancshares' market performance:

  . that American Bancshares' price to earnings multiple based on 1999 estimated earnings of $0.47 per share was 25.53 times, compared to an average for the group of 17.17 times;

  . that their price to earnings multiple based on 2000 estimated earnings of $0.89 was 13.45 times compared to an average for the group of 15.65 times;

  . that their price to book value multiple was 2.24 times, compared to a group average of 1.74 times; and

  . that their dividend yield was 0%, compared to an average for the group of 3.30%.

For purposes of the above calculations, 1999 and 2000 earnings estimates for the group were based upon estimates of Keefe Bruyette and Institutional Brokers Estimate System except for American Bancshares' estimate for 2000 which was based upon Gold Banc's management projections before cost savings and revenue enhancements related to the merger.

   Keefe Bruyette has been retained by the board of directors of Gold Banc as an independent contractor to act as financial adviser to Gold Banc with respect to the merger. Keefe Bruyette as part of its investment banking business, is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, Keefe Bruyette has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, Keefe Bruyette may, from time to time, purchase securities from, and sell securities to, Gold Banc and as a market maker in securities Keefe Bruyette may from time to time have a long or short position in, and buy or sell, debt or equity securities of Gold Banc for Keefe Bruyette's own account and for the accounts of its customers.

   Gold Banc and Keefe Bruyette have entered into a letter agreement dated November 9, 1999 relating to the services to be provided by Keefe Bruyette in connection with the merger. Gold Banc has agreed to pay Keefe Bruyette fees as follows: $50,000 upon the mailing of the proxy statement/prospectus relating to the merger and $50,000 upon consummation of the merger. Pursuant to the Keefe Bruyette engagement agreement, Gold Banc also agreed to reimburse Keefe Bruyette for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify Keefe Bruyette against certain liabilities, including liabilities under the federal securities laws. Keefe Bruyette has also served as financial advisor to First Business Bancshares in connection with their pending merger with Gold Banc. Keefe Bruyette will also receive an advisory fee from CountryBanc Holding Company in connection with its pending merger with Gold Banc.

Operations and Management after the Merger

   At the effective time of the merger, the separate corporate existence of American Bancshares will terminate as it merges into Gold Banc's acquisition subsidiary, Gold Banc Acquisition Corporation XI. The Articles of Incorporation and Bylaws of the acquisition subsidiary as in effect immediately prior to the effective time shall be and remain the Articles of Incorporation and Bylaws of the surviving corporation from and after the effective time until amended as provided by law. The officers and directors of Gold Banc's acquisition subsidiary will become the officers and directors of the surviving corporation from and after the effective time of the merger. At the effective time, American Bank will become an operating subsidiary of Gold Banc's acquisition subsidiary.

   American Bank will receive assistance in bringing new methods and systems to the bank. Gold Banc also expects to enhance the net interest margin and non-interest income of American Bank by expanding the products and services offered.

   Gold Banc will analyze American Bank's operations for potential efficiencies. Gold Banc anticipates achieving operating cost savings through the proposed consolidation and the elimination of redundant costs. While there can be no assurances that operating cost savings will be realized or in what fiscal period the savings will actually be recorded, plans are currently being developed to realize operating cost savings. It is expected that the annualized level of operating cost savings achieved will be realized unevenly throughout the period of consolidation. The extent to which operating cost savings will be achieved depends, among other things, on the regulatory environment and economic conditions, and may be affected by unanticipated changes in business activities.

   The board of directors of Gold Banc will consist of the seven present Gold Banc directors. J. Gary Russ, the present Chairman of the Board of American Bancshares, will be added to the board of directors. Mr. Russ is the principal owner of Russ Citrus Groves, Ltd. and a 50% partner of Edwards-Russ Groves.

Federal Securities Laws Consequences

   The shares of Gold Banc to be issued pursuant to the merger have been registered under the Securities Act of 1933. The provisions of Rule 145 under the Securities Act allow such shares to be sold without restriction by stockholders of American Bancshares who are not deemed to be "affiliates" (as that term is defined in the rules under the Securities Act) of American Bancshares and who do not become affiliates of Gold Banc. The shares of Gold Banc common stock to be issued to affiliates of American Bancshares may be resold only pursuant to an effective registration statement, pursuant to Rule 145 under the Securities Act, or in transactions otherwise exempt from registration under the Securities Act.

Resale of Gold Banc Common Stock

   The shares of Gold Banc common stock issued pursuant to the merger will be freely transferable under the Securities Act, except that shares received by an affiliate of American Bancshares may not be resold except in transactions permitted by Rule 145 or as otherwise permitted under the Securities Act. It is a condition to the obligations of Gold Banc to consummate the merger that American Bancshares shall deliver to Gold Banc an affiliate letter from each affiliate in the form attached to the merger agreement. As of the date of the merger agreement, American Bancshares has identified its affiliates as being each of its directors and certain of its executive officers.

   An affiliate letter will constitute an agreement by each affiliate of American Bancshares with Gold Banc to the effect that such affiliate: (a) will not sell, transfer or otherwise dispose of any shares of Gold Banc common stock issued to such a person in connection with the merger, except pursuant to an effective registration statement or in compliance with Rule 145 or another exemption from the registration requirements of the Securities Act, and (b) has not made or will not make any disposition or other reduction of such person's risk relative to any Gold Banc or American Bancshares stock during the period commencing 30 days prior to the effective time of the merger and ending at such time as the financial results covering at least 30 days of post-merger combined operations have been published by Gold Banc. The "affiliates" of Gold Banc also are subject to the restrictions referred to in clause (a) during such risk-sharing period.

Fees And Expenses of the Merger

   Each party is responsible for its own expenses in connection with the merger.

Accounting Treatment; Restrictions on Sales by Affiliates

   It is intended that the merger will qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the consolidated assets and liabilities of American Bancshares will be carried forward to the consolidated financial statements of Gold Banc at their recorded amounts and the consolidated earnings of American Bancshares will be included in the earnings of Gold Banc.

   To ensure that the merger will qualify as a pooling of interests, each person who is an "affiliate" (as defined in Rule 144 adopted under the Securities Act) of American Bancshares at the time the merger agreement is submitted for the approval of American Bancshares' stockholders will agree in writing not to sell, pledge, transfer or otherwise dispose of, or reduce such stockholder's risk relative to, any shares of Gold Banc common stock until financial results covering at least 30 days of combined operations of Gold Banc and American Bancshares have been published. Pursuant to the merger agreement, Gold Banc has agreed to publish such results as soon as practicable after the effective time of the merger.

Federal Income Tax Consequences

   The following discussion is based upon the provisions of the Internal Revenue Code, the applicable regulations thereunder, judicial authority, current administrative rulings and practice as of the date hereof and the opinion to be provided by Stinson, Mag & Fizzell, P.C. The opinion of Stinson, Mag & Fizzell, P.C. will be based upon certain assumptions and representations by the management of each of American Bancshares and Gold Banc and by certain holders of the outstanding American Bancshares common stock. A ruling from the Internal Revenue Service concerning the tax consequences of the merger will not be requested. The discussion also assumes that the shares of American Bancshares common stock are held as capital assets. The following discussion does not address the federal income tax consequences to special classes of taxpayers including, without limitation, foreign corporations, tax exempt entities and persons who acquired their American Bancshares common stock pursuant to the exercise of an employee option or otherwise as compensation.

   In the opinion of Stinson, Mag & Fizzell, P.C., the merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code. Consequently:

     1. No gain or loss will be recognized by the stockholders of American Bancshares who exchange all of their American Bancshares common stock solely for Gold Banc common stock pursuant to the merger. Gain or loss may be recognized by stockholders of American Bancshares with respect to cash received in lieu of a fractional share interest in Gold Banc common stock.

     2. The tax basis of Gold Banc common stock received by the stockholders of American Bancshares in the merger will equal the tax basis of American Bancshares common stock exchanged therefor, adjusted to reflect the impact of the payments of cash for fractional share interests in Gold Banc common stock.

     3. The holding period of Gold Banc common stock received by the stockholders of American Bancshares in the merger will include the holding period of American Bancshares common stock exchanged therefor.

   The federal income tax discussion set forth above is included for general information only. Each American Bancshares stockholder should consult his or her own tax advisor as to the specific tax consequences of the merger to him or her, including the application and effect of federal, state and local and other tax laws.

Interests of American Bancshares' Management and Directors in the Merger

   You should be aware that certain members of American Bancshares' management and board of directors have certain interests in the merger that differ from, and are in addition to, your interests generally. These interests, which are described below, may present these individuals with potential conflicts of interest. Gold Banc was aware of these interests and considered them, among other matters, in adopting the merger agreement and approving the merger.

   Employee Stock Option Plans. Upon completion of the merger, each option to acquire American Bancshares' common stock which is outstanding immediately before completing the merger, whether or not vested or exercisable, will be converted into and become rights with respect to Gold Banc common stock. Gold Banc will assume each option to acquire American Bancshares common stock in accordance with the terms of the stock option plan under which it was granted, except that following the merger: (1) Gold Banc and its compensation committee will be substituted for American Bancshares and its board of directors' committee administering such plan, (2) each American Bancshares stock option assumed by Gold Banc may be exercised solely for Gold Banc common stock, and
(3) the number of shares of Gold Banc common stock subject to the new stock options, as well as the exercise price of those stock options, will be adjusted to account for the conversion ratio in the merger.

   Continuation of Employee Benefits. American Bancshares' employees will be eligible to participate in all Gold Banc employee benefit plans (as defined in Sections 3(3) and 3(37) of ERISA) in accordance with their terms. Gold Banc will recognize years of service by employees with American Bancshares in determining eligibility and vesting of benefits. Gold Banc will maintain all of American Bancshares' welfare plans (as defined in Section 3(1) of ERISA) until Gold Banc determines it will terminate such plans.

   Employment Agreement Severance Payments from American Bancshares. Pursuant to existing employment agreements between Stuart M. Gregory, David R. Mady and John S. Nash (officers of the bank) and American Bank, if Mr. Gregory, Mr. Mady or Mr. Nash resigns within one year of the completion of the merger, then such officer is entitled to certain severance payments. Similarly, pursuant to employment agreements between Brain M. Watterson and Jerry L. Neff (executive officers of American Bank and American Bancshares) and American Bancshares, entered into in May 1999, if Mr. Watterson or Mr. Neff resigns within one year of the completion of the merger, then such officer is entitled to receive certain severance payments.

   Under their employment agreements, each of Messrs. Gregory, Nash and Watterson is entitled to payment equal to two times his annual base salary if he resigns within 30 days of the consummation of the merger. In addition, if any of these three officers resigns more than 30 days following the merger but before one year following the merger, then each officer is entitled to receive the same severance amount less the amount of annual base salary the officer has earned up to the time of such resignation.

   Under Mr. Mady's employment agreement, he is entitled to payment equal to his annual base salary if he resigns within 30 days of consummation of the merger. In addition, if he resigns more than 30 days following the merger but before one year following the merger, then he is entitled to receive his annual base salary less the amount of annual base salary he has earned up to the time of such resignation.

   Under Mr. Neff's employment agreement, he is entitled to payment equal to three times his annual base salary if he resigns within 30 days of consummation of the merger. In addition, if he resigns more than 30 days following the merger but before one year following the merger, then he is entitled to receive three times his annual base salary less the amount of annual base salary he has earned up to the time of such resignation.

   Annual base salaries for Messrs. Neff, Gregory, Nash, Watterson and Mady are $175,000, $140,000, $140,000 and $125,000, $85,000 respectively. Should these gentlemen resign within 30 days following completion of the merger, the total severance payment would be $1,420,000 under the employment agreements.

Dissenters' Rights

   Under the applicable Kansas and Florida law, neither Gold Banc stockholders nor American Bancshares stockholders have dissenters' rights with respect to the merger.

Conditions to the Merger

   The merger is conditioned upon the fulfillment prior to the closing of certain conditions set forth in the merger agreement, including the following:

  . Approval of the merger agreement by the holders of a majority of all the outstanding shares of American Bancshares common stock;

  . Approval of the merger agreement by the holders of a majority of all shares of Gold Banc common stock voting at the Gold Banc stockholders' meeting;

  . The accuracy of the representations of Gold Banc, Gold Banc Acquisition
    Corporation XI and American Bancshares made in the merger agreement and the performance of their respective obligations thereunder;

  . The absence of a material adverse change since September 6, 1999 in Gold
    Banc and its subsidiaries, taken as a whole or in American Bancshares or its subsidiaries, taken as a whole;

  . On the closing date of the merger, the total equity capital of American
    Bank is not less than $37.75 million, the reserve for loan and lease loss of American Bank is not less than $4.7 million, the total equity capital of American Bancshares is not less than $27.2 million, the total indebtedness of American Bancshares (on a nonconsolidated basis) is not more than $16.75 million, the total equity capital of Freedom Finance Company is not less than $296,000, the reserve for loan and lease loss of Freedom Finance Company is not less than one and one-half percent (1.5%) of the aggregate amount of all its outstanding loans and the total indebtedness of Freedom Finance Company is not more than $3 million;

  . The receipt by Gold Banc from PricewaterhouseCoopers LLP, independent public accountants for American Bancshares of (1) a written calculation of all payments due current or former employees of American Bancshares or any of its subsidiaries in connection with the merger or upon the occurrence of a change in control of American Bancshares under their respective employment agreements, stock option plans, deferred compensation plans or otherwise, (2) certification that such calculation was completed in accordance with such agreements and plans and (3) an opinion that such payments will not constitute non-deductible "parachute payments" under Section 280G of the Internal Revenue Code;

  . The receipt by Gold Banc and American Bancshares of an opinion from Stinson, Mag & Fizzell, P.C. relating to certain tax matters;

  . The receipt by Gold Banc of certain tax representations from American
    Bancshares and holders of more than 10% of the outstanding American Bancshares common stock;

  . The receipt by Gold Banc of an opinion from Carlton, Fields, Ward,
    Emmanuel, Smith & Cutler, P.A. as to certain corporate matters regarding American Bancshares, American Bank and Freedom Finance Company including the opinion that after the consummation of the merger, the interest paid on subordinated debentures issued by American Bancshares to the ABI Capital Trust will be deductible by Gold Banc Acquisition Corporation XI, Inc. as interest payments for federal income tax purposes;

  . The receipt by American Bancshares of an opinion from Stinson, Mag &
    Fizzell P.C. as to certain corporate matters regarding Gold Banc and its acquisition subsidiary;

  . The receipt by Gold Banc of an opinion from PricewaterhouseCoopers LLP and KPMG, LLP that the transaction will qualify for pooling of interests accounting treatment;

  . The receipt by Gold Banc of an affiliate letter from each person who is an "affiliate" of American Bancshares and its subsidiaries at the time the merger agreement is submitted for approval of the stockholders of Gold Banc;

  . The absence of any pending or threatened litigation that could reasonably result in restraining, enjoining or prohibiting consummation of the merger;

  . The average closing sales price of Gold Banc common stock as reported by Nasdaq on the ten consecutive trading days immediately preceding the third trading day prior to the effective time of the merger is not less than $10.00 per share unless Gold Banc and American Bancshares have agreed to a mutually acceptable revised merger consideration pursuant to the merger agreement;

  . The Gold Banc common stock to be issued pursuant to the merger shall have been approved and authorized for quotation on Nasdaq upon official notice of issuance;

  . This registration statement shall have been declared effective, and no stop orders suspending the effectiveness of the registration statement shall have been issued, and no action, suit, proceeding or investigation by the Securities Exchange Commission to suspend the effectiveness thereof shall have been initiated and continuing, and all necessary consents under applicable blue sky or state securities laws or the Securities Act of 1933 or the Securities Exchange Act of 1934 relating to the issuance or trading of the Gold Banc common stock issuable pursuant to their merger shall have been received;

  . Gold Banc shall have delivered to American Stock Transfer and Trust Co., at closing the Gold Banc common stock and cash in lieu of fractional shares deliverable to the holders of American Bancshares' common stock pursuant to the merger; and

  . The receipt of necessary regulatory approvals.

Regulatory Approval

   Pursuant to Section 3(a)(5) of the Bank Holding Company Act, the merger is subject to the approval of the Federal Reserve System. Gold Banc filed on November 12, 1999, an application for approval with the Federal Reserve Bank of Kansas City, which approval was obtained on December 15. The merger also required the approval of the Florida Department of Banking and Finance, which
approval was obtained on     . No other regulatory approvals are required in
order to consummate the merger.

Conduct of Business Pending the Merger

   Until either the merger is completed or the merger agreement is terminated, Gold Banc, Gold Banc Acquisition Corporation XI, American Bancshares and its subsidiaries have agreed to carry on their business in the usual, regular and ordinary course in substantially the same manner as they conducted prior to the execution of the merger agreement. American Bancshares has agreed to certain limitations on their ability to engage in material transactions. Among those limitations, American Bancshares and its subsidiaries have agreed, subject to certain exceptions, to refrain from:

  . Amending its certificate of incorporation or bylaws;

  . Making any capital expenditure or entering into any material contract or commitment (except loan commitments) in excess of $25,000;

  . Making any single loan or commitment for a loan in an amount greater than $500,000;

  . Acquiring a substantial equity interest in or substantial portion of the assets in any business or entity that would be material;

  . Declare or pay any dividend or make any other distribution in respect of any capital stock or of other beneficial interest in American Bancshares or its subsidiaries, other than distributions in accordance with the trust instrument of ABI Capital Trust and any dividends from American Bank to American Bancshares to cover American Bancshares' expenses consistent with past practices;

  . Make no material acquisitions or distributions;

  . Incur or guaranty any debts outside of the ordinary course of business;
    or

  . Entering into, modifying, amending, renewing or terminating any material contract, agreement or lease for goods, services or office space.

No Solicitation

   The merger agreement provides that, unless and until the merger agreement has been terminated, neither American Bancshares nor its subsidiaries will directly or indirectly solicit or encourage or hold discussions or negotiations with, or provide information to, any person in connection with any proposal from any person relating to the transfer of all or a substantial portion of the business, assets or stock of American Bancshares or its subsidiaries, except that to the extent required by the fiduciary obligations of the board of directors of American Bancshares, it may provide information in response to an unsolicited request and participate in negotiations regarding any such unsolicited proposal. American Bancshares is required to promptly advise Gold Banc of the receipt of, and the substance of, any such proposal or inquiry.

Waiver and Amendment

   Prior to or at the effective time of the merger, any provision of the merger agreement, including, without limitation, the conditions to consummation of the merger, may be (a) waived, to the extent permitted under law, in writing by the party which is entitled to the benefits thereof; or (b) amended at any time by written agreement of the parties, whether before or after approval of the merger agreement by the stockholders of American Bancshares and Gold Banc. However, no such amendment or modification may, after the stockholder approval, alter the amount or change the form of the consideration or alter or change any of the terms of the merger agreement if such alteration or change would adversely affect the holders of American Bancshares' common stock. It is anticipated that a condition to consummate the merger would be waived only in those circumstances where the boards of directors of American Bancshares and Gold Banc, as the case may be, deem such waiver to be in the best interests of American Bancshares and Gold Banc and their respective stockholders.

Termination of the Merger Agreement

   The merger agreement and the merger may be terminated at any time prior to the closing date, provided that the terminating party is not then in material breach of the merger agreement, by:

     (a) The mutual consent of Gold Banc, its acquisition subsidiary and American Bancshares;

     (b) Gold Banc or American Bancshares if the merger has not been consummated by March 31, 2000, unless Gold Banc and American Bancshares agree to extend the deadline;

     (c) Gold Banc, if any regulatory approval shall be denied or if any such regulatory approval shall be conditioned or restricted in any manner which would materially adversely affect the operations of or would be unduly burdensome to Gold Banc;

     (d) Gold Banc or American Bancshares (1) any of the conditions precedent to the merger have not been satisfied or waived in writing; (2) any material breach or default shall be made and not cured within 30 days of the notice of the breach or the closing date, whichever is earlier; and (3) there exists any material inaccuracy, misrepresentation or breach of a representation of warranty made by the other party that has not been waived in writing;

     (e) American Bancshares if it receives an unsolicited acquisition proposal from another party that the American Bancshares board of directors believes is superior to the merger;

     (f) Gold Banc if American Bancshares enters into an agreement to be acquired by another party or if American Bancshares board of directors or a committee of the board of directors approves such a transaction to be acquired;

     (g) Gold Banc or American Bancshares if the stockholders of Gold Banc or American Bancshares fail to vote their approval of the merger or the merger agreement as required under Florida law, Kansas law and Rule 4460 of the National Association of Securities Dealers' rules of issuers under Nasdaq; or

     (h) American Bancshares, if the average closing sales price of Gold Banc common stock as reported by Nasdaq on the ten consecutive trading days ending on the day immediately preceding the special meeting is less than $10.00 per share and the board of directors of American Bancshares determines, by a vote of a majority of the entire board, at any time during the period commencing on the sixth day and ending on the tenth day following the later to occur of the effective date of the last regulatory approval or the date on which the stockholders of both Gold Banc and American Bancshares have approved the merger and the merger agreement, vote to terminate the merger agreement; provided, however, that before exercising this right to terminate the board of directors of American Bancshares shall have made a good faith attempt to negotiate a revised merger consideration.

   If the merger agreement is terminated for the reasons described in clauses
(e) or (f) above, American Bancshares must pay Gold Banc a termination fee of $3 million.

Effective Time

   It is presently anticipated that the effective time of the merger will occur some time during the first quarter of 2000, but no assurance can be given to that effect.

                   UNAUDITED PRO FORMA FINANCIAL STATEMENTS
           GOLD BANC CORPORATION, INC. AND AMERICAN BANCSHARES, INC.

   The following unaudited pro forma consolidated financial statements combine the historical consolidated balance sheets and statements of earnings of Gold Banc and American Bancshares giving effect to the merger using the pooling of interests method of accounting for a business combination.

   We are providing the following information to aid you in your analysis of the financial aspects of the merger. We derived this information from the financial statements of Gold Banc for the interim periods ended September 30, 1999 and 1998 and for the years ended December 31, 1998, 1997 and 1996 and from the financial statements of American Bancshares for the interim periods ended September 30, 1999 and 1998 and for the years ended December 31, 1998, 1997 and 1996. The information is only a summary and you should read it in conjunction with our historical financial statements and related notes contained in the annual reports and other information that we have filed with the SEC and incorporated by reference. See "Where You Can Find More Information" on page 78.

   The unaudited pro forma consolidated statements of earnings for the interim periods ended September 30, 1999 and 1998 and for the years ended December 31, 1998, 1997 and 1996 assume the merger was effected on January 1, 1996. The unaudited pro forma consolidated balance sheets give effect to the merger as if it had occurred on September 30, 1999 and December 31, 1998. The accounting policies of Gold Banc and American Bancshares are substantially comparable.

   The unaudited pro forma combined financial information is for illustrative purposes only and may not be indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.

           GOLD BANC CORPORATION, INC. AND AMERICAN BANCSHARES, INC.
                Unaudited Pro Forma Consolidated Balance Sheets

                              September 30, 1999

                                             American
                                Gold Banc   Bancshares  Dr       Cr       Pro Forma
                                ----------  ---------- -----    -----    -----------
                                               (In thousands)
            Assets
            ------
Cash and due from banks.......  $   39,935    17,357            4,800(2) $    52,492
Federal funds sold and
 interest-bearing deposits....      21,255        43                          21,298
                                ----------   -------                     -----------
   Total cash and cash
    equivalents ..............      61,190    17,400                          73,790
                                ----------   -------                     -----------
Investment securities
  Held-to-maturity............          25       --                               25
  Available-for-sale..........     257,593    71,340                         328,933
  Trading securities..........       4,873       --                            4,873
                                ----------   -------                     -----------
   Total investment
    securities................     262,491    71,340                         333,831
                                ----------   -------                     -----------
Mortgage and student loans
 held for sale, net...........      50,506   102,220                         152,726
Loans, net....................     806,930   257,467                       1,064,397
Premises and equipment, net...      31,415    12,682                          44,097
Goodwill, net.................      29,383        70                          29,453
Accrued interest and other
 assets.......................      36,747    10,280                          47,027
                                ----------   -------                     -----------
   Total assets...............  $1,278,662   471,459                     $ 1,745,321
                                ==========   =======                     ===========
 Liabilities and Stockholders'
            Equity
 -----------------------------
Liabilities:
  Deposits....................  $  967,295   352,138                     $ 1,319,433
  Securities sold under
   agreements to repurchase...      61,176    29,195                          90,371
  Federal funds purchased and
   other short-term
   borrowings.................      20,625    17,150                          37,775
  Guaranteed preferred
   beneficial interests in
   Company's debentures.......      66,300    16,249                          82,549
  Long-term debt..............      62,640    26,000                          88,640
  Accrued interest and other
   liabilities................      10,336     3,734   1,200(2)               12,870
                                ----------   -------                     -----------
   Total liabilities..........   1,188,372   444,466                       1,631,638
                                ----------   -------                     -----------
Minority interests............         --        --                              --
Stockholders' equity:
  Preferred stock, no par
   value; 50,000,000 shares
   authorized; no shares
   issued at September 30,
   1999.......................         --        --                              --
  Common stock, $1 par value;
   50,000,000 shares
   authorized; 17,181,618
   shares issued and
   outstanding at September
   30, 1999 (24,501,008 pro
   forma) ....................      17,182     5,913   5,913(1) 7,319(1)      24,501
  Additional paid-in capital..      29,200    15,716   1,406(1)               43,510
  Retained earnings...........      46,386     7,819   3,600(2)               50,605
  Accumulated comprehensive
   income (loss), net.........      (2,281)   (2,455)                         (4,736)
  Unearned compensation.......        (197)      --                             (197)
                                ----------   -------                     -----------
   Total stockholders' equity.      90,290    26,993                         113,683
                                ----------   -------                     -----------
     Total liabilities and
      stockholders' equity ...  $1,278,662   471,459                     $ 1,745,321
                                ==========   =======                     ===========

--------
(1) Entry to reflect merger of American Bancshares, Inc. through exchange of stock. Exchange ratio used: 1.4544 to one.
(2) Gold Banc and American Bancshares estimate they will incur direct transaction costs of approximately $4.8 million associated with the merger. These costs consist primarily of investment banking, legal, accounting, printing, severance payments and operational consolidation costs. The unaudited pro forma combined balance sheet reflects such expenses as if they had been paid as of September 30, 1999. Pro forma net earnings and earnings per share do not reflect these one-time transaction costs.

           GOLD BANC CORPORATION, INC. AND AMERICAN BANCSHARES, INC.
                Unaudited Pro Forma Consolidated Balance Sheets

                               December 31, 1998

                                         American
                            Gold Banc   Bancshares  Dr       Cr      Pro Forma
                            ----------  ---------- -----    -----    ----------
                                           (In thousands)
          Assets
          ------
Cash and due from banks...  $   36,305    20,319                     $   56,624
Federal funds sold and
 interest-bearing
 deposits.................      62,798       --                          62,798
                            ----------   -------                     ----------
   Total cash and cash
    equivalents...........      99,103    20,319                        119,422
                            ----------   -------                     ----------
Investment securities
  Held-to-maturity........          63       --                              63
  Available-for-sale......     255,606    77,078                        302,684
  Trading securities......       3,851       --                           3,851
                            ----------   -------                     ----------
   Total investment
    securities............     229,520    77,078                        306,598
                            ----------   -------                     ----------
Mortgage and student loans
 held for sale, net ......       5,425    88,158                         93,583
Loans, net................     717,939   248,808                        966,747
Premises and equipment,
 net......................      26,183    12,894                         39,077
Goodwill, net.............      13,328        74                         13,402
Accrued interest and other
 assets...................      19,858     7,833                         27,691
                            ----------   -------                     ----------
     Total assets.........  $1,111,356   455,164                     $1,566,520
                            ==========   =======                     ==========
     Liabilities and
   Stockholders' Equity
   ---------------------
Liabilities:
  Deposits................  $  926,687   344,845                     $1,271,532
  Securities sold under
   agreements to
   repurchase.............       6,644    29,592                         36,236
  Federal funds purchased
   and other short-term
   borrowings.............       7,568     8,900                         16,468
  Guaranteed preferred
   beneficial interests in
   Company's debentures...      28,750    16,249                         44,999
  Long-term debt..........      49,958    26,000                         75,958
  Accrued interest and
   other liabilities......       7,938     2,151                         10,089
                            ----------   -------                     ----------
   Total liabilities......   1,027,545   427,737                      1,455,282
                            ----------   -------                     ----------
Minority interests........         --        --                             --
Stockholders' equity:
  Preferred stock, no par
   value; 50,000,000
   shares authorized; no
   shares issued at
   December 31, 1998 .....         --        --                             --
  Common stock, $1 par
   value; 50,000,000
   shares authorized;
   17,181,618 shares
   issued and outstanding
   at December 31, 1998
   (24,446,323 pro forma).      17,182     5,870   5,870(1) 7,265(1)     24,447
  Additional paid-in
   capital................      29,200    15,551   1,395(1)              43,356
  Retained earnings.......      37,235     6,149                         43,384
  Accumulated
   comprehensive income
   (loss), net............         391      (143)                           248
  Unearned compensation...        (197)      --                            (197)
                            ----------   -------                     ----------
   Total stockholders'
    equity................      83,811    27,427                        111,238
                            ----------   -------                     ----------
     Total liabilities and
      stockholders'
      equity..............  $1,111,356   455,164                     $1,566,520
                            ==========   =======                     ==========

--------
(1) Entry to reflect merger of American Bancshares, Inc. through exchange of stock. Exchange ratio used: 1.4544 to one.

           GOLD BANC CORPORATION, INC. AND AMERICAN BANCSHARES, INC.
            Unaudited Pro Forma Consolidated Statements of Earnings
                               September 30, 1999

                                                            American
                                                Gold Banc  Bancshares Pro Forma
                                                ---------  ---------- ---------
                                                (In thousands except per share
                                                            data)
Interest income:
  Loans, including fees.......................  $ 52,616     22,272   $ 74,888
  Investment securities.......................    10,315      3,681     13,996
  Other.......................................     2,284         47      2,331
                                                --------     ------   --------
                                                  65,215     26,000     91,215
                                                --------     ------   --------
Interest expense:
  Deposits....................................    28,558      9,751     38,309
  Borrowings and other........................     6,461      3,580     10,041
                                                --------     ------   --------
                                                  35,019     13,331     48,350
                                                --------     ------   --------
Net interest income...........................    30,196     12,669     42,865
Provision for loan losses.....................     1,301      1,203      2,504
                                                --------     ------   --------
  Net interest income after provisions for
   loan losses................................    28,895     11,466     40,361
Other income:
  Service fees................................     3,031      2,102      5,133
  Investment trading fees and commissions.....     2,556        --       2,556
  Net gains on sale of mortgage loans.........     1,559        825      2,384
  Net securities gains........................       170         28        198
  Unrealized gains (losses) on trading
   securities.................................       (22)       --         (22)
  Gain (loss) on sale of assets...............        23        206        229
  Other income................................     5,171      1,447      6,618
                                                --------     ------   --------
                                                  12,488      4,608     17,096
                                                --------     ------   --------
Other expense:
  Salaries and employee benefits..............    13,783      6,124     19,907
  Net occupancy expense.......................     4,323      1,916      6,239
  Outside services............................     1,545        574      2,119
  Data processing.............................     1,238        674      1,912
  Advertising.................................       686        206        892
  Goodwill amortization.......................       721          4        725
  Other expense...............................     3,950      3,945      7,895
                                                --------     ------   --------
                                                  26,246     13,443     39,689
                                                --------     ------   --------
Earnings before income taxes..................    15,137      2,631     17,768
Income tax expense............................     4,945        961      5,906
                                                --------     ------   --------
Net earnings..................................  $ 10,192      1,670   $ 11,862
                                                ========     ======   ========
Earnings per share-basic......................  $   0.59       0.33   $   0.48
                                                ========     ======   ========
Earnings per share-diluted....................  $   0.59       0.33   $   0.48
                                                ========     ======   ========
Weighted average shares outstanding (basic)...    17,182      5,024     24,488(1)
                                                ========     ======   ========
Weighted average shares outstanding (diluted).    17,244      5,031     24,613(1)
                                                ========     ======   ========

--------
(1) Reflects merger of American Bancshares through exchange of stock. Exchange ratio used: 1.4544 to one.

           GOLD BANC CORPORATION, INC. AND AMERICAN BANCSHARES, INC.
            Unaudited Pro Forma Consolidated Statements of Earnings
                               September 30, 1998

                                                           American
                                                Gold Banc Bancshares Pro Forma
                                                --------- ---------- ---------
                                                (In thousands except per share
                                                            data)
Interest income:
  Loans, including fees.......................   $44,309    19,136    $63,445
  Investment securities.......................     8,287     3,488     11,775
  Other.......................................     1,977       200      2,177
                                                 -------    ------    -------
                                                  54,573    22,824     77,397
                                                 -------    ------    -------
Interest expense:
  Deposits....................................    25,289     9,823     35,112
  Borrowings and other........................     3,271     1,962      5,233
                                                 -------    ------    -------
                                                  28,560    11,785     40,345
                                                 -------    ------    -------
Net interest income...........................    26,013    11,039     37,052
Provision for loan losses.....................     1,801       429      2,230
                                                 -------    ------    -------
  Net interest income after provisions for
   loan losses ...............................    24,212    10,610     34,822
                                                 -------    ------    -------
Other income:
  Service fees................................     2,275     1,352      3,627
  Investment trading fees and commissions.....     2,177       --       2,177
  Net gains on sale of mortgage loans.........       769     1,036      1,805
  Net securities gains........................        92       186        278
  Unrealized gains (losses) on trading
   securities.................................      (367)      --        (367)
  Gain (loss) on sale of assets...............       (10)       87         77
  Other income................................     1,054     1,092      2,146
                                                 -------    ------    -------
                                                   5,990     3,753      9,743
                                                 -------    ------    -------
Other expense:
  Salaries and employee benefits..............     9,272     5,131     14,403
  Net occupancy...............................     2,743     1,376      4,119
  Outside services............................     1,427     1,055      2,482
  Data processing.............................       417       707      1,124
  Advertising.................................       488       224        712
  Goodwill amortization.......................       300         4        304
  Other expense...............................     3,544     3,969      7,513
                                                 -------    ------    -------
                                                  18,191    12,466     30,657
                                                 -------    ------    -------
Earnings before income taxes..................    12,011     1,897     13,908
Income tax expense............................     2,105       664      2,769
                                                 -------    ------    -------
Net earnings..................................   $ 9,906     1,233    $11,139
                                                 =======    ======    =======
Earnings per share-basic......................   $  0.60      0.25    $  0.47
                                                 =======    ======    =======
Earnings per share-diluted....................   $  0.60      0.25    $  0.47
                                                 =======    ======    =======
Pro forma net earnings and earnings per share
 data (2):
  Earnings before income taxes................   $12,011     1,897    $13,908
  Pro forma income tax expense................     3,887       664      4,551
                                                 -------    ------    -------
  Pro forma net earnings......................   $ 8,124     1,233    $ 9,357
                                                 =======    ======    =======
Pro forma earnings per common share-basic.....   $  0.49      0.25    $  0.39
                                                 =======    ======    =======
Pro forma earnings per common share-diluted...   $  0.49      0.25    $  0.39
                                                 =======    ======    =======
Weighted average shares outstanding (basic)...    16,458     4,995     23,722(1)
                                                 =======    ======    =======
Weighted average shares outstanding (diluted).    16,600     5,022     23,877(1)
                                                 =======    ======    =======

--------
(1) Reflects merger of American Bancshares through exchange of stock. Exchange ratio used: 1.4544 to one.
(2) Citizens Bank of Tulsa (Citizens) was acquired by Gold Banc in a pooling of interests transaction in December 1998 and was taxed as a Subchapter S corporation for 1997 and 1998. As a Subchapter S corporation, Citizens was not subject to federal income taxes; rather such income was included in the taxable income of stockholders. The 1998 and 1997 data has been adjusted to include pro forma tax expense, net earnings and net earnings per share as if Citizens had not been a Subchapter S corporation.

           GOLD BANC CORPORATION, INC. AND AMERICAN BANCSHARES, INC.
            Unaudited Pro Forma Consolidated Statements of Earnings
                               December 31, 1998

                                                          American
                                              Gold Banc  Bancshares Pro Forma
                                              ---------  ---------- ---------
                                              (In thousands except per share
                                                          data)
Interest income:
 Loans, including fees......................  $ 61,017     26,250   $ 87,267
 Investment securities......................    11,110      4,670     15,780
 Other......................................     3,069        265      3,334
                                              --------     ------   --------
                                                75,196     31,185    106,381
                                              --------     ------   --------
Interest expense:
 Deposits...................................    34,931     13,142     48,073
 Borrowings and other.......................     4,657      3,030      7,687
                                              --------     ------   --------
                                                39,588     16,172     55,760
                                              --------     ------   --------
Net interest income.........................    35,608     15,013     50,621
Provision for loan losses...................     2,781      1,180      3,961
                                              --------     ------   --------
 Net interest income after provisions for
  loan losses...............................    32,827     13,833     46,660
                                              --------     ------   --------
Other income:
 Service fees...............................     3,275      1,878      5,153
 Investment trading fees and commissions....     3,265        --       3,265
 Net gains on sale of mortgage loans........     1,106      1,321      2,427
 Net securities gains.......................        94        410        504
 Unrealized gains (losses) on trading
  securities................................      (399)       --        (399)
 Gain (loss) on sale of assets..............       (85)       --         (85)
 Other income...............................     1,522      1,636      3,158
                                              --------     ------   --------
                                                 8,778      5,245     14,023
                                              --------     ------   --------
Other expense:
 Salaries and employee benefits.............    13,307      7,015     20,322
 Net occupancy..............................     3,023      1,953      4,976
 Outside services...........................     3,065        634      3,699
 Data processing............................     1,115        946      2,061
 Advertising................................     1,124        487      1,611
 Goodwill amortization......................       103          5        108
 Other expense..............................     6,342      5,534     11,876
                                              --------     ------   --------
                                                28,079     16,574     44,653
                                              --------     ------   --------
Earnings before income taxes................    13,526      2,504     16,030
Income tax expense..........................     1,607        877      2,484
                                              --------     ------   --------
Net earnings................................  $ 11,919      1,627   $ 13,546
                                              ========     ======   ========
Earnings per share--basic...................  $   0.71       0.33   $   0.57
                                              ========     ======   ========
Earnings per share--diluted.................  $   0.71       0.32   $   0.56
                                              ========     ======   ========
Pro forma net earnings and earnings per
 share data (2):
 Earnings before income taxes...............  $ 13,526      2,504   $ 16,030
 Pro forma income tax expense...............     4,404        877      5,281
                                              --------     ------   --------
 Pro forma net earnings.....................  $  9,122      1,627   $ 10,749
                                              ========     ======   ========
Pro forma earnings per common share--basic..  $   0.55       0.33   $   0.45
                                              ========     ======   ========
Pro forma earnings per common share--
 diluted....................................  $   0.55       0.32   $   0.45
                                              ========     ======   ========
Weighted average shares outstanding (basic).    16,566      4,995     23,830(1)
                                              ========     ======   ========
Weighted average shares outstanding
 (diluted)..................................    16,707      5,019     24,033(1)
                                              ========     ======   ========

--------
(1) Reflects merger of American Bancshares through exchange of stock. Exchange ratio used: 1.4544 to one.
(2) Citizens Bank of Tulsa (Citizens) was acquired by Gold Banc in a pooling of interests transaction December 1998 and was taxed as a Subchapter S corporation for 1997 and 1998. As a Subchapter S corporation, Citizens was not subject to federal income taxes; rather such income was included in the taxable income of stockholders. The 1998 and 1997 data has been adjusted to include pro forma tax expense, net earnings and net earnings per share as if Citizens had not been a Subchapter S corporation.

           GOLD BANC CORPORATION, INC. AND AMERICAN BANCSHARES, INC.
            Unaudited Pro Forma Consolidated Statements of Earnings
                               December 31, 1997

                                                          American    Pro
                                               Gold Banc Bancshares  Forma
                                               --------- ---------- --------
                                                 (In thousands except per
                                                        share data)
Interest income:
 Loans, including fees.......................  $ 44,977    20,101   $ 65,078
 Investment securities.......................     8,767     3,996     12,763
 Other ......................................       787       534      2,321
                                               --------    ------   --------
                                                 55,531    24,631     80,162
                                               --------    ------   --------
Interest expense:
 Deposits....................................    26,175    11,905     38,080
 Borrowings and other........................     1,800     1,012      2,812
                                               --------    ------   --------
                                                 27,975    12,917     40,892
                                               --------    ------   --------
Net interest income..........................    27,556    11,714     39,270
Provision for loan losses....................     2,130       921      3,051
                                               --------    ------   --------
 Net interest income after provisions for
  loan losses................................    25,426    10,793     36,219
                                               --------    ------   --------
Other income:
 Service fees................................     2,446     1,812      4,258
 Investment trading fees and commissions.....       --        --         --
 Net gains on sale of mortgage loans.........       679       870      1,549
 Net securities gains........................       116       140        256
 Unrealized gains (losses) on trading
  securities.................................       229       --         229
 Gain (loss) on sale of assets...............       203       --         203
 Other income................................     1,080     1,334      2,414
                                               --------    ------   --------
                                                  4,753     4,156      8,909
                                               --------    ------   --------
Other expense:
 Salaries and employee benefits..............     8,884     5,181     14,065
 Net occupancy...............................     2,145     1,627      3,772
 Outside services............................     1,340       534      1,874
 Data processing.............................       677       917      1,594
 Advertising.................................       728       307      1,035
 Goodwill amortization.......................        95         4         99
 Other expense...............................     3,609     3,342      6,951
                                               --------    ------   --------
                                                 17,478    11,912     29,390
                                               --------    ------   --------
Earnings before income taxes.................    12,701     3,037     15,738
Income tax expense...........................     2,827     1,117      3,944
                                               --------    ------   --------
Net earnings.................................  $  9,874     1,920   $ 11,794
                                               ========    ======   ========
Earnings per share-basic.....................  $   0.64      0.38   $   0.52
                                               ========    ======   ========
Earnings per share-diluted...................  $   0.64      0.38   $   0.52
                                               ========    ======   ========
Pro forma net earnings and earnings per share
 data (2):
 Earnings before income taxes................  $ 12,701     3,037   $ 15,738
 Pro forma income tax expense................     4,406     1,117      5,523
                                               --------    ------   --------
 Pro forma net earnings......................  $  8,295     1,920   $ 10,215
                                               ========    ======   ========
Pro forma earnings per common share-basic....  $   0.54      0.38   $   0.45
                                               ========    ======   ========
Pro forma earnings per common share-diluted..  $   0.54      0.38   $   0.45
                                               ========    ======   ========
Weighted average shares outstanding (basic)..    15,482     4,988     22,737(1)
                                               ========    ======   ========
Weighted average shares outstanding
 (diluted)...................................    15,522     5,019     22,790(1)
                                               ========    ======   ========

--------
(1) Reflects merger of American Bancshares through exchange of stock. Exchange ratio used: 1.4544 to one.
(2) Citizens Bank of Tulsa (Citizens) was acquired by Gold Banc in a pooling of interests transaction in December 1998 and was taxed as a Subchapter S corporation for 1997 and 1998. As a Subchapter S corporation, Citizens was not subject to federal income taxes; rather such income was included in the taxable income of stockholders. The 1998 and 1997 data has been adjusted to include pro forma tax expense, net earnings and net earnings per share as if Citizens had not been a Subchapter S corporation.

           GOLD BANC CORPORATION, INC. AND AMERICAN BANCSHARES, INC.
            Unaudited Pro Forma Consolidated Statements of Earnings

                               December 31, 1996

                                                           American
                                                Gold Banc Bancshares Pro Forma
                                                --------- ---------- ---------
                                                (In thousands except per share
                                                            data)
Interest income:
 Loans, including fees........................   $34,674    16,150    $50,824
 Investment securities........................     8,777     2,945     11,722
 Other........................................     1,201       336      1,537
                                                 -------    ------    -------
                                                  44,652    19,431     64,083
                                                 -------    ------    -------
Interest expense:
 Deposits.....................................    22,336     9,475     31,811
 Borrowings and other.........................     1,946       490      2,436
                                                 -------    ------    -------
                                                  24,282     9,965     34,247
                                                 -------    ------    -------
Net interest income...........................    20,370     9,466     29,836
Provision for loan losses.....................     1,262       515      1,777
                                                 -------    ------    -------
 Net interest income after provisions for loan
  losses......................................    19,108     8,951     28,059
                                                 -------    ------    -------
Other income:
 Service fees.................................     1,982     1,192      3,174
 Investment trading fees and commissions......       --        --         --
 Net gains on sale of mortgage loans..........     1,128       514      1,642
 Net securities gains.........................       --        107        107
 Unrealized gains (losses) on trading
  securities..................................       --        --         --
 Gain (loss) on sale of assets................       297       --         297
 Other income.................................       772       335      1,107
                                                 -------    ------    -------
                                                   4,179     2,148      6,327
                                                 -------    ------    -------
Other expenses:
 Salaries and employee benefits...............     8,301     4,361     12,662
 Net occupancy................................     1,571     1,184      2,755
 Outside services.............................     1,000       244      1,244
 Data processing..............................       633       925      1,558
 Advertising..................................       549       351        900
 Goodwill amortization........................       551       --         551
 Other expense................................     3,442     2,791      6,233
                                                 -------    ------    -------
                                                  16,047     9,856     25,903
                                                 -------    ------    -------
Earnings before income taxes..................     7,240     1,243      8,483
Income tax expense............................     2,334       461      2,795
                                                 -------    ------    -------
Net earnings before extraordinary item........     4,906       782      5,688
Extraordinary item............................       --        --         --
                                                 -------    ------    -------
Net earnings..................................   $ 4,906       782    $ 5,688
                                                 =======    ======    =======
Earnings per share-basic, before extraordinary
 item.........................................   $  0.45      0.17    $  0.32
                                                 =======    ======    =======
Extraordinary item, net.......................   $   --        --     $   --
                                                 =======    ======    =======
Earnings per share-basic......................   $  0.45      0.17    $  0.32
                                                 =======    ======    =======
Earnings per share-diluted, before
 extraordinary item...........................   $  0.45      0.17    $  0.32
                                                 =======    ======    =======
Extraordinary item, net.......................   $   --        --     $   --
                                                 =======    ======    =======
Earnings per share-diluted....................   $  0.45      0.17    $  0.32
                                                 =======    ======    =======
Weighted average shares outstanding (basic)...    11,237     4,638     17,982(1)
                                                 =======    ======    =======
Weighted average shares outstanding (diluted).    11,237     4,692     17,982(1)
                                                 =======    ======    =======

--------
(1) Reflects merger of American Bancshares through exchange of stock. Exchange ratio used: 1.4544 to one.

                   UNAUDITED PRO FORMA FINANCIAL STATEMENTS
   Gold Banc Corporation, Inc., Union Bankshares, Ltd., American Bancshares,
                                     Inc.,
CountryBanc Holding Company and First Business Bancshares of Kansas City, Inc.

   The following unaudited pro forma consolidated financial statements combine the historical consolidated balance sheets and statements of earnings of Gold Banc, Union Bankshares, American Bancshares, CountryBanc and First Business Bancshares giving effect to the merger and the acquisition of these entities using the pooling of interests method of accounting for a business combination.

   We are providing the following information to aid you in your analysis of the financial aspects of the mergers. We derived this information from the financial statements of Gold Banc for the interim periods ended September 30, 1999 and 1998 and for the years ended December 31, 1998, 1997 and 1996 and from the financial statements Union Bankshares, American Bancshares, CountryBanc and First Business Bancshares for the interim periods ended September 30, 1999 and 1998 and for the years ended December 31, 1998, 1997 and 1996. The information is only a summary and you should read it in conjunction with Gold Banc's historical financial statements and related notes contained in the annual reports and other information that we have filed with the SEC and incorporated by reference. See "Where You Can Find More Information" on page 78.

   The unaudited pro forma consolidated statements of earnings for the interim periods ended September 30, 1999 and 1998 and for the years ended December 31, 1998, 1997 and 1996 assume the mergers were effected on January 1, 1996. The unaudited pro forma consolidated balance sheets give effect to the mergers as if they had occurred on September 30, 1999 and December 31, 1998. The accounting policies of Gold Banc, Union Bankshares, American Bancshares, CountryBanc and First Business Bancshares are substantially comparable.

   The pro forma data does not reflect the results of operations and financial position of DSP Investments, Limited for the periods presented. As of September 30, 1999 DSP Investments, Limited had total assets of $53.2 million, total deposits of $35.6 million, total equity of $4.2 million and year to date consolidated net earnings of $420,000. This acquisition will be accounted for as a purchase and its results of operations and financial position are immaterial to the combined group.

   The unaudited pro forma combined financial information is for illustrative purposes only and may not be indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the mergers.

Gold Banc Corporation, Inc., Union Bankshares, Ltd., American Bancshares, Inc.,
 CountryBanc Holding Company and First Business Bancshares of Kansas City, Inc.

                Unaudited Pro Forma Consolidated Balance Sheets
                               September 30, 1999

                                                 Gold Banc
                                                    and                                    First
                                                  American     Union                      Business   Adjustments
                                                 Bancshares  Bankshares  CountryBanc(4)  Bancshares    Dr (Cr)
                                                 ----------  ----------  --------------  ----------  -----------
                                                                             (In thousands)
                    Assets
                    ------
Cash and due from banks.......................   $   52,492      14,528          12,567       1,987    (13,600)(5)
Federal funds sold and interest-bearing
 deposits.....................................       21,298       7,200           4,667         --
                                                 ----------     -------         -------     -------
   Total cash and cash equivalents............       73,790      21,728          17,234       1,987
                                                 ----------     -------         -------     -------
Investment securities:
 Held-to-maturity.............................           25      34,045           8,317         --     (42,362)(6)
 Available-for-sale...........................      328,933     113,677         107,653      10,138     41,903 (6)
 Trading securities...........................        4,873         --              --          --
                                                 ----------     -------         -------     -------
   Total investment securities................      333,831     147,722         115,970      10,138
                                                 ----------     -------         -------     -------
Mortgage and student loans held for sale, net.      152,726         --              --          --
Loans, net....................................    1,064,397     166,440         360,170     109,880
Premises and equipment, net...................       44,097       3,245          15,438       1,113
Goodwill, net.................................       29,453       6,765          10,798         --       2,741 (2)
Accrued interest and other assets.............       47,027       5,988          10,631       2,000
                                                 ----------     -------         -------     -------
     Total assets.............................   $1,745,321     351,888         530,241     125,118
                                                 ==========     =======         =======     =======
     Liabilities and Stockholders' Equity
     ------------------------------------
Liabilities:
 Deposits.....................................   $1,319,433     292,159         455,532     105,003
 Securities sold under agreements to
  repurchase..................................       90,371         --              --        4,638
 Federal funds purchased and other short-term
  borrowings..................................       37,775      28,600           3,603       2,100
 Guaranteed preferred beneficial interests in
  Company's debentures........................       82,549      10,304             --          --
 Long-term debt...............................       88,640         --           15,090       4,008        770 (3)
 Accrued interest and other liabilities.......       12,870       1,314           5,985         810      2,975 (5)(6)
                                                 ----------     -------         -------     -------
   Total liabilities..........................    1,631,638     332,377         480,210     116,559
                                                 ----------     -------         -------     -------
Minority interests............................          --          --              --        1,430      1,430 (2)
Stockholders' equity:
 Preferred stock, no par value; 50,000,000
  shares authorized; no shares issued at
  September 30,
  1999........................................          --          --                5         --           5 (1)
 Common stock, $1 par value; 50,000,000
  shares authorized; 24,501,008 shares issued
  and outstanding at September 30, 1999
  (38,346,824
  pro forma)..................................       24,501           2              16         181    (13,647)(1)(2)(3)
 Additional paid-in capital...................       43,510       9,672          29,241       5,939      9,276 (1)(2)(3)
 Retained earnings............................       50,605      11,114          21,695       1,706     10,800 (5)
 Accumulated comprehensive income (loss),
  net.........................................       (4,736)     (1,277)           (926)       (122)       284 (6)
 Unearned compensation or treasury stock......         (197)        --              --         (575)      (575)(1)
                                                 ----------     -------         -------     -------
   Total stockholders' equity.................      113,683      19,511          50,031       7,129
                                                 ----------     -------         -------     -------
     Total liabilities and stockholders' equity. $1,745,321     351,888         530,241     125,118
                                                 ==========     =======         =======     =======
                                                 Pro Forma
                                                 ---------
                    Assets
                    ------
Cash and due from banks.......................   $   67,974
Federal funds sold and interest-bearing
 deposits.....................................       33,165
                                                 -----------
   Total cash and cash equivalents............      101,139
                                                 -----------
Investment securities:
 Held-to-maturity.............................           25
 Available-for-sale...........................      602,304
 Trading securities...........................        4,873
                                                 -----------
   Total investment securities................      607,202
                                                 -----------
Mortgage and student loans held for sale, net.      152,726
Loans, net....................................    1,700,887
Premises and equipment, net...................       63,893
Goodwill, net.................................       49,757
Accrued interest and other assets.............       65,646
                                                 -----------
     Total assets.............................   $2,741,250
                                                 ===========
     Liabilities and Stockholders' Equity
     ------------------------------------
Liabilities:
 Deposits.....................................   $2,172,127
 Securities sold under agreements to
  repurchase..................................       95,009
 Federal funds purchased and other short-term
  borrowings..................................       72,078
 Guaranteed preferred beneficial interests in
  Company's debentures........................       92,853
 Long-term debt...............................      106,968
 Accrued interest and other liabilities.......       18,004
                                                 -----------
   Total liabilities..........................    2,557,039
                                                 -----------
Minority interests............................          --
Stockholders' equity:
 Preferred stock, no par value; 50,000,000
  shares authorized; no shares issued at
  September 30,
  1999........................................          --
 Common stock, $1 par value; 50,000,000
  shares authorized; 24,501,008 shares issued
  and outstanding at September 30, 1999
  (38,346,824
  pro forma)..................................       38,347
 Additional paid-in capital...................       79,086
 Retained earnings............................       74,320
 Accumulated comprehensive income (loss),
  net.........................................       (7,345)
 Unearned compensation or treasury stock......         (197)
                                                 -----------
   Total stockholders' equity.................      184,211
                                                 -----------
     Total liabilities and stockholders' equity. $2,741,250
                                                 ===========

-------
See footnotes to pro forma data on page 47.

Gold Banc Corporation, Inc., Union Bankshares, Ltd., American Bancshares, Inc.,
 CountryBanc Holding Company and First Business Bancshares of Kansas City, Inc.

                Unaudited Pro Forma Consolidated Balance Sheets
                               December 31, 1998

                           Gold Banc
                              and                                  First
                           American      Union                    Business   Adjustments
                          Bancshares   Bankshares CountryBanc(4) Bancshares    Dr (Cr)             Pro Forma
                          -----------  ---------- -------------- ----------  -----------           ----------
                                                      (In thousands)
         Assets
         ------
Cash and due from banks.  $    56,624      18,914         21,359      5,556                        $  102,453
Federal funds sold and
 interest-bearing
 deposits...............       62,798      26,505         11,663        880                           101,846
                          -----------     -------        -------    -------                        ----------
   Total cash and cash
    equivalents.........      119,422      45,419         33,022      6,436                           204,299
                          -----------     -------        -------    -------                        ----------
Investment securities
 Held-to-maturity.......           63      27,469          6,374        --       (33,843)(6)               63
 Available-for-sale.....      302,684      78,582        109,239     10,418       34,803 (6)          535,726
 Trading securities.....        3,851         --             --         --                              3,851
                          -----------     -------        -------    -------                        ----------
   Total investment
    securities..........      306,598     106,051        115,613     10,418                           539,640
                          -----------     -------        -------    -------                        ----------
Mortgage and student
 loans held for sale,
 net....................       93,583       4,285            --         --                             97,868
Loans, net..............      966,747     144,517        350,260     93,127                         1,554,651
Premises and equipment,
 net....................       39,077       3,276         15,396        893                            58,642
Goodwill, net...........       13,402       7,169          9,594        --         2,871 (2)           33,036
Accrued interest and
 other assets...........       27,691       3,860          9,986      2,000                            43,537
                          -----------     -------        -------    -------                        ----------
     Total assets.......  $ 1,566,520     314,577        533,871    112,874                        $2,531,673
                          ===========     =======        =======    =======                        ==========
    Liabilities and
  Stockholders' Equity
  ---------------------
Liabilities:
 Deposits...............  $ 1,271,532     271,650        455,257     97,769                        $2,096,208
 Securities sold under
  agreements to
  repurchase............       36,236         --             --       4,129                            40,365
 Federal funds
  purchased and other
  short-term
  borrowings............       16,468       5,000          7,533        --                             29,001
 Guaranteed preferred
  beneficial interests
  in Company's
  debentures............       44,999      10,304            --         --                             55,303
 Long-term debt.........       75,958       5,000         18,900      2,425          770 (3)          101,513
 Accrued interest and
  other liabilities.....       10,089       2,279          5,777        867         (384)(6)           19,396
                          -----------     -------        -------    -------                        ----------
   Total liabilities....    1,455,282     294,233        487,467    105,190                         2,341,786
                          -----------     -------        -------    -------                        ----------
Minority interests......          --          --             --       1,351        1,351 (2)              --
Stockholders' equity:
 Preferred stock, no
  par value; 50,000,000
  shares authorized; no
  shares issued at
  December 31, 1998.....          --          --               5        --             5 (1)              --
 Common stock, $1 par
  value; 50,000,000
  shares authorized;
  24,446,323 shares
  issued and
  outstanding
  (38,112,538 pro
  forma)................       24,447           2             16        162      (13,486)(1)(2)(3)     38,113
 Additional paid-in
  capital...............       43,356       9,639         29,226      5,628        9,064 (1)(2)(3)     78,785
 Retained earnings......       43,384      10,060         16,803      1,109                            71,356
 Accumulated
  comprehensive income
  (loss), net...........          248         643            354          9          576 (6)            1,830
 Unearned compensation..         (197)        --             --        (575)        (575)(1)             (197)
                          -----------     -------        -------    -------                        ----------
   Total stockholders'
    equity..............      111,238      20,344         46,404      6,333                           189,887
                          -----------     -------        -------    -------                        ----------
     Total liabilities
      and stockholders'
      equity............  $ 1,566,520     314,577        533,871    112,874                        $2,531,673
                          ===========     =======        =======    =======                        ==========

-------
See footnotes to pro forma data on page 47.

Gold Banc Corporation, Inc., Union Bankshares, Ltd., American Bancshares, Inc.,
 CountryBanc Holding Company and First Business Bancshares of Kansas City, Inc.

            Unaudited Pro Forma Consolidated Statements of Earnings
                               September 30, 1999

                          Gold Banc                               First
                         and American   Union                    Business
                          Bancshares  Bankshares CountryBanc(4) Bancshares Pro Forma
                         ------------ ---------- -------------- ---------- ---------
                                    (In thousands except per share data)
Interest income:
 Loans, including fees..   $74,888      11,033       26,451       7,293    $119,665
 Investment securities..    13,996       6,221        4,913         506      25,636
 Other..................     2,331         334          682          57       3,404
                           -------      ------       ------       -----    --------
                            91,215      17,588       32,046       7,856     148,705
                           -------      ------       ------       -----    --------
Interest expense:
 Deposits...............    38,309       5,284       12,737       3,131      59,461
 Borrowings and other...    10,041       1,595        1,102         360      13,098
                           -------      ------       ------       -----    --------
                            48,350       6,879       13,839       3,491      72,559
                           -------      ------       ------       -----    --------
Net interest income.....    42,865      10,709       18,207       4,365      76,146
Provision for loan
 losses.................     2,504         102          800         427       3,833
                           -------      ------       ------       -----    --------
 Net interest income
  after provisions for
  loan losses...........    40,361      10,607       17,407       3,938      72,313
                           -------      ------       ------       -----    --------
Other income:
 Service fees...........     5,133         491        2,408         319       8,351
 Investment trading fees
  and commissions.......     2,556         --           --          --        2,556
 Net gains on sale of
  mortgage loans........     2,384         --           --          --        2,384
 Net securities gains...       198         266           71         --          535
 Unrealized gains
  (losses) on trading
  securities............       (22)        --           --          --          (22)
 Gain (loss) on sale of
  assets................       229         --            (8)        --          221
 Other income...........     6,618         531          805         --        7,954
                           -------      ------       ------       -----    --------
                            17,096       1,288        3,276         319      21,979
                           -------      ------       ------       -----    --------
Other expense:
 Salaries and employee
  benefits..............    19,907       5,387        7,252       1,645      34,191
 Net occupancy expense..     6,239         873        1,963         342       9,417
 Outside services.......     2,119         613          522         107       3,361
 Data processing........     1,912         566          379         207       3,064
 Advertising............       892         271          302          48       1,513
 Goodwill amortization..       725         404          643         --        1,772
 Other expense..........     7,895       2,213        1,756         846      12,710
                           -------      ------       ------       -----    --------
                            39,689      10,327       12,817       3,195      66,028
                           -------      ------       ------       -----    --------
Earnings before income
 taxes..................    17,768       1,568        7,866       1,062      28,264
Income tax expense......     5,906         514        2,978         466       9,864
                           -------      ------       ------       -----    --------
Net earnings............   $11,862       1,054        4,888         596    $ 18,400
                           =======      ======       ======       =====    ========
Earnings per share-
 basic..................   $  0.48        0.45         3.09        3.65    $   0.50
                           =======      ======       ======       =====    ========
Earnings per share-
 diluted................   $  0.48        0.40         2.72        2.86    $   0.47
                           =======      ======       ======       =====    ========
Weighted average shares
 outstanding (basic)....    24,488       2,349        1,580         163      37,071
                           =======      ======       ======       =====    ========
Weighted average shares
 outstanding (diluted)..    24,613       2,634        1,795         221      39,315
                           =======      ======       ======       =====    ========

--------
See footnotes to pro forma data on page 47.

Gold Banc Corporation, Inc., Union Bankshares, Ltd., American Bancshares, Inc.,
 CountryBanc Holding Company and First Business Bancshares of Kansas City, Inc.

            Unaudited Pro Forma Consolidated Statements of Earnings
                               September 30, 1998

                          Gold Banc                               First
                         and American   Union                    Business
                          Bancshares  Bankshares CountryBanc(4) Bancshares Pro Forma
                         ------------ ---------- -------------- ---------- ---------
                                    (In thousands except per share data)
Interest income:
 Loans, including fees..   $63,445       9,385       24,771       6,365    $103,966
 Investment securities..    11,775       3,207        5,332         382      20,696
 Other..................     2,177         487        1,082         255       4,001
                           -------      ------       ------       -----    --------
                            77,397      13,079       31,185       7,002     128,663
                           -------      ------       ------       -----    --------
Interest expense:
 Deposits...............    35,112       3,932       13,214       2,908      55,166
 Borrowings and other...     5,233         584          902         230       6,949
                           -------      ------       ------       -----    --------
                            40,345       4,516       14,116       3,138      62,115
                           -------      ------       ------       -----    --------
Net interest income.....    37,052       8,563       17,069       3,864      66,548
Provision for loan
 losses.................     2,230         243          784         242       3,499
                           -------      ------       ------       -----    --------
 Net interest income
  after provisions for
  loan losses...........    34,822       8,320       16,285       3,622      63,049
                           -------      ------       ------       -----    --------
Other income:
 Service fees...........     3,627         292        1,789         184       5,892
 Investment trading fees
  and commissions.......     2,177         --           --          --        2,177
 Net gains on sale of
  mortgage loans........     1,805         --           --          --        1,805
 Net securities gains...       278          25           17         --          320
 Unrealized gains
  (losses) on trading
  securities............      (367)        --           --          --         (367)
 Gain (loss) on sale of
  assets................        77         --            (2)        --           75
 Other income...........     2,146         398          668         162       3,374
                           -------      ------       ------       -----    --------
                             9,743         715        2,472         346      13,276
                           -------      ------       ------       -----    --------
Other expense:
 Salaries and employee
  benefits..............    14,403       4,009        6,449       1,415      26,276
 Net occupancy..........     4,119         663        1,599         506       6,887
 Outside services.......     2,482         511          516         119       3,628
 Data processing........     1,124         248          264         174       1,810
 Advertising............       712         254          284          90       1,340
 Goodwill amortization..       304         170          500         --          974
 Other expense..........     7,513       1,692        1,895         470      11,570
                           -------      ------       ------       -----    --------
                            30,657       7,547       11,507       2,774      52,485
                           -------      ------       ------       -----    --------
Earnings before income
 taxes..................    13,908       1,488        7,250       1,194      23,840
Income tax expense......     2,769         240        2,625         543       6,177
                           -------      ------       ------       -----    --------
Net earnings............   $11,139       1,248        4,625         651    $ 17,663
                           =======      ======       ======       =====    ========
Earnings per share-
 basic..................   $  0.47        0.53         3.00        4.02    $   0.49
                           =======      ======       ======       =====    ========
Earnings per share-
 diluted................   $  0.47        0.47         2.63        2.99    $   0.46
                           =======      ======       ======       =====    ========
Pro forma net earnings
 and earnings per share
 data:
 Earnings before income
  taxes.................   $13,908       1,488        7,250       1,194    $ 23,840
 Pro forma income tax
  expense...............     4,551         240        2,625         543       7,959
                           -------      ------       ------       -----    --------
 Pro forma net earnings.   $ 9,357       1,248        4,625         651    $ 15,881
                           =======      ======       ======       =====    ========
Pro forma earnings per
 common share-basic.....   $  0.39        0.53         3.00        4.02    $   0.44
                           =======      ======       ======       =====    ========
Pro forma earnings per
 common share-diluted...   $  0.39        0.47         2.63        2.99    $   0.41
                           =======      ======       ======       =====    ========
Weighted average shares
 outstanding (basic)....    23,722       2,338        1,542         162      36,180
                           =======      ======       ======       =====    ========
Weighted average shares
 outstanding (diluted)..    23,877       2,631        1,756         229      38,394
                           =======      ======       ======       =====    ========

--------
See footnotes to pro forma data on page 47.

Gold Banc Corporation, Inc., Union Bankshares, Ltd., American Bancshares, Inc.,
 CountryBanc Holding Company and First Business Bancshares of Kansas City, Inc.
            Unaudited Pro Forma Consolidated Statements of Earnings
                               December 31, 1998

                          Gold Banc                               First
                         and American   Union                    Business
                          Bancshares  Bankshares CountryBanc(4) Bancshares Pro Forma
                         ------------ ---------- -------------- ---------- ---------
                                      (In thousands except per share data)
Interest income:
 Loans, including fees..   $ 87,267     12,585       32,861       8,738    $141,451
 Investment securities..     15,780      4,536        7,047         530      27,893
 Other..................      3,334        796        1,554         409       6,093
                           --------     ------       ------       -----    --------
                            106,381     17,917       41,462       9,677     175,437
                           --------     ------       ------       -----    --------
Interest expense:
 Deposits...............     48,073      5,519       17,487       3,995      75,074
 Borrowings and other...      7,687        801        1,169         309       9,966
                           --------     ------       ------       -----    --------
                             55,760      6,320       18,656       4,304      85,040
                           --------     ------       ------       -----    --------
Net interest income.....     50,621     11,597       22,806       5,373      90,397
Provision for loan
 losses.................      3,961        278          836         319       5,394
                           --------     ------       ------       -----    --------
 Net interest income
  after provisions for
  loan losses...........     46,660     11,319       21,970       5,054      85,003
                           --------     ------       ------       -----    --------
Other income:
 Service fees...........      5,153        405        2,420         298       8,276
 Investment trading fees
  and commissions.......      3,265        --           --          --        3,265
 Net gains on sale of
  mortgage loans........      2,427        --           --          --        2,427
 Net securities gains...        504         43           17         --          564
 Unrealized gains
  (losses) on trading
  securities............       (399)       --           --          --         (399)
 Gain (loss) on sale of
  assets................        (85)       --           --          --          (85)
 Other income...........      3,158        514          910          63       4,645
                           --------     ------       ------       -----    --------
                             14,023        962        3,347         361      18,693
                           --------     ------       ------       -----    --------
Other expense:
 Salaries and employee
  benefits..............     20,322      5,311        8,797       1,884      36,314
 Net occupancy..........      4,976        884        1,919         676       8,455
 Outside services.......      3,699        796          655         110       5,260
 Data processing........      2,061        400          381         229       3,071
 Advertising............      1,611        332          392         102       2,437
 Goodwill amortization..        108        232          684         --        1,024
 Other expense..........     11,876      2,312        2,817         657      17,662
                           --------     ------       ------       -----    --------
                             44,653     10,267       15,645       3,658      74,223
                           --------     ------       ------       -----    --------
Earnings before income
 taxes..................     16,030      2,014        9,672       1,757      29,473
Income tax expense......      2,484        377        3,514         795       7,170
                           --------     ------       ------       -----    --------
Net earnings............   $ 13,546      1,637        6,158         962    $ 22,303
                           ========     ======       ======       =====    ========
Earnings per share-
 basic..................   $   0.57       0.70         3.97        5.94    $   0.61
                           ========     ======       ======       =====    ========
Earnings per share-
 diluted................   $   0.56       0.62         3.49        4.41    $   0.58
                           ========     ======       ======       =====    ========
Pro forma net earnings
 and earnings per share
 data:
 Earnings before income
  taxes.................   $ 16,030      2,014        9,672       1,757    $ 29,473
 Pro forma income tax
  expense...............      5,281        377        3,514         795       9,967
                           --------     ------       ------       -----    --------
 Pro forma net earnings.   $ 10,749      1,637        6,158         962    $ 19,506
                           ========     ======       ======       =====    ========
Pro forma earnings per
 common share-basic.....   $   0.45       0.70         3.97        5.94    $   0.54
                           ========     ======       ======       =====    ========
Pro forma earnings per
 common share-diluted...   $   0.45       0.62         3.49        4.41    $   0.51
                           ========     ======       ======       =====    ========
Weighted average shares
 outstanding (basic)....     23,830      2,339        1,551         162      36,319
                           ========     ======       ======       =====    ========
Weighted average shares
 outstanding (diluted)..     24,033      2,623        1,766         229      38,583
                           ========     ======       ======       =====    ========

--------
See footnotes to pro forma data on page 47.

Gold Banc Corporation, Inc., Union Bankshares, Ltd., American Bancshares, Inc.,
 CountryBanc Holding Company and First Business Bancshares of Kansas City, Inc.

            Unaudited Pro Forma Consolidated Statements of Earnings
                               December 31, 1997

                            Gold Banc
                               and                                 First
                             American    Union                    Business
                            Bancshares Bankshares CountryBanc(4) Bancshares Pro Forma
                            ---------- ---------- -------------- ---------- ---------
                                      (In thousands except per share data)
 Interest income:
 Loans, including fees...    $65,078     11,448       29,552       7,018    $113,096
  Investment securities..     12,763      4,286        6,373         427      23,849
  Other..................      2,321        226          843         343       3,733
                             -------     ------       ------       -----    --------
                              80,162     15,960       36,768       7,788     140,678
                             -------     ------       ------       -----    --------
 Interest expense:
  Deposits...............     38,080      4,121       15,319       3,199      60,719
  Borrowings and other...      2,812        997        1,018         202       5,029
                             -------     ------       ------       -----    --------
                              40,892      5,118       16,337       3,401      65,748
                             -------     ------       ------       -----    --------
 Net interest income.....     39,270     10,842       20,431       4,387      74,930
 Provision for loan
  losses.................      3,051        360        1,596         274       5,281
                             -------     ------       ------       -----    --------
  Net interest income
   after provisions for
   loan losses ..........     36,219     10,482       18,835       4,113      69,649
                             -------     ------       ------       -----    --------
 Other income:
  Service fees...........      4,258        371        2,534         274       7,437
  Investment trading fees
   and commissions.......        --         --           --          --          --
  Net gains on sale of
   mortgage loans........      1,549        --           --          --        1,549
  Net securities gains...        256        101          --          --          357
  Unrealized gains
   (losses) on trading
   securities............        229        --           --          --          229
  Gain (loss) on sale of
   assets................        203        --           --          --          203
  Other income...........      2,414        486          887          58       3,845
                             -------     ------       ------       -----    --------
                               8,909        958        3,421         332      13,620
                             -------     ------       ------       -----    --------
 Other expense:
  Salaries and employee
   benefits..............     14,065      4,477        7,669       1,783      27,994
  Net occupancy..........      3,772        732        1,492         522       6,518
  Outside services.......      1,874        666          656         126       3,322
  Data processing........      1,594        328          316         145       2,383
  Advertising............      1,035        232          346         169       1,782
  Goodwill amortization..         99        226          478         --          803
  Other expense..........      6,951      1,792        2,890         590      12,223
                             -------     ------       ------       -----    --------
                              29,390      8,453       13,847       3,335      55,025
                             -------     ------       ------       -----    --------
 Earnings before income
  taxes..................     15,738      2,987        8,409       1,110      28,244
 Income tax expense......      3,944        851        3,244         550       8,589
                             -------     ------       ------       -----    --------
 Net earnings............    $11,794      2,136        5,165         560    $ 19,655
                             =======     ======       ======       =====    ========
 Earnings per share--
  basic..................    $  0.52       0.92         3.46        3.48    $   0.56
                             =======     ======       ======       =====    ========
 Earnings per share--
  diluted................    $  0.52       0.84         3.02        2.70    $   0.53
                             =======     ======       ======       =====    ========
 Pro forma net earnings
  and earnings per share
  data:
  Earnings before income
   taxes.................    $15,738      2,987        8,409       1,110    $ 28,244
  Pro forma income tax
   expense...............      5,523        851        3,244         550      10,168
                             -------     ------       ------       -----    --------
  Pro forma net earnings.    $10,215      2,136        5,165         560    $ 18,076
                             =======     ======       ======       =====    ========
 Pro forma earnings per
  common share--basic....    $  0.45       0.92         3.46        3.48    $   0.52
                             =======     ======       ======       =====    ========
 Pro forma earnings per
  common share--diluted..    $  0.45       0.84         3.02        2.70    $   0.49
                             =======     ======       ======       =====    ========
 Weighted average shares
  outstanding (basic)....     22,737      2,317        1,493         161      34,949
                             =======     ======       ======       =====    ========
 Weighted average shares
  outstanding (diluted)..     22,790      2,535        1,708         225      37,010
                             =======     ======       ======       =====    ========

--------
See footnotes to pro forma data on page 47.

Gold Banc Corporation, Inc., Union Bankshares, Ltd., American Bancshares, Inc.,
 CountryBanc Holding Company and First Business Bancshares of Kansas City, Inc.

            Unaudited Pro Forma Consolidated Statements of Earnings
                               December 31, 1996

                          Gold Banc
                             and                                 First
                           American    Union      (90 DAYS)     Business
                          Bancshares Bankshares CountryBanc(4) Bancshares Pro Forma
                          ---------- ---------- -------------- ---------- ---------
                                    (In thousands except per share data)
Interest income:
 Loans, including fees..   $50,824      9,404       7,140        6,430     $73,798
 Investment securities..    11,722      3,945       1,382          386      17,435
 Other..................     1,537        177         346          580       2,640
                           -------     ------       -----        -----     -------
                            64,083     13,526       8,868        7,396      93,873
                           -------     ------       -----        -----     -------
Interest expense:
 Deposits...............    31,811      3,736       3,851        3,170      42,568
 Borrowings and other...     2,436        476         209          166       3,287
                           -------     ------       -----        -----     -------
                            34,247      4,212       4,060        3,336      45,855
                           -------     ------       -----        -----     -------
Net interest income.....    29,836      9,314       4,808        4,060      48,018
Provision for loan
 losses.................     1,777        285       1,196           41       3,299
                           -------     ------       -----        -----     -------
 Net interest income
  after provisions for
  loan losses...........    28,059      9,029       3,612        4,019      44,719
                           -------     ------       -----        -----     -------
Other income:
 Service fees...........     3,174        368         825          409       4,776
 Investment trading fees
  and commissions.......       --         --          --           --          --
 Net gains on sale of
  mortgage loans........     1,642        --          --           --        1,642
 Net securities gains...       107        162         --           --          269
 Unrealized gains
  (losses) on trading
  securities............       --         --          --           --          --
 Gain (loss) on sale of
  assets................       297        --          --           --          297
 Other income...........     1,107        507         227           88       1,929
                           -------     ------       -----        -----     -------
                             6,327      1,037       1,052          497       8,913
                           -------     ------       -----        -----     -------
Other expense:
 Salaries and employee
  benefits..............    12,662      3,994       1,904        1,605      20,165
 Net occupancy..........     2,755        701         480          500       4,436
 Outside services.......     1,244        469         736          247       2,696
 Data processing........     1,558        339          67          104       2,068
 Advertising............       900        155          49           97       1,201
 Goodwill amortization..       551        226         125          --          902
 Other expense..........     6,233      1,732         785          766       9,516
                           -------     ------       -----        -----     -------
                            25,903      7,616       4,146        3,319      40,984
                           -------     ------       -----        -----     -------
Earnings before income
 taxes..................     8,483      2,450         518        1,197      12,648
Income tax expense
 (benefit)..............     2,795        540         205         (261)      3,279
                           -------     ------       -----        -----     -------
Net earnings before
 extraordinary item.....     5,688      1,910         313        1,458       9,369
Extraordinary item:
 Loss on early
  extinguishment of debt
  (net of applicable
  taxes of $201,000)....       --         337         --           --          337
                           -------     ------       -----        -----     -------
Net earnings............   $ 5,688      1,573         313        1,458     $ 9,032
                           =======     ======       =====        =====     =======
Earnings per share
 basic, before
 extraordinary item.....   $  0.32       0.83        0.85         9.11     $  0.37
                           =======     ======       =====        =====     =======
Extraordinary item, net.   $   --       (0.15)        --           --      $ (0.01)
                           =======     ======       =====        =====     =======
Earnings per share
 basic..................   $  0.32       0.68        0.85         9.11     $  0.36
                           =======     ======       =====        =====     =======
Earnings per share
 diluted, before
 extraordinary item.....   $  0.32       0.79        0.75         6.77     $  0.35
                           =======     ======       =====        =====     =======
Extraordinary item, net.   $   --       (0.14)        --           --      $ (0.01)
                           =======     ======       =====        =====     =======
Earnings per share
 diluted................   $  0.32       0.65        0.75         6.77     $  0.34
                           =======     ======       =====        =====     =======
Weighted average shares
 outstanding (basic)....    17,982      2,299         376          160      25,221
                           =======     ======       =====        =====     =======
Weighted average shares
 outstanding (diluted)..    17,982      2,415         430          222      26,409
                           =======     ======       =====        =====     =======

--------
See footnotes to pro forma data on page 47.

  Footnotes to Gold Banc Corporation, Inc., Union Bankshares, Ltd., American
                               Bancshares, Inc.,
CountryBanc Holding Company and First Business Bancshares of Kansas City, Inc.

                           Pro Forma Financial Data

   1) Entry to reflect merger of Union Bankshares, CountryBanc and First Business Bancshares through exchange of stock using the midpoints of the floating exchange conversion prices based upon Gold Banc's share price at closing as follows:

     a) Union Bankshares exchange ratio of 1.6464 Gold Banc shares to 1.0 Union shares at a Gold Banc share price of $14.00 per share.

     b) First Business Bancshares exchange ratio of 8.9624 Gold Banc shares to 1.0 First Business shares at a Gold Banc share price of $12.25 per share.

Entry includes exchange of 4.441 shares of Gold Banc stock for 1 share of CountryBanc.

   2) Entry to reflect exchange of Gold Banc shares to purchase the minority interest of First Business Bank of Kansas City, N.A. an 86% owned subsidiary of First Business Bancshares. Exchange ratio of 8.3049 Gold Banc shares to 1.0 First Business Bank, N.A. shares at a Gold Banc share price of $12.25 per share. The acquisition of the minority interest is accounted for as a purchase.

   3) As of September 30, 1999, First Business Bancshares had convertible debentures outstanding in the aggregate principal amount of $770,000. The debentures are convertible into 55,132 common shares of First Business Bancshares. The debentures will mature or will be called prior to the closing, which is anticipated to result in the conversion of all the debentures. Entry reflects this conversion prior to the stock-for-stock exchange with Gold Banc.

   4) CountryBanc amounts have been restated on a pro forma basis to include its acquisition of American Heritage Bancorp which will be accounted for as a pooling of interests. As of September 30, 1999, American Heritage had total assets of $81.2 million, total deposits of $67.0 million, total equity of $9.8 million and year-to-date earnings of $1.1 million. The companies are expected to incur direct transaction costs of approximately $1.8 million associated with the merger.

   5) Gold Banc, Union Bankshares, CountryBanc and First Business Bancshares estimate they will incur direct transaction costs of approximately $13.6 million associated with the merger. These costs consist primarily of investment banking, legal, accounting, printing, severance payments and operational consolidation costs. The unaudited pro forma combined balance sheet reflects such expenses as if they had been paid as of September 30, 1999. Pro forma net earnings and earnings per share do not reflect these one-time transaction costs.

   6) Entry to adjust securities classified as held-to-maturity to fair value and reclassify into available-for-sale in accordance with Gold Banc policy.

                   INFORMATION REGARDING AMERICAN BANCSHARES

Business

   American Bancshares, Inc., a Florida corporation organized on June 30, 1995, is a bank holding company registered under the Bank Holding Company Act of 1956, and, on December 1, 1995, became the bank holding company for American Bank. American Bank is the largest independent bank in Manatee County, Florida, based on 1998 year-end asset size. American Bank, whose capital stock is wholly-owned by American Bancshares, is American Bancshares' primary subsidiary and principal asset. Through its ownership of American Bank, American Bancshares is engaged in a general commercial banking business and its primary source of earnings is derived from income generated by American Bank. In 1998, American Bancshares commenced the operations of Freedom Finance Company, a wholly-owed Florida subsidiary which engages in full service consumer financing operation. As of December 31, 1998, American Bancshares, on a consolidated basis, had total assets of approximately $455,164,000, net portfolio loans of approximately $248,808,000, total deposits of approximately $344,845,000, and shareholders' equity of approximately $27,427,000. Unless the context otherwise requires, references herein to American Bancshares include American Bancshares and its subsidiaries on a consolidated basis.

   American Bank, which commenced operations in 1989, is a Florida state-chartered commercial bank and is not a member of the Federal Reserve System. It is a general commercial bank which provides a variety of corporate and personal banking services to consumers and small to mid-sized businesses in its primary market areas from nine banking offices located on the west coast of central Florida. In 1998, American Bancshares expanded the geographic base of its operations from Manatee County to include Charlotte, Sarasota, and Hillsborough counties through its acquisition of Murdock Florida Bank, a Charlotte county based institution, and the opening of full service branches in Ruskin, Florida, a Hillsborough county branch, and Beneva Road South, a Sarasota county branch.

   The business of American Bank consists of attracting deposits from the general public in areas served by its banking offices and using those deposits, together with funds derived from other sources, to originate a variety of commercial, consumer, and residential real estate loans. In addition, American Bank offers customized accounts receivable financing and billing services, and credit card merchant services. The bank presently does not provide fiduciary, trust, or appraisal services. The bank, however, has existing arrangements with Advest, Inc. whereby American Bank's customers may obtain trust services. The bank also offers computer-based home banking services.

   American Bank maintains a mortgage banking department which generates, closes, and services single family residential home mortgages. Its primary function is to originate fixed and adjustable rate construction-to-permanent residential real estate mortgage loans which fit the needs of borrowers for the purchase and construction of homes. These loans are originated, approved, and serviced from American Bank's mortgage banking department offices located in Bradenton, Florida. Since the establishment of the mortgage banking department in 1994, the bank has substantially expanded its mortgage banking operations by emphasizing the origination of construction-to-permanent residential real estate mortgage loans for sale in the secondary mortgage market while retaining or packaging for sale the fee generating mortgage servicing rights associated with such loans. A majority of the mortgage loans made by the bank since 1994 have been sold in the secondary market to the Federal National Mortgage Association and other institutional investors. Consideration may be given to making such sales to other governmental agencies in the future.

   During the fiscal year ended December 31, 1998, the mortgage banking department originated approximately $128,211,000 in mortgage loans and sold in the secondary market approximately $67,614,000 of such loans, including those held in inventory from the previous year.

   The revenues of the bank are primarily derived from interest on, and fees received in connection with, real estate and other loans, from the sales of loans, and from interest and dividends from investment securities and short-term investments. The principal sources of funds for the bank's lending activities are its deposits, amortization and prepayment of loans, sales of loans, and the sale of investment securities. The principal expenses of the bank are the interest paid on deposits and operating and general administrative expenses.

   As is the case with banking institutions generally, American Bank's operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation. Deposit flows and cost of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds.

Management and Additional Information

   Certain information relating to the executive compensation, various benefit plans (including stock option plans), voting securities, including the principal holders of those securities, certain relationships and related transactions and other matters as to American Bancshares is incorporated by reference or set forth in American Bancshares Annual Report on Form 10-K for the fiscal year ended December 31, 1998, which is incorporated in this joint proxy statement/prospectus by reference. Stockholders desiring copies of this document and other documents may contact American Bancshares at its address or by telephone number indicated under "Where You Can Find More Information."

           AMERICAN BANCSHARES' MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

   American Bancshares' principal asset is its ownership of American Bank. Accordingly, American Bancshares' results of operations are primarily dependent on the results of the operations of American Bank. American Bank conducts a commercial banking business which consists of attracting deposits from the general public and applying those funds to the origination of loans for commercial, consumer, and real estate loans (including commercial loans collateralized by real estate). American Bank's profitability depends primarily on net interest income, which is the difference between interest income generated from interest-earning assets (i.e., loans and investments) less the interest expense incurred on interest-bearing liabilities (i.e., customer deposits and borrowed funds). Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities, and the interest rate earned or paid on these balances.

   Net interest income is dependent upon American Bank's interest rate spread, which is the difference between the average yield earned on its interest-earning assets and the average rate paid on its interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. The interest rate spread is impacted by interest rates, deposit flows, and loan demands. Additionally, and to a lesser extent, American Bank's profitability is affected by such factors as the level of non-interest income and expenses, the provision for loan losses, and the effective tax rate. Non-interest income consists primarily of loan and other fees and income from the sale of loans, servicing rights, and investment securities. Non-interest expenses consist of compensation and benefits, occupancy related expenses, deposit insurance premiums paid to the FDIC, expenses of opening branch offices, and other operating expenses.

   American Bank enjoys an excellent reputation in its market areas and strives for quality customer service. During 1998, American Bank completed its merger with Charlotte County-based Murdock Florida Bank located in Murdock, Florida and opened full service branches in Ruskin and Sarasota, Florida. The former Murdock Florida Bank was converted into a full service branch of American Bank.

   This Management's Discussion and Analysis of Financial Condition and Results of Operations presents a review of the consolidated operating results and financial condition of American Bancshares for the fiscal years ended December 31, 1998, 1997 and 1996 and for the nine month periods ended September 30, 1999 and 1998.
This discussion and analysis is intended to assist in understanding the financial condition and results of operation of American Bancshares and its subsidiaries. This section should be read in conjunction with the consolidated financial statements and the related notes contained herein.

Results of Operations
Comparison of Fiscal Years Ended December 1998 and 1997
   For the year ended December 31, 1998, American Bancshares reported net income of $1,627,000, or $0.33 per share, as compared to net income of $1,920,000 or $0.38 per share for 1997. This decrease was due primarily to the one-time costs associated with the acquisition of Murdock, the settlement of an outstanding lawsuit, and an increase in the provision for loan loss expense. From 1997 to 1998, net interest income increased by $3,299,000 and non-interest income increased by $1,089,000. The increase in non-interest income was primarily attributable to the gain on the sale of loans and the sale of securities. These increases to income were offset by a $4,662,000 increase in non-interest expenses. The increase in non-interest expense was attributed to increased salaries and benefits and occupancy expenses, the costs to settle a significant litigation matter, and certain other expenses.

   American Bancshares' total assets at December 31, 1998 were $455,164,000, an increase of $101,263,000 or approximately 28.6% from December 31, 1997. The majority of the increase was invested in loans receivable. Asset growth was funded by an increase in deposits from the opening of new branches, continued growth at existing branches, through FHLB advances, and the issuance of trust preferred securities.

   American Bancshares' loans at December 31, 1998 totaled $336,966,000 net, or approximately 74% of total assets. Of this total, portfolio loans consisted of $59,027,267 in commercial loans, $99,765,515 in commercial real estate loans, $28,532,261 in residential real estate loans, and $61,417,581 in consumer loans, net of deferred costs, and allowance for loan losses of $2,355,000. The allowance for loan losses represents approximately 0.70% of total loans, down from 0.91% at December 31, 1997. The allowance for loan losses represents 0.95% of portfolio loans at December 31, 1998, as compared to 1.07% at December 31, 1997.

Comparison of Fiscal Years Ended 1997 and 1996
   For the year ended December 31, 1997, American Bancshares reported net income of $1,920,000, or $0.38 per share, as compared to net income of $782,000 or $.17 per share for 1996. From 1996 to 1997, net interest income increased by $2,248,000 and non-interest income increased by $2,008,000. The increase in non-interest income from 1996 to 1997 is primarily attributable to increases in collection of service charges on deposits of $620,000, credit card merchant fee income of $217,000, and gains on sale of loan servicing of $250,000. These changes contributing to income were offset by increases in start-up costs in the form of general and administrative expenses associated with the opening of a new full service branch in early 1997 and an increase of $406,000 in the provision for loan losses. Management believes the long term benefits associated with the new branch will provide additional income which will contribute to the growth and profitability of American Bank.

   American Bancshares' total assets at December 31, 1997 were $353,901,000, an increase of $80,271,000 or approximately 29% from December 31, 1996. The majority of the increase was invested in loans receivable and in U.S. government agency securities. Asset growth was funded by an increase in deposits from the opening of new branches as well as continued growth at existing branches.

   American Bancshares' loans at December 31, 1997 totaled $252,991,000, net, or approximately 71% of total assets. Of this total, portfolio loans consisted of $50,104,000 in commercial loans, $61,935,000 in commercial real estate, $54,243,000 in residential real estate, and $48,827,000 in consumer loans, net of deferred costs, and allowance for loan losses of $1,704,000. Loans held for sale were $21,127,000 in residential real estate loans and $18,461,000 in real estate construction loans. The allowance for loan losses increased from $1,761,000 at December 31, 1996 to $2,311,000 at December 31, 1997. The
allowance for loan losses represents 1.07% of portfolio loans at December 31, 1997, as compared to 1.00% at December 31, 1996.

Results for Nine Months Ended September 30, 1999
   For the nine months ended September 30, 1999, net income was $1,670,000 or $.33 per share, compared to net income of $1,232,000 or $.25 per share for the same period for 1998. In 1998 earnings per share were affected by the settlement of certain litigation of $525,000 and associated legal fees of $235,000, costs associated with the acquisition of Murdock Florida Bank of $541,000 and costs associated with the opening of the Ruskin branch of $67,000 net of the associated income tax benefit of $479,000. In 1999 earnings per share were affected by approximately $124,000, after tax, as a result of a severance payment to former CEO and President Gerald Anthony.

   Net interest income increased $1,630,000 to $12,669,000 compared to $11,039,000 for the same period in 1998 as a result of the 7.7% asset growth and the repricing of certain deposit liabilities. The provision for loan loss expense increased from $429,000 for the nine month period ended September 30, 1998 to $1,203,000 for the same period in 1999. During the nine months ended September 30,1999 the bank charged-off $593,000 of bad debt that was part of a loan relationship totaling approximately $1 million. Management believes the remaining loan balances in this relationship are adequately collateralized and that additional write-downs should not be necessary. Management continues to monitor the status of this relationship and intends to take action as appropriate. Management uses a procedure on a monthly basis for evaluating the adequacy of the allowance for loan loss. Based on that review management considers the allowance sufficient to cover expected loan losses.

   Noninterest income increased to $4.6 million for the nine months ended September 30,1999 from $3.8 million for the same period for 1998. Significant increases include service charges and fees of $750,000; merchant fees of $247,000 and gain on sale of servicing of $119,000.

   Noninterest expenses increased $976,000 to $13.4 million for the nine months ended September 30, 1999 from $12.5 million for the same period for 1998. Salaries and employee benefits increased $993,000 to $6.1 million from $5.1 million due to increased staff size and furniture and equipment expenses increased $327,000 (including $190,000 of increased depreciation expenses). These increases were partially offset by decreases in litigation settlement of $525,000 and associated legal fees of $235,000, costs associated with the acquisition of Murdock Florida Bank of $541,000 and costs associated with the opening of the Ruskin branch of $67,000.

Net Interest Income
   Net interest income, which constitutes the principal source of income for American Bancshares, represents the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. The principal interest-earning assets are loans made to businesses and individuals. Interest-bearing liabilities primarily consist of time deposits, interest-paying checking accounts ("NOW Accounts"), retail savings deposits, and money market accounts. Funds deposited to these interest-bearing liabilities are invested in interest-earning assets. Accordingly, net interest income depends on the volume of average interest-earning assets and average interest-bearing liabilities and the interest rates earned or paid on them.

   American Bancshares has experienced a steady increase in net interest income during the past three fiscal years primarily as a result of the growth in loans. Net interest income for the fiscal years ended December 31, 1998, 1997, and 1996 was $15,013,000, $11,714,000, and $9,466,000, respectively, on average outstanding balances of interest-earning assets of $375,235,000, $294,634,000, and $229,103,000, respectively. Total interest income for the fiscal years ended December 31, 1998, 1997, and 1996, was $31,185,000, $24,631,000, and $19,431,000, respectively. Interest income from loans for the fiscal years 1998, 1997, and 1996 comprised approximately 84.2%, 81.6%, and 83.1%, respectively, of the total interest income, and earned an average yield of 8.74%, 8.89%, and 9.05%, respectively. Interest income from investments and federal funds sold earned an average yield of 6.60%, 6.70%, and 6.47%, respectively.

   Total interest expense for fiscal years 1998, 1997, and 1996 was $16,172,000, $12,917,000, and $9,965,000, respectively, on average outstanding balances of interest-bearing liabilities of $323,973,000, $253,255,000, and $196,712,000, respectively. The average cost of interest-bearing liabilities for fiscal years 1998, 1997, and 1996 was 4.99%, 5.10%, and 5.07%
respectively.

   Average interest-earning assets to average interest-bearing liabilities was
1.16 for the fiscal years ended December 31, 1998, 1997, and 1996. American Bancshares' net yield on average earning assets was 4.00%, 3.98%, and 4.13% for 1998, 1997, and 1996, respectively. The decrease in net yield on average earning assets from 1997 to 1998 and from 1996 to 1997 were due, in part, to a decrease in average yield on interest-earning assets as a result of interest rate changes in the market place.

          Comparative Average Balances, Interest, and Average Yields

   The following table shows for each category of interest-earning assets and interest-bearing liabilities, the average amount outstanding, the interest earned or paid on such amount, and the average rate earned or paid for the years ended December 31, 1998, 1997, and 1996. This table also shows the average rate earned on all interest-earning assets, the average rate paid on all interest-bearing liabilities, and the net yield on average interest-earning assets for the same periods.

                                                      Years Ended December 31,
                           ---------------------------------------------------------------------------------
                                      1998                      1997                        1996
                           -------------------------- -------------------------- ---------------------------
                                      Interest                   Interest                   Interest
                            Average   Income/  Yield/  Average   Income/  Yield/  Average    Income/  Yield/
                           Balance(1) Expense   Rate  Balance(1) Expense   Rate  Balance(1)  Expense   Rate
                           ---------- -------- ------ ---------  -------- ------ ---------  --------- ------
                                                      (Dollars In Thousands)
Cash and due from banks..  $  13,806                  $   8,938                  $   7,989
Bank premises and
 equipment, net..........     11,368                      6,869                      5,902
Other assets.............      7,332                      4,438                      2,335
                           ---------                  ---------                  ---------
Total non-interest
 earning assets..........     32,506                     20,245                     16,226
INTEREST-EARNING ASSETS:
Federal funds sold and
 other interest-earning
 assets..................  $   4,762  $    265  5.56% $   9,459  $    535  5.66% $   5,842  $     336  5.75%
Investment securities
 (2).....................     70,028     4,670  6.67     58,119     3,994  6.88     44,898      2,946  6.56
Loans, net (3)(4)........    300,445    26,250  8.74    227,055    20,101  8.89    178,363     16,150  9.05
                           ---------  --------        ---------  --------        ---------  ---------
Total interest-earning
 assets/interest/ income
 average rates earned....  $ 375,235  $ 31,185  8.31% $ 294,634  $ 24,631  8.36% $ 229,103   $ 19,431  8.48%
                           =========  ========        =========  ========  ====  =========  =========  ====
Total assets.............  $ 407,741                  $ 314,879                  $ 245,329
                           =========                  =========                  =========
Total non-interest
 bearing
 liabilities.............   $ 56,752                   $ 40,351                  $  27,082
                           =========                  =========                  =========
INTEREST-BEARING
 LIABILITIES:
NOW......................  $  27,743  $    471  1.70% $  22,901  $    433  1.89% $  19,161  $     368  1.92%
Money market.............     69,537     2,914  4.19     59,466     2,773  4.66     36,692      1,720  4.69
Savings..................     14,504       308  2.12     12,773       304  2.38     12,682        312  2.46
Time.....................    157,172     9,449  6.01    137,986     8,395  6.08    117,407      7,075  6.03
                           ---------  --------        ---------  --------        ---------  ---------
Total interest-bearing
 deposits................    268,956    13,142  4.89    233,126    11,905  5.11    185,942      9,475  5.10
Securities sold under
 agreement to repurchase.     26,039     1,206  4.63     14,374       653  4.54      8,628        352  4.08
Federal funds purchased..          0         0  0.00         77         4  5.19         47          3  6.38
FHLB advances............     20,313     1,114  5.48      5,678       355  6.25      2,095        136  6.49
Guaranteed preferred
 beneficial interests in
 the Company's junior
 subordinated debentures.      7,822       685  8.75        --        --    --         --         --    --
Other borrowed money.....        843        25  2.95        --        --    --         --         --    --
                           ---------  --------        ---------  --------        ---------  ---------
Total interest-bearing
 liabilities/rate paid
 interest/expense/average. $ 323,973  $ 16,172  4.99% $ 253,255  $ 12,917  5.10% $ 196,712  $   9,965  5.07%
                           =========  ========        =========  ========  ====  =========  =========  ====
Total liabilities........  $ 380,725                  $ 293,606                  $ 223,794
Shareholders' equity.....     27,016                     21,273                     21,535
                           ---------                  ---------                  ---------
Total liabilities and
 shareholders' equity....  $ 407,741                  $ 314,879                  $ 245,329
                           =========                  =========                  =========
Net interest income......             $ 15,013                   $ 11,714                   $   9,466
                                      ========                   ========                   =========
Net yield on average
 assets (5)..............                       4.00%                      3.98%                       4.13%
                                                ====                       ====                        ====

--------
(1) Average balances represent the average daily balance year to date.
(2) Principally taxable. The yield information does not give effect to changes in fair value that are reflected as a component of shareholders equity.
(3) Non-accruing loans included in computation of average balance.
(4) Interest income on loans includes fees of $492,000 in 1998, $352,000 in 1997, and $525,000 in 1996.
(5) The net yield on average earning assets is the net interest income divided by average interest-earning assets.

   The effect on interest income, interest expense, and net interest income for the periods indicated, of changes in average balance and rate, is shown below for American Bancshares. The effect of a change in average balance has been determined by applying the average rate at the year-end for the earlier period to the change in average balance at the year-end for the later period. Changes resulting from average balance/rate variances are included in changes resulting from volume.

   The following table illustrates the changes in American Bancshares' net interest income due to changes in volume and changes in interest rate on a full tax equivalent basis. Changes attributable to the combined effect of volume and interest rate have been allocated proportionately to the change due to volume and the change due to interest rate.

                                                    Year Ended December 31,
                          --------------------------------------------------------------------------------------
                                  1998 Compared to 1997                        1997 Compared to 1996
                          Increase (Decrease) Due to Change in:        Increase (Decrease) Due to Change in:
                          -------------------------------------        -------------------------------------
                             Average         Average       Total          Average       Average       Total
                            Volume (1)        Rate         Change        Volume (1)      Rate         Change
                          --------------   -----------   ------------  -------------- -----------   ------------
                                                    (Dollars in Thousands)
INTEREST EARNING ASSETS:
Federal funds sold......   $        (264)   $        (6) $       (270)   $        208  $        (9) $        199
Investment securities...             819           (145)          674             867          184         1,051
Loans, net (2)..........           6,468           (319)        6,149           4,409         (458)        3,951
                           -------------    -----------  ------------    ------------  -----------  ------------
  Total interest income.         $ 7,023    $      (469) $      6,553    $      5,484  $      (283) $      5,201
                           =============    ===========  ============    ============  ===========  ============
INTEREST BEARING
 LIABILITIES:
NOW.....................   $          98    $       (54) $         38    $         72  $        (7) $         65
Money market............             470           (329)          141           1,067          (13)        1,054
Savings.................              42            (38)            4               2          (10)           (8)
Time....................           1,167           (113)        1,054           1,240           80         1,320
                           -------------    -----------  ------------    ------------  -----------  ------------
  Total interest on
   deposits.............         $ 1,777          $(540)       $1,237          $2,381          $50        $2,431
                           =============    ===========  ============    ============  ===========  ============
Securities sold under
 agreement to repurchase
 and borrow funds.......   $       1,488    $      (155) $      1,333    $        427  $        94  $        521
Guaranteed preferred
 beneficial interests in
 the Company's junior
 subordinated
 debentures.............             685            --            685             --           --            --
                           -------------    -----------  ------------    ------------  -----------  ------------
  Total interest
   expense..............         $ 3,950          $(695)       $3,255          $2,808        $ 144        $2,952
                           =============    ===========  ============    ============  ===========  ============
Change in net interest
 income.................   $       3,073    $       226  $      3,298    $      2,676  $      (427) $      2,249
                           =============    ===========  ============    ============  ===========  ============

--------
(1) Non-accruing loans are excluded form the average volumes used in calculating this table.
(2) Includes loan fees of $492,000 in 1998 and $352,000 in 1997.

Provision for Loan Losses

   For the years ended December 31, 1998, 1997, and 1996, the loan loss provisions recorded were in the amounts of $1,180,000, $921,000, and $515,000, respectively. The allowance for loan losses represented 0.94%, 1.07%, and 1.00% of portfolio loans as of December 31, 1998, 1997, and 1996, respectively. The recorded loan loss provision has steadily increased during the past three years as a result of management's estimate of the required allowance for its growing loan portfolio coupled with an increase of loans written-off and increased portfolio risk in 1998 as compared to 1997 and in 1997 as compared to 1996.

Non-Interest Income

   For the years ended December 31, 1998, 1997, and 1996, non-interest income totaled $5,245,000, $4,156,000, and $2,148,000, respectively, an increase of approximately 26% from 1997 to 1998, and 93% from

1996 to 1997. During 1998, service charges and fees increased to $1,878,000, mortgage banking operations contributed $1,473,000, gain on the sale of securities contributed $410,000, merchant fees increased to $750,000, and other income contributed $734,000. For the 1997 fiscal year, service fees on customer deposits contributed $1,812,000, mortgage banking operations (including brokered loan fees and gains on the sale of loans) contributed $1,198,000, fees on credit card merchant services contributed $479,000, gains from sales of securities contributed $140,000, and other income increased to $337,000. The increase in non-interest income in 1998 as compared to 1997 is primarily due to gain on sales of loans and securities, mortgage servicing rights, and merchant fees. Non-interest income increased in 1997 approximately 93% from the amounts generated in 1996. The increase in non-interest income in 1997 as compared to 1996 reflects American Bancshares' increase in its mortgage banking operations through its acquisition of DesChamps in early 1997, a full year of credit card merchant service fees in 1997 versus a partial year in 1996, and continued sales of both its mortgage loans held for sale and the mortgage servicing rights.

   The following table summarizes the major components of non-interest income for the periods indicated:

                                                           Years Ended December
                                                                   31,
                                                           --------------------
                                                            1998   1997   1996
                                                           ------ ------ ------
                                                               (Dollars in
                                                                Thousands)
   Service charges and fees............................... $1,878 $1,812 $1,192
   Gain on sale of mortgage loans.........................  1,321    870    514
   Gain on sale of securities.............................    410    140    107
   Broker loan fees.......................................    152    327     33
   Merchant fees..........................................    750    479    262
   Other income...........................................    734    528     40
                                                           ------ ------ ------
     Total................................................ $5,245 $4,156 $2,148
                                                           ====== ====== ======

Non-Interest Expense

   Non-interest expense for the years ended December 31, 1998, 1997, and 1996, totaled $16,574,000, and $11,912,000, $9,856,000, respectively, substantially all of which was general and administrative expenses. The increase in non-interest expense in 1998 was due primarily to salaries and benefits, occupancy costs, and the settlement of certain litigation. The increase in 1997 and 1996 was due primarily to the start-up costs associated with the opening of new branches, hiring of additional lending staff and support staff for backroom operations, and the related costs associated with such activities. For the years ended December 31, 1998, 1997, and 1996, non-interest expenses were 4.06%, 3.78%, and 4.02%, respectively, of average assets. The largest component, salaries and employee benefits, amounted to $7,015,000 or 42% in 1998, $5,181,000 or 43% in 1997, and $4,361,000 or 44% in 1996, respectively, of total other expenses for the years ended 1998, 1997, and 1996. Management continuously monitors non-interest expenses and the efficiency ratio in an effort to maintain non-interest expenses at a level within industry standards, to the extent consistent with American Bancshares' growth activities.

   The following table summarizes the various categories of non-interest expense for the periods indicated:

                                                          Years Ended December
                                                                  31,
                                                         ----------------------
                                                          1998    1997    1996
                                                         ------- ------- ------
                                                         (Dollars in Thousands)
   Salaries and employee benefits....................... $ 7,015 $ 5,181 $4,361
   Net occupancy and equipment expense..................   1,953   1,627  1,184
   Data processing fees.................................     946     917    925
   Litigation settlement................................     525     --     --
   ATM and credit card fees.............................     943     631    206
   Professional fees....................................     634     534    244
   Other expenses.......................................   4,558   3,022  2,936
                                                         ------- ------- ------
     Total.............................................. $16,574 $11,912 $9,856
                                                         ======= ======= ======

Income Tax Expense

   For the three years ended December 31, 1998, 1997, and 1996, income tax provisions totaling $877,000, $1,117,000, and $461,000 were recorded. The decrease in income tax provisions in 1998 from 1997 is the result of decreased earnings. The increase in income tax provision in 1997 from 1996 is the result of increased earnings. The effective tax rate was 35%, 36.7% and 37% for each of the years ended 1998, 1997, and 1996, respectively.

Asset/Liability Management

   One of American Bancshares' primary objectives is to control fluctuations in net interest income caused by changes in interest rates. To manage interest rate risk, American Bank's Board of Directors has established interest rate risk policies and procedures which delegate to the Asset/Liability Management Committee ("ALCO") the responsibility to monitor and report on interest rate risk, devise strategies to manage interest rate risk, monitor loan origination and deposit activity, and approve all pricing strategies.

   The management of interest rate risk is one of the most significant factors affecting American Bancshares' ability to achieve future earnings. The principal measure of American Bancshares' exposure to interest rate risk is the difference between interest rate sensitive assets and liabilities for the periods being measured, commonly referred to as the "gap" for such period. An asset or liability is considered interest rate sensitive if it will reprice or mature within the time period being analyzed. Controlling the maturity or repricing of an institution's liabilities and assets in order to minimize interest rate risk is commonly referred to as gap management. A gap is considered positive when the amount of interest rate assets exceed the amount of interest rate sensitive liabilities. When the opposite occurs, the gap is considered to be negative. During periods of increasing interest rates, a negative gap would tend to adversely affect income while a positive gap would tend to result in net interest income. During periods of decreasing interest rates, the inverse would tend to occur. If the maturities of interest rate sensitive assets and liabilities were equally flexible and moved concurrently, the impact of any material or prolonged increase or decrease in interest rates or net interest income on existing assets or liabilities would be minimal. It is common to focus on the one year gap, which is the difference between the dollar amount of assets and the dollar amount of liabilities maturing or repricing within the next twelve months.

   ALCO uses an external asset/liability modeling service to analyze American Bank's current financial position and develop strategies prior to implementation. The systems attempt to simulate American Bank's asset and liability base and project future operating results under several interest rate and spread assumptions. Management utilizes a simulation model, complete with rate shock scenarios, to determine American Bancshares' sensitivity to rate changes. Using historical data and prepayment assumptions, management places each category of asset and liability in a time frame that it expects its assets and liabilities to reprice.

   Under asset/liability management guidelines, American Bancshares' policy is to maintain a cumulative one-year gap of no more than 15% of total assets, primarily by managing the maturity distribution of its investment portfolio and emphasizing loan originations tied to interest sensitive indices. Additionally, American Bank has joined the FHLB to enhance its liquidity position and provide the ability to utilize fixed rate advances to improve the match between interest-earning assets and interest-bearing liabilities in certain periods.

   American Bancshares' cumulative one year gap at December 31, 1998 was a negative $58,191,000 (or -20.16%, expressed as a percentage of total assets). This represents an increase of $4,552,000 in interest sensitive liabilities over interest sensitive assets from December 31, 1997. This increase was due primarily to the growth in NOW and money market accounts and repurchase agreements. Management believes its negative gap position is mitigated by its $119,438,000 in NOW, money market, and savings deposits, the majority of which it considers to be core deposits.

   The following table presents the interest rate-sensitive assets and liabilities of American Bank at December 31, 1998, which are expected to mature or are subject to repricing in each of the time periods indicated. The tables may not be indicative of American Bancshares' rate sensitive position at other points in time. The balances have been derived based on the financial characteristics of the various assets and liabilities. Adjustable and floating rate assets are included in the period in which interest rates are next scheduled to adjust rather than their scheduled maturity dates. Fixed rate loans are shown in the periods in which they are scheduled to be repaid. Repricing of time deposits is based on their scheduled maturities. Deposits without a stated maturity are shown as repricing within ninety (90) days.

Interest Rate Sensitivity Analysis As Of December 31, 1998

                                                       Term to Repricing
                              ---------------------------------------------------------------------------------
                                         90-180    181 Days       1-2       2-3       3-4       4+
                              90 Days     Days    to 365 Days    Years     Years     Years     Years    Total
                              --------   ------   -----------   -------   -------   -------   -------  --------
                                                       (Dollars in Thousands)
Federal funds sold..........  $    --       --            --        --        --        --        --        --
Interest-bearing due from
 banks......................       104      --            --        --        --        --        --        104
Fixed rate loans............    86,467    8,633         7,613    13,956    27,806    24,821    74,487   243,783
Variable rate loans.........    57,719    7,218         9,843     4,504     1,102     3,922     9,940    94,248
Treasuries..................       --       --            505     1,537       --        --        --      2,042
Governmental agencies.......    20,881   10,984         6,010       --        --        --        --     37,875
State and municipal.........       --       --            --        --        --        --      1,647     1,647
Mortgage-backed securities..       --       --            --        --        --        --     18,780    18,780
Collateralized Mortgage
 Obligations................       --       --            --        --        --        --      9,975     9,975
Trust Preferred Securities..       --       --            --        --        --        781     4,108     4,889
Federal Home Loan Bank
 Stock......................     1,870      --            --        --        --        --        --      1,870
                              --------   ------       -------   -------   -------   -------   -------  --------
Total interest-earning
 assets.....................   167,041   26,835        23,971    19,997    28,908    29,524   118,937   415,213
NOW.........................    32,266      --            --        --        --        --        --     32,266
Money market................    72,497      --            --        --        --        --        --     72,497
Savings.....................    14,675      --            --        --        --        --        --     14,675
Certificates/IRS's<$100,000.    14,962   18,180        46,506    19,080    16,064     3,940     5,837  124, 569
Certificates/IRS's>$100,000.     5,795    6,990        14,675     4,090     4,550       912     1,703    38,715
Securities sold under
 agreements to repurchase...    29,592      --            --        --        --        --        --     29,592
Guaranteed preferred
 beneficial interests in the
 Company's junior
 subordinated debentures....       --       --            --        --        --        --     16,249    16,249
Federal Home Loan Bank
 advances...................     8,900      --         11,000    15,000       --        --        --     34,900
                              --------   ------       -------   -------   -------   -------   -------  --------
Total interest-bearing
 liabilities................   178,687   25,170        72,181    38,170    20,614     4,852    23,784   363,463
Interest sensitivity gap....   (11,646)   1,665       (48,210)  (18,173)    8,294    24,672    95,148    51,750
                              --------   ------       -------   -------   -------   -------   -------  --------
Cumulative gap..............  $(11,646)  (9,981)      (58,191)  (76,364)  (68,070)  (43,398)   51,750
                              ========   ======       =======   =======   =======   =======   =======
Cumulative gap ratio........      0.93     0.95          0.79      0.76      0.80      0.87      1.14
                              ========   ======       =======   =======   =======   =======   =======
Cumulative gap as a
 percentage of total assets.     (4.03)%  (3.46)%      (20.16)%  (26.45)%  (23.58)%  (15.03)%   17.93%
                              ========   ======       =======   =======   =======   =======   =======

Market Risk Management

   In addition to gap analysis, the ALCO utilizes a model that further takes into account and evaluates the market risk of American Bank's financial position. Market risk represents to risk of loss from adverse changes in market prices and interest rates. ALCO monitors the impact of changes in the interest rates through the use of an Economic Value of Equity ("EVE") model. EVE is the net present value of the balance sheet cash flows. This measures a sudden increase or decrease in interest rates in 100 basis point increments and the effect of such change on the net present value of equity. The following table sets forth the estimated impact of immediate changes in interest rates as of September 30, 1999:

   Rate Change                           Eve                                               % Change
   -----------                           ---                                               --------
    -400                               $52,593                                              11.35 %
    -300                                49,766                                               5.37
    -200                                47,444                                               0.45
    -100                                46,387                                              (1.79)
     --                                 47,231                                                --
   + 100                                48,360                                               2.39
   + 200                                49,610                                               5.04
   + 300                                50,913                                               7.80
   + 400                                52,251                                              10.63

   The preceding table indicates that at September 30, 1999, in the event of a sudden and sustained increase or decrease in market rates the EVE would be expected to increase, with the exception of a 100 basis point drop where the EVE would be expected to decrease. These changes are the result of repricing opportunities inherent in the balance sheet. Computations of forecasted efforts of interest rates are based on numerous assumptions, such as market interest rates, loan growth and prepayment, deposit maturities and retention and should not be relied upon as indicative of future results. Also, the computations do not take into effect any actions that the ALCO could undertake in response to changes in interest rates.

Financial Condition

Lending Activities

   American Bancshares offers a broad range of personal and business loans and mortgage loan products. American Bancshares aggressively pursues quality indirect lending through local automobile dealerships, small to medium sized commercial business loans, and direct residential loans. Also, through its Mortgage Banking Division, American Bank has focused efforts on residential loan originations that can be sold in the secondary market while it retains or packages for sale the servicing rights. The Mortgage Banking Division maintains relationships with correspondent lenders throughout the State of Florida, ensuring continued lending efforts without a concentration in any one area. Management believes this to be a prudent practice in the mortgage banking area as it minimizes risks associated with the localized economic downturns. The Mortgage Banking Division originates primary construction-to-permanent financing loans, which are considered to have less risk of nonpayment than construction only financings. In addition, with its acquisition of DesChamps, a Bradenton based residential mortgage brokerage company, in early 1997, American Bank also increased its origination of residential mortgage loans in Manatee and Sarasota counties.

   Loan Portfolio Composition. At December 31, 1998, total loans included portfolio loans of approximately $248.8 million, net, and loans held for sale of approximately $88.2 million. Total loans represented approximately 74% of American Bancshares' total assets at December 31, 1998. Management's objective is to maintain its one-to-four family residential and construction loans at 30% of total loans. At December 31, 1998, approximately 35%, or $118.5 million, of its total loans were in one-to-four family residential and construction loans, including approximately $59.1 million in mortgage loans held for sale and

$29.1 million of construction loans held for sale. The following table summarizes the composition of American Bank's loan portfolio (excluding loans held for sale) by type of loan on the dates indicated.

                                                   Year Ended December 31
                         ----------------------------------------------------------------------------------
                              1998             1997             1996            1995             1994
                         ---------------  ---------------  --------------- ---------------  ---------------
                          Amount     %     Amount     %     Amount     %    Amount     %     Amount     %
                         --------  -----  --------  -----  --------  ----- --------  -----  --------  -----
                                                   (Dollars in Thousands)
TYPE OF LOAN:
Residential mortgage
 (1).................... $ 30,304   12.1% $ 54,243   25.2% $ 49,575   28.1 $ 46,032   33.1% $ 37,041   34.2%
Commercial (2)..........  159,356   63.6   112,039   52.1    82,172   46.6   61,064   43.8    46,774   43.2
Consumer and other
 loans (3)..............   60,768   24.3    48,827   22.7    44,691   25.3   32,169   23.1    24,479   22.6
                         --------  -----  --------  -----  --------  ----- --------  -----  --------  -----
Total loans............. $250,428  100.0% $215,109  100.0% $176,438  100.0 $139,265  100.0% $108,294  100.0%
LESS:
Allowance for loan
 losses.................   (2,355)          (2,311)          (1,761)         (1,609)          (1,374)
Net deferred costs
 (fees).................      735              607              588             430              450
                         --------         --------         --------        --------         --------
Total loans net......... $248,808         $213,405         $175,265        $138,086         $107,370
                         ========         ========         ========        ========         ========

--------
(1) Substantially all single family loans. Real estate construction loans are included in loans held for sale.
(2) Commercial consists of commercial real estate and other commercial loans.
(3) Includes consumer installment loans.

   Residential Mortgage Loans. This category of loans is comprised of mainly 1 to 4 single family residential loans. The decrease of this category of loans during the period covered by the table is due to the reclassification of Murdock's mortgage portfolio as held for sale. The loans held as portfolio loans are primarily variable rate loans.

   Commercial Loans. This category of loan is comprised of commercial and commercial real estate loans to local business involved primarily in light manufacturing, service, retail, and wholesale activities. The growth in these loans is attributable to the continued economic growth of the region and American Bank's solicitation efforts in this area.

   Consumer Loans. This category of loans is comprised of consumer and other loans that include automobile, personal lines of credit, boat, and credit cards. The increase in these loans is primarily due to American Bank's continued branching activities and solicitation of local automobile dealers.

   Loan Maturity Schedule. The following table sets forth the maturities of loans outstanding as of December 31, 1998.

                                               At December 31, 1998
                                       ------------------------------------
                                               Due after 1
                                       Due in   Year but     Due
                                       1 Year   Before 5    after
                                       or Less    Years    5 Years  Total
                                       ------- ----------- ------- --------
                                                (Dollars in Thousands)
   1-4 Family Residential............. $ 3,670  $  9,117   $17,517 $ 30,304
   Other loans collateralized by real
    estate............................  11,886    43,248    45,060  100,194
   Commercial and consumer loans......  37,125    70,395    12,410  119,930
                                       -------  --------   ------- --------
   Total loans (1).................... $52,681  $122,760   $74,987 $250,428
                                       =======  ========   ======= ========

--------
(1) Excluding deferred fees, allowance for loan losses, and loans held for sale.

   Sensitivity of Loans to Changes in Interest Rates. The following table sets forth as of December 31, 1998 the dollar amounts of loans due after one year which had predetermined interest rates and loans due after one year which had floating or adjustable interest rates.

                              Dollar Amount of Loans
                                December 31, 1998
                              ----------------------
                              (Dollars in Thousands)
   Type of Interest Rate:
     Predetermined rate,
      maturity greater than
      one year...............        $157,886
     Floating or adjustable
      rate due after one
      year...................          39,861
                                     --------
     Total...................        $197,747
                                     ========

Loan Classification

   Management seeks to maintain a level of high quality assets through conservative underwriting and sound lending practices. Management intends to follow this policy even though it may result in foregoing the funding of higher yielding loans. Approximately 35% of American Bancshares' loan portfolio, including loans held for sale, is collateralized by first liens on primarily owner-occupied residential homes which have historically carried a relatively low credit risk. American Bancshares also maintains a commercial real estate portfolio comprised primarily of owner-managed commercial businesses.

   In an effort to maintain the quality of the loan portfolio, management seeks to minimize higher risk types of lending and additional precautions have been taken when such loans are made in order to reduce American Bancshares' risk of loss. Generally, construction loans present a higher degree of risk to a lender depending upon, among other things, whether the borrower has permanent financing at the end of the loan period, whether the project is an income producing transaction in the interim, and the nature of changing economic conditions including changing interest rates. While there is no assurance that American Bancshares will not suffer losses on its construction loans or its commercial real estate loans, management believes that it has reduced the risks associated therewith because, among other things, primarily all such loans relate to owner-occupied projects, projects where the borrower has received permanent financing commitments from which American Bancshares will be repaid, and projects where the borrower has demonstrated to American Bancshares' management that its business will generate sufficient income to repay the loan. American Bancshares primarily enters into agreements with individuals who are familiar to American Bank personnel, are residents of American Bancshares' primary market area and are believed by management to be good credit risks.

   Commercial and financial loans also entail certain risks since they usually involve large loan balances to single borrowers or a related group of borrowers, resulting in a more concentrated loan portfolio. Further, since their repayment is usually dependent upon the successful operation of the commercial enterprise, they also are subject to adverse conditions in the economy. Commercial loans are generally riskier than residential mortgages because they are typically made on the basis of the ability to repay from the cash flow of a business rather than on the ability of the borrower or guarantor to repay. Further, the collateral underlying commercial loans may depreciate over time, and occasionally cannot be appraised with as much precision as residential real estate, and may fluctuate in value based on the success of the business.

   In addition to maintaining high quality assets, management attempts to limit American Bancshares' risk exposure to any one borrower or borrowers with similar or related entities. As of December 31, 1998, American Bank has extended credit in excess of $2 million to 20 borrowers.

   Loan concentrations are defined as amounts loaned to a number of borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other conditions. American Bancshares, on a routine basis, evaluates these concentrations for purposes of policing its concentrations and to make necessary adjustments in its lending practices that most clearly reflect the economic times, loan to deposit ratios, and industry trends. As of December 31, 1998, total loans to any particular group of customers engaged in similar activities or having similar economic characteristics did not exceed 10% of total loans.

   The Board of Directors of American Bancshares concentrates its efforts and resources, and that of its senior management and lending officials, on loan review and underwriting procedures. American Bancshares utilizes the services of an independent consultant to perform periodic loan documentation and compliance reviews as well as deposit and operations compliance reviews. Internal controls include a loan review specialist employed by American Bank, who performs on-going reviews of new and existing loans to monitor documentation and ensure the existence and valuations of collateral. Senior loan officers have established a review process with the objective of quickly identifying, evaluating, and initiating necessary corrective action for substandard loans. The goal of the loan review process is to address the watch list, and substandard and non-performing loans, as early as possible. Combined, these components are integral elements of American Bancshares' loan program which has resulted in its loan portfolio performance to date. Nonetheless, management maintains a cautious outlook in anticipating the potential effects of uncertain economic conditions (both locally and nationally) and the possibility of more stringent regulatory standards.

   Loans, including impaired loans, are generally classified by American Bancshares as non-accrual loans if they are past due as to maturity or payment of principal or interest for a period of ninety days or more, unless such loans are well collateralized and in the process of collection. If a loan or a portion of a loan is classified as doubtful or is partially charged off, the loan is classified as a non-accrual loan. Loans that are on a current payment status or past due less than ninety days may also be classified as non-accrual if repayment in full of principal and/or interest is in doubt. Loans are not returned to accrual status until the principal and interest payments are brought current and future payments appear certain.

   Interest accrued and unpaid at the time a loan is placed in non-accrual status is charged against interest income. During the time that a loan is classified as non-accrual and the future collectability of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding. When the future collectability of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a non-accrual loan had been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Cash interest receipts in excess of that amount are recorded as recoveries to the allowance for credit losses until prior charge-offs have been fully recovered.

   Real estate acquired by American Bancshares as a result of foreclosure or acceptance of deeds in lieu of foreclosure is classified as foreclosed real estate. These properties are recorded on the date acquired at the lower of fair value less estimated selling costs or the recorded investment in the related loan. If the fair value after deducting the estimated selling costs of the acquired property is less than the recorded investment in the related loan, the estimated loss is charged to the allowance for loan losses at that time. The resulting carrying value established at the date of foreclosure becomes the new cost basis for subsequent accounting. After foreclosure, if the fair value less estimated selling costs of the property becomes less than its costs, the deficiency is charged to the provision for losses on foreclosed real estate. Costs relating to the developmental improvement of the property are capitalized, whereas those relating to holding the property for sale are charged as an expense.

   As of December 31, 1998, American Bancshares had 20 loans on non-accrual status totaling $429,000, or 0.17% of total loans. As of December 31, 1998, American Bancshares had other real estate owned ("OREO") of approximately $1,003,000, which consisted of six single family residences.

   In addition, American Bancshares performs ongoing reviews of its new and existing loans to identify, evaluate, and initiate corrective action for substandard loans. As of December 31, 1998, American Bancshares has identified approximately 125 loans to 86 borrowers to be monitored on its watch list and substandard list of loans, representing aggregate borrowings of approximately $6,480,000. Of this aggregate amount, management has assessed the maximum risk of loss to be $1,154,000 based on management's assessment of the ability of such borrowers to comply with their present loan repayment terms and assuming that the collateral for such loans must be liquidated. These loans have been considered by management in its assessment of the allowance for loan losses and none of these borrowers have failed to comply with their present loan repayment terms.

   The following table sets forth certain information, as of the date indicated, regarding non-accrual loans, restructured loans and loans 90 days or more past due.

                                                  At December 31,
                                         --------------------------------------
                                          1998    1997    1996    1995    1994
                                         ------  ------  ------  ------  ------
                                               (Dollars in Thousands)
NON-ACCRUAL LOANS
  Residential mortgage.................  $  225  $  762  $  934  $  130  $  685
  Commercial and commercial real
   estate..............................      71     153     133   1,017     341
  Consumer.............................     133      71      67      96      71
                                         ------  ------  ------  ------  ------
  Total non-accrual loans..............     429     986   1,134   1,243   1,097
TOTAL NON-PERFORMING LOANS (1).........      33     687     229       0       0
RESTRUCTURED LOANS.....................   2,320      22      24       0       0
                                         ------  ------  ------  ------  ------
TOTAL..................................  $2,782  $1,695  $1,387  $1,243  $1,097
                                         ======  ======  ======  ======  ======
Percentage non-accrual, non-performing
 and restructured loans to total loans.    1.11%    0.8%    0.8%    0.9%    1.0%

--------
(1) Accruing loans which are contractually past due 90 days or more as to principal or interest.

Allowance for Loan Losses

   In originating loans, American Bancshares recognizes that loan losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for the loan as well as general economic conditions. It is management's policy to maintain an adequate allowance for loan losses based on, among other things, American Bancshares' historical loan loss experience, evaluation of economic conditions, and regular reviews of delinquencies and loan portfolio quality.

   Management continues to actively monitor American Bancshares' asset quality and to charge-off loans against the allowance for credit losses when appropriate or to provide specific loss allowances when necessary. Although management believes it uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ from the economic conditions in the assumptions used in making the initial determinations.

   The following table sets forth an analysis of American Bancshares' allowance for loan losses for the periods indicated.

                                    Years Ended December 31,
                          ----------------------------------------------------
                            1998       1997       1996       1995       1994
                          --------   --------   --------   --------   --------
                                     (Dollars in Thousands)
Total loans at end of
 period (1).............  $250,428   $215,109   $176,438   $139,265   $108,294
Allowance at beginning
 of period..............     2,311      1,761      1,609      1,374      1,021
Loans charged-off during
 the period.............    (1,258)      (471)      (412)      (534)      (165)
Recoveries of loans
 previously charged-off.       122        100         49         67         57
                          --------   --------   --------   --------   --------
Net loans charged-off
 during the period......    (1,136)      (371)      (363)      (467)      (108)
Provisions charged to
 income.................     1,180        921        515        702        291
                          --------   --------   --------   --------   --------
Allowance at end of
 period.................  $  2,355   $  2,311   $  1,761   $  1,609   $  1,374
                          ========   ========   ========   ========   ========
Ratio of net charge-offs
 to average loans
 outstanding............      0.38 %     0.21 %     0.23 %     0.37 %     0.14 %
Allowance as a
 percentage of total
 loans..................      0.94 %     1.07 %     1.00 %     1.16 %     1.27 %
Allowance as a
 percentage of non-
 performing and non-
 accrual loans..........     509.7 %    138.1 %    129.2 %    129.4 %    125.2 %

--------
(1) Excludes loans held for sale.

   The following table sets forth a breakdown of the allowance for loan losses by loan category for the periods indicated. Management believes that the allowance can be allocated by category only on an approximate basis. The allocation of an allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any other category.

                                                  At December 31,
                          --------------------------------------------------------------------
                              1998          1997          1996          1995          1994
                          ------------  ------------  ------------  ------------  ------------
                                 % Of          % Of          % Of          % Of          % Of
                                 Loans         Loans         Loans         Loans         Loans
                                  To            To            To            To            To
                                 Total         Total         Total         Total         Total
                          Amount Loans  Amount Loans  Amount Loans  Amount Loans  Amount Loans
                          ------ -----  ------ -----  ------ -----  ------ -----  ------ -----
Residential
 mortgage (1)...........  $  310  12.1% $  773  25.2% $  615  28.1  $  468  33.1% $  463  34.2%
Commercial and
 Commercial real estate.     914  63.6     861  52.1     773  46.6     630  43.8     512  43.2
Consumer loans..........     639  24.3     641  22.7     342  25.3     233  23.1     251  22.6
Unallocated.............     492   0.0      36   0.0      31   0.0     278   0.0     148   0.0
                          ------ -----  ------ -----  ------ -----  ------ -----  ------ -----
Total allowance for loan
 losses.................  $2,355 100.0% $2,311 100.0% $1,761 100.0% $1,609 100.0% $1,374 100.0%
                          ====== =====  ====== =====  ====== =====  ====== =====  ====== =====

--------
(1) No allowance has been allocated to real estate construction since the amount such loans held in American Bancshares' loan portfolio at the periods indicated was not material.

   The measurement of impaired loans is based on the fair value of the loan's collateral. The measurement of non-collateral dependent loans is based on the present value of expected future cash flows discounted at the historical effective interest rate. The components for the allowance for credit losses are as follows:

                                                          December 31,
                                                --------------------------------
                                                   1998       1997       1996
                                                ---------- ---------- ----------
      Impaired loans........................... $  556,000 $  246,000 $  331,400
      Other....................................  1,799,000  2,065,000  1,429,600
                                                ---------- ---------- ----------
                                                $2,355,000 $2,311,000 $1,761,000
                                                ========== ========== ==========

Investment Activities

   At December 31, 1998, 1997 and 1996, American Bancshares' investment portfolio totaled $77,078,000, $68,664,000, and $43,509,000, respectively. The investment portfolio consists of U.S. Treasury and federal agency securities, trust preferred securities, municipal bonds, and FHLB stock. Maturities range from three months to fifteen years with a portfolio average maturity of approximately 5 years.
   Funds generated by American Bank as a result of increases in deposits or decreases in loans which are not immediately used by American Bank are invested in securities held in its investment portfolio. The investment portfolio is used as a source of liquidity for American Bank. The investment portfolio is structured so that it provides an ongoing source of funds for meeting loan and deposit demands and for reinvestment opportunities to take advantage of changes in interest rates.

   The following table summarizes American Bank's investment portfolio as of the dates indicated.

Investment Securities Portfolio

                                                            At December 31,
                                                        -----------------------
                                                         1998    1997    1996
                                                        ------- ------- -------
                                                        (Dollars in Thousands)
      AVAILABLE FOR SALE (1):
      U.S. Treasury securities......................... $ 2,042 $ 4,039 $ 7,425
      U.S. Government Agencies.........................  37,875  55,847  22,080
      State and municipal..............................   1,647   1,164   1,034
      Trust Preferred Securities.......................   4,889       0       0
                                                        ------- ------- -------
      Total debt securities............................  46,453  61,050  30,539
      FHLB stock (restricted)..........................   1,870   1,709   1,075
      Mortgage-backed securities.......................  28,755   5,905  11,895
                                                        ------- ------- -------
      Total available for sale (2)..................... $77,078 $68,664 $43,509
                                                        ======= ======= =======

--------
(1) Carried at estimated market value. American Bancshares does not have any securities being held to maturity.
(2) Cost of such securities (dollars in thousands) was $77,309 as of December 31, 1998, $68,438 as of December 31, 1997, and $43,664 as of December 31,
    1996

   The following table summarizes American Bancshares' securities (excluding the restricted FHLB Stock and mortgage-backed securities) by maturity and weighted average yields at December 31, 1998. Yields on tax exempt securities are stated at their nominal rates and have not been adjusted for tax rate differences.

                                             After One     After Five
                                              Year But      Years But
                                               Within        Within        After 10
                         Within One Year      5 Years       10 Years         Years          Total
                         ----------------   ------------  -------------  -------------  -------------
                          Amount   Yield    Amount Yield  Amount  Yield  Amount  Yield  Amount  Yield
                         -------- -------   ------ -----  ------- -----  ------- -----  ------- -----
                                                 (Dollars In Thousands)
At December 31, 1998:
U.S. Treasury
 securities.............  $   505    5.30%  $1,014 5.34%  $   523 7.46%  $     0 0.00%  $ 2,042 5.87%
U.S. Government
 agencies...............        0    0.00    2,015 6.54    11,030 6.75    24,830 6.64    37,875 6.67
State and municipals....        0    0.00        0 0.00         0 0.00     1,647 6.69     1,647 6.69
Trust preferred
 securities.............        0    0.00        0 0.00         0 0.00     4,889 8.67     4,889 8.67
                          ------- -------   ------ ----   ------- ----   ------- ----   ------- ----
                          $   505    5.30%  $3,029 6.13%  $11,553 6.78%  $31,366 6.71%  $46,453 6.69%
                          ======= =======   ====== ====   ======= ====   ======= ====   ======= ====

Deposit Activities and Other Sources of Funds

   General. Deposit accounts are the primary source of funds of American Bancshares for use in lending and other investment purposes. In addition to deposits, American Bancshares draws funds from interest payments, loan principal payments, loan and security sales, and funds from operations (including various types of loan fees). Scheduled loan payments of principal and interest are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. American Bancshares may use borrowings on a short-term basis, if necessary, to compensate for reductions in the availability of other sources of funds, or borrowings may be used on a longer term basis for general business purposes.

   Deposit Activities. Deposits are attracted principally from within American Bancshares' primary market area through the offering of a broad variety of deposit instruments, including checking accounts, money market accounts, savings accounts, certificates of deposit (including jumbo certificates in denominations of $100,000 or more), and retirement savings plans. Total deposits were $344,845,000, $302,746,000, and $232,433,000 at December 31,
1998, 1997, and 1996 respectively. The introduction of new products and the continued focus on quality customer service have contributed to strong deposit growth. American Bancshares continues to develop consumer and commercial deposit relationships through referrals and additional contacts within its market area. As of December 31, 1998, 1997, and 1996, jumbo certificates accounted for $38,716,000, $36,170,000, and $24,702,000, respectively, of
American Bancshares' deposits. American Bancshares has not aggressively attempted to obtain large denomination, high interest-bearing certificates except to address a particular funding need. In an effort to fund the rapid growth of the loan volume originated by the Mortgage Banking Division during the fourth quarter of 1994, American Bancshares offered a five year certificate of deposit and money market product at above market rates at that time. In addition, in an effort to fund strong loan demand during 1996, American Bancshares offered a five year certificate and money market product at above market rates at that time. Although all of such deposits were originated within American Bancshares' market area and substantially all were not jumbo products, the regulators required American Bancshares to classify these deposits as brokered deposits because the rate exceeded 75 basis points over the then existing market rate.

   Maturity terms, service fees, and withdrawal penalties are established by American Bancshares on a periodic basis. The determination of rates and terms is predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals and federal regulations.

   Average Deposit Balance and Rates. The following table sets forth the average balance and weighted average rates for American Bank's categories of deposits for the period indicated.

                                                         At December 31,
                          -----------------------------------------------------------------------------
                                    1998                      1997                      1996
                          ------------------------- ------------------------- -------------------------
                          Average  Average   % Of   Average  Average   % Of   Average  Average   % Of
                          Balance   Rate   Deposits Balance   Rate   Deposits Balance   rate   Deposits
                          -------- ------- -------- -------- ------- -------- -------- ------- --------
                                                     (Dollars In Thousands)
Non-interest checking...  $ 56,275  0.00%     17    $ 38,753  0.00%     14    $ 25,787  0.00%     12
Interest checking and
 Money Market...........    97,280  3.48%     30      82,367  3.90%     30      55,853  3.74%     26
Savings.................    14,504  2.12%      4      12,773  2.38%      5      12,682  2.46%      6
Certificates of deposit.   157,172  6.01%     49     137,986  6.08%     51     117,407  6.03%     56
                          --------  ----     ---    --------  ----     ---    --------  ----     ---
Total...................  $325,231           100    $271,879           100    $211,729           100
                          ========           ===    ========           ===    ========           ===

   Certificates of Deposit. At December 31, 1998, certificates of deposit represented approximately 49% of American Bancshares' total deposits, as compared to 51% of total deposits at December 31, 1997, and 56% at December 31, 1996. American Bancshares does not have a concentration of deposits from any one source, the loss of which would have a material adverse effect on the business of American Bancshares. Management believes that substantially all of American Bancshares' depositors are residents, either full or part time, in its primary market area.

   The following table summarizes the amount of American Bancshares' certificates of deposit of $100,000 or more by time remaining until maturity at December 31, 1998 and December 31, 1997.

                                                 At December 31, At December 31,
                                                      1998            1997
                                                 --------------- ---------------
                                                      (Dollars In Thousands)
                   Maturity Period
                   ---------------
      Less than three months....................     $ 5,795         $ 6,486
      Over three months through six months......       6,990           5,197
      Over six months through twelve months.....      14,675          10,208
      Over twelve months........................      11,256          14,279
                                                     -------         -------
      Totals....................................     $38,716         $36,170
                                                     =======         =======

   The following table indicates the scheduled maturities of time deposits of American Bancshares as of December 31, 1998 and December 31, 1997.

                                                 At December 31, At December 31,
                                                      1998            1997
                                                 --------------- ---------------
                                                      (Dollars In Thousands)
                   Maturity Period
                   ---------------
      Due within one year.......................    $107,108        $ 86,347
      Due after one through two years...........      23,170          34,662
      Due after two through three years.........      20,614          13,487
      Due after three through four years........       4,852          19,389
      Due after four years......................       7,540           5,095
                                                    --------        --------
                                                    $163,284        $158,980
                                                    ========        ========

   Deposit Flows. The following table sets forth the deposit flows of American Bancshares during the periods indicated.

                                                         Years Ended December
                                                                  31,
                                                        -----------------------
                                                         1998    1997    1996
                                                        ------- ------- -------
                                                        (Dollars In Thousands)
      Net increase before interest credited............ $28,961 $58,717 $35,966
      Net credited.....................................  13,138  11,596   9,740
                                                        ------- ------- -------
      Net deposit increase............................. $42,099 $70,313 $45,706
                                                        ======= ======= =======

   Borrowings. American Bancshares has borrowed funds during the past to fund short-term cash requirements. None of such funds were used to fund loan activity. In the future, if there are periods when the supply of funds from deposits cannot meet the demand for loans, American Bancshares has the ability to seek a portion of the needed funds through loans (advances) from the FHLB of Atlanta where American Bancshares, as of December 31, 1998, had a $50 million line of credit. As of December 31, 1998, $34.9 million has been borrowed on the line and $15.1 million remained available for future use. As of March 26, 1999, the line of credit has been increased to $75 million, of which $45.6 million have been borrowed.

Liquidity and Capital Resources

   Liquidity is defined as the ability of American Bancshares to generate sufficient cash to fund current loan demand, deposit withdrawals, other cash demands and disbursement needs, and otherwise to operate on an ongoing basis. American Bank's principal sources of funds are deposits, principal and interest payments on loans, sale of loans, interest on investments, and the sale of investments. During 1998, American Bank received $42.1 million from deposit growth, $50.5 million from the sale of investments, and $50.1 million from maturing investments. In addition, American Bank also has the ability to borrow from the FHLB to supplement its liquidity needs. At December 31, 1998, American Bank had outstanding borrowings of approximately $34.9 million under its line of credit with the FHLB.

   American Bancshares's liquidity needs and funding are provided through the sale of its equity securities and the issuance of certain debt instruments. In this regard, on May 21, 1998, American Bancshares formed ABI Capital Trust, a Delaware statutory trust and a wholly-owned subsidiary of American Bancshares (the "Trust"), for the purpose of (i) issuing and selling in common securities to American Bancshares and its trust preferred securities to the public, and
(ii) using the proceeds therefrom to purchase 8.5% Deferrable Interest Debentures ("Junior Subordinated Debentures") from American Bancshares. Accordingly, the Junior Subordinated Debentures were to be, and are, the sole asset of the Trust. In July 1998 and August 1998, the Trust sold $16,249,420 of its trust preferred securities to the public and $502,570 of its common securities to American Bancshares. The Trust used the proceeds to purchase $16,751,990 Junior Subordinated Debentures issued by American Bancshares. Of the net proceeds of approximately $15.4 million, American Bancshares has invested $8.0 million in American Bank as an additional capital contribution, and repaid other outstanding indebtedness totaling approximately $3.0 million. The balance of the funds will be used for general corporate purposes, including but not limited to (a) making additional capital contributions to American Bank, (b) making additional capital contributions to the Finance Company, (c) investing in other business opportunities as may present themselves from time to time, and (d) working capital. Following the offer and sale of the Trust's securities, American Bancshares owned and currently holds all of the outstanding common securities of the Trust, its only voting securities, and as a result the Trust is a subsidiary of American Bancshares.

   At December 31, 1998, shareholders' equity was approximately $27,427,000, or 6.03% of total assets, as compared to $26,079,000 at December 31, 1997, or 7.37% of total assets. At December 31, 1998 and December 31, 1997, respectively, American Bancshares' Tier I leverage ratio was 8.1% and 7.28%, the Tier I risk-based capital ratio was 11.4% and 9.81% and the total risk-based capital ratio was 12% and 10.48%, all in excess of FRB guidelines for a "well capitalized" bank holding company.

   At December 31, 1998 and December 31, 1997, the liquidity ratio of American Bancshares was 42.53%, and 35.79%, respectively, well in excess of regulatory requirements.

   Total assets of American Bancshares increased by 3.58% to $471,459,000 as of September 30, 1999 from $455,164,000 as of December 31, 1998 and 7.7% from $437,739,000 as of September 30, 1998. The increase in assets from December 31, 1998, was primarily the result of increases in net loans of $22,721,000 to $359,687,000 and mortgage backed securities of $5,520,000 to $34,275,000. The increases in assets from December 31, 1998 to September 30, 1999 were funded through increases in deposits of $7,293,000 to $352,138,000 and increases in borrowings of $8,250,000 to $43,150,000.

   As of September 30, 1999, American Bank's Tier 1 leverage ratio was 8.45%, Tier 1 to risk weighted assets was 11.51% and total risk based capital was 12.17%, resulting in a classification of "Well Capitalized" under FDIC guidelines. American Bank, through its Asset/Liability Committee, monitors, among other things, American Bank's capital and liquidity position, making adjustments to deposit, loan, and investment strategies as necessary. American Bank continues to maintain adequate liquidity levels with a liquidity ratio at September 30, 1999 of 41.66%. American Bank is a member of the Federal Home Loan Bank of Atlanta (FHLB). The FHLB has approved a line of credit for American Bank totaling $89,393,000 collateralized by qualifying mortgages and all of American Bank's FHLB stock. As of September 30, 1999, advances totaling $43,150,000 were outstanding. American Bank also maintains Federal Funds Purchased agreements with several correspondent banks to provide sources of overnight funds. As of September 30, 1999, American Bank had no federal funds purchased.

   Management believes that there are adequate funding sources to meet its future liquidity needs for the foreseeable future. Primary among these funding sources are the repayment of principal and interest on loans, the renewal of time deposits, and the growth in the deposit base. Management does not believe that the terms and conditions that will be present at the renewal of these funding sources will significantly impact American Bancshares' operations, due to its management of the maturities of its assets and liabilities. However, in order to finance the continued growth of American Bank at current levels, additional funds may be necessary in order to provide sufficient capital to fund loan growth. There can be no assurance that American Bancshares will be able to obtain such additional financing, if needed, or, if available, that it can be obtained on terms favorable to American Bancshares.

Return on Equity and Assets

   The following table sets forth certain selected performance ratios of American Bancshares for the periods indicated:

                                At December
                                    31,
                               ------------------
                               1998   1997   1996
                               ----   ----   ----
                                (Dollars In
                                 Thousands)
      Return on average
       assets................. 0.40 % 0.61 % 0.32 %
      Return on average
       equity................. 6.02 % 9.03 % 3.63 %
      Dividend payout ratios..   (1)    (1)    (1)
      Average equity to
       average assets......... 6.63 % 6.79 % 8.76 %

--------
(1) American Bancshares has not paid any dividends since inception.

Impact of Inflation and Changing Prices

   The financial statements and related financial data presented herein concerning American Bancshares have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operations of American Bancshares is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, changes in interest rates have a more significant impact on the performance of American Bancshares than do the effects of changes in the general rate of inflation and changes in prices. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

Federal and State Taxation

   Federal Income Taxation. Although a bank's income tax liability is determined under provisions of the Code, which is applicable to all taxpayers or corporations, Sections 581 through 597 of the Code apply specifically to financial institutions.

   The two primary areas in which the treatment of financial institutions differ from the treatment of other corporations under the Code are in the areas of bond gains and losses and bad debt deductions. Bond gains and losses generated from the sale or exchange of portfolio instruments are generally treated for financial institutions as ordinary gains and losses as opposed to capital gains and losses for other corporations, as the Code considers bond portfolios held by banks to be inventory in a trade or business rather than capital assets. Banks are allowed a statutory method for calculating a reserve for bad debt deductions.

   State Taxation. American Bancshares files state income tax returns in Florida. Florida taxes banks under primarily the same provisions as other corporations. Generally, state taxable income is calculated under applicable Code sections with some modifications required by state law.

Future Accounting Requirements

   Financial Accounting Standards Board ("FASB") has issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities ("SFAS 133")." This statement

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

requires all derivatives to be recorded on the balance sheet at fair value and establishes standard accounting methodologies for hedging activities. The standard will result in the recognition of offsetting changes in value or cash flows of both the hedge and the hedged item in earnings or comprehensive income in the same period. The statement is effective for American Bancshares' fiscal year ending December 31, 2000. Because American Bancshares does not currently hold any derivative instruments, the adoption of this statement will have no impact on the financial statements.

   FASB also has issued Statement of Financial Accounting Standards No. 134, "Accounting for Mortgage-Backed Securities retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Entity ("SFAS 134")". This statement amends SFAS No. 65 allowing mortgage-backed securities or other retained interests arising from the securitization of mortgage loans to be classified based on the mortgage banking entities' ability and intent to sell or hold those securities. Previously these securities had to be held within a trading account. This statement is effective for American Bancshares' fiscal year ending December 31, 1999. The adoption of this standard is not expected to have a significant impact on the financial statements.

Year 2000 Compliance

   Year 2000 Issues and State of Readiness. American Bancshares is aware of the issues associated with existing computer-controlled systems properly recognizing and processing information relating to dates in and after the Year 2000. Systems that cannot adequately process dates beyond the year 1999 could generate erroneous data or cause a system to fail. Because the Year 2000 issue poses an unprecedented enterprise wide challenge for every organization, American Bancshares formed a Year 2000 Committee ("Y2K Committee"). The Y2K Committee developed a Year 2000 Project Plan ("Y2K Plan") which addresses both internal and external technology. The data processing systems and software include those developed and maintained by American Bancshares' third-party data processing vendors and purchased software which is run on in-house computer networks.

   In 1997 American Bancshares, through the Y2K Committee, initiated a review and assessment of all hardware and software to confirm that it will function properly in the Year 2000. Each system was evaluated for its degree of significance to the operations of American Bancshares and detailed test plans were developed for those systems determined to be of a critical nature.

   Third-party data processing vendors (primarily M&I Data Services, Inc. for its general ledger, deposits, and portfolio loans; Essex Home Mortgage Servicing Corp. for its loans held for sale; Compass Bank for its investment portfolio, and Contour, Inc. for its mortgage loan processing systems) have been contacted and American Bancshares has obtained verification from these vendors that these systems will function properly in the Year 2000.

   With respect to purchased software and electronic hardware devices currently in use, American Bancshares has inventoried these items to determine which of these devices rely on a valid date in order to function. American Bancshares has contacted those vendors identified through this inventory, who have indicated that their hardware and software is or will be Year 2000 compliant in time frames that meet regulatory requirements.

   Non-information technology embedded systems consisting primarily of security systems, HVAC controls and elevators have also been reviewed. These systems were found to be generally Year 2000 compliant.

   American Bancshares also has relationships with suppliers and other companies. American Bancshares has contacted key suppliers of goods or services regarding their Year 2000 readiness. They are in the process of reviewing their systems. American Bancshares will continue to monitor these suppliers as to their Year 2000 readiness.

   Risks Associated with Year 2000 and Contingency Plan. Based on information currently available to American Bancshares, American Bancshares believes that the most reasonably likely worst case Year 2000 scenario with respect to American Bancshares relate to the potential failure of third party data processing vendors to become Year 2000 compliant. The inability of these third party data processing vendors to complete their Year 2000 remediation processes in a timely fashion could result in delays in processing daily transactions and could result in a material and adverse effect on American Bancshares' results of operations and financial condition. American Bancshares has developed a contingency plan to address potential failures in these systems. American Bancshares believes that modifications to existing systems, conversion to new systems, and vendor compliance upgrades will be resolved on a timely basis.

   Expenses Related to Year 2000 Compliance. American Bancshares's current assessment of cost associated with the completion of its Y2K Plan is not considered by management to be material to American Bancshares' future operations. Through September 30, 1999, American Bancshares has expended $71,000 on its Y2K Plan and anticipates additional costs of approximately $25,000, to be incurred in 1999. The cost of completing American Bancshares' Y2K Plan and the dates on which all procedures will be completed are based on management's best estimates. These estimates were derived utilizing various assumptions about future events, including the continued availability of resources, external technology, modification plans and other significant factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those currently anticipated.

                      COMPARATIVE RIGHTS OF STOCKHOLDERS

   The rights of American Bancshares' stockholders are currently governed by the Florida Business Corporation Act and American Bancshares' Articles of Incorporation and Bylaws adopted thereunder. As a result of the merger, the stockholders of American Bancshares will become stockholders of Gold Banc, whose rights are governed by Kansas law and Gold Banc's Articles of Incorporation and Bylaws adopted thereunder. The following discussion is intended only to highlight certain differences between the rights of corporate stockholders under Kansas law and Florida law generally and specifically with respect to the stockholders of American Bancshares and Gold Banc. The discussion is not intended as a complete statement of all such differences, and American Bancshares' stockholders are referred to those laws and governing documents for a definitive treatment of the subject matter.

Authorized and Outstanding Capital Stock

   Both Kansas and Florida law require a corporation's governing corporate documents to set forth the total number of shares of stock which the corporation has the authority to issue. The authorized capital stock of American Bancshares consists of 20,000,000 shares of common stock, of which approximately 5,032,584 shares are currently outstanding, and 5,000,000 shares of preferred stock, of which no shares are currently outstanding. The authorized capital stock of Gold Banc consists of 50,000,000 shares of common
stock, of which approximately            shares are currently outstanding, and
10,000,000 shares of preferred stock, of which no shares are currently outstanding.

Election of Directors

   Under Florida law, directors, unless their terms are staggered, are elected at each annual stockholder meeting. Vacancies on the board of directors may be filled by the stockholders or directors. The articles of incorporation may authorize the election of certain directors by one or more classes or series of shares, and the articles of incorporation, an initial bylaw or a bylaw adopted by a vote of the stockholders may provide for staggered terms for the directors. The articles of incorporation or the bylaws also may allow the stockholders or the board of directors to fix or change the number of directors, but a corporation must have at least one director. The Articles and Bylaws of American Bancshares have set the number of directors at between five
(5) and twenty-five (25) persons, subject to change within these limits by a majority of the entire board of directors.

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

   The American Bancshares' Articles has only one class of directors. Each director is to be elected at the annual meeting to serve a one-year term. Newly created directorships and vacancies on the American Bancshares board maybe filled by the affirmative vote of a majority of the remaining directors then in office, or by a sole remaining director, or by the shareholders. Under Florida law, stockholders do not have cumulative voting rights unless the articles of incorporation so provide. The American Bancshares' Articles do not provide for cumulative voting.

   The former stockholders of American Bancshares will have rights under Kansas law in the election of directors similar, though not identical, to those provided by Florida law. Directors, unless their terms are staggered, are elected at each annual stockholder meeting under Kansas law. Vacancies on the board of directors may be filled (1) by a majority of directors then in office or (2) whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the articles of incorporation, by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. The articles of incorporation may authorize the election of certain directors by one or more classes or series of shares. The number of directors shall be fixed by, or in the manner provided in, the bylaws, unless the articles of incorporation establish the number of directors, in which case an amendment to the articles is required to change the number of directors.

   The Gold Banc Articles fix the number of members of the board of directors at between three and fifteen persons, subject to change within these limits by a majority of the entire board of directors. The board of directors is divided into three classes, serving staggered terms. The Gold Banc Articles provides that vacancies on the board are to be filled by the remaining members and any director so chosen shall hold office until the next election of the class for which such directors shall have been chosen. Under Kansas law, stockholders do not have cumulative voting rights for the election of directors unless the articles of incorporation so provide. The Gold Banc Articles do not provide for cumulative voting.

Removal of Directors

   Under Florida law, a director may be removed by a corporation's shareholders with or without cause, unless the articles provide that a director can be removed only for cause, at a duly convened special meeting of shareholders called for that purpose when a quorum is present if the votes cast in favor of removal exceed the vote cast opposing removal; provided that, if a director is elected by a voting group, only the shareholders of that voting group may participate in the vote to remove him or her. Such action also may be taken in action by written consent where a majority of the outstanding shares consent to the removal of the director. Under American Bancshares' Articles, any director or the entire board of directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of all capital stock of American Bancshares entitled to vote generally in the election of directors, voting together as a single class.

   Kansas law provides that any director may be removed with or without cause by a majority of the shares then entitled to vote at an election of directors unless director terms are staggered. In the case of staggered terms, unless the articles of incorporation provide otherwise, stockholders may remove directors only for cause or, in the case of a corporation having cumulative voting for directors, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors or, if there be classes of directors, at an election of the class of directors of which such director is a part. The Gold Banc Articles provides that a director may be removed from office at anytime, but only for cause by the holders of a majority of the voting power of all of the shares of the corporation entitled to vote in the election of directors, or only for cause by a majority of the board of directors.

Amendments to Articles of Incorporation

   The Florida Business Corporation Act generally requires the affirmative vote of the holders of at least a majority of the votes actually cast on an amendment to the articles of incorporation (i.e., the votes cast in favor of such amendment at meeting where a quorum is present must exceed the votes cast against the amendment); provided, however, a majority of the votes entitled to be cast on the amendment is required with respect to an amendment that would create dissenters' rights. Under Florida corporate law, shareholder approval is not required for certain non-material amendments.

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

   Kansas law provides that an amendment to the articles of incorporation of a corporation must be approved by at least a majority of the outstanding stock entitled to vote upon the proposed amendment, and by at least a majority of the outstanding stock of each class entitled to vote thereon as a class. The articles of incorporation may state a greater number or proportion required for approval. The Gold Banc Articles requires a vote of two-thirds of the outstanding shares of the common stock of the corporation to amend Articles Four, Five, Six, Seven, Eight, Nine, Ten, Twelve or Thirteen of its Articles of Incorporation.

Amendments to Bylaws

   Florida law provides that a corporation's bylaws may be amended by the board of directors unless such power is expressly reserved to the shareholders by the articles of incorporation. American Bancshares' Bylaws may be amended by the board of directors or the shareholders.

   Kansas law provides that the right to adopt, amend or repeal bylaws of a corporation shall be vested in the corporation's board of directors, unless otherwise provided in such corporation's articles of incorporation and subject to the right of the stockholders to adopt, amend or repeal the bylaws. The Gold Banc Articles require the affirmative vote of at least two-thirds of the outstanding stock to amend or repeal Articles II, III and VI of the bylaws of Gold Banc.

Special Meetings of Stockholders

   Under Florida law, a special meeting of shareholders of a Florida corporation may be called by the board of directors, persons authorized by articles of incorporation or bylaws, and the holders of shares entitled to cast not less than 10% of all shares entitled to vote at the meeting, unless a different percentage, not to exceed 50%, is provided in the articles of incorporation. The American Bancshares' Articles provide that special meetings of shareholders may be called by the American Bancshares' Board, Chairman of the Board, the President, or by the holders of not less than 50% of the votes entitled to be cast on any issues proposed to be considered at the special meeting.

   Kansas law provides that special meetings of stockholders of a corporation may be called by the corporation's board of directors or by such other persons as may be authorized in the corporation's articles of incorporation or bylaws. The Gold Banc Bylaws provide that a special meeting may be called by the chief executive officer, a majority of the board of directors, and shall be called at any time by the Chairman of the Board, the Chief Executive Officer, or the Secretary upon the request of stockholders owning 55 percent of the outstanding stock of the corporation entitled to vote at such meeting.

Stockholder Action by Written Consent

   Under Florida law and American Bancshares' Bylaws, American Bancshares' stockholders may take any action by written consent if the consent is signed by the holders of outstanding shares entitled to vote thereon having not less than the minimum number of votes that would be necessary to authorize such action. Under Gold Banc's Articles, however, Gold Banc's stockholders may not take any action without a meeting.

Notice of Stockholder Proposals

   Under the Florida Business Corporation Act and the American Bancshares' Bylaws, notice of shareholder meetings must be provided to each shareholder of record entitled to vote at such meeting not less than 10, nor more than 60 days prior to the meeting. The American Bancshares' Bylaws provide that before a matter can be properly brought before the annual meeting of shareholders, such business must be either (1) specified in the notice of the meeting given at the direction of the American Bancshares Board, (2) otherwise properly brought before the meeting by the American Bancshares' Board, or (3) otherwise properly brought before the meeting by an American Bancshares' Shareholder. In order for a shareholder to properly bring any business before the annual meeting, such shareholder generally must provide a notice to the Secretary of American Bancshares containing certain required information not less than 50, nor more than 75 days prior to such annual meeting. If such meeting is not properly noticed, it can not be presented at the annual meeting unless the American Bancshares' Board should decide otherwise.

   Gold Banc's Bylaws provide that at any special meeting of the stockholders, only the business specified in the notice of a special meeting may be addressed at the meeting, but a stockholder is allowed to address any business at an annual meeting if the procedural requirements are met. In order for a matter to be properly brought before the annual meeting by a stockholder, the stockholder must provide notice of the matter to Gold Banc not less than 120 days prior to the meeting and delivery of specified information of the type customarily required by such provisions.

Vote on Extraordinary Corporate Transactions

   Florida law provides that, unless otherwise specified in a corporation's certificate of incorporation or unless the provisions of Florida law relating to "business combinations" discussed below are applicable, a sale or other disposition of all or substantially all of the corporation's assets or a merger or consolidation of the corporation with another corporation or a dissolution of the corporation requires the affirmative vote of the board of directors (except in certain limited circumstances) plus, with certain exceptions, the affirmative vote of a majority of the outstanding stock entitled to vote thereon. The foregoing provisions apply to American Bancshares and its stockholders.

   Kansas law is similar to Florida law in that, except as described below with respect to "business combinations," a sale or other disposition of all or substantially all of the corporation's assets, a merger of the corporation with and into another corporation or a dissolution of the corporation requires the affirmative vote of the board of directors (except in certain limited circumstances) plus, with certain exceptions, the affirmative vote of a majority of all shares of stock entitled to vote thereon. The foregoing provisions apply to Gold Banc and its stockholders.

Dividends

   The payment of dividends or other distributions is governed by the Florida Business Corporation Act. The Florida Business Corporation Act generally provides that a corporation may make distributions to its shareholders unless, after giving effect thereto, it would be unable to satisfy its debts as they become due in the ordinary course of business or if the corporation's total assets would be less than its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of the distribution, to satisfy preferential rights of shareholders whose preferential rights are superior to those of the class of shareholders receiving the dividend or other distribution.

   Kansas law provides that, subject to any restrictions contained in a corporation's articles of incorporation, the directors of a corporation may authorize the payment of dividends to that corporation's stockholders either
(1) out of its surplus or (2) if no surplus exists, out of its net profits for the fiscal year in which the dividend is declared or the preceding fiscal year. Provided, however, that no such dividend may be paid out of net profits if the capital of the corporation shall have been diminished to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets until such deficiency is repaired. Other than the restrictions imposed by Kansas law, the Bylaws and Articles of Gold Banc contain no additional restrictions on the declaration or payment of dividends, other than certain guidelines are outlined for dividends on common and preferred stock.

Appraisal Rights of Dissenting Stockholders

   Under the Florida Business Corporation Act a shareholder is entitled to dissent and obtain payment of the fair value of his or her shares in the event of, among other things, (a) consummation of a plan of merger to which the corporation is a party, if either (1) shareholder approval is required and the shareholder is entitled to vote on the merger or (2) the corporation is a subsidiary that is owned 80% by and is merged into its parent;

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

(b) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan; (c) consummation of a sale or exchange of substantially all of the property of the corporation other than in the usual and regular course of the business if shareholder approval is required; (d) an amendment to the articles of incorporation that adversely affects the rights in respect of the dissenter's shares in specified ways; (e) in the event of a control share acquisition as discussed in Section 607.109 of the Florida Business Corporation Act; or (f) any corporate action pursuant to a stockholder vote to the extent that the articles of incorporation provide that dissenters' rights shall apply. Dissenters' rights are not available, however, if the class of securities entitled to vote on those matters identified above are either registered on a national securities exchange, designated for listing on Nasdaq National Market, or are held by 2,000 or more shareholders. Since the American Bancshares' common stock is listed on the Nasdaq National Market, dissenter's rights will not be generally available to American Bancshares' shareholders.

   Kansas law requires the corporation surviving or resulting from any merger or consolidation to provide stockholders notice of the effectiveness of the merger or consolidation if such stockholders filed with the corporation a written objection to the merger or consolidation before the taking of the vote on the merger or consolidation, and whose shares were either not entitled to vote or were not voted in favor of the merger or consolidation. Such stockholders then have twenty days from the mailing date of such notice to demand in writing from the corporation payment of the value of their stock as of the effective date of the merger or consolidation, exclusive of any element of value arising from the expectation or accomplishment of the merger or consolidation. If such demand is made, the corporation shall pay to the stockholder such value within thirty days from the end of the twenty day period. If the corporation and stockholder fail to agree upon the value of such stock, the stockholder or the corporation may demand a determination of the value of such stock by an appraiser appointed by the district court.

   However, this right to demand an appraisal does not apply to stockholders if: (1) they are stockholders of a surviving corporation and if a vote of the stockholders of such corporation is not necessary to authorize the merger or consolidation; (2) the shares were registered on a national securities exchange, or (3) the shares were held of record by not less than 2,000 stockholders on the date set to determine the stockholders entitled to vote on the merger or consolidation, unless the articles of incorporation provide otherwise.

   Neither American Bancshares nor Gold Banc stockholders are entitled to dissenters' or appraisal rights in connection with the merger.

Stockholder Inspection

   Under both Kansas and Florida law, any stockholder may inspect a corporation's stock ledger, stockholder list and other books and records for any proper purpose. A "proper purpose" is defined as a purpose reasonably related to the person's interest as a stockholder. Both Kansas and Florida law specifically provide that a stockholder may appoint an agent for the purpose of examining the corporation's books and records.

   Gold Banc's bylaws provide that Gold Banc's stockholders have the right to inspect the books and records of the corporation to the extent and in the manner provided by Kansas law, subject to reasonable restrictions as may be determined by the board of directors or the officers of the corporation, from time to time or with respect to any request for such inspection.

Indemnification and Limitation of Liability of Directors and Officers

   Under Florida law, a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless: (1) the director breached or failed to perform his duties as a director, and (2) the director's breach of or failure to perform those duties constitutes: (a) a violation of criminal law, with certain exceptions, (b) a transaction from which the director derived an improper personal benefit, (c) a circumstance under which the

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

liability provisions of section 607.144 of the Florida Business Corporation Act are applicable, (d) in a proceeding by or in the right of a corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct, or (e) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

   The American Bancshares Articles provide for the indemnification of and the advancement of defense costs to American Bancshares's directors and officers to the fullest extent permitted by Florida law.

   Kansas law grants a corporation power to indemnify an officer, director, employee or agent made a party to a proceeding as a result of his status as an officer, director, employee or agent against such expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; and, in the case of a criminal proceeding, such director had no reasonable grounds to believe his actions were unlawful. The determination of whether the director has met the requisite standard of conduct for indemnification may be made by (1) a majority vote of a quorum consisting of directors not at that time parties to the suit; (2) independent legal counsel directed by a quorum of disinterested directors; or (3) by the stockholders. Expenses incurred by an officer or director (or other employees or agents as deemed appropriate by the board of directors) in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

   A corporation can indemnify an officer, director, employee or agent for expenses actually and reasonably incurred by such person in connection with the defense or settlement of a suit by or in the right of the corporation, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation. However, if such person is adjudged to be liable to the corporation in a suit brought by or in the right of the corporation, no indemnification shall be made unless the court in which such proceeding was brought determines that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

   The Gold Banc's Articles limit the liability of its directors for monetary damages to the fullest extent permissible under applicable law and indemnify each officer and director to the fullest extent permitted by applicable law.

Preemptive Rights

   Neither Florida nor Kansas law provides for preemptive rights to acquire a corporation's unissued stock. However, such right may be expressly granted to the stockholders in a corporation's articles of incorporation. Neither the American Bancshares Articles nor the Gold Banc Articles provides for preemptive rights.

Affiliated Transaction/Business Combination Restrictions

   In general, Florida law prevents an "Interested Shareholder" (defined generally as a person with 10% or more of a corporation's outstanding voting stock) from engaging in an "Affiliated Transaction" with a corporation for three years following the date such person became an Interested Shareholder. The term an "Affiliated Transaction" includes mergers or consolidations with an Interested Shareholder and certain other transactions with an Interested Shareholder, including, without limitation: (1) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with the Interested Shareholder of assets (except proportionately as a stockholder of the corporation) having an aggregate market value equal to 5% or more of

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the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; (2) any transaction which results in the issuance or transfer by the corporation or by certain subsidiaries thereof of any shares of the corporation or such subsidiary which have an aggregate market value of 5% percent or more of the aggregate market value of all the outstanding shares of the corporation to the Interested Shareholder, except pursuant to a transaction which, in general, effects a pro rata distribution to all shareholders of the corporation; (3) any transaction involving the corporation or certain subsidiaries thereof which has the effect, directly or indirectly, of increasing the proportionate share of the shares of any class or series, or securities convertible into shares of the corporation or any subsidiary which is owned directly or indirectly by the Interested Shareholder (except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused by the Interested Shareholder); (4) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by, or pursuant to any agreement, arrangement or understanding with the Interested Shareholder or any affiliate or associate of the Interested Shareholder; or (5) any receipt by the Interested Shareholder of the benefit (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation or certain subsidiaries.

   The three-year moratorium may be avoided if: (1) the affiliated transaction has been approved by a majority of the disinterested directors; (2) the corporation has not had more than 300 shareholders of record at any time during the 3 years preceding the announcement date; (3) the Interested Shareholder has been the beneficial owner of at least 80 percent of the corporation's outstanding voting shares for at least 5 years preceding the announcement date; (4) the Interested Shareholder is the beneficial owner of at least 90 percent of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; (5) the corporation is an investment company registered under the Investment Company Act of 1940;
(6) certain consideration is paid to the shareholders of the corporation; or
(7) the transaction is approved by the affirmative vote of the holders of two thirds of the voting shares other than the shares beneficially owned by the Interested Shareholder.

   The Affiliated Transaction restrictions described above do not apply if, among other things: (1) the corporation's original articles of incorporation contain a provision expressly electing not to be governed by the statute; (2) the holders of a majority of the voting stock of the corporation approve an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by the statute (effective eighteen (18) months after the amendment's adoption), which amendment shall not be applicable to any Affiliated Transaction with a person who was an Interested Shareholder at or prior to the time of the amendment; or (3) the corporation adopts an amendment to its articles of incorporation prior to January 1, 1989, expressly electing not to be governed by this section provided that such amendment does not apply to any Affiliated Transaction of the corporation with an Interested Shareholder whose determination date is on or prior to the effective date of such amendment.

   An "Interested Shareholder" is defined to mean any person who is the beneficial owner of more than 10 percent of the outstanding voting shares of American Bancshares' (other than the corporation or any of its subsidiaries), any savings, employee stock ownership, or other employee benefit plan of the corporation or any of its subsidiaries, or any fiduciary with respect to any such plan when acting in such capacity.

   In general, Kansas law prevents an "Interested Stockholder" (defined generally as a person with 15% or more of a corporation's outstanding voting stock) from engaging in a "Business Combination" with a corporation for three years following the date such person became an Interested Stockholder. The term "Business Combination" includes mergers or consolidations with an Interested Stockholder and certain other transactions with an Interested Stockholder, including, without limitation: (1) any merger or consolidation of the corporation with the Interested Stockholder or with any other corporation if the merger or consolidation is caused by the Interested Stockholder; (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with the Interested Stockholder of assets (except proportionately as a stockholder of the corporation) having an aggregate market value equal to 10% or more of the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; (3) any transaction which results in the issuance or transfer by the corporation or by certain subsidiaries thereof of stock of the corporation or such subsidiary to the Interested Stockholder, except pursuant to a transaction which, in general, effects a pro rata distribution to all stockholders of the corporation; (4) any transaction involving the corporation or certain subsidiaries thereof which has the effect, directly or indirectly, of increasing the proportionate share of the shares of any class or series, or securities convertible into shares of the corporation or any subsidiary which is owned directly or indirectly by the Interested Stockholder (except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused by the Interested Stockholder); or (5) any receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation or certain subsidiaries.

   The three-year moratorium may be avoided if: (1) before such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction in which the Interested Stockholder became an Interested Stockholder; or (2) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by directors who are also officers of the corporation and by employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (3) on or following the date on which such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders (not by written consent) by the affirmative vote of the stockholders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

   The Business Combination restrictions described above do not apply if, among other things: (1) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by the statute; (2) the corporation, by act of its board of directors, adopts an amendment to its bylaws within one year of the effective date of the Business Combinations Act expressly electing not to be governed by the act; (3) the holders of a majority of the voting stock of the corporation approve an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by the statute (effective twelve (12) months after the amendment's adoption), which amendment shall not be applicable to any business combination with a person who was an Interested Stockholder at or prior to the time of the amendment; or (4) the corporation does not have a class of voting stock that is (a) listed on a national securities exchange, (b) authorized for quotation on Nasdaq or a similar quotation system; or (c) held of record by more than 2,000 stockholders.

   An "Interested Stockholder" is defined to mean any person (other than the corporation or any of its subsidiaries, and any affiliate thereof) who or which: (1) is the beneficial owner of 15 percent or more of the corporation's voting stock; or (2) is an Affiliate of the corporation and at any time within the two year period immediately prior to the date in question was the beneficial owner of 15 percent or more of the voting stock.

   The Gold Banc Articles expressly elect to be covered by the Business Combinations restrictions.

Shareholder Rights Plan

   Gold Banc has in effect a shareholder rights plan and has entered into a rights agreement with American Stock Transfer & Trust Company, as Rights Agent. The rights plan provides for a dividend distribution of one one-thousandth of a share of Series A Preferred Stock (a "Right") to be attached to each outstanding share of Gold Banc common stock. As a result of the merger, each share of Gold Banc common stock received in the merger will also represent one Right. The Rights are not currently exercisable or transferable apart from the Gold Banc common stock.

   The Rights will become exercisable if a person or group acquires 15% or more of the Gold Banc common stock (and thereby becomes an "Acquiring Person") or announces a tender offer or exchange offer that would increase the Acquiring Person's beneficial ownership to 15% or more of the outstanding Gold Banc common stock, subject to certain exceptions. After the Rights become exercisable, each Right entitles the holder (other than the Acquiring Person) to purchase Gold Banc common stock that has a market value of two times the exercise price of the Right. If Gold Banc is acquired in a merger or other business transaction, each exercisable Right entitles the holder to purchase common stock of the Acquiring Person or an affiliate that has a market value of two times the exercise price of the Right.

   The Rights issued under the Gold Banc shareholder rights plan may make any merger not approved by Gold Banc's board of directors prohibitively expensive, because the Rights allow Gold Banc shareholders to purchase the voting securities of Gold Banc or a potential acquirer at one-half of the fair market value.

   American Bancshares does not have a shareholders rights plan.

                                    EXPERTS

   The audited financial statements included in the Gold Banc Annual Report on Form 10-K for the year ended December 31, 1998, that are incorporated herein by reference, have been audited by KPMG LLP, independent public accountants, as stated in their report included in the Form 10-K, and have been incorporated by reference herein in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

   The audited financial statements of Union Bankshares, Ltd., included in the Gold Banc Current Report on Form 8-K, dated November 19, 1999, that are incorporated herein by reference, have been audited by Baird, Kurtz & Dobson, independent public accountants, as stated in their reports included in the Form 8-K, and have been incorporated by reference herein in reliance upon such reports given upon authority of that firm as experts in accounting and auditing.

   The audited financial statements of American Bancshares, Inc. as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 included in this joint proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent public accountants, given on the authority of said firm as experts in accounting and auditing.

   The audited financial statements of CountryBanc Holding Company, incorporated herein by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

   The audited financial statements of First Business Bancshares of Kansas City, Inc., incorporated by reference, have been audited by Baird, Kurtz and Dobson, independent public accountants, as indicated by their reports included in Form 8-K, and have been incorporated by reference in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

                                 LEGAL MATTERS

   The legality of the Gold Banc common stock to be issued pursuant to the merger has been passed upon for Gold Banc by Stinson, Mag & Fizzell, P.C. Stinson, Mag & Fizzell, P.C. also will pass upon federal income tax matters in connection with the merger. See "The Proposed Merger--Federal Income Tax Consequences" on page . Carlton, Fields, Ward, Emmanuel, Smith & Cutler, P.A., Tampa, Florida, will pass on certain matters related to the merger for American Bancshares.

                         FUTURE STOCKHOLDER PROPOSALS

   If the Merger is Consummated, or the Merger is Not Consummated and You Are a Gold Banc Stockholder:

   A stockholder proposal may be considered at Gold Banc's 2000 Annual Meeting of Stockholders only if it meets the following requirements set forth in Gold Banc's Bylaws. First, the stockholder making the proposal must be a stockholder of record on the record date for such meeting, must continue to be a stockholder of record at the time of such meeting, and must be entitled to vote thereat. Second, the stockholder must deliver or cause to be delivered a written notice to Gold Banc's Secretary. The Secretary must receive such notice no later than December 2, 1999.

   The notice shall specify: (a) the name and address of the stockholder as they appear on the books of Gold Banc; (b) the class and number of shares of Gold Banc's stock that are beneficially owned by the stockholder; (c) any material interest of the stockholder in the proposed business described in the notice; (d) if such business is a nomination for director, each nomination sought to be made, together with the reasons for each nomination, a description of the qualifications and business or professional experience of each proposed nominee and a statement signed by each nominee indicating his or her willingness to serve if elected, and disclosing the information about him or her that is required by the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder to be disclosed in the proxy materials for the meeting involved if he or she were a nominee of Gold Banc for election as one of its directors; (e) if such business is other than a nomination for director, the nature of the business, the reasons why it is sought to be raised and submitted for a vote of the stockholders and if and why it is deemed by the stockholder to be beneficial to Gold Banc; and (f) if so requested by Gold Banc, all other information that would be required to be filed with the Securities and Exchange Commission if, with respect to the business proposed to be brought before the meeting, the person proposing such business was a participant in a solicitation subject to Section 14 of the Exchange Act. Notwithstanding satisfaction of the above, the proposed business may be deemed not properly before the meeting if, pursuant to state law or any rule or regulation of the SEC, it was offered as a stockholder proposal and was omitted from the proxy materials for the meeting.

   For stockholder proposals to be considered for inclusion in Gold Banc's proxy materials for the 2000 Annual Meeting of Stockholders, the Secretary of Gold Banc must receive such proposals no later than December 2, 1999.

If the Merger is Not Consummated and You Are an American Bancshares
Stockholder:

   American Bancshares stockholders who intend to present proposals at the 2000 annual meeting, which American Bancshares currently expects to hold in May 2000 if the merger is not consummated, must deliver them to American Bancshares at its principal executive offices at least 150 days prior to the meeting or by December 23, 1999, whichever is earlier, for inclusion in the proxy statement and form of proxy relating to that meeting. All proposals must comply with the applicable requirements of the federal securities laws and American Bancshares' Bylaws.

                      WHERE YOU CAN FIND MORE INFORMATION

   Gold Banc. Gold Banc files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission in accordance with the informational requirements of the Securities and Exchange Act of 1934. You may read and copy any reports, statements or other information Gold Banc files at the SEC's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Gold Banc's filings are also available to the public on the SEC Internet site that contains reports, proxy and information statements and other information regarding issuers who file electronically with the SEC at http\\www.sec.gov.

   American Bancshares. American Bancshares files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission in accordance with the informational requirements of the Securities and Exchange Act of 1934. You may read and copy any reports, statements or other information American Bancshares files at the Securities and Exchange Commission's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Securities and Exchange Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. American Bancshares' filings are also available to the public on the SEC Internet site that contains reports, proxy and information statements and other information regarding issuers who file electronically with the SEC at http\\www.sec.gov.

   Gold Banc has filed with the Securities and Exchange Commission a registration statement on Form S-4 with respect to the Gold Banc common stock to be issued to holders of American Bancshares Common in connection with the merger. This document is part of the registration statement and constitutes a prospectus of Gold Banc in addition to being a proxy statement of Gold Banc and American Bancshares for their respective special meetings. This document does not contain all of the information contained in the registration statement or the exhibits to the registration statement as allowed by the rules and regulations of the Securities and Exchange Commission. Copies of the registration statement including exhibits, may be inspected, without charge, at the offices of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained from the SEC at prescribed rates.

   The Securities and Exchange Commission permits Gold Banc to incorporate by reference information that is not contained in this document. This means that Gold Banc can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This document incorporates by reference the following documents previously filed with the Securities and Exchange Commission:

Gold Banc SEC Filings (File No. 0-28936)       Period or Date of Event
----------------------------------------       -----------------------
Registration Statement on Form S-4, filed
 November 23, 1999                             November 23, 1999
Amended Current Report on Form 8-K/A, filed
 December 9, 1999                              December 9, 1999
Current Report on Form 8-K, filed November
 19, 1999                                      November 19, 1999
Current Report on Form 8-K filed November 19,
 1999                                          November 19, 1999
Current Report on Form 8-K filed November 19,
 1999                                          November 19, 1999
Current Report on Form 8-K filed November 10,
 1999                                          November 10, 1999
Proxy Statement on Schedule 14A, filed April
 1, 1999                                       Annual Meeting on April 28, 1999
Annual Report on Form 10-K, filed April 1,
 1999                                          Year ended December 31, 1998
Quarterly Report on Form 10-Q, filed May 14,
 1999                                          Quarter ended March 31, 1999
Quarterly Report on Form 10-Q, filed August
 11, 1999                                      Quarter ended June 30, 1999
Quarterly Report on Form 10-Q, filed November
 8, 1999                                       Quarter ended September 30, 1999

American Bancshares SEC Filings (File No. 0-
27474)                                           Period or Date of Event
--------------------------------------------     -----------------------
Current Report on Form 8-K, filed September 21,
 1999                                            September 19, 1999
Current Report on Form 8-K, filed May 21, 1999   May 21, 1999
Current Report on Form 8-K, filed May 5, 1999    May 5, 1999
Current Report on Form 8-K, filed March 16,
 1999                                            March 16, 1999
Current Report on Form 8-K, filed February 17,
 1999                                            February 17, 1999
Proxy Statement on Schedule 14A, filed April
 12, 1999                                        Annual Meeting on May 21, 1999
Annual Report on Form 10-K, filed March 31,
 1999                                            Year ended December 31, 1998
Quarterly Report on Form 10-Q, filed November
 15, 1999                                        November 19, 1999
Quarterly Report on Form 10-Q, filed August 12,
 1999                                            November 19, 1999
Quarterly Report on Form 10-Q, filed May 13,
 1999                                            May 13, 1999

   Gold Banc also is incorporating by reference additional documents filed with Securities and Exchange Commission after the date of this document, but prior to the date of the meetings.

   Gold Banc has supplied all information contained or incorporated in this document relating to Gold Banc. American Bancshares has supplied all such information relating to American Bancshares.

   Gold Banc and American Bancshares stockholders may obtain documents incorporated by reference through Gold Banc or the Securities and Exchange Commission. Documents incorporated by reference are available from Gold Banc without charge, by requesting such documents in writing or by telephone from Gold Banc at:

       Gold Banc Corporation, Inc.
       11301 Nall Avenue
       Leawood, Kansas 66211
       Telephone Number: (913) 451-8050
       Attention: Keith E. Bouchey

   If you would like to request documents from us, please do so by     , 2000
in order to receive them before the meetings. Documents will be sent first class mail within one day upon receipt of a request.

   You should rely only on the information contained or incorporated by reference in this document to vote on the Gold Banc proposal and the American Bancshares proposal. We have not authorized anyone to provide you with information that is different from what is contained in this document. This
document is dated     , 2000. You should not assume that the information
contained in this document is accurate as of any date other than such date, and neither the mailing of this document to stockholders of Gold Banc or American Bancshares not the issuance of Gold Banc common stock in the merger shall create any implication to the contrary.

                   AMERICAN BANCSHARES, INC. AND SUBSIDIARIES

                               TABLE OF CONTENTS

                                                                          Pages
                                                                          -----
Report of Independent Certified Public Accountants....................... F-2
Consolidated Financial Statements as of December 31, 1998, 1997, 1996:
  Consolidated Balance Sheets as of December 31, 1998, 1997.............. F-3
  Consolidated Statements of Income for the years ended December 31,
   1998, 1997, 1996...................................................... F-4
  Consolidated Statements of Shareholders' Equity and Comprehensive
   Income for the years
   ended December 31, 1998, 1997, 1996 .................................. F-5
  Consolidated Statements of Cash Flows for the years ended December 31,
   1998, 1997, 1996 ..................................................... F-6
  Notes to Consolidated Financial Statements as of December 31, 1998,
   1997, 1996 ........................................................... F-7
Unaudited Consolidated Financial Statements as of September 30, 1999 and
 1998:
  Unaudited Consolidated Balance Sheets as of September 30, 1999 and
   1998 ................................................................. F-28
  Unaudited Consolidated Statements of Income for the nine month periods ending
   September 30, 1999 and 1998........................................... F-29
  Unaudited Consolidated Statements of Shareholders' Equity and
   Comprehensive Income for the nine month periods ending September 30,
   1999 and 1998......................................................... F-30
  Unaudited Consolidated Statements of Cash Flows for the nine month periods ending
   September 30, 1999 and 1998........................................... F-31
  Notes to Unaudited Consolidated Financial Statements as of September
   30, 1999 and 1998 .................................................... F-32

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of American Bancshares, Inc. and Subsidiaries
Bradenton, Florida

   In our opinion, based upon our audits and the report of the other auditors, the accompanying consolidated balance sheets and the related consolidated statements of income, shareholders' equity and comprehensive income and cash flows present fairly, in all material respects, the financial position of American Bancshares, Inc., and its subsidiaries (the "Company") at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Murdock Florida Bank which statements reflect total assets of 18% and 23% at December 31, 1997 and 1996, respectively, and net income of 15% and 13% for the years ended December 31, 1997 and 1996, respectively. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Murdock Florida Bank, is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for the opinion expressed above.

                                          PricewaterhouseCoopers LLP

Tampa, Florida
February 13, 1999

                   AMERICAN BANCSHARES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                               December 31,
                                                             ------------------
                                                               1998      1997
                                                             --------  --------
                                                              (in thousands)
ASSETS:
Cash and due from banks..................................... $ 20,319  $ 13,276
Federal funds sold..........................................        0     5,120
Loans held for sale.........................................   88,158    39,588
Investment securities available for sale (at aggregate fair
 value) ....................................................   77,078    68,664
Loans receivable (net of allowance for loan losses and
 deferred loan fees/costs of $1,620 in 1998 and $1,705 in
 1997)......................................................  248,808   213,405
Premises and equipment, net.................................   12,894     9,161
Other assets................................................    7,907     4,687
                                                             --------  --------
  Total assets.............................................. $455,164  $353,901
                                                             ========  ========
LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits.................................................... $344,845  $302,746
Securities sold under agreements to repurchase..............   29,592    17,528
Federal Home Loan Bank advances.............................   34,900     5,000
Note payable................................................        0       500
Guaranteed preferred beneficial interests in the Company's
 junior subordinated debentures.............................   16,249         0
Other liabilities...........................................    2,151     2,048
                                                             --------  --------
  Total liabilities.........................................  427,737   327,822
COMMITMENTS AND CONTINGENCIES (Note 14)
Common stock--$1.175 par value; 10,000,000 shares
 authorized; 4,994,984 and 4,994,484 shares issued &
 outstanding at December 31, 1998 and 1997,
 respectively...............................................    5,870     5,870
Additional paid-in capital..................................   15,551    15,548
Accumulated other comprehensive income, net of tax of $(87)
 & $86
 at December 31, 1998 and 1997, respectively................     (143)      139
Retained earnings...........................................    6,149     4,522
                                                             --------  --------
    Total shareholders' equity..............................   27,427    26,079
                                                             --------  --------
    Total liabilities and shareholders' equity.............. $455,164  $353,901
                                                             ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                   AMERICAN BANCSHARES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME


                                                For the Years Ended December 31,
                                                --------------------------------
                                                   1998       1997       1996
                                                ---------- ---------- ----------
                                                   (in thousands except share
                                                            amounts)
Interest Income
  Interest and fees on loans................... $   26,250 $   20,101 $   16,150
  Interest and federal funds sold..............        265        534        336
  Interest on investment securities............      4,670      3,996      2,945
                                                ---------- ---------- ----------
    Total interest income......................     31,185     24,631     19,431
Interest Expense
  Deposits.....................................     13,142     11,905      9,475
  Borrowings...................................      3,030      1,012        490
                                                ---------- ---------- ----------
    Total interest expense.....................     16,172     12,917      9,965
Net interest income............................     15,013     11,714      9,466
Provision for loan losses......................      1,180        921        515
                                                ---------- ---------- ----------
  Net interest income after loan loss..........     13,833     10,793      8,951
Other income...................................      5,245      4,156      2,148
Other expense..................................     16,574     11,912      9,856
                                                ---------- ---------- ----------
Income before income tax provision.............      2,504      3,037      1,243
Provision for income taxes.....................        877      1,117        461
                                                ---------- ---------- ----------
      Net income............................... $    1,627 $    1,920 $      782
                                                ========== ========== ==========
Basic earnings per share....................... $     0.33 $     0.38 $     0.17
                                                ========== ========== ==========
Weighted average basic shares outstanding......  4,994,765  4,988,318  4,637,565
                                                ========== ========== ==========
Diluted earnings per share..................... $     0.32 $     0.38 $     0.17
                                                ========== ========== ==========
Weighted average diluted shares outstanding....  5,019,291  5,019,484  4,692,093
                                                ========== ========== ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                   AMERICAN BANCSHARES, INC. AND SUBSIDIARIES

    CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME

              For the Years ended December 31, 1998, 1997 and 1996

                                                Common Stock                               Accumulated
                                        ----------------------------- Additional              Other
                          Comprehensive Authorized Outstanding  Par    Paid-In   Retained Comprehensive
                             Income       Shares     Shares    Value   Capital   Earnings  Income, Net   Total
                          ------------- ---------- ----------- ------ ---------- -------- ------------- -------
                                                   (in thousands except share amounts)
Balance, January 1,
 1996...................                10,000,000  3,325,094  $3,907  $ 8,725    $1,820     $  179     $14,631
Exercise of warrants....                         0    163,695     192      790         0          0         982
Issuance of stock.......                         0  1,436,979   1,689    5,689         0          0       7,378
Net Income..............     $  782              0          0       0        0       782          0         782
Change in net unrealized
 gain on investment
 securities available
 for sale...............       (270)             0          0       0        0         0       (270)       (270)
                             ------     ----------  ---------  ------  -------    ------     ------     -------
Comprehensive Income....     $  512
                             ======
Balance, December 31,
 1996...................                10,000,000  4,925,768   5,788   15,204     2,602        (91)     23,503
Exercise of warrants....                         0     61,597      73      297         0          0         370
Issuance of stock.......                         0      7,119       9       47         0          0          56
Net Income..............     $1,920              0          0       0        0     1,920          0       1,920
Change in net unrealized
 gain on investment
 securities available
 for sale...............        230              0          0       0        0         0        230         230
                             ------     ----------  ---------  ------  -------    ------     ------     -------
Comprehensive Income....     $2,150
                             ======
Balance, December 31,
 1997...................                10,000,000  4,994,484   5,870   15,548     4,522        139      26,079
Exercise of stock
 options................                         0        500       0        3         0          0           3
Net Income..............     $1,627              0          0       0        0     1,627          0       1,627
Change in net unrealized
 gain on investment
 securities available
 for sale...............       (282)             0          0       0        0         0       (282)       (282)
                             ------     ----------  ---------  ------  -------    ------     ------     -------
Comprehensive Income....     $1,345
                             ======
Balance, December 31,
 1998...................                10,000,000  4,994,984  $5,870  $15,551    $6,149     $ (143)    $27,427
                                        ==========  =========  ======  =======    ======     ======     =======


  The accompanying notes are an integral part of these consolidated financial statements.

                   AMERICAN BANCSHARES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      For the Years
                                                    Ended December 31,
                                              --------------------------------
                                                 1998       1997       1996
                                              ----------  ---------  ---------
                                                      (in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
 Net Income.................................. $    1,627  $   1,920  $     782
 Adjustments to reconcile net income to net
  cash (used in) provided by operating
  activities:
   Deferred taxes............................       (177)      (199)      (420)
   Depreciation..............................        964        718        486
   Amortization of investment securities.....          6         18        120
   Provision for loan losses.................      1,180        921        515
   Net gain on sale of investment securities
    available for sale.......................       (410)      (140)      (107)
   Gain on sale of loans.....................     (1,321)      (678)      (514)
   (Gain) loss on sale of other real estate
    owned....................................          0        (13)       336
   Origination of loans held for sale, net of
    repayments...............................   (116,184)   (58,452)   (38,628)
   Proceeds from sales of loans held for
    sale.....................................     68,179     44,113     38,159
   Increase in deferred loan costs...........          0         23        150
   Increase in other liabilities.............        103        767         71
   (Increase) decrease in other assets.......     (2,036)      (962)       682
                                              ----------  ---------  ---------
     Total adjustments.......................    (49,696)   (13,884)       850
                                              ----------  ---------  ---------
     Net cash (used in) provided by operating
      expense................................    (48,069)   (11,964)     1,632
                                              ----------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES
 Net loans to customers......................    (35,949)   (43,153)   (36,812)
 Purchases of bank premises and equipment....     (4,697)    (2,744)    (3,332)
 Proceeds from sales of available for sale
  investment securities......................     50,445     17,998     33,501
 Proceeds from maturities of available for
  sale investment securities.................     50,779     14,178     12,338
 Purchases of available for sale investment
  securities.................................   (109,516)   (56,936)   (49,449)
 Recoveries of loans charged off.............        122        101         46
                                              ----------  ---------  ---------
     Net cash used in investing activities...    (48,816)   (70,556)   (43,708)
                                              ----------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES
 Net increase in demand deposits, NOW, money
  market and savings accounts................     37,795     36,469     28,231
 Net increase in time deposits...............      4,304     33,844     17,475
 Net increase in securities sold under
  agreements to repurchase...................     12,064      7,415        546
 Net proceeds (repayments) from advances and
  from borrowings............................     29,400       (800)      (200)
 Payments for debt issue costs...............     (1,007)         0          0
 Proceeds from issuance of guaranteed
  preferred beneficial interests in the
  Company's junior subordinated debentures...     16,249          0          0
 Proceeds from stock sale....................          3        425      8,359
                                              ----------  ---------  ---------
     Net cash provided by financing
      activities.............................     98,808     77,353     54,411
                                              ----------  ---------  ---------
Net increases (decreases) in cash and cash
 equivalents.................................      1,923     (5,167)    12,335
Cash and cash equivalents at beginning of
 year........................................     18,396     23,563     11,228
                                              ----------  ---------  ---------
Cash and cash equivalents at ending of year.. $   20,319  $  18,396  $  23,563
                                              ==========  =========  =========
DISCLOSURES
Interest paid................................ $   15,934  $  12,711  $   9,787
                                              ==========  =========  =========
Income taxes paid............................ $    1,330  $   1,415  $     542
                                              ==========  =========  =========
Reclassification of loans to foreclosed real
 estate...................................... $    1,002  $     160  $     518
                                              ==========  =========  =========
Loans originated for sale of foreclosed real
 estate...................................... $        0  $      95  $     570
                                              ==========  =========  =========
Unrealized appreciation (depreciation) on
 investment securities....................... $     (282) $     230  $    (270)
                                              ==========  =========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

                  AMERICAN BANCSHARES, INC. AND SUBSIDIARIES

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 1998, 1997 AND
                                     1996

1. Organization

   American Bancshares, Inc. (Holding Company) is a one-bank holding company, operated under the laws of the State of Florida. It has three wholly owned subsidiaries, which include a banking subsidiary, American Bank (Bank), a state-chartered bank; Freedom Finance Company (Finance), a Florida Corporation; and ABI Capital Trust (ABICT), a Delaware Statutory trust. The Bank is a general commercial bank with all the rights, powers, and privileges granted and conferred by the Florida Banking Code. Finance is a full service consumer financing company incorporated in 1997. ABICT is a trust formed in 1998 existing for the exclusive purpose of issuing and selling common securities and preferred securities (together trust securities) and investing the proceeds from the sale of the trust securities in junior subordinated debentures issued by the Holding Company. The sole assets of ABICT are the Junior Subordinated Debentures of the Holding Company.

2. Summary of Significant Accounting Policies:

   The accounting and reporting policies of the Holding Company and Subsidiaries conform to generally accepted accounting principles and general practice within the banking industry. Following is a description of the more significant of those policies:

   Basis of Presentation--The consolidated financial statements give retroactive effect to the merger with Murdock Florida Bank, American Bank of Bradenton, and the Holding Company. The merger was consummated on March 23, 1998 and resulted in the Holding Company issuing a total of 924,024 shares of common stock in exchange for all of the outstanding stock of Murdock Florida Bank. The transaction has been accounted for on a pooling-of-interest basis, and the financial statements are presented as if the merger had been consummated for the period presented. As required by generally accepted accounting principles, the consolidated financial statements became the historical consolidated financial statements upon issuance of the Holding Company's consolidated financial statements for the quarter ended March 31, 1998. The Company's combined net interest income and continuing net income through the date of acquisition for the periods ended December 31, 1998, 1997, and 1996, respectively is as follows:

                                                          Net Interest Income
                                                         ----------------------
                                                          1998    1997    1996
                                                         ------- ------- ------
                                                         (amounts in thousands)
   American Bancshares, Inc............................. $12,724 $ 9,271 $7,137
   Murdock Florida Bank.................................   2,289   2,443  2,329
                                                         ------- ------- ------
   Combined Totals...................................... $15,013 $11,714 $9,466
                                                         ======= ======= ======

                                                                Net Income
                                                            -------------------
                                                             1998   1997  1996
                                                            ------ ------ -----
                                                                (amounts in
                                                                thousands)
   American Bancshares, Inc................................ $1,268 $1,631 $ 883
   Murdock Florida Bank....................................    359    289  (101)
                                                            ------ ------ -----
   Combined Totals......................................... $1,627 $1,920 $ 782
                                                            ====== ====== =====

   Principles of Consolidation--The consolidated financial statements include the accounts of the Holding Company and its wholly owned subsidiaries, American Bank of Bradenton, Freedom Finance Company, and ABI Capital Trust collectively referred to herein as the Company. All significant intercompany accounts and transactions have been eliminated.

   Use of Estimates--Significant estimates are made by management in determining the allowance for possible loan losses. Consideration is given to a variety of factors in establishing these estimates including

                  AMERICAN BANCSHARES, INC. AND SUBSIDIARIES current economic conditions, diversification of the loan portfolio, delinquency statistics, results of internal loan reviews, borrowers' perceived financial and managerial strengths, the adequacy of underlying collateral, if collateral dependent, or present value of future cash flows and other relevant factors. Since the allowance for possible loan losses is dependent, to a great extent, on general and other conditions that may be beyond the Bank's control, it is at least reasonably possible that the estimates of the allowance for possible loan losses, and the carrying values of the real estate assets could differ materially in the near term.

   Loans Held for Sale--Mortgage loans originated or purchased and intended for sale in the secondary market are carried at the lower of cost or market as determined by outstanding commitments from investors or current investor yield requirements, calculated on the aggregate loan basis. Net unrealized losses, if any, are recognized in a valuation allowance by charges to earnings. Gains and losses resulting from the sales of these loans are recognized in the period the sale occurs. Mortgage loan servicing fees are earned concurrently with the receipt of the related mortgage payments.

   Investment Securities Available for Sale--Securities to be held for indefinite periods of time and not intended to be held to maturity are classified as available for sale. Assets included in this category are those assets that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate and resultant prepayment risk changes. Securities available for sale are recorded at fair value. Both unrealized gains and losses on securities available for sale, net of taxes, are included as a separate component of shareholders' equity in the consolidated balance sheets until these gains or losses are realized. If a security has a decline in fair value that is other than temporary, then the security will be written down to its fair value by recording a loss in the consolidated statements of income.

   Gains or losses on the disposition of investment securities are recognized using the specific identification method.

   Loans--Loans are carried at the principal amount outstanding, net of deferred loan fees and/or origination costs. Interest is accrued on a simple-interest basis. Loans are charged to the allowance for loan losses at such time as management considers them uncollectible in the normal course of business. Accrual of interest is discontinued on a loan, including impaired loans, when management believes, after considering economic and business conditions and collection efforts, the borrower's financial condition is such that collection of interest is doubtful. Classification of a loan as nonaccrual is not necessarily indicative of a potential loss of principal.

   Allowance for Loan Losses--The Company adheres to an internal asset review system and allowance for loan losses methodology designated to provide for the detection of problem assets and to provide an adequate general valuation allowance to cover loan losses. A provision for loan losses is charged to operations based on management's evaluation of potential losses in the loan portfolio. The provision is based on an analysis of the loan portfolio, economic conditions, historical loan loss experience, changes in the nature and volume of the loan portfolios and management's assessment of the inherent risk in the portfolio in relation to the level of the allowance for loan losses. While management uses the best information available to make these evaluations, future adjustments to the allowance may be necessary if economic conditions differ from the assumptions used in preparing the evaluation. The Company also establishes provisions on a specific loan basis when an identified problem becomes known. Ultimate losses may vary from the current estimates and any adjustments, as they become necessary, are reported in earnings in the periods in which they become known.

   When a loan or portion of a loan, including an impaired loan, is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance, and subsequent recoveries, if any, are credited to the allowance.

                  AMERICAN BANCSHARES, INC. AND SUBSIDIARIES

   Loan Fees--Loan origination fees and certain direct loan origination costs are deferred and amortized as a yield adjustment, using a method which approximates the interest method, over the contractual lives of the loans. The net of deferred origination fees and deferred origination costs is presented as an adjustment of loans receivable in the accompanying balance sheets.

   The Company purchases consumer loans from local auto dealers which are collateralized by automobiles. In conjunction with this program, the Company pays a premium represented by the present value differential of the yield required by the Company and the underlying loan interest rate. The premium paid is amortized as a yield adjustment, using the interest method, over the contractual lives of the loans. If the loan prepays, the Company has recourse against the auto dealer for any unamortized premiums. At December 31, 1998 and 1997, the unamortized premiums totaled approximately $611,000 and $449,000, respectively.

   Income Recognition on Impaired and Nonaccrual Loans--Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well-collateralized and in the process of collection. If a loan or a portion of a loan is classified as doubtful or is partially charged off, the loan is classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt.

   Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance (generally a minimum of six months) by the borrower, in accordance with the contractual terms of interest and principal.

   While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as reduction to principal outstanding. When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan had been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Cash interest receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.

   Premises and Equipment--Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line method over the estimated useful lives of the related assets. Maintenance, repairs and minor improvements are charged to operating expenses as incurred. Major improvements and betterments are capitalized. Upon retirement or other disposition of the assets, the applicable cost and accumulated depreciation are removed from the accounts and any gains or losses are included in operations.

   Mortgage Servicing Rights--The Company recognizes an asset for rights to service mortgage loans for others. The value of mortgage servicing rights related to loans sold was approximately $715,000 and $145,000 at December 31, 1998 and 1997, respectively. The Company had no valuation allowance for capitalized mortgage servicing rights at December 31, 1998 and 1997.

   Other Real Estate Owned--Other real estate owned includes properties acquired through foreclosure or acceptance of deeds in lieu of foreclosure. These properties are recorded on the date acquired at the lower of fair value minus estimated costs to sell or the recorded investment in the related loan. If the fair value minus estimated costs to sell the property acquired is less than the recorded investment in the related loan, the resulting loss is charged to the allowance for loan losses. The resulting carrying value established at the date of foreclosure becomes the new cost basis for subsequent accounting. After foreclosure, if the fair value minus estimated costs

                  AMERICAN BANCSHARES, INC. AND SUBSIDIARIES to sell the property becomes less than its cost, the deficiency is charged to the valuation allowance on other real estate owned or charged directly to the asset. Costs relating to the development and improvement of the property are capitalized, whereas those relating to holding the property for sale are charged to expense. Gains and losses on the disposition of other real estate owned are reflected in operations as incurred. The Company had other real estate owned of approximately $1,003,000 and $363,000 at December 31, 1998 and 1997, respectively.

   Income Taxes--The Company files consolidated income tax returns. Deferred tax assets or liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. Deferred income tax expense or credits are based on the changes in the asset or liability from period to period. The effect on deferred income taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

   Statement of Cash Flows--For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold.

   Earnings Per Share--In 1997 the Company adopted Financial Accounting Standards Board Statement No. 128 (FAS No. 128), "Earnings Per Share." FAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. All earnings per share amounts have been restated to conform to the FAS No. 128 requirements.

   Basic earnings per common share is calculated by dividing net income by the sum of the weighted average number of shares of common stock outstanding.

   Diluted earnings per common share is calculated by dividing net income by the weighted average number of shares of common stock outstanding, assuming the exercise of stock options and warrants using the treasury stock method. Such adjustments to the weighted average number of shares of common stock outstanding are made only when such adjustments dilute earnings per common share. The diluted earnings per share is summarized as follows:

                                                    1998      1997      1996
                                                  --------- --------- ---------
   Weighted average common shares outstanding.... 4,994,765 4,988,318 4,637,565
   Weighted average common shares equivalents....    24,526    31,166    54,528
                                                  --------- --------- ---------
   Shares used in diluted earnings per share
    calculation.................................. 5,019,291 5,019,484 4,692,093
                                                  ========= ========= =========

   Reclassifications--Certain amounts in the prior years' financial statements have been reclassified to conform with the current year presentation. Such reclassification had no impact on total assets, equity, net income or total cash flow balances previously reported.

                  AMERICAN BANCSHARES, INC. AND SUBSIDIARIES

3. Investment Securities Available for Sale:

   The amortized costs and approximate fair value of investment securities available for sale at December 31, 1998 and 1997 are summarized as follows:

                                                       1998
                                    --------------------------------------------
                                                Gross      Gross
                                    Amortized Unrealized Unrealized  Approximate
                                      Cost      Gains      Losses    Fair Value
                                    --------- ---------- ----------  -----------
                                              (amounts in thousands)
   Available for sale:
     U.S. Treasury Securities......   $ 2,026       $ 16      $   0      $ 2,042
     U.S. Government agencies......    37,974         79       (178)      37,875
     State and municipals..........     1,656         48        (57)       1,647
     Trust preferred securities....     4,975          8        (94)       4,889
                                      -------       ----      -----      -------
       Total debt securities.......    46,631        151       (329)      46,453
                                      -------       ----      -----      -------
     FHLB stock....................     1,870          0          0        1,870
     Mortgage-backed securities....    28,808         37        (90)      28,755
                                      -------       ----      -----      -------
       Total available for sale....   $77,309       $188      $(419)     $77,078
                                      =======       ====      =====      =======
                                                       1997
                                    --------------------------------------------
                                                Gross      Gross
                                    Amortized Unrealized Unrealized  Approximate
                                      Cost      Gains      Losses    Fair Value
                                    --------- ---------- ----------  -----------
                                              (amounts in thousands)
   Available for sale:
     U.S. Treasury Securities......   $ 4,057       $  0      $ (19)     $ 4,038
     U.S. Government agencies......    55,765        126        (43)      55,848
     State and municipals..........     1,118         46          0        1,164
                                      -------       ----      -----      -------
       Total debt securities.......    60,940        172        (62)      61,050
                                      -------       ----      -----      -------
     FHLB stock....................     1,709          0          0        1,709
     Mortgage-backed securities....     5,789        129        (13)       5,905
                                      -------       ----      -----      -------
       Total available for sale....   $68,438       $301      $ (75)     $68,664
                                      =======       ====      =====      =======

   The FHLB stock is restricted investment that is required by the FHLB to be maintained by the Company.

                  AMERICAN BANCSHARES, INC. AND SUBSIDIARIES

   The amortized cost and approximate fair value of investments at December 31, 1998, by scheduled maturity, are shown below. Scheduled maturities may differ from actual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                         Amortized  Approximate
                                                           Cost     Fair Value
                                                         ---------  -----------
                                                              (amounts in
                                                              thousands)
   Due in one year or less.............................   $    503     $    505
   Due after one year through five years...............      3,026        3,029
   Due after five years through ten years..............     11,498       11,553
   Due after ten years.................................     31,604       31,366
                                                          --------     --------
     Total debt securities.............................     46,631       46,453
   FHLB stock..........................................      1,870        1,870
   Mortgage-backed securities..........................     28,808       28,755
                                                          --------     --------
                                                          $ 77,309     $ 77,078
                                                          ========     ========

   Proceeds from the sale of investment securities available for sale during the years ended December 31, 1998, 1997 and 1996 was approximately
$50,455,000, $17,998,000, and $33,501,000 respectively. Gross gains of approximately $435,000, $148,000 and $160,000 were realized on these sales for the years ended December 31, 1998, 1997, and 1996, respectively. Gross losses of approximately $25,000, $8,000 and $53,000 were realized on these sales for years ended December 31, 1998, 1997 and 1996, respectively.

   At December 31, 1998, the Company had pledged securities with a carrying value of approximately $1,019,000 and market value of approximately $1,029,000 to the State of Florida for public funds deposits. The current value of pledged securities is adequate to meet the pledging requirements.

4. Loans Receivable, Net:

   The Company's loan portfolio consisted of the following at December 31:

                                                           1998        1997
                                                         ---------  -----------
                                                              (amounts in
                                                              thousands)
   Residential mortgage loans, substantially all single
    family.............................................   $ 30,304     $ 54,243
   Commercial and commercial real estate loans.........    159,356      112,039
   Consumer loans......................................     60,768       48,827
                                                          --------     --------
                                                           250,428      215,109
     Less allowance for loan losses....................     (2,355)      (2,311)
     Net deferred costs................................        735          607
                                                          --------     --------
       Loans, net......................................   $248,808     $213,405
                                                          ========     ========

   The Company grants and purchases real estate, commercial and consumer loans throughout Florida, with a majority in the Sarasota and Manatee County area. Although the Company has a diversified loan portfolio, a significant portion of its debtors' ability to honor their contracts is dependent primarily upon the economy of Sarasota and Manatee Counties, Florida and general economic conditions.

                  AMERICAN BANCSHARES, INC. AND SUBSIDIARIES

   A summary of activity in the allowance for loan losses follows:

                                                       1998     1997     1996
                                                      -------  -------  -------
                                                      (amounts in thousands)
   Balance at beginning of year...................... $ 2,311  $ 1,761  $ 1,609
   Provision charged to income.......................   1,180      921      515
   Recoveries on loans previously charged off........     122      100       49
   Loans charged off.................................  (1,258)    (471)    (412)
                                                      -------  -------  -------
     Balance at end of year.......................... $ 2,355  $ 2,311  $ 1,761
                                                      =======  =======  =======

   In management's opinion, the allowance is adequate to reflect the risk in the loan portfolio.

   At December 31, 1998 and 1997, the recorded investment in loans for which impairment has been recognized totaled approximately $1,629,000 and $662,000, respectively. The total allowance for loan losses related to these loans was approximately $556,000 and $246,000 at December 31, 1998 and 1997, respectively. Interest income on impaired loans of approximately $108,000, $49,000 and $87,000 was recognized for cash payments, received in 1998, 1997 and 1996, respectively. For the years ended December 31, 1998 and 1997, the average recorded investment in impaired loans was $854,000 and $312,000.

   At December 31, 1998 and 1997, the Company had approximately $429,000 and $986,000 in nonaccrual loans, respectively. For the years ended December 31, 1998, 1997 and 1996, the amount of interest income not recorded related to nonaccrual loans was approximately $14,000, $42,000 and $60,000, respectively. There were accruing 8 and 2 loans that were 90 days or more past due amounting to $33,000 and $140,000 for December 31, 1998 and 1997, respectively.

   Loans to Officers and Directors--In the course of its business, the Company has granted loans to executive officers, directors and principal shareholders of the Company and to entities to which they are related. Following is a summary of the amount of loans in which the aggregate of the loans exceeded $60,000 during the year.

                                                                1998     1997
                                                              --------  -------
                                                                  (amounts
                                                               in thousands)
   Balance at beginning of year.............................. $  6,459  $ 6,892
   New loans.................................................    4,722    2,164
   Repayments on loans.......................................   (1,473)  (2,597)
                                                              --------  -------
     Balance at end of year.................................. $  9,708  $ 6,459
                                                              ========  =======

5. Premises and Equipment:

   A summary of premises and equipment at December 31, 1998 and 1997 is as follows:

                                                                1998     1997
                                                              --------  -------
                                                                  (amounts
                                                               in thousands)
   Land...................................................... $  2,802  $ 2,802
   Building and improvements.................................    8,174    5,405
   Furniture, fixtures, and equipment........................    5,629    4,034
                                                              --------  -------
                                                                16,605   12,241
     Less accumulated depreciation...........................   (3,711)  (3,080)
                                                              --------  -------
                                                              $ 12,894  $ 9,161
                                                              ========  =======

                  AMERICAN BANCSHARES, INC. AND SUBSIDIARIES

   Depreciation expense totaled approximately $964,000, $718,000 and $486,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

   The Company leases facilities and certain equipment under operating leases with noncancelable terms. Rent expense amounted to approximately $220,000 for the year ended December 31, 1998. Operating lease commitments were $186,000, $125,000, $41,000, $20,000 and $8,000 for 1999, 2000, 2001, 2002, and 2003,
respectively.

6. Loan Servicing:

   Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others was approximately $51,033,000 and $10,998,000 at December 31, 1998 and 1997, respectively.

   Custodial escrow balance maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $144,000 and $41,000 at December 31, 1998 and 1997, respectively.

   Mortgage servicing rights of approximately $654,000 and $188,000 were capitalized in 1988 and 1997, respectively. Amortization of mortgage servicing rights was approximately $84,000, $26,000 and $29,000 during 1998, 1997 and 1996, respectively. The value of mortgage servicing rights sold was $0, $234,100 and $0 for 1998, 1997 and 1996, respectively. At December 31, 1998 and 1997, the capitalized mortgage servicing rights totaled approximately $715,000 and $145,000, respectively, which approximated fair value.

7. Deposits:

   Deposits consisted of the following at December 31:

                                                                 1998     1997
                                                               -------- --------
                                                                  (amounts in
                                                                  thousands)
   Demand..................................................... $ 62,123 $ 44,120
   NOW........................................................   32,266   24,390
   Money Market...............................................   72,497   61,998
   Savings....................................................   14,675   13,258
                                                               -------- --------
                                                                181,561  143,766
                                                               -------- --------
   Certificate Accounts,
     Under $100,000...........................................  108,888  111,339
     Over $100,000............................................   36,200   34,838
     IRAs.....................................................   18,196   12,803
                                                               -------- --------
                                                                163,284  158,980
                                                               -------- --------
                                                               $344,845 $302,746
                                                               ======== ========

   The aggregate amount of certificates of deposit of $100,000 or more at December 31, 1998 and 1997 was approximately $38,716,000 and $36,170,000, respectively.

                  AMERICAN BANCSHARES, INC. AND SUBSIDIARIES

   A summary of certificate accounts at December 31, 1998 by year of scheduled maturity follows:

                                                                1998     1997
                                                              -------- --------
                                                                 (amounts in
                                                                 thousands)
   Due within one year....................................... $107,108 $ 86,347
   Due after one year through two years......................   23,170   34,662
   Due after two years though three years....................   20,614   13,487
   Due after three years through four years..................    4,852   19,389
   Due after four years......................................    7,540    5,095
                                                              -------- --------
                                                              $163,284 $158,980
                                                              ======== ========

   Interest expense on deposit accounts is summarized as follows:

                                                         1998    1997    1996
                                                        ------- ------- ------
                                                        (amounts in thousands)
   Interest on NOW accounts and money market deposit
    accounts........................................... $ 3,386 $ 3,206 $2,087
   Interest on savings accounts........................     308     304    312
   Interest on certificate accounts....................   9,448   8,395  7,076
                                                        ------- ------- ------
                                                        $13,142 $11,905 $9,475
                                                        ======= ======= ======

8. Securities Sold Under Agreements to Repurchase:

   The Company enters into sales of securities under agreements to repurchase. Repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the consolidated balance sheets. The dollar amount of securities underlying the agreements remains in the asset accounts. The securities sold under repurchase agreements remain in the custody of a third-party trustee. The Company may have sold, loaned, or otherwise disposed of such securities in the normal course of its operations and has agreed to maintain substantially identical securities during the agreements. The agreements mature within 30 days.

   Information related to the Company's securities sold under repurchase agreements (including accrued interest) at December 31, 1998 and 1997 is presented below, segregated by the type of securities sold and by due date of the agreement:

                                                              1998     1997
                                                             -------  -------
                                                             (dollar amounts
                                                              in thousands)
   Average balance during the year.......................... $26,039  $14,374
   Average interest rate during the year....................    4.63%    4.54%
   Maximum month-end balance during the year................ $31,433  $21,589
   US Government agencies and mortgage-backed securities
    underlying the agreements at year-end:
     Cost................................................... $31,050  $19,285
     Fair Value............................................. $30,862  $19,332

9. Federal Home Loan Bank Advances:

   Each Federal Home Loan Bank (FHLB) is authorized to make advances to its member associations, subject to such regulations and limitations as the FHLB may prescribe. The Bank's borrowings from the FHLB of Atlanta at December 31, 1998 and 1997 were $34,900,000 and $5,000,000 at 5.04% through 5.15% and
6.95%, respectively, with the December 31, 1998 balance maturing at various dates through August 2008.

                  AMERICAN BANCSHARES, INC. AND SUBSIDIARIES

   The FHLB requires that the Bank maintain qualifying mortgages as collateral and all of its FHLB stock as collateral for its advances. As of December 31, 1998, the Bank has a credit availability of $50,000,000.

   Uncollateralized lines amounting to $4.9 million at December 31, 1998 were maintained with various banks with rates which are at or below prime rate. The lines and their terms are periodically reviewed and are generally subject to withdrawal at the discretion of the banks. No borrowings on these agreements were outstanding at December 31, 1998 and 1997, respectively.

10. Note Payable:

   In 1997, the Company entered into a Loan Agreement with a national banking association for a $5 million revolving line of credit facility. The agreement requires the proceeds of the new credit facility to be used for the acquisition of real estate to be used for the development of the Company's corporate headquarters, an operations center, and bank branches. The credit facility is collateralized by the shares of the Bank. The agreement requires the Company to meet certain covenants and restricts the payment of dividends, which have been met. Interest on the revolving credit facility is calculated quarterly on either one or three month LIBOR plus 175 basis points (7.74% at December 31, 1997). After two years, the loan converts into a ten-year term note with a five-year balloon payment. In 1998 all amounts related to the line of credit were repaid and the line was closed.

11. Guaranteed Preferred Beneficial Interests in the Company's Junior Subordinated Debentures:

   In 1998, ABICT was created by the Company for the exclusive purpose of issuing and selling common securities and preferred securities (together trust securities) and investing the proceeds from the sale of the trust securities in junior subordinated debentures issued by the Holding Company. The common securities are wholly owned by the Holding Company, and such securities are the only class of ABICT's securities possessing general voting powers. In May 1998, ABICT issued $15,000,000 in the aggregate liquidation amount of its 8.50% preferred securities, liquidation amount $10 per preferred security ("capital securities") in a registered public offering. In August 1998, the underwriter exercised its over-allotment option, in part, and an additional $1,249,420 in aggregate liquidation amount of capital securities were issued. The surety obligations constitute a full and unconditional guarantee by the Company of the issuer trust obligations under the capital securities.

   The trust securities are scheduled to mature on June 30, 2028. Distributions on these securities are payable quarterly, commencing September 30, 1998; such distributions can be deferred at the option of the Company for up to five years. The trust securities can be prepaid in whole or in part on or after June 30, 2003 in accordance with the terms of the trust agreement. Distributions on the securities are included in interest expense.

                  AMERICAN BANCSHARES, INC. AND SUBSIDIARIES

12. Income Taxes:

   The Company's provision for income taxes consisted of the following for the years ended December 31:

                                                            1998    1997   1996
                                                            -----  ------  ----
                                                               (amounts in
                                                               thousands)
   Current:
     Federal..............................................  $ 992  $1,240  $535
     State................................................     62      76    29
                                                            -----  ------  ----
                                                            1,054   1,316   564
                                                            -----  ------  ----
   Deferred:
     Federal..............................................   (161)   (184)  (91)
     State................................................    (16)    (15)  (12)
                                                            -----  ------  ----
                                                             (177)   (199) (103)
                                                            -----  ------  ----
                                                            $ 877  $1,117  $461
                                                            =====  ======  ====

   Deferred income taxes consisted of the following for the year ended December 31:

                                                           1998   1997   1996
                                                          ------  -----  -----
                                                             (amounts in
                                                              thousands)
   Provision for loan losses............................. $  163  $(163) $ 134
   Cash to accrual adjustment............................    (58)   (58)    58
   Merger expense........................................    (58)  (128)     0
   Net operating loss carryforward.......................      0    219   (219)
   Market value of loans held for sale...................   (179)     0      0
   Other.................................................    (45)   (69)   (76)
                                                          ------  -----  -----
                                                          $(177)  $(199) $(103)
                                                          ======  =====  =====

                  AMERICAN BANCSHARES, INC. AND SUBSIDIARIES

   Deferred income taxes reflect the impact of temporary differences between the amounts of assets and liabilities recorded for financial reporting purposes and such amounts as measured in accordance with tax laws. The items which comprise a significant portion of deferred tax assets and liabilities at December 31 are as follows:

                                                             1998   1997  1996
                                                             -----  ----  ----
                                                               (amounts in
                                                               thousands)
   Deferred tax assets:
     Book over tax bad debts...............................  $ 641  $657  $495
     Market value of loans held for sale...................    285   106   101
     Merger expense........................................    128   128     0
     Net operating loss carry forward......................      0     0   219
     Other.................................................     11    32    15
                                                             -----  ----  ----
       Deferred tax assets.................................  1,065   923   830
                                                             -----  ----  ----
   Deferred tax liabilities:
     Loan origination fees.................................    (95)  (71)  (50)
     Cash to accrual adjustment............................      0   (58) (117)
     Other.................................................      0     0   (64)
                                                             -----  ----  ----
       Deferred tax liabilities............................    (95) (129) (231)
                                                             -----  ----  ----
       Net deferred tax asset..............................  $ 970  $794  $599
                                                             =====  ====  ====

   The Company's effective income tax rates of 35%, 36.7% and 37% for the years ended December 31, 1998, 1997 and 1996 respectively, vary from the statutory federal income tax rate of 34% due primarily to state income taxes and tax exempt interest income.

13. Other Income:

   Other income consisted of the following for the years ended December 31:

                                                            1998   1997   1996
                                                           ------ ------ ------
                                                               (amounts in
                                                                thousands)
   Service charges on deposit accounts.................... $1,878 $1,812 $1,192
   Broker loan fees.......................................    152    327     33
   Net gains on sales of investment securities............    410    140    107
   Net gains on sales of loans............................  1,321    870    514
   Net gain (loss) on sale of other real estate owned.....      0     13   (336)
   Merchant fees on credit cards..........................    750    479    262
   Late fees..............................................    223    171    127
   Other..................................................    511    344    249
                                                           ------ ------ ------
                                                           $5,245 $4,156 $2,148
                                                           ====== ====== ======

                   AMERICAN BANCSHARES, INC. AND SUBSIDIARIES

14. Other Expenses:

   Other expense consisted of the following for the years ended December 31:

                                                       1998     1997     1996
                                                      -------  -------  ------
                                                      (amounts in thousands)
   Compensation and related benefits................  $ 7,015  $ 5,181  $4,361
   Occupancy and equipment..........................    1,953    1,627   1,184
   SAIF assessment..................................        0        0     348
   FDIC Insurance...................................      131       82     148
   Data processing..................................      946      917     925
   Advertising and promotion........................      487      307     351
   Printing supplies and postage....................      634      434     322
   Directors fees and expenses......................      138      157     124
   Professional fees................................      634      534     244
   ATM and credit card fees.........................      943      631     206
   Foreclosed real estate expense...................       23       29     223
   Intangible taxes.................................      167      157     126
   Litigation settlement............................      525        0       0
   Other............................................    2,978    1,856   1,294
                                                      -------  -------  ------
                                                      $16,574  $11,912  $9,856
                                                      =======  =======  ======

   Loan origination costs of approximately $985,000, $686,000 and $342,000 in 1998, 1997 and 1996, respectively, have been offset against compensation and related benefits.

15. Comprehensive Income:

   The components of comprehensive income, net of related tax, are as follows:

                                                       Year ended December
                                                               31,
                                                      ------------------------
                                                       1998     1997     1996
                                                      -------  -------  ------
                                                      (amounts in thousands)
   Net income.......................................  $ 1,627  $ 1,920  $  782
   Other comprehensive income:
     Unrealized gains (losses on securities):
       Arising during the period, net of tax expense
        (benefit) of $(8), $173 and $(108)..........      (16)     321    (200)
       Less: reclassification adjustment for gains
        in income, net of tax expense of $144, $49
        and $37.....................................     (266)     (91)    (70)
                                                      -------  -------  ------
   Other comprehensive income (expense).............     (282)     230    (270)
                                                      -------  -------  ------
   Comprehensive income.............................  $ 1,345  $ 2,150  $  512
                                                      =======  =======  ======

                  AMERICAN BANCSHARES, INC. AND SUBSIDIARIES

16. Financial Instruments with Off-Balance Sheet Risk:

   The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customer. These financial instruments include commitments to extend credit, standby letters of credit, and credit cards. They involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized on the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments. The Company has no financial instruments with off-balance sheet risk that are held for trading purposes.

   The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of the instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. As of December 31, 1998 and 1997 financial instruments with off-balance sheet risk were as follows:

                                                           1998        1997
                                                        ----------- -----------
                                                        (amounts in thousands)
   Contractual or Notional Amounts
   Commitments to extend credit........................ $    75,799 $    56,598
   Standby letters of credit........................... $       986 $       537
   Credit Cards........................................ $     6,840 $     4,742

   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the counter-party. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment, and income-producing commercial properties.

   Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The guarantees at December 31, 1998 are short-term, expiring in 1999.

17. Employee Benefit and Stock Option Plans:

   The Company has qualified plans under Section 401(k) of the Internal Revenue Code (Plans) for all employees meeting certain eligibility requirements. The Plans allow participants to make annual contributions equal to 15% or less of the participant's compensation up to a maximum allowed by Internal Revenue Service regulation. The Company may match a percentage of the participant's contributions. Plan contributions by the Company for the year ended December 31, 1998, 1997 and 1996 was approximately $49,000, $28,000 and $18,000 respectively.

   The Company has a qualified Incentive Stock Option plan (Incentive Plan) and a Non-qualified Share Option Plan for non-employee directors (Non-qualified Plan) (together Option Plans) under which the Company may grant options for up to 150,000 and 75,000 shares of common stock, respectively. Under the Option Plans, the exercise price of each option equals the market price of the Company's stock on the date of grant. Options are granted upon approval of the Board of Directors and vest 33% per year for three years and are exercisable over 10 years from the date of the grant.

                  AMERICAN BANCSHARES, INC. AND SUBSIDIARIES

   The Company applies APB Opinion No. 25, "accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its Option Plans. Accordingly, no compensation cost has been recognized for options granted under the Option Plans. Had compensation cost for the Company's Option Plans been determined based on the fair value at the grant dates for awards under the Option Plans consistent with the method of Financial Accounting Standards Statement No. 123, "Accounting for Stock-Based Compensation," the Company's net income and net income per share would have been reduced to the pro forma amounts of approximately $1,562,000, $1,891,000 and $775,000 for net income and basic earnings per share of $.31, $.38 and $.17 for the years ended December 31, 1998, 1997 and 1996, respectively.

   The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1998; dividend yield of 0% in each period, as there has been no regular dividend payment history, expected stock price volatility of 27.1%, 23.6% and 23.6%, risk-free interest rates of 5.36%, 6.35%, and 6.39% for December 31, 1998, 1997 and 1996, respectively; and expected lives of five years.

   A summary of the status of the Company's Option Plans as of December 31, 1998, 1997 and 1996, respectively, and changes during the years ending on those dates is presented below:

                                   1998             1997            1996
                             ----------------- --------------- ---------------
                                      Weighted        Weighted        Weighted
                                      Average         Average         Average
                                      Exercise        Exercise        Exercise
                             Shares    Price   Shares  Price   Shares  Price
                             -------  -------- ------ -------- ------ --------
   Outstanding at beginning
    of year.................  63,600    $ 6.71 28,800    $5.24 24,000    $5.24
   Granted.................. 122,698     11.13 34,800     7.93  4,800     5.17
   Forfeited................  (1,000)     8.37      0               0
   Exercised................    (500)     8.37      0               0
                             -------           ------          ------
   Outstanding.............. 184,798     10.94 63,600     6.71 28,800     5.24
                             =======           ======          ======
   Options exercisable at
    year-end................ 184,798           33,600          43,600
                             =======           ======          ======

   The following table summarized information about the Option Plans' stock options at December 31, 1998:

                           Options Outstanding                 Options Exercisable
              --------------------------------------------- --------------------------
   Range of               Weighted-Average     Weighted                    Weighted
   Exercise     Number       Remaining     Average Exercise   Number       Average
    Price     Outstanding Contractual Life      Price       Exercisable Exercise Price
   --------   ----------- ---------------- ---------------- ----------- --------------
   $5.00-
    11.125      186,798       10 years          $10.94        43,600        $1.57

18. Shareholders' Equity:

   The Company's current policy is to retain all earnings to fund operations. Future dividend payments will be at the discretion of the Board of Directors of the Company and will be dependent upon several factors, including State and Federal banking regulations that impose limitations on such payments.

   In February 1996, the Company completed a public offering of 1,250,000 shares of common stock at $6.00 per share (the Offering). Subsequent to the Offering, an additional 187,000 shares of common stock were issued as part of the over-allotment amount. The net proceeds of the Offering, after deducting applicable issuance costs and expenses, were approximately $7,378,000.

                  AMERICAN BANCSHARES, INC. AND SUBSIDIARIES

   In January 1997, the Company acquired the net assets of Deschamps & Gregory Mortgage Company, Inc., a mortgage brokerage company, for approximately $56,000. The Company issued 7,119 shares of common stock in connection with the acquisition. The Company accounted for the acquisition using the purchase method of accounting.

   The following table summarizes the activity of the Company's issued and outstanding warrants and their corresponding exercise prices for December 31, 1997 and 1996. There were no warrants issued or outstanding at December 31, 1998.

                                          1992 Warrants        1994 Warrants
                                       -------------------- --------------------
                                        Warrants   Exercise  Warrants   Exercise
                                       Outstanding  Price   Outstanding  Price
                                       ----------- -------- ----------- --------
   Balance, January 1, 1996...........    18,594    $4.00     227,224    $6.00
   Warrants exercised.................       --     $0.00    (163,695)   $6.00
                                                             --------
   Balance, December 31, 1996.........    18,594    $4.00      63,529    $6.00
   Warrants expires...................   (18,594)   $4.00      (1,932)   $6.00
   Warrants exercised.................       --     $0.00     (61,597)   $6.00
                                         -------    -----    --------    -----
   Balance, December 31, 1997.........         0                    0
                                         =======             ========

19. Dividend Restrictions:

   State banking regulations limit the amount of dividends that may be paid by the Bank to its Parent without prior approval of regulatory agencies. The amount of dividends that may be paid is based on the net profits of the current year combined with retained net profits of the preceding two years as defined by state banking regulations. At December 31, 1998, approximately $5,503,000 are available for payment of dividends without prior regulatory approval.

20. Fair Values of Financial Instruments:

   Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires that the Company disclose estimated fair values for its financial instruments. Fair value is defined as the price at which a financial instrument could be liquidated in an orderly manner over a reasonable time period under present market conditions. Fair values estimates, methods and assumptions are set forth below for the Company's financial instruments.

   Cash and Due From Bank and Federal Funds Sold--For cash and due from banks and Federal Funds Sold, the carrying amount is a reasonable estimate of fair value.

   Investments and Mortgage-Backed Securities--The fair value of investments and mortgage-backed securities is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers.

   Loans Receivable--The estimated fair value of the Company's fixed rate loans was calculated by discounting contractual cash flows adjusted for current prepayment estimates. The discount rates were based on the interest rate charged to current customers for comparable loans. The Company's adjustable rate loans reprice frequently at current market rates. Therefore, the fair value of these loans has been estimated to be approximately equal to their carrying amount.

   The impact of delinquent loans on the estimation of the fair values described above is not considered to have a material effect and, accordingly, delinquent loans have been disregarded in the valuation methodologies used.

                  AMERICAN BANCSHARES, INC. AND SUBSIDIARIES

   Deposit Liabilities--The fair value of deposits with no stated maturity, such as demand, NOW, money market and savings is equal to the amount payable on demand as of December 31, 1998. The fair value of time deposits is estimated using the rates currently offered for deposits of similar remaining maturities.

   Securities Sold Under Repurchase Agreements--The repurchase agreements outstanding at December 31, 1998 mature within 30 days. The estimated fair value of these agreements approximates the carrying value.

   FHLB Advances and Note Payable--Cash flow from fixed-rate borrowings are discounted at a spread to the zero Treasury curve which equates to the LIBOR yield. The note payables interest rate reprices quarterly. The estimated fair value approximates the carrying value.

   Guaranteed Preferred Beneficial Interests in the Company's Junior Subordinated Debentures--The fair values are estimated based on bid prices published in financial newspapers.

   Commitments to Extend Credit and Standby Letters of Credit--The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of standby letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties.

   The estimated fair values of the Company's financial instruments are as follows:

                                                1998                1997
                                         ------------------- -------------------
                                         Carrying            Carrying
                                          Amount  Fair Value  Amount  Fair Value
                                         -------- ---------- -------- ----------
                                                  (amounts in thousand)
   Financial assets:
     Cash and due form banks...........  $ 20,215  $ 20,215  $ 13,276  $ 13,276
     Federal funds sold................         0         0     5,120     5,120
     Loans held for sale...............    88,158    89,674    39,588    39,747
     Investments securities available
      for sale.........................    77,078    77,078    68,664    68,664
     Loans receivable, net.............   248,808   253,008   213,405   218,927
   Financial liabilities:
     Deposits..........................   344,845   190,670   302,746   303,586
     Securities sold under agreements
      to repurchase....................    29,592    29,592    17,528    17,528
     FHLB advances.....................    34,900    34,900     5,000     5,000
     Note payable......................         0         0       500       500
     Guaranteed preferred beneficial
      interests in the Company's junior
      subordinated debentures..........    16,249    16,249         0         0
                                         Contract            Contract
                                          Amount  Fair Value  Amount  Fair Value
                                         -------- ---------- -------- ----------
   Unrecognized financial instruments:
     Loan commitments..................  $ 75,799  $    114  $ 56,598  $     80
     Standby letters of credit.........       986         0       537         0
     Credit cards......................     6,840         0     4,742         0

   Limitations--The fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instrument. Quoted market prices, when available, are used as the measure of fair value. When quoted market prices are not available, fair value estimates have been based on

                  AMERICAN BANCSHARES, INC. AND SUBSIDIARIES judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are inherently subject, involving uncertainties and matters of significant judgment, and, therefore, may not be indicative of the value that could be realized in a current market exchange. Changes in assumptions could significantly affect the estimates.

   The value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipate future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets or liabilities include deferred tax assets and property, plant and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses for investments and mortgage-backed securities can have a significant effect on fair value estimates and have not been considered in many of the estimates.

21. Risks and Uncertainties:

   The earnings of the Company depend on the earnings of the Bank. The Bank is dependent primarily upon the level of net interest income, which is the difference between interest earned on its interest earning assets, such as loans and investments and the interest paid on its interest-bearing liabilities, such as deposits and borrowings. Accordingly, the operations of the Bank are subject to risks and uncertainties surrounding its exposure to changes in the interest rate environment.

   Most of the Bank's lending activity is with customers located within Sarasota and Manatee counties. Generally, the loans are collateralized by real estate consisting of single family, residential properties and commercial properties. While this represents a concentration of credit risk, the credit losses arising from this type of lending compares favorably with the Bank's credit loss experience on its portfolio as a whole. The ultimate repayment of these loans is dependent to a certain degree on the local economy and real estate market.

   The financial statements of the Company are prepared in conformity with generally accepted accounting principles that require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates.

22. Regulatory Capital

   The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

                  AMERICAN BANCSHARES, INC. AND SUBSIDIARIES

   As of December 31, 1998, the most recent notification from the FDIC categorized the bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

   The Bank's actual capital amounts and ratios are also presented in the table. There were no deductions for interest-rate risk in 1998 and 1997.

                                                                 To Be Well
                                                              Capitalized Under
                                            For Capital       Prompt Corrective
                             Actual      Adequacy Purposes    Action Provisions
                          -------------  -------------------- -------------------
                          Amount  Ratio    Amount     Ratio    Amount     Ratio
                          ------- -----  ----------- -------- ---------- --------
                                    (dollar amounts in thousands)
As of December 31, 1998:
Total Capital
 (to Risk Weighted
 Assets)................  $39,642 12.40%  $   24,496     8.0% $   31,869    10.0%
Tier I Capital
 (to Risk Weighted
 Assets)................   37,319 11.70%      12,748     4.0%     19,122     6.0%
Tier I Capital
 (to Averaged Assets)...   37,319  8.40%      13,297     3.0%     22,162     5.0%
As of December, 1997:
Total Capital
 (to Risk Weighted
 Assets)................   25,709 10.90%      18,857     8.0%     23,571    10.0%
Tier I Capital
 (to Risk Weighted
 Assets)................   23,820 10.11%       9,428     4.0%     14,143     6.0%
Tier I Capital
 (to Averaged Assets)...   23,820  6.87%      10,398     3.0%     17,330     5.0%

23. Future Accounting Pronouncements:

   Financial Accounting Standards Board Statement (FAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities, "requires all derivatives to be recorded on the balance sheet at fair value and established standard accounting methodologies for hedging activities. The standard will result in the recognition of offsetting changes in value or cash flows of both the hedge and the hedged item in earnings or comprehensive income in the same period. The statement is effective for the Company's fiscal year ending December 31, 2000. Because the Company does not currently hold any derivative investments, the adoption of this statement is not expected to have an impact on the financial statements.

   FAS No. 134, "Accounting for Mortgage-Backed Securities retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Entity," amends FAS No, 65 allowing mortgage-backed securities or other retained interests arising from the securitization of mortgage loans to be classified based on the mortgage banking entities' ability and intent to sell of hold those securities. Previously these securities had to be held within a trading account. This statement is effective for the Company's fiscal year ending December 31, 1999. The adoption of this standards is not expected to have a significant impact on the financial statements.

                   AMERICAN BANCSHARES, INC. AND SUBSIDIARIES

24. Condensed Parent Company Financial Statements:

   The condensed financial statements of American Bancshares, Inc., as the parent organization, are presented as follows:

                            CONDENSED BALANCE SHEET

                                                      December 31, December 31,
                                                          1998         1997
                                                      ------------ ------------
                                                        (amounts in thousands)
   Assets:
     Cash............................................   $ 4,335      $   374
     Investment in banking subsidiary................    37,535       24,040
     Investment in finance subsidiary................       245            0
     Investment in trust subsidiary..................       503            0
     Premises and equipment..........................         0        2,160
     Prepaid expense.................................       588          156
     Debt issue costs................................     1,007            0
     Other assets....................................         6            3
                                                        -------      -------
       Total assets..................................   $44,219      $26,733
                                                        =======      =======
   Liabilities:
     Junior Subordinated debentures..................   $16,752      $     0
     Other liabilities...............................        40          654
                                                        -------      -------
       Total liabilities.............................    16,792          654
                                                        -------      -------
   Shareholders' equity:
     Common stock....................................     5,870        5,870
     Additional paid-in capital......................    15,551       15,548
     Unrealized gain (loss) on investment securities
      Available for sale, net........................      (143)         139
     Retained earnings...............................     6,149        4,522
                                                        -------      -------
       Total shareholders' equity....................    27,427       26,079
                                                        -------      -------
       Total liabilities and shareholders' equity....   $44,219      $26,733
                                                        =======      =======

                   AMERICAN BANCSHARES, INC. AND SUBSIDIARIES

                       CONDENSED STATEMENT OF OPERATIONS

                                          Year Ended   Year Ended   Year Ended
                                         December 31, December 31, December 31,
                                             1998         1997         1996
                                         ------------ ------------ ------------
                                                 (amounts in thousands)
Equity in undistributed earnings of
 banking subsidiaries...................    $2,576       $2,021        $852
Operating Expense.......................      (949)        (101)        (70)
                                            ------       ------        ----
  Net Income............................    $1,627       $1,920        $782
                                            ======       ======        ====

                       CONDENSED STATEMENT OF CASH FLOWS

                                          Year Ended   Year Ended   Year Ended
                                         December 31, December 31, December 31,
                                             1998         1997         1996
                                         ------------ ------------ ------------
                                                 (amounts in thousands)
Cash flows (used in) provided by
 operating activities...................   $    670     $   399      $   (76)
                                           --------     -------      -------
Cash flows (used in) investing
 activities:
  Investments and advances to
   subsidiary...........................    (11,957)
  Acquisition of premises and equipment.          0      (3,843)      (4,891)
                                           --------     -------      -------
                                            (11,957)     (3,843)      (4,891)
Cash flows provided by (used in)
 financing activities:
  Proceeds from sale of common stock
   (net of stock offering costs)........          3         425        8,360
  Proceeds from junior subordinate
   debentures...........................     16,752           0            0
  Payments of debt issue costs..........     (1,007)          0            0
  Net repayment of line of credit.......       (500)          0            0
                                           --------     -------      -------
                                             15,248         425        8,360
Net increase (decrease) in cash.........      3,961      (3,019)       3,393
Cash at beginning of year...............        374       3,393            0
                                           --------     -------      -------
Cash at end of year.....................   $  4,335     $   374      $ 3,393
                                           ========     =======      =======

25. SAIF Assessment

   On September 30, 1996, a one-time SAIF recapitalization assessment was enacted. The rate was 65.7 cents per $100 on domestic deposits held as of March 31, 1995. The effect on the Bank is a pretax charge of $348,000 on deposits of $52.9 million at March 31, 1995. This amount was paid in November 1996.

                   AMERICAN BANCSHARES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                               September 30,
                                                             ------------------
                                                               1999      1998
                                                             --------  --------
                                                                (unaudited)
                                                              (in thousands)
ASSETS:
  Cash and due from banks................................... $ 17,400  $ 18,189
  Federal funds sold........................................        0         0
  Loans held for sale.......................................  102,220    82,596
  Investment securities available for sale (at aggregate
   fair value)..............................................   71,340    81,371
  Loans receivable(net of allowance for loan losses and
   deferred loan fees/costs of $1,620 in 1998 and $1,705 in
   1997)....................................................  257,467   234,432
  Premises and equipment, net...............................   12,682    12,455
  Other assets..............................................   10,350     7,689
                                                             --------  --------
    Total assets............................................ $471,459  $436,732
                                                             ========  ========
LIABILITIES AND SHAREHOLDERS' EQUITY:
  Deposits.................................................. $352,138  $326,857
  Securities sold under agreements to repurchase............   29,195    30,378
  Federal Home Loan Bank advances...........................   43,150    32,500
  Note payable..............................................        0         0
  Guaranteed preferred beneficial interests in the Company's
   junior subordinated debentures...........................   16,249    16,249
  Other liabilities.........................................    3,734     3,097
                                                             --------  --------
    Total liabilities.......................................  444,466   409,081
  Common stock--$1.175 par value; 20,000,000 shares
   authorized; 5,032,584 and 4,994,484 shares issued &
   outstanding at September 30, 1999 and 1998, respectively.    5,914     5,870
  Additional paid-in Capital................................   15,716    15,551
  Accumulated other comprehensive income, net ..............   (2,455)      476
  Retained earnings.........................................    7,818     5,754
                                                             --------  --------
      Total shareholders' equity............................   26,993    27,651
                                                             --------  --------
      Total liabilities and shareholders' equity............ $471,459  $436,732
                                                             ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                   AMERICAN BANCSHARES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                             Nine Months Ended
                                                               September 30,
                                                           ---------------------
                                                              1999       1998
                                                           ---------- ----------
                                                                (unaudited)
                                                           (in thousands except
                                                              share amounts)
Interest Income
  Interest and fees on loans.............................. $   22,272 $   19,136
  Interest on federal funds sold..........................          0          0
  Interest on investment securities.......................      3,681      3,488
  Other interest income...................................         47        200
                                                           ---------- ----------
    Total interest income.................................     26,000     22,824
Interest Expense
  Deposits................................................      9,751      9,823
  Borrowings..............................................      3,580      1,962
                                                           ---------- ----------
    Total interest expense................................     13,331     11,785
  Net interest income.....................................     12,669     13,142
  Provision for loan losses...............................      1,203        429
                                                           ---------- ----------
    Net interest income after provision for loan losses...     11,446     10,610
  Other income............................................      4,608      3,753
  Other expense...........................................     13,443     12,467
                                                           ---------- ----------
  Income before income tax provision......................      2,631      1,896
  Provision for income taxes..............................        961        664
                                                           ---------- ----------
      Net income.......................................... $    1,670 $    1,232
                                                           ========== ==========
  Basic earnings per share................................ $     0.33 $     0.25
                                                           ========== ==========
  Weighted average basic shares outstanding...............  5,023,535  4,994,691
                                                           ========== ==========
  Diluted earnings per share.............................. $     0.33 $     0.25
                                                           ========== ==========
  Weighted average diluted shares outstanding.............  5,031,406  5,022,425
                                                           ========== ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                   AMERICAN BANCSHARES, INC. AND SUBSIDIARIES

  UNAUDITED CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY AND COMPREHENSIVE
                                     INCOME

  For Years Ended December 31, 1998, 1997, 1996 and for the Nine Months Ended
                               September 30, 1999

                                             Common Stock                                  Accumulated
                                        ----------------------        Additional              Other
                          Comprehensive Authorized Outstanding  Par    Paid-In   Retained Comprehensive
                             Income       Shares     Shares    Value   Capital   Earnings  Income, Net   Total
                          ------------- ---------- ----------- ------ ---------- -------- ------------- -------
                                                   (in thousands except share amounts)
Balance, January 1,
 1996...................                10,000,000  3,325,094  $3,907  $ 8,725    $1,820     $   179    $14,631
Exercise of warrants....                         0    163,695     192      790         0           0        982
Issuance of stock.......                         0  1,436,979   1,689    5,689         0           0      7,378
Net Income..............     $   782             0          0       0        0       782           0        782
Change in net unrealized
 gain on investment
 securities available
 for sale...............        (270)            0          0       0        0         0        (270)      (270)
                             -------
Comprehensive Income....     $   512             0          0       0        0         0           0          0
                             =======    ----------  ---------  ------  -------    ------     -------    -------
Balance, December 31,
 1996...................                10,000,000  4,925,768   5,788   15,204     2,602         (91)    23,503
Exercise of warrants....                         0     61,597      73      297         0           0        370
Issuance of stock.......                         0      7,119       9       47         0           0         56
Net Income..............     $ 1,920             0          0       0        0     1,920           0      1,920
Change in net unrealized
 gain on investment
 securities available
 for sale...............         230             0          0       0        0         0         230        230
                             -------
Comprehensive Income....     $ 2,150             0          0       0        0         0           0          0
                             =======    ----------  ---------  ------  -------    ------     -------    -------
Balance, December 31,
 1997...................                10,000,000  4,994,484   5,870   15,548     4,522         139     26,079
Exercise of stock
 options................                         0        500       0        3         0           0          3
Net Income..............     $ 1,627             0          0       0        0     1,627           0      1,627
Change in net unrealized
 gain on investment
 securities available
 for sale...............        (282)            0          0       0        0         0        (282)      (282)
                             -------
Comprehensive Income....     $ 1,345             0          0       0        0         0           0          0
                             =======    ----------  ---------  ------  -------    ------     -------    -------
Balance, December 31,
 1998...................                10,000,000  4,994,984  $5,870  $15,551    $6,149     $  (143)   $27,427
Exercise of stock
 options................                         0     37,600      44      165         0           0        209
Net Income..............     $ 1,670             0                  0        0     1,670           0      1,670
Change in net unrealized
 gain on investment
 securities available
 for sale...............      (2,312)            0          0       0        0         0      (2,312)    (2,312)
                             -------
Comprehensive Income....     $  (642)            0          0       0        0         0           0          0
                             =======    ----------  ---------  ------  -------    ------     -------    -------
Unaudited Balance,
 September 30, 1999.....                20,000,000  5,032,584  $5,914  $15,716    $7,818     $(2,455)   $26,993
                                        ==========  =========  ======  =======    ======     =======    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                   AMERICAN BANCSHARES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                            Nine Months Ended
                                                              September 30,
                                                            ------------------
                                                              1999      1998
                                                            --------  --------
                                                               (unaudited)
                                                             (in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
 Net Income................................................ $  1,670  $  1,232
 Adjustments to reconcile net income to net cash (used in)
  provided by operating activities:
   Depreciation............................................      964       689
   Amortization of investment securities Provision for loan
    losses.................................................    1,203       429
   Net gain on sale of investment securities available for
    sale...................................................      (20)     (170)
   Gain on sale of loans...................................     (823)   (1,036)
   (Gain) loss on sale of other real estate owned..........       50         0
   Origination of loans held for sale, net of repayments...  (58,451)  (95,199)
   Proceeds from sales of loans held for sale..............   44,428    52,194
   Increase in deferred loan costs.........................        0         0
   Increase in other liabilities...........................    1,583     1,049
   (Increase) decrease in other assets.....................   (2,287)   (2,413)
                                                            --------  --------
     Total adjustments.....................................  (13,353)  (44,457)
                                                            --------  --------
     Net cash (used in) provided by operating expense......  (11,683)  (43,225)
                                                            --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES
   Net loans to customers..................................   (9,412)  (21,088)
   Purchases of bank premises and equipment................     (752)   (3,983)
   Proceeds from sales of available for sale investment
    securities.............................................   18,321    53,201
   Proceeds from maturities of available for sale
    investment securities..................................        0     1,000
   Purchases of available for sale investment securities...  (14,914)  (66,405)
   Recoveries of loans charged off.........................      166        83
                                                            --------  --------
     Net cash used in investing activities.................   (6,591)  (37,192)
                                                            --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in demand deposits, NOW, money market and
    savings accounts.......................................     (662)   25,644
   Net increase in time deposits...........................    7,955    (1,533)
   Net increase in securities sold under agreements to
    repurchase.............................................     (397)   12,850
   Net proceeds (repayments) from advances and from
    borrowings.............................................    8,250    27,000
   Payments for debt issue costs...........................        0         0
   Proceeds from issuance of guaranteed preferred
    beneficial interests in the Company's junior
    subordinated debentures................................        0    16,249
   Proceeds from stock sale................................      209         0
                                                            --------  --------
     Net cash provided by financing activities.............   15,355    80,210
                                                            --------  --------
Net Increases (decreases) in cash and cash equivalents.....   (2,919)     (207)
Cash and cash equivalents at beginning of year.............   20,319    18,396
                                                            --------  --------
Cash and cash equivalents at ending of year................ $ 17,400  $ 18,189
                                                            ========  ========
DISCLOSURES
Interest paid.............................................. $ 12,988  $ 11,422
                                                            ========  ========
Income taxes paid.......................................... $    415  $    915
                                                            ========  ========
Reclassification of loans to foreclosed real estate........ $      0  $      0
                                                            ========  ========
Loans originated for sale of foreclosed real estate........ $      0  $      0
                                                            ========  ========
Unrealized appreciation (depreciation) on investment
 securities................................................ $ (2,455) $    476
                                                            ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                  AMERICAN BANCSHARES, INC. AND SUBSIDIARIES

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 1999

1. Holding Company and Subsidiaries Background Information

   American Bancshares, Inc. (Holding Company) is a one-bank holding company, operated under the laws of the State of Florida. It wholly owned banking subsidiary is American Bank (Bank), a state chartered bank. The Holding Company, a Florida corporation organized June 30, 1995, is a registered holding company under the Bank Holding Act of 1956, as amended, and on December 1, 1995 became the bank holding company for the Bank. The Bank was incorporated on December 6, 1988 and opened for business on May 8, 1989. The Bank is a general commercial bank with all the rights, powers, privileges granted and conferred by the the Florida Banking Code. Although the Holding Company was not formed until June 30, 1995 and did not acquire the Bank until December 1, 1995, the financial statements have been presented as if the Company had been in existence since the Bank was formed in 1988 and as if the Bank was it's' wholly owned subsidiary since that time.

   The Company organized a wholly-owned Florida subsidiary corporation, Freedom Finance Company ("Finance Company"), pursuant to which it engages in full service consumer financing. The Finance Company was incorporated on March 26, 1997 and opened for business on March 31, 1998. The Finance Company offers consumer-driven products and services ranging from mortgages to automobile loans, home equity loans and education financing. The Finance Company has the ability to extend financing to individuals and entities which may not be able to satisfy the Bank's underwriting requirements or loan standards.

   ABI Capital Trust ("ABICT"), a Delaware statutory trust, was created on May 21, 1998. The ABICT exists for the exclusive purpose of (i) issuing and selling Common Securities and Preferred Securities of ABICT (together the "Trust Securities", (ii) using the proceeds of the sale of Trust Securities to acquire Deferrable Interest Debentures ("Junior Subordinated Debentures") issued by the Company, and (iii) engaging only in those other activities necessary, convenient, or incidental thereto (such as registering the transfer of Trust Securities). Accordingly the Junior Subordinated Debentures will be the sole assets of the ABICT. The Company owns all of the Common Securities of ABICT, the only voting security, and as a result it is a subsidiary of the Company.

   On September 6, 1999 the Company entered into an Agreement and Plan of Reorganization with Gold Banc Corporation, Inc., a Kansas corporation ("Gold Banc") and Gold Banc Acquisition Corporation XI, Inc., a Kansas corporation which will be a wholly-owned subsidiary of Gold Banc, ("Acquisition Subsidiary") pursuant to which, among other things the Company will be merged with and into Acquisition Subsidiary, with Acquisition Subsidiary as the surviving corporation. Exhibit 2.1 is incorporated herein by reference.

2. Basis of Presentation

   The accompanying unaudited condensed consolidated financial statements, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the results for the interim periods. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to SEC rules and regulations, although the Company believes that the disclosures included herein are adequate to make the information presented not misleading. The results of operations for the three and nine month periods ended September 30, 1999 are not necessarily indicative of the results expected for the full year.

   The organization and business of the Company, accounting policies followed by the Company and other information are contained in the Company's December 31, 1998 Form 10-K. This quarterly report should be read in conjunction with such annual report.

                  AMERICAN BANCSHARES, INC. AND SUBSIDIARIES

3. Investments

   The Company's investments and mortgage-backed securities are classified as available for sale and recorded at fair value as required by the provisions of Statement of Financial Accounting Standards No. 115. Unrealized gains and losses are reflected as a separate component of shareholders' equity on the consolidated statement of condition. At September 30, 1999, an unrealized loss, net of tax, of $2,455,000 was reflected as a decrease of shareholders' equity.

4. Earnings Per Share

   Basic earnings per common share is calculated by dividing net income by the sum of the weighted average number of shares of common stock outstanding.

   Diluted earnings per common share is calculated by dividing net income by the weighted average number of share of common stock outstanding, assuming the exercise of stock options and warrants using the treasury stock method. Such adjustments to the weighted average number of shares of common stock outstanding are made only when such adjustments dilute earnings per common share. The diluted earnings per share is summarized as follows:

                                                                 Nine Months
                                                             Ended September 30,
                                                             -------------------
                                                               1999      1998
                                                             --------- ---------
   Weighted average common shares outstanding............... 5,023,535 4,994,691
   Weighted average common shares equivalents...............     7,871    27,734
                                                             --------- ---------
   Shares used in diluted earnings per shares calculation... 5,031,406 5,022,245
                                                             ========= =========

5. Comprehensive Income

   Effective January 1, 1998 the Company has adopted Financial Accounting Standards ("FAS") No. 130 "Reporting Comprehensive Income," which requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in the financial statements. Prior periods will be reclassified as required. The Company's total comprehensive earnings are as follows:


                                                              Nine Months
                                                          Ended September 30,
                                                          -------------------
                                                             1999       1998
                                                          ----------  ---------
   Net income (loss)..................................... $    1,670  $   1,232
   Other comprehensive earnings
   (losses) unrealized gains
   (losses) on securities................................     (2,312)       336
                                                          ----------  ---------
                                                          $     (642) $   1,568
                                                          ==========  =========

6. Impact of Recently Issued Accounting Standards

   Financial Accounting Standards Board Statement (FAS) No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133--an amendment of FASB Statement No. 133," was issued in June 1999 and was effective upon issuance. As issued, FAS No. 133 was to

                  AMERICAN BANCSHARES, INC. AND SUBSIDIARIES be effective for all fiscal quarters of all fiscal years beginning after June 15, 1999, with earlier application encouraged. This statement amends FAS No. 133 by deferring the effective date of FAS No. 133 to all fiscal quarters of all fiscal years, beginning after June 15, 2000. See additional analysis below for the impact of FAS No. 133. FAS No. 134, "Accounting for Mortgage-Backed Securities retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Entity," amends FAS No. 65 allowing mortgage-backed securities or other retained interests arising from the securitization of mortgage loans to be classified based on the mortgage banking entities' ability and intent to sell or hold those securities. Previously these securities had to be held within a trading account. This statement became effective in the first quarter of 1999 and had no impact on the financial statements.

   FAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," requires all derivatives to be recorded on the balance sheet at fair value and establishes standard accounting methodologies for hedging activities. The standard will result in the recognition of offsetting changes in value or cash flows of both the hedge and the hedged item in earnings or comprehensive income in the same period. The statement, as amended by FAS No. 137, is effective for the Company's fiscal year ending December 31, 2001. Because the Company does not currently hold any derivative investments, the adoption of this statement is not expected to have an impact on the financial statements.

   Securities and Exchange Commission Staff Accounting Bulletin No. 99 ("SAB 99"), "Materiality," was issued in September 1999 and discusses materiality in the financial statements. SAB 99 emphasizes that quantitative measurements should be coupled with a qualitative analysis when assessing and evaluating materiality. It further states that known, recurring errors should not be permitted. The Company believes that it is currently in compliance with this bulletin.

                                                                      APPENDIX A

                      Agreement and Plan of Reorganization

                                  By and Among

                          GOLD BANC CORPORATION, INC.

                   GOLD BANC ACQUISITION CORPORATION XI, INC.

                                      and

                           AMERICAN BANCSHARES, INC.

                               September 6, 1999

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
 ARTICLE I................................................................  A-1
    Section 1.1  Defined Terms...........................................   A-1
    Section 1.2  Construction............................................   A-5

 ARTICLE II...............................................................  A-6
    Section 2.1  The Merger..............................................   A-6
    Section 2.2  Effective Time of the Company Merger....................   A-6
                 Articles of Incorporation, Bylaws, Directors and
    Section 2.3   Officers...............................................   A-6
    Section 2.4  Effect of Company Merger................................   A-6
    Section 2.5  Further Assurances......................................   A-6
    Section 2.6  Conversion of Acquisition Subsidiary Common Stock.......   A-6
    Section 2.7  Effect of Merger on Company Common Stock................   A-7
    Section 2.8  Exchange of Certificates................................   A-7
    Section 2.9  Closing of the Company Transfer Books...................   A-7
    Section 2.10 Voting and Dividends....................................   A-8
    Section 2.11 Stockholders' Approval..................................   A-8
    Section 2.12 Adjustments.............................................   A-8
    Section 2.13 Voting Agreements.......................................   A-9
                 Decrease in Exchange Ratio for Failure to Achieve
    Section 2.14  Financial Measures.....................................   A-9

 ARTICLE III..............................................................  A-9
    Section 3.1  Organization and Active Status..........................   A-9
    Section 3.2  Capital Structure.......................................  A-10
    Section 3.3  Authority...............................................  A-11
    Section 3.4  Stockholder Approval....................................  A-11
    Section 3.5  No Violations...........................................  A-11
    Section 3.6  SEC Documents and Financial Statements..................  A-12
    Section 3.7  Information Supplied....................................  A-12
    Section 3.8  Internal Controls and Records...........................  A-13
    Section 3.9  Taxes...................................................  A-13
    Section 3.10 Title to Assets.........................................  A-13
    Section 3.11 Leases..................................................  A-14
    Section 3.12 Intangible Properties...................................  A-14
    Section 3.13 Regulatory Filings......................................  A-14
    Section 3.14 Insurance...............................................  A-15
    Section 3.15 Compliance with ERISA...................................  A-15
    Section 3.16 Environmental Laws......................................  A-15
    Section 3.17 Labor Matters...........................................  A-16
    Section 3.18 Year 2000 Compliance....................................  A-16
    Section 3.19 Legal Proceedings.......................................  A-16
    Section 3.20 Material Contracts......................................  A-16
    Section 3.21 Required Consents.......................................  A-17
    Section 3.22 Broker's Fees...........................................  A-17
    Section 3.23 No Material Adverse Change..............................  A-17
    Section 3.24 Absence of Certain Events...............................  A-17
    Section 3.25 Loans...................................................  A-18
    Section 3.26 Opinion of Financial Advisers...........................  A-18
    Section 3.27 Accounting Matters......................................  A-18
    Section 3.28 Beneficial Ownership of Gold Banc Common Stock..........  A-18

                                                                            Page
                                                                            ----
    Section 3.29 Undisclosed Liabilities; Adverse Agreements..............  A-18
    Section 3.30 No Dissenter's Rights....................................  A-18
    Section 3.31 Deductibility of Severance Payments......................  A-18
    Section 3.32 Full Disclosure..........................................  A-19

 ARTICLE IV................................................................ A-19
    Section 4.1  Corporate................................................  A-19
    Section 4.2  Capital Structure........................................  A-19
    Section 4.3  Authority................................................  A-20
    Section 4.4  Stockholder Approval.....................................  A-21
    Section 4.5  Status of Gold Banc Common Stock to be Issued............  A-21
    Section 4.6  No Violation.............................................  A-21
    Section 4.7  SEC Documents............................................  A-22
    Section 4.8  Information Supplied.....................................  A-22
    Section 4.9  Internal Controls and Records............................  A-22
    Section 4.10 Taxes....................................................  A-22
    Section 4.11 Regulatory Filings.......................................  A-23
    Section 4.12 Compliance with ERISA....................................  A-23
    Section 4.13 Environmental Laws.......................................  A-23
    Section 4.14 Year 2000 Compliance.....................................  A-24
    Section 4.15 Legal Proceedings........................................  A-24
    Section 4.16 Required Consents........................................  A-24
    Section 4.17 Broker's Fees............................................  A-24
    Section 4.18 No Material Adverse Change...............................  A-24
    Section 4.19 Undisclosed Liabilities; Adverse Agreements..............  A-24
    Section 4.20 Disclosure...............................................  A-24
    Section 4.21 Ownership of Company Common Stock........................  A-25
    Section 4.22 Material Contracts.......................................  A-25
    Section 4.23 Continuation of the Bank's Identity and Directors........  A-25

 ARTICLE V................................................................. A-25
    Section 5.1  Affirmative Covenants of the Company.....................  A-25
    Section 5.2  Negative Covenants of the Company........................  A-25
    Section 5.3  Inspection...............................................  A-27
    Section 5.4  Financial Statements and Call Reports....................  A-27
    Section 5.5  Reserved.................................................  A-27
    Section 5.6  Right to Attend Meetings.................................  A-27
    Section 5.7  Data Processing..........................................  A-27
    Section 5.8  No Solicitation..........................................  A-27
    Section 5.9  Regulatory Approvals.....................................  A-28
    Section 5.10 Information..............................................  A-28
    Section 5.11 Tax-Free Reorganization Treatment........................  A-28
    Section 5.12 Pooling-of-Interests Accounting Treatment................  A-28
    Section 5.13 Cooperation by the Company...............................  A-28
    Section 5.14 Year 2000 Compliance.....................................  A-29
    Section 5.15 Proxy Statement and Registration Statement...............  A-29
    Section 5.16 Confidentiality..........................................  A-29
    Section 5.17 Employee Benefit Plans...................................  A-29
    Section 5.18 Deductibility of Severance Payments......................  A-29
    Section 5.19 Company Employment Agreements............................  A-30
    Section 5.20 Achievement of Financial Measures........................  A-30
    Section 5.21 Company's Accounting of Merger Expenses..................  A-30

                                                                            Page
                                                                            ----
 ARTICLE VI................................................................ A-30
    Section 6.1  Regulatory Approvals.....................................  A-30
    Section 6.2  Information..............................................  A-30
    Section 6.3  Tax-Free Reorganization Treatment........................  A-30
    Section 6.4  Employee Benefit Plans; Prior Service Credit.............  A-30
    Section 6.5  Assumption of Company Stock Options......................  A-30
    Section 6.6  Confidentiality..........................................  A-32
    Section 6.7  Pooling-of-Interest Accounting...........................  A-32
    Section 6.8  Cooperation by Gold Banc and Acquisition Subsidiary......  A-32
    Section 6.9  Year 2000 Compliance.....................................  A-32
    Section 6.10 Nasdaq Listing...........................................  A-32
    Section 6.11 Continuation of Business.................................  A-32
    Section 6.12 Election of Bank Directors...............................  A-32

 ARTICLE VII............................................................... A-32
    Section 7.1  Representations, Warranties and Covenants................  A-32
    Section 7.2  Regulatory Authority Approval............................  A-33
    Section 7.3  Litigation...............................................  A-33
    Section 7.4  Approval by Stockholders.................................  A-33
    Section 7.5  Adverse Changes..........................................  A-33
    Section 7.6  Federal Tax Opinion......................................  A-33
    Section 7.7  Opinion of Counsel.......................................  A-33
    Section 7.8  Nasdaq Listing...........................................  A-33
    Section 7.9  Market Price of Gold Banc Common Stock...................  A-33
    Section 7.10 Fairness Opinion.........................................  A-33
    Section 7.11 Qualification for Pooling-of-Interest Treatment..........  A-33
    Section 7.12 Registration Statement...................................  A-34
    Section 7.13 Payment of Merger Consideration..........................  A-34

 ARTICLE VIII.............................................................. A-34
    Section 8.1  Representations, Warranties and Covenants................  A-34
    Section 8.2  Adverse Changes..........................................  A-34
    Section 8.3  Regulatory Authority Approval............................  A-34
    Section 8.4  Litigation...............................................  A-34
    Section 8.5  Financial Measures.......................................  A-34
    Section 8.6  Approval by Stockholders.................................  A-35
    Section 8.7  Tax Representations......................................  A-35
    Section 8.8  Affiliate Agreements.....................................  A-35
    Section 8.9  Federal Tax Opinion......................................  A-35
    Section 8.10 Opinion of Counsel.......................................  A-35
    Section 8.11 Qualification for Pooling-of-Interest Treatment..........  A-35
    Section 8.12 Deductibility of Severance Payments......................  A-35

 ARTICLE IX................................................................ A-36
    Section 9.1  No Survival of Representations and Warranties............  A-36

 ARTICLE X................................................................. A-36
    Section 10.1 Registration Statement and Proxy Statement...............  A-36
    Section 10.2 State Securities Laws....................................  A-36
    Section 10.3 Publication of Combined Financial Results................  A-37
    Section 10.4 Indemnification by Gold Banc.............................  A-37
    Section 10.5 Indemnification by the Company...........................  A-37
    Section 10.6 Indemnification by the Surviving Corporation.............  A-37

ARTICLE XI................................................................. A-38
  Section 11.1 Basis for Termination....................................... A-38
  Section 11.2 Effect of Termination....................................... A-39
  Section 11.3 Termination Fee; Other Fees................................. A-39
  Section 11.4 Specific Performance........................................ A-39

ARTICLE XII................................................................ A-40
  Section 12.1 Amendment................................................... A-40
  Section 12.2 Extension: Waiver........................................... A-40
  Section 12.3 Expenses.................................................... A-40
  Section 12.4 Parties in Interest......................................... A-40
  Section 12.5 Entire Agreement; Amendments; Waiver........................ A-40
  Section 12.6 Obligation of Gold Banc..................................... A-40
  Section 12.7 Notices..................................................... A-40
  Section 12.8 Law Governing............................................... A-41
  Section 12.9 Fiduciary Duties............................................ A-41

Signature Pages............................................................  S-1

                                                                     APPENDIX A

                     AGREEMENT AND PLAN OF REORGANIZATION

   THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement"), dated as of September 6, 1999, is made by and among GOLD BANC CORPORATION, INC., a Kansas corporation ("Gold Banc"), GOLD BANC ACQUISITION CORPORATION XI, INC., a Kansas corporation ("Acquisition Subsidiary"), and AMERICAN BANCSHARES, INC., a Florida corporation (the "Company").

                                   RECITALS
   A. The Boards of Directors of Gold Banc, Acquisition Subsidiary and the Company have approved and deem it advisable and in the best interests of their respective companies and stockholders that Gold Banc and the Company become affiliated through the merger of the Company with and into Acquisition Subsidiary in the manner hereinafter set forth (the "Merger" or the "Company Merger").

   B. As a condition to Gold Banc entering into this Agreement, Gold Banc has required that the Significant Shareholders (as defined herein) agree to enter into a Voting Agreement dated the date hereof substantially in the form attached hereto as Exhibit A.

   C. The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

                                   AGREEMENT

   ACCORDINGLY, in consideration of the premises, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

   Section 1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings:

   "280G Opinion Letter" shall have the meaning set forth in Section 8.12 hereof.

   "401(k) Plan" shall have the meaning set forth in Section 5.17 hereof.

   "ABICT" means the ABI Capital Trust, a Delaware business trust formed by the Company on May 21, 1998.

   "ABICT Common Securities" shall have the meaning set forth in Section 3.2(c) hereof.

   "ABICT Preferred Securities" shall have the meaning set forth in Section 3.2(c) hereof.

   "Acquisition Proposal" means any proposal for a tender or exchange offer, a merger, consolidation or other business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Subsidiary, or any proposal or offer to acquire in any manner, directly or indirectly, a material equity interest in, or a material amount of voting securities of (with the acquisition of beneficial ownership of 15% or more of the Company's or any Subsidiary's voting securities being deemed to be material for this purpose), or, outside the ordinary course of business, any sale of a significant amount of assets of, the Company or any Subsidiary, or similar transactions involving the Company or any Subsidiary, other than the Merger.

   "Acquisition Subsidiary" means Gold Banc Acquisition Corporation XI, Inc., a Kansas corporation, and its successors and assigns.

   "Acquisition Subsidiary Common Stock" shall have the meaning set forth in
Section 2.6 hereof.

   "Action" means any action, suit, claim, demand, petition, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity or arbitrator.

   "Affiliate Letter" shall have the meaning set forth in Section 8.8 hereof.

   "Agreement" means this Agreement and Plan of Reorganization.

   "Average Gold Banc Stock Price" means the average of the closing sales price of Gold Banc Common Stock as reported by Nasdaq on each of the ten consecutive trading days immediately preceding the third trading day prior to the Determination Date.

   "Bank" means American Bank, a Florida banking corporation.

   "BHC Act" means the Banking Holding Company Act of 1956, as amended, and the regulations promulgated hereunder.

   "Business Day" means a day other than Saturday, Sunday or another day on which commercial banks in Kansas or Florida are authorized or required by law to close.

   "Closing" means the consummation of the transactions contemplated hereby.

   "Closing Date" shall have the meaning set forth in Section 2.2 hereof.

   "Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

   "Company" means American Bancshares, Inc., a Florida corporation, and its successors and assigns.

   "Company Common Stock" means the common stock, par value $1.175 per share, of the Company.

   "Company Merger" shall have the meaning set forth in the Recitals hereof.

   "Company Plans" shall have the meaning set forth in Section 3.15 hereof.

   "Company Preferred Stock" means the preferred stock, $1.175 par value per share, of the Company.

   "Company SEC Documents" shall have the meaning set forth in Section 3.6 hereof.

   "Company Stock Options" shall have the meaning set forth in Section 3.2(a) hereof.

   "Company's Accountants" means PricewaterhouseCoopers LLP, and its successors.

   "Company's Counsel" means Carlton, Fields, Ward, Emmanuel, Smith & Cutler, P.A., and its successors.

   "Confidentiality Agreement" means the Confidentiality Agreement, dated August 2, 1999, by and between Gold Banc and the Company.

   "Consent" means a consent, approval, authorization, waiver or notification from any Person or Governmental Entity.

   "Contract" means any contract, agreement, mortgage, deed of trust, indenture, instrument, promissory note, lease or other legally binding commitment or arrangement.

   "Damages" means all losses, claims, damages, costs, fines, penalties, obligations, judgments, payments, liabilities, deficiencies and diminutions in value (including those arising out of any Action), together with all reasonable costs and expenses (including reasonable outside attorneys' fees and reasonable out-of-pocket expenses) incurred in connection with any of the foregoing.

   "Determination Date" means the date on which the last of the following occurs: (i) the effective date (including the expiration of any applicable waiting period by Law) of the last required Consent or Order of any Governmental Entity having authority over and approving or exempting the Merger, and (ii) the date on which the stockholders of both the Company and Gold Banc have both approved this Agreement and the Merger.

   "Effective Time" shall have the meaning set forth in Section 2.2 hereof.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder as in effect at the applicable time.

   "Exchange Agents" shall have the meaning set forth in Section 2.8(a) hereof.

   "Exchange Ratio" shall have the meaning set forth in Section 2.7(b) hereof.

   "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated pursuant thereto.

   "Finance" means Freedom Finance Company, a Florida corporation, and its successors and assigns.

   "FBCA" means the Florida Business Corporation Act, as amended from time to time.

   "GAAP" means United States generally accepted accounting principles, applied on a basis consistent with prior periods, as in effect on the date of this Agreement, applicable to banks, savings associations, or bank holding companies, as the case may be. All references herein to financial statements prepared in accordance with GAAP shall mean in accordance with GAAP consistently applied throughout the period to which reference is made.

   "GBC Florida, Inc." shall have the meaning set forth in Section 2.3(a) hereof.

   "Gold Banc" means Gold Banc Corporation, Inc., a Kansas corporation, and its successors and assigns.

   "Gold Banc Common Stock" means the common stock, par value $1.00 per share, of Gold Banc.

   "Gold Banc Confidential Information" shall have the meaning set forth in
Section 5.16 hereof.

   "Gold Banc Plans" shall have the meaning set forth in Section 4.12 hereof.

   "Gold Banc Preferred Stock" means the preferred stock, no par value per share, of Gold Banc.

   "Gold Banc SEC Documents" shall have the meaning set forth in Section 4.7 hereof.

   "Gold Banc Subsidiaries" shall have the meaning set forth in Section 4.1(c) hereof.

   "Gold Banc's Accountants" means KPMG LLC, and its successors.

   "Gold Banc's Counsel" means Stinson, Mag & Fizzell, P.C., and its successors.

   "Governmental Entity" means any federal, state or local government, any of its subdivisions, agencies, authorities, commissions, boards or bureaus, and any federal, state or local court or tribunal.

   "IRS" means the United States Internal Revenue Service.

   "KGCC" means the Kansas General Corporation Code, as amended from time to time.

   "Laws" means any federal, state, local, municipal or other constitution, statute, rule, regulation or ordinance or common law of any state.

   "Lease" means any Real Property Lease or Personal Property Lease.

   "Leased Facilities" shall have the meaning set forth in Section 3.11(a) hereof.

   "Leased Personal Property" shall have the meaning set forth in Section 3.11(b) hereof.

   "License" means any permit, license, variance, exemption, order, franchise or approval from any Person or Governmental Entity.

   "Lien" means any lien, mortgage, deed of trust, security interest, charge, claim, imposition, community property interest, option, pledge, right of first refusal, retention of title agreement, easement, encroachment, condition, reservation, covenant or other encumbrance affecting title or the use, benefit or value of the asset in question, including without limitation any restriction on transfer, receipt of income or any other attribute of ownership.

   "Material Adverse Effect" or "Material Adverse Change" to a party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse effect on (i) the financial position, business, or results of operations of a party and its subsidiaries, taken as a whole, or (ii) the ability of such party to perform its obligations under this Agreement or to consummate the Merger or the transactions contemplated by this Agreement; provided, however, that a Material Adverse Effect or Material Adverse Change shall not include (a) changes in banking and similar Laws of general application, or interpretations thereof by Governmental Entities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks or bank holding companies, (c) actions or omissions of a party (or its subsidiaries) taken with the prior informed consent of the other party in contemplation of the transactions contemplated by this Agreement, (d) circumstances affecting Florida based or regional banks generally, and (e) the Merger and compliance with the provisions of this Agreement on the operating performance of the Company or Gold Banc.

   "Merger" shall have the meaning set forth in the Recitals hereof.

   "Nasdaq" means the Nasdaq National Market System.

   "OREO" means other real estate owned.

   "Order" means any order, judgment, injunction, decree, determination or award of any Governmental Entity or arbitrator.

   "Person" means any natural person, corporation, partnership, limited liability company, trust, unincorporated organization or other entity.

   "Personal Property Leases" shall have the meaning set forth in Section 3.11(b) hereof.

   "Pooling Letter" shall have the meaning set forth in Section 5.12(b) hereof.

   "Proxy Statement" shall have the meaning set forth in Section 10.1 hereof.

   "Real Property Leases" shall have the meaning set forth in Section 3.11(a) hereof.

   "Registration Statement" shall have the meaning set forth in Section 10.1 hereof.

   "Rule 4460" shall have the meaning set forth in Section 4.3(a) hereof.

   "SEC" means the United States Securities and Exchange Commission and the staff thereof.

   "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder as in effect at the applicable time.

   "Significant Stockholders" means, collectively, J. Gary Russ, Ronald L. Larson, Timothy I, Miller, Dan E. Molter, Kirk D. Moudy, Lynn B. Powell III, Walter L. Presha, R. Jay Taylor and Edward D. Wyke, and their heirs, successors and assigns.

   "Subsidiaries" means, collectively, the Bank, ABICT and Finance, and "Subsidiary" means any one of the Subsidiaries.

   "Surviving Corporation" shall have the meaning set forth in Section 2.1 hereof.

   "Termination Fee" shall have the meaning set forth in Section 11.3 hereof.

   "Total Equity Capital" means, with respect to any Person, the sum of outstanding capital stock, paid in capital, retained earnings and current year earnings, all determined in accordance with GAAP, but excluding any FAS 115 adjustments.

   "Year 2000 Compliant" means the ability to perform date sensitive functions for all dates before and after January 1, 2000.

   "Year 2000 Problem" means the risk that computer applications used by the applicable Person may be unable to recognize and properly perform date sensitive functions involving certain dates prior to and any date after December 31, 1999.

   Section 1.2 Construction.

     (a) Unless the context otherwise requires or unless otherwise provided herein the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments, and restatements of such agreement, instrument or document.

     (b) As used in this Agreement, accounting terms not defined in Section 1.1, and accounting terms partly defined in Section 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP.

     (c) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified. Whenever an item or items are listed after the word "including," such listing is not intended to be a listing that excludes items not listed.

     (d) Words of the masculine gender shall be deemed and construed to include correlative words of the feminine and neuter genders. Unless the context shall otherwise indicate, words importing the singular number shall include the plural and vice versa, and words importing person shall include individuals, corporations, partnerships, joint ventures, associations, joint-stock companies, trusts, unincorporated organizations and governments and any agency or political subdivision thereof.

                                  ARTICLE II

                              THE COMPANY MERGER

   Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the KGCC and the FBCA, at the Effective Time, the Company shall be merged with and into Acquisition Subsidiary and the separate existence and corporate organization of the Company shall thereupon cease and the Company and Acquisition Subsidiary shall thereupon be a single corporation. Acquisition Subsidiary shall be the surviving corporation in the Merger (the "Surviving Corporation") and the separate corporate existence of Acquisition Subsidiary shall continue unaffected and unimpaired by the Merger.

   Section 2.2 Effective Time of the Company Merger. On the Closing Date (as hereinafter defined), officers of the Company and Acquisition Subsidiary shall execute and acknowledge appropriate certificates or articles of merger that shall be filed with the Kansas Secretary of State and the Florida Secretary of State in accordance with the KGCC and the FBCA. The Merger and the other transactions contemplated by this Agreement shall become effective on the date that such certificates or articles of merger have been filed with the Kansas Secretary of State and the Florida Secretary of State in accordance with the KGCC and the FBCA (the "Effective Time"). The Closing shall be on a day (the "Closing Date") occurring not later than ten (10) days nor earlier than five
(5) days after the Determination Date at 10:00 a.m. at the office of Gold Banc's Counsel, which day shall be specified by notice from Gold Banc to the Company (such notice to be at least five (5) days in advance of such Closing
Date), or on such other date and at such other place and time as the parties hereto may mutually agree. Unless the Company and Gold Banc otherwise mutually agree in writing, the parties to this Agreement shall use their best efforts to cause the Effective Time to occur on the Closing Date or the next Business Day, but in no event shall the Effective Time be more than three Business Days following the Closing.

   Section 2.3 Articles of Incorporation, Bylaws, Directors and Officers.

     (a) The Articles of Incorporation and Bylaws of Acquisition Subsidiary as in effect immediately prior to the Effective Time shall be and remain the Articles of Incorporation and Bylaws of the Surviving Corporation from and after the Effective Time until amended as provided by Law, except that the name of the Surviving Corporation shall be changed to "GBC Florida, Inc." at the Effective Time.

     (b) The officers and directors of Acquisition Subsidiary shall continue as the officers and directors of the Surviving Corporation from and after the Effective Time, subject to the Bylaws of the Surviving Corporation and applicable Laws.

   Section 2.4 Effect of Company Merger. From and after the Effective Time, the Merger shall have the effects on the Company and Acquisition Subsidiary set forth in Section 607.1106 of the FBCA and Section 17-6709 of the KGCC.

   Section 2.5 Further Assurances. If at any time after the Effective Time, Acquisition Subsidiary shall consider it advisable that any further conveyances, agreements, documents, instruments or assurances of law or other actions or things are necessary or desirable to vest, perfect, confirm or record in Acquisition Subsidiary the title to any property, rights, privileges, powers, or franchises of the Company, the former Board of Directors and officers of the Company may, and are hereby authorized to, execute and deliver in the name and on behalf of the Company or otherwise, any and all proper conveyances, agreements, documents, instruments, and assurances of law and do all things necessary or proper to vest, perfect, or confirm title to such property, rights, privileges, powers and franchises in Acquisition Subsidiary, and otherwise to carry out the provisions of this Agreement.

   Section 2.6 Conversion of Acquisition Subsidiary Common Stock. At the Effective Time, each share of common stock, $1.00 par value per share, of Acquisition Subsidiary ("Acquisition Subsidiary Common Stock") issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding, and shall be unaffected by the Company Merger.

   Section 2.7 Effect of Merger on Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

     (a) Each share of Company Common Stock that is either authorized but unissued or held in the treasury of the Company, if any, or held by the Company or any Subsidiary other than as trustee, fiduciary, nominee or some similar capacity or for debts previously contracted shall be canceled and retired and shall cease to exist from and after the Effective Time, and no cash or other consideration shall be delivered in exchange therefor.

     (b) Each outstanding share of Company Common Stock issued and outstanding at the Effective Time, of which 5,028,584 shares are issued and outstanding as of the date hereof, shall cease to be outstanding and shall be converted into and exchanged for the number of shares (the "Exchange Ratio") of Gold Banc Common Stock determined by dividing $18.18 by the Average Gold Banc Stock Price, with the Exchange Ratio being rounded to four decimal places. Notwithstanding the foregoing, (i) if the Average Gold Banc Stock Price is greater than $13.75, then the Exchange Ratio shall be $18.18 divided by $13.75 and (ii) if the Average Gold Banc Stock Price is less than $11.00, then the Exchange Ratio shall be $18.18 divided by $11.00, in either case rounded to four decimal places. Fractions of shares determined pursuant to this Section 2.7(b) shall be rounded to three decimal places.

If the Average Gold Banc Stock Price on the Determination Date is less than $10.00 or if the Company, the Bank or Finance fail to achieve any of the financial measures set forth in Section 8.5 hereof, then Gold Banc and the Company shall in good faith attempt to negotiate a mutually acceptable revised Exchange Ratio; provided, however, that if a mutually acceptable revised Exchange Ratio is not negotiated within five (5) Business Days following the Determination Date, then the Company may terminate this Agreement as provided in Section 11.1(h) hereof, or Gold Banc may terminate this Agreement as provided in Section 11.1(d)(i) hereof, respectively.

   Section 2.8 Exchange of Certificates.

     (a) Gold Banc, on behalf of Acquisition Subsidiary, shall make available to American Stock Transfer and Trust Co., which is hereby designated as the exchange agent (the "Exchange Agents"), on or prior to the Closing Date, such number of shares of Gold Banc Common Stock (and cash in lieu of fractional shares) as shall be issuable or deliverable to the holders of Company Common Stock in accordance with Section 2.7 hereof. As soon as practicable after the Effective Time, Gold Banc, on behalf of the Exchange Agents, shall mail to each holder of record of a certificate that immediately prior to the Closing Date represented outstanding shares of Company Common Stock (i) a form letter of transmittal and (ii) instructions for effecting the surrender of certificates of Company Common Stock for exchange into certificates of Gold Banc Common Stock. The Gold Banc Common Stock into which the Company Common Stock is being converted in accordance with Section 2.7(b) hereof shall be delivered to each stockholder of the Company as set forth in a letter of transmittal.

     (b) Notwithstanding any other provision herein, no fractional shares of Gold Banc Common Stock and no certificates or scrip therefor or other evidence of ownership thereof will be issued. All fractional shares of Gold Banc Common Stock to which a holder of Company Common Stock would otherwise be entitled to under Section 2.7 hereof shall be aggregated. If a fractional share results from such aggregation, such stockholder shall be entitled, after the Effective Time and upon the surrender of such stockholder's certificate or certificates representing shares of Company Common Stock, to receive from the Exchange Agents an amount in cash in lieu of such fractional share equal to the product of such fraction and the Average Gold Banc Stock Price. Gold Banc, on behalf of Acquisition Subsidiary, shall make available to the Exchange Agents, as required from time to time, any cash necessary for this purpose.

   Section 2.9 Closing of the Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Common Stock shall thereafter be made.

   Section 2.10 Voting and Dividends.

     (a) Until sixty (60) days after the Effective Time, former shareholders of the Company shall be entitled to vote at any meeting of the stockholders of Gold Banc the number of shares of Gold Banc Common Stock into which their shares of the Company Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Company Common Stock for certificates representing Gold Banc Common Stock in accordance with the provisions of this Agreement.

     (b) No dividends or other distributions that are declared after the Effective Time with respect to Gold Banc Common Stock payable to holders of record thereof after the Effective Time shall be paid to the Company stockholders entitled to receive certificates representing Gold Banc Common Stock until such stockholders surrender to the Exchange Agent their certificates representing Company Common Stock. Upon such surrender, there shall be paid to the stockholder in whose name the certificates representing such Gold Banc Common Stock shall be issued any dividends which shall have become payable with respect to such Gold Banc Common Stock between the Effective Time and the time of such surrender, without interest. After such surrender there shall also be paid to the stockholder in whose name the certificates representing such Gold Banc Common Stock shall be issued any dividend on such Gold Banc Common Stock that shall have
  (i) a record date subsequent to the Effective Time and prior to such surrender and (ii) a payment date after such surrender, and such payment shall be made on such payment date. In no event shall the stockholders entitled to receive such dividends be entitled to receive interest on such dividends.

   Section 2.11 Stockholders' Approval.

     (a) The Company agrees to submit this Agreement and the transactions contemplated hereby to its stockholders for approval to the extent required and as provided by Law and the Articles of Incorporation and Bylaws of the Company and in accordance with Section 10.1 hereof. The Company shall use its reasonable best efforts to take all steps as shall be required for the stockholders' meeting to obtain such approval to be held as soon as reasonably practicable after the effective date of the Registration Statement. Subject to the exercise of the fiduciary duties of the Company's Board of Directors, the Company shall, through its Board of Directors, recommend that the stockholders of the Company approve and adopt this Agreement and the transactions contemplated hereby and shall use its reasonable best efforts to secure such approval.

     (b) Gold Banc agrees to submit this Agreement and the transactions contemplated hereby to its stockholders for approval to the extent required and as provided by Rule 4460 of the rules of Nasdaq. Subject to the exercise of fiduciary duties by Gold Banc's Board of Directors, Gold Banc shall, through its Board of Directors, recommend that the stockholders of Gold Banc approve and adopt this Agreement and the transactions contemplated hereby and shall use its reasonable best efforts to secure such approval.

     (c) Acquisition Subsidiary agrees to submit this Agreement and the transactions contemplated hereby to its sole stockholder for approval to the extent required and as provided by Law, the Articles of Incorporation and Bylaws of Acquisition Subsidiary. Subject to the exercise of fiduciary duties by Acquisition Subsidiary's Board of Directors, Acquisition Subsidiary shall, through its Board of Directors, recommend that the stockholders of Acquisition Subsidiary approve and adopt this Agreement and the transactions contemplated hereby and shall use its reasonable best efforts to secure such approval.

   Section 2.12 Adjustments. If at any time during the period between the date hereof and the Effective Time, any change in the number of outstanding shares of Gold Banc Common Stock is effected by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or combination, or similar recapitalization for which a record date is not established) during such period, the Exchange Ratio shall be proportionately adjusted on a pro rata basis so as to prevent the dilutive effect of such transaction on a percentage ownership basis.

   Section 2.13 Voting Agreements. Contemporaneously with the execution and delivery of this Agreement, each of the Significant Stockholders and Gold Banc shall execute and deliver the Voting Agreement in the form attached hereto as Exhibit A.

   Section 2.14 Decrease in Exchange Ratio for Failure to Achieve Financial Measures.

     (a) If by the Closing Date any of the Company, the Bank or Finance fail to achieve any of the financial measures set forth in Section 8.5 hereof and Gold Banc desires to waive compliance with such condition precedent and consummate the Merger, then Gold Banc and the Company shall in good faith attempt to negotiate a mutually acceptable revised Exchange Ratio, which negotiations shall be based upon the formula set forth in Section 2.14(b) hereof; provided, however, that if a mutually acceptable revised Exchange Ratio is not negotiated within five (5) Business Days, then Gold Banc may terminate this Agreement as provided in Section 11.1(d)(i) hereof.

     (b) The basis of such negotiations shall be that the Exchange Ratio otherwise determined as set forth in Section 2.7(b) hereof would be decreased accordingly, on a pro rata basis, as follows: (i) multiplying the aggregate dollar amount of the shortfalls (with shortfalls in the reserves for loan and lease losses requirements set forth in Section 8.5(a) and (c) hereof treated on an after-tax basis) in financial performance (without duplication) by 3.38 (the multiple of book value being paid by Gold Banc);
  (ii) subtracting the product obtained in (i) from $95,058,347 (which is not adjusted for the cash proceeds from the exercise of stock options), the nominal purchase price being paid by Gold Banc for the Company ($18.18 per share X [5,028,584 outstanding shares of Company Common Stock + 200,148 shares under outstanding Company Stock Options]); (iii) dividing the remainder obtained in (ii) by 5,228,732, the sum of the outstanding shares of Company Common Stock and Company Stock Options, rounded to two decimal places; and (iv) substituting the quotient obtained in (iii) in place of "$18.18" everywhere it appears in Section 2.7(b) hereof.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   The Company hereby makes the following representations and warranties to Gold Banc and Acquisition Subsidiary, each of which is true and correct on the date hereof and will be true and correct as of the Effective Time, each of which shall be unaffected by any investigation heretofore or hereafter made by Gold Banc or Acquisition Subsidiary or their respective representatives.

   Section 3.1 Organization and Active Status.

     (a) Company. The Company is a corporation duly organized, validly existing and in active status under the laws of the State of Florida with all requisite corporate power and authority to own, lease and operate its properties and conduct its business as it is now being conducted. The Company is duly registered as a bank holding company under the BHC Act. The Company has heretofore made available to Gold Banc and Acquisition Subsidiary complete and correct copies of its Articles of Incorporation and Bylaws. The Company is duly qualified and in good standing in all states where the conduct of its business so requires except where failure to so qualify is not reasonably likely to have a Material Adverse Effect on the Company or its Subsidiaries, taken as a whole.

     (b) Bank. The Bank is a wholly-owned subsidiary of the Company and is a Florida banking corporation duly organized, validly existing and in active status under the laws of the State of Florida, with all requisite corporate power and authority to own, lease and operate its properties and conduct its business as it is now being conducted. The Bank has heretofore made available to Gold Banc and Acquisition Subsidiary complete and correct copies of its Articles of Incorporation and Bylaws. The Bank is duly qualified to do business in all states in which the conduct of its business requires such qualification except where the failure to be so qualified is not reasonably likely to have a Material Adverse Effect on the Bank.

     (c) ABICT. ABICT is a subsidiary of the Company and is a Delaware business trust duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite trust power and authority to own, lease and operate its properties and conduct its business as it is now being conducted. ABICT has heretofore made available to Gold Banc and Acquisition Subsidiary complete and correct copies of its Certificate of Trust and Amended and Restated Trust Agreement. ABICT is duly qualified to do business in all states in which the conduct of its business requires such qualification except where the failure to be so qualified is not reasonably likely to have a Material Adverse Effect on ABICT.

     (d) Finance. Finance is a subsidiary of the Company and is a Florida corporation duly organized, validly existing and in active status under the laws of the State of Florida, with all requisite power and authority to own, lease and operate its properties and conduct its business as it is now being conducted. Finance has heretofore made available to Gold Banc and Acquisition Subsidiary complete and correct copies of its Articles of Incorporation and Bylaws. Finance is duly qualified to do business in all states in which the conduct of its business requires such qualification except where the failure to be so qualified is not reasonably likely to have a Material Adverse Effect on Finance.

     (e) The list of subsidiaries filed as Exhibit 21.1 to the most recently filed Company SEC Document on Form 10-K for the fiscal year ended December 31, 1998, is a true and complete list of all of the Company's subsidiaries, direct and indirect, as of the date hereof.

   Section 3.2 Capital Structure.

     (a) Company. As of the date hereof, the authorized capital stock of the Company consists only of 20,000,000 shares of Company Common Stock, of which 5,028,584 shares of Company Common Stock are issued and outstanding, and 5,000,000 shares of Company Preferred Stock, of which no shares are issued and outstanding. All outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights. Except for 199,098 shares of the Company Common Stock reserved for issuance upon the exercise of outstanding options of the Company (the "Company Stock Options"), as of the date of this Agreement, there are no outstanding or authorized options, warrants, agreements, subscriptions, calls, demands or rights of any character relating to the capital stock of the Company, whether or not issued, including without limitation securities convertible into or evidencing the right to purchase any Company Common Stock, Company Preferred Stock or any other securities of the Company. There are not as of the date hereof and will not be as of the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company which will limit in any way the solicitation of proxies by or on behalf of the Company or Gold Banc from, or the casting of votes by, the stockholders of the Company with respect to the Merger.

     (b) Bank. The authorized capital stock of the Bank consists only of 4,000,000 shares of common stock, par value $1.175 per share, of which 2,382,570 shares are issued and outstanding. All of the issued and outstanding shares of common stock of the Bank are owned beneficially and of record by the Company, free and clear of all Liens. All outstanding shares of common stock of the Bank are validly issued, fully paid and nonassessable. There are no outstanding or authorized options, warrants, agreements, subscriptions, calls, demands or rights of any character relating to the capital stock of the Bank, whether or not issued, including without limitation securities convertible into or evidencing the right to purchase any common stock or any other securities of the Bank.

     (c) ABICT. The capital of ABICT consists only of $503,000 of 8.5% Common Securities ("ABICT Common Securities") issued and outstanding and $16,752,000 of 8.5% Preferred Securities ("ABICT Preferred Securities") issued and outstanding. All of the issued and outstanding ABICT Common Securities are owned beneficially and of record by the Company, free and clear of all Liens. All outstanding ABICT

  Common Securities are validly issued, fully paid and nonassessable. There are no outstanding or authorized options, warrants, agreements, subscriptions, calls, demands or rights of any character relating to the capital of ABICT, whether or not issued, including without limitation securities convertible into or evidencing the right to purchase any ABICT Common Securities or ABICT Preferred Securities or any other securities of ABICT.

     (d) Finance. The authorized capital stock of Finance consists only of 10,000 shares of common stock, par value $0.01 per share, of which 100 shares are issued and outstanding. All outstanding shares of common stock of Finance are owned beneficially and of record by the Company, free and clear of all Liens. All outstanding shares of common stock of Finance are validly issued, fully paid and nonassessable. There are no outstanding or authorized options, warrants, agreements, subscriptions, calls, demands or rights of any character relating to the capital stock of Finance, whether or not issued, including without limitation securities convertible into or evidencing the right to purchase any common stock or any other securities of Finance.

   Section 3.3 Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and all other agreements to be executed and delivered by the Company pursuant hereto, and, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of the Company in accordance with the FBCA and the Company's Articles of Incorporation and Bylaws, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and all other agreements to be executed and delivered by the Company pursuant hereto and thereto, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Company, subject, with respect to consummation of the Merger, to such approval of this Agreement and the Merger by the stockholders of the Company in accordance with the FBCA. This Agreement has been, and all other agreements to be executed and delivered by the Company will be prior to the Effective Time, duly executed and delivered by the Company, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of the Company in accordance with the FBCA, and (assuming due authorization, execution, and delivery by Gold Banc and Acquisition Subsidiary) constitutes, or will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms (except in all cases to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of Creditors' rights and remedies generally and except that the availability of the equitable remedy of specific performance and injunctive relief is subject to the discretion of the court before which any proceedings may be brought).

   Section 3.4 Stockholder Approval. The Board of Directors of the Company has directed or will direct that this Agreement and the Merger contemplated hereby be submitted to the Company's stockholders for approval at a meeting of such stockholders and, except for adoption of this Agreement by the requisite vote of the Company's stockholders, no other stockholder action is necessary to approve this Agreement and to consummate the Merger contemplated hereby. The Board of Directors will recommend that the stockholders approve this Agreement and the Merger contemplated hereby, subject to their fiduciary duties. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement, and to consummate the Merger and the transactions contemplated hereby. No approval of a number of outstanding shares of capital stock of the Company greater than that required by the relevant statutory provisions is required for approval of this Agreement and the consummation of the Merger and the transactions contemplated hereby.

   Section 3.5 No Violations.

   (a) The execution and delivery of this Agreement and all other agreements to be executed and delivered by the Company pursuant hereto, the performance of the Company's obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, will not conflict with, violate or constitute a breach or default under (i) the Articles of Incorporation or Bylaws or other organizational documents of the Company or any Subsidiary,
   (ii) any provision of any Contract, Lien, Order or other restriction of any kind or character to which the Company or any Subsidiary is a party, or by which the Company or any Subsidiary, or any of their assets, is bound or
   (iii) result in the creation or imposition or any Lien upon the capital stock or the assets of the Company or any Subsidiary; except in the case of Sections 3.5 (a)(ii) and (iii), such conflicts, violations, breaches or defaults which are not reasonably likely to have a Material Adverse Effect on the Company or its Subsidiaries, taken as a whole.

     (b) The Company and the Subsidiaries are not currently in violation, breach or default of, and the consummation of the transactions contemplated hereby will not, subject to obtaining all required regulatory approvals and making all required state and federal securities law filings, cause any violation, breach or default of, any Laws, Orders, or Contracts applicable to the Company or any of the Subsidiaries except for any violations, breaches or defaults that are not reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

     (c) All Licenses required or necessary for the Company or any of the Subsidiaries to carry on their respective businesses as they are currently conducted have been obtained and are in full force and effect. The Company and the Subsidiaries are in compliance with all terms of the Licenses, except where the failure to so comply is not reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

   Section 3.6 SEC Documents and Financial Statements. The Company has filed and made available to Gold Banc and Acquisition Subsidiary a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since January 1, 1996 (the "Company SEC Documents"), which are all the documents (other than preliminary material) that the Company was required to file with the SEC since such date. As of their respective dates, each of the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (except any statements or omissions therein which were corrected or otherwise disclosed or updated in a subsequent Company SEC Document). The audited financial statements and the unaudited financial statements of the Company (including in each case, the notes thereto) contained in the Company SEC Documents filed on Form 10-K (or Form 10-KSB) or Form 10-Q (or Form 10-QSB), including Company SEC Documents filed subsequent to the date hereof on such forms, (i) are or will be prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q or Form 10-QSB, as the case may be, and by Rule 10-01 of Regulation S-X promulgated by the SEC), and (ii) present or will present fairly the consolidated financial position of the Company and its Subsidiaries as of their respective dates and the consolidated results of operations and cash flows for the periods indicated (except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments, and except for the absence of certain footnote information in the unaudited statements). Reserves for the Company's current and deferred federal and state income tax liabilities have been accrued in accordance with GAAP. Neither the Company nor either of the Subsidiaries has any material liability or obligation of a type which would be included in a balance sheet prepared in accordance with GAAP whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except and to the extent disclosed or reflected in the financial statements included in the Company SEC Documents.

   Section 3.7 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date mailed to stockholders of the Company and Gold Banc or at the times of the meetings of such stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, other than information supplied or required to be supplied by Gold Banc and Acquisition Subsidiary.

   Section 3.8 Internal Controls and Records. The Company and the Subsidiaries maintain books of account which accurately and validly reflect, in all material respects, all loans, mortgages, collateral and other business transactions and maintain accounting controls sufficient to ensure that all such transactions are (i) in all material respects, executed in accordance with its management's general or specific authorization, and (ii) recorded in conformity with GAAP.

   Section 3.9 Taxes. The Company and the Subsidiaries each have timely filed, or requests for extensions have been timely filed for, all tax returns required to be filed by them through the date hereof, and the Company and the Subsidiaries have timely paid and discharged all taxes shown to be due on such returns and have timely paid all other taxes as are due, except such as are being contested in good faith by appropriate proceedings and with respect to which the Company or the appropriate Subsidiary is maintaining reserves adequate for their payment. The liability for taxes set forth on each such tax return adequately reflects the taxes required to be reflected on such tax return. The Company has not been advised that the IRS or any other Governmental Entity or taxing authority or agency is now asserting, either through audits, administrative proceedings, court proceedings or otherwise, or threatening to assert against the Company or any Subsidiary, any deficiency or claim for additional taxes. Neither the Company nor any Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessments of, any tax. There are no tax liens on any assets (excluding OREO properties) of the Company or any Subsidiary other than Liens for taxes which are not yet due and payable. Neither the Company nor any Subsidiary has received a ruling or entered into an agreement with the IRS or any other Governmental Entity or taxing authority or agency that is reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Immediately after the consummation of the Merger (and without regard to any actions that may be taken by Gold Banc or the Surviving Corporation following the Merger), the interest paid on subordinated debentures issued by the Company to ABICT will be deductible by the Surviving Corporation to the same extent deductible by the Company as of the date hereof as interest payments for federal income tax purposes.

   Section 3.10 Title to Assets. The Company and the Subsidiaries have good and marketable title to and possession of all their respective material real and personal properties and assets reflected in the Company's financial statements as being owned by the Company or its Subsidiaries, in each case free and clear of any Liens (except as reflected on the Company's consolidated financial statements, and except for (i) Liens for current taxes and assessments not yet due and payable, (ii) inchoate mechanic and materialmen's Liens for construction in progress, (iii) workmen's, repairmen's, warehousemen's, and carrier's and other similar Liens arising in the ordinary course of business, (iv) for depository institutions, pledges to secure deposits, (v) other Liens incurred in the ordinary course of the banking business, and (vi) such imperfections or irregularities of title or Liens as do not materially affect the use of such assets or property which are subject thereto, or affect the business and operations of the Company and its Subsidiaries, taken as a whole). Schedule 3.10 hereto contains or incorporates by reference a complete list of all real property owned by the Company or any subsidiary (other than OREO properties acquired and held by the Bank in the ordinary course of business). Except as set forth in the Company SEC Documents or Schedule 3.10, since June 30, 1999, neither the Company nor any of the Subsidiaries has entered into any agreement or commitment to sell any property, real or personal, or any other assets of the Company or any of the Subsidiaries other than in the ordinary course of business, nor has the Company nor any of the Subsidiaries made any commitment or taken or failed to take any action which would cause any Lien to attach to any property, other than such Liens which are not reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

   Section 3.11 Leases.

     (a) Schedule 3.11(a) hereof contains or incorporates by reference a list of all real property leases (the "Real Property Leases") to which the Company or any of the Subsidiaries is a party, either as lessor or lessee (the facilities subject to such Real Property Leases being referred to as the "Leased Facilities"). Each of the Real Property Leases is in full force and effect and neither the Company nor any of the Subsidiaries nor, to the Company's knowledge, any other party thereto has committed any default thereunder. Neither the Company nor any of the Subsidiaries is subject to any increase in rentals or other costs in connection with any Leased Facility of which the Company or any of the Subsidiaries is lessee which is not provided for in the applicable Real Property Lease. No Consent is necessary under the terms of any such Lease in connection with the consummation of the transactions contemplated hereby.

     (b) Schedule 3.11(b) hereof contains a list of all Leases with respect to personal property involving an obligation in excess of $15,000 on an annual basis or $30,000 in the aggregate (the "Personal Property Leases") to which the Company or any of the Subsidiaries is a party, either as lessor or lessee (the personal property subject to such Personal Property Leases being referred to as the "Leased Personal Property"). Each of the Personal Property Leases is in full force and effect and neither the Company nor any of the Subsidiaries nor, to the Company's knowledge, any other party thereto has committed any material default thereunder. Neither the Company nor any of the Subsidiaries is subject to any increase in rentals or other costs in connection with any Leased Personal Property of which the Company or any of the Subsidiaries is lessee which is not provided for in the applicable Personal Property Lease. No Consent is necessary under the terms of any such Lease in connection with the consummation of the transactions contemplated hereby.

   Section 3.12 Intangible Properties.

     (a) None of the assets of the Company or any of the Subsidiaries is subject to any patent or patent application, copyright or copyright application, trademark or trademark application, or similar evidence of ownership or the right to the use thereof by any third party, except for software duly licensed to the Company or its Subsidiaries in the ordinary course of business.

     (b) To their knowledge, neither the Company nor any of the Subsidiaries has infringed upon any patent or patent application, copyright or copyright application, trademark or trademark application or trade name or other proprietary or intellectual property right of any other person. Neither the Company nor any Subsidiary has received any notice of a claim of such infringement.

     (c) Attached hereto as Schedule 3.12(c) is a true and accurate list of all material patents, copyrights, trademarks, trade names and service marks, both foreign and domestic, which are necessary to operate or conduct the business of the Company and its Subsidiaries. The Company or one or more of the Subsidiaries owns or possesses licenses or other legal rights, necessary to use such patents, copyrights, trademarks, trade names and service marks, except for those the absence of which is not reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

     (d) The Company and each of the Subsidiaries have the right to use all data and information (including without limitation confidential information, trade secrets and know-how) necessary to permit the conduct from and after the Effective Time of the business of the Company and each of the Subsidiaries, as such business is and has been normally conducted.

   Section 3.13 Regulatory Filings. The Company and each of the Subsidiaries have timely filed all notices, reports, registrations and statements with all Governmental Entities and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations and reviews conducted by Governmental Entities in the regular course of the business of the Company and the Subsidiaries, to the Company's knowledge no Governmental Entity has initiated any proceeding or investigation into the business or operations of the Company or any of the Subsidiaries. To the Company's knowledge there is no unresolved violation, criticism, or exception by any Governmental Entity with respect to any written report or statement relating to any examinations of the Company or any of the Subsidiaries. The Company has made available to Gold Banc and Acquisition Subsidiary all reports of examinations conducted by any Governmental Entity with respect to the Company or any of the Subsidiaries during the preceding three (3) years. To the extent permitted by Law, the Company also will make available to Gold Banc and Acquisition Subsidiary any subsequent reports of examination received from any Governmental Entity between the date hereof and the Effective Time.

   Section 3.14 Insurance. Complete and correct copies of all policies of fire, product or other liability, workers' compensation and other similar forms of insurance owned or held by the Company and the Subsidiaries have been delivered or made available to Gold Banc and Acquisition Subsidiary. Subject to expirations and renewals of insurance policies in the ordinary course of business, all such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid, and no notice of cancellation or termination has been received with respect to any such policy. The insurance policies to which the Company and the Subsidiaries are parties are sufficient for compliance with all requirements of Law and all material agreements to which the Company or any of the Subsidiaries is a party, except for any noncompliance that would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, and will be maintained by the Company and the Subsidiaries until the Effective Time. Neither the Company nor any of the Subsidiaries has been refused any insurance with respect to any assets or operations, nor has coverage been limited in any respect material to their operations by any insurance carrier to which they have applied for any such insurance or with which they have carried insurance during the last three
(3) years.

   Section 3.15 Compliance with ERISA. Neither the Company nor any of the Subsidiaries has established, maintained or contributed at any time during the three-year period ending as of the Effective Time to any employee benefit plan (as defined in Sections 3(3) or 3(37) of ERISA) or any other similar plan with respect to which any governmental filings are required, except for the plans listed on Schedule 3.15 hereof (collectively, the "Company Plans"). A true and accurate copy of each of the Company Plans, any related trust agreements and each of the amendments thereto has been provided to Gold Banc and Acquisition Subsidiary together with (i) all determination letters received in respect of any qualified plans, and (ii) all required reports and supporting schedules filed with any Governmental Entity in respect of the Company Plans for the three most recent years ending on or before the date hereof. The Company Plans and each fiduciary (as defined in Section 3(21) of ERISA) of the Company Plans are in compliance in all material respects with all applicable requirements (including nondiscrimination requirements in effect as of the date hereof) of the Code, including, but not limited to, Sections 79, 105, 106, 125, 401, 501, and 4975 of the Code. For purposes of this Section 3.15, noncompliance with the Code or ERISA is material if such noncompliance could have a Material Adverse Effect on the condition of one or more of the Company Plans or of the Company and the Subsidiaries, either as of the date hereof or upon discovery of the noncompliance. All required contributions to the Company Plans through the date hereof have been made. The Company and the Subsidiaries (each with respect to the Company Plans), as well as the Company Plans, have no material current or, to the knowledge of the Company, threatened liability of any kind to any Person, including but not limited to any Governmental Entity, as of the date hereof, other than for the payment of benefits in the ordinary course.

   Section 3.16 Environmental Laws. To the best knowledge of the Company: (i) the operations of the Company and each of the Subsidiaries comply in all material respects with all applicable federal, state and local environmental Laws and neither the condition of any property owned by the Company or any of the Subsidiaries nor the operation of the business of any of such entities violates in any material respect any applicable environmental Law; (ii) none of the operations of the Company or any of the Subsidiaries is subject to any judicial or administrative proceeding alleging the violation of any environmental health or safety Law nor is it the subject of any claim alleging damages to health or property pursuant to which the Company or any of the Subsidiaries may be liable; (iii) none of the operations of the Company or any of the Subsidiaries nor any of the properties owned by the Company or any of the Subsidiaries is the subject of any federal, state or local investigation in evaluating whether any remedial action is needed to respond to a release or threatened release of any hazardous waste or substance from whatever source;
(iv) no condition or event has occurred which, with notice or the passage of time or both, would constitute a material violation of any environmental Law and neither the Company nor any of the Subsidiaries has any Liability in connection with the storage or use of any pollutants, contaminants or hazardous or toxic waste, substances or materials on or at any location owned or leased by the Company or any of the Subsidiaries; (v) there are no underground storage tanks now or heretofore located on any real property owned or leased by the Company or any of the Subsidiaries; (vi) neither the Company nor any of the Subsidiaries has ever been notified by a Governmental Entity, or any private party, that the Company or any of the Subsidiaries is a potentially responsible party for remedial costs spent addressing the release, or threat of a release, of a hazardous substance into the environment pursuant to the Comprehensive Environmental Response, Compensation or Liability Act, 42 U.S.C. (S)(S) 9601, et seq. or any corresponding state law.

   Section 3.17 Labor Matters.

     (a) The Company and the Subsidiaries are in compliance in all material respects with all Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice, except for such matters as would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

     (b) To the knowledge of the Company, there is no unfair labor practice complaint against the Company or any of the Subsidiaries pending before the National Labor Relations Board.

     (c) Neither the Company nor any of the Subsidiaries is party to any collective bargaining agreements and there is no labor strike, dispute, slowdown, representation campaign or work stoppage actually pending or to the knowledge of the Company threatened against or affecting the Company or any of the Subsidiaries.

     (d) No grievance or arbitration proceeding by any employee is pending and, to the knowledge of the Company, no claim therefor has been asserted against the Company or any of the Subsidiaries.

     (e) Neither the Company nor any of the Subsidiaries is experiencing any material work stoppage.

   Section 3.18 Year 2000 Compliance. Each of the Company and the Subsidiaries has (i) initiated a review and assessment of all areas material to its business and operations (including those affected by suppliers and vendors) that would reasonably be expected to be adversely affected by the Year 2000 Problem, (ii) developed a plan and time line for addressing the Year 2000 Problem on a timely basis, and (iii) to date, reasonably believes that all computer applications that are material to the Company's and the Subsidiaries' respective business and operations will be Year 2000 Compliant.

   Section 3.19 Legal Proceedings. Except as disclosed on or incorporated by reference in Schedule 3.19 hereof, there are no Actions pending or, to the knowledge of the Company, threatened against or affecting the properties, assets, rights or business of the Company or any of the Subsidiaries, or the right to carry on or conduct their business, other than collection and foreclosure Actions by the Bank in the ordinary course of business. To the knowledge of the Company, there are no Actions pending or, threatened which could prevent or interfere with the consummation of the transactions contemplated by this Agreement.

   Section 3.20 Material Contracts. Except as set forth on or incorporated by reference in Schedule 3.20 hereof, neither the Company nor either of the Subsidiaries is a party to or subject to any:

     (a) employment, consulting, non-compete, severance or similar contract;

     (b) bonus, deferred compensation, equity incentive, savings, profit sharing, severance pay, pension or retirement plan or arrangement, except for the Company Plans referenced in Section 3.15 hereof;

     (c) agreement, contract or indenture relating to the borrowing of money by the Company or the Subsidiaries, excluding items made in the ordinary course of business (it being understood, with reference to the Bank, that in the ordinary course of business includes, among other things, agreements, contracts, and other instruments and commitments evidencing deposit liabilities, the purchase of federal funds, sales of certificates of deposits, advances from the Federal Reserve Bank or the Federal Home Loan Bank, fully secured repurchase agreements, or agreements, contracts, and other instruments, and commitments and understandings relating to borrowings or guarantees made by the Bank in the ordinary course of its business);

     (d) other contract, agreement or other commitment which is material to the business, operations, property, prospects or assets or to the condition, financial or otherwise, of the Company or any of the Subsidiaries or which involve a payment by the Company or any of the Subsidiaries of more than $15,000 on an annual basis, other than loans and investments made in the ordinary course of business.

   Section 3.21 Required Consents. Other than (i) in connection or compliance with the provisions of applicable state corporate and securities Laws, the federal securities Laws, and the rules of Nasdaq, (ii) Consents required from, or notification to, or filings with Governmental Entities, and (iii) notices to or filings with the IRS, or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and except as set forth in Schedule
3.21 hereof, no Consent of any Person or Governmental Entity is necessary for the consummation by the Company or any of the Subsidiaries of this Agreement or any of the transactions contemplated hereby, other than such Consent, which if not obtained, would not be reasonably likely to have a Material Adverse Effect on the Company.

   Section 3.22 Broker's Fees. Other than the engagement of Advest, Inc. described on Schedule 3.22 hereof, neither the Company, the Subsidiaries nor any of the directors, trustees, officers or employees of the Company or any of the Subsidiaries, has employed any broker or finder, or incurred any liability for any broker's fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

   Section 3.23 No Material Adverse Change. From June 30, 1999 until the date hereof: there has been no Material Adverse Change in the Company and its Subsidiaries, taken as a whole or in the relationship of the Company or any of the Subsidiaries with respect to their employees, creditors, suppliers, distributors, customers or others with whom they have business relationships which are reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

   Section 3.24 Absence of Certain Events. Except as contemplated by this Agreement and set forth on or incorporated by reference in Schedule 3.24 hereof, since June 30, 1999, the Company and the Subsidiaries have conducted their business only in the ordinary and usual course, and there has not been:
(i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock or other securities of, or other ownership interests in, the Company,
(ii) any amendment of any term of any outstanding security of the Company or any of the Subsidiaries, (iii) any repurchase, redemption or other acquisition by the Company or any of the Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of the Subsidiaries, (iv) any incurrence, assumption or guarantee by the Company or any of the Subsidiaries of any indebtedness for borrowed money (other than deposit liabilities, the purchase of federal funds, sales of certificates of deposit, advances from the Federal Reserve Bank or the Federal Home Loan Bank, or fully secured repurchase agreements); (v) any creation or assumption by the Company or any of the Subsidiaries of any Lien on any of their assets other than any Lien that is not reasonably likely to have a Material Adverse Effect on the Company or its Subsidiaries, taken as a whole;
(vi) any making of any material loan, advance or capital contributions to or any material investment in any Person except for loans and investments made in the ordinary course of business; (vii) any material change in any method of accounting or accounting practice; (viii) any (a) grant of any severance or termination pay to any director, officer, or employee of the Company or any of the Subsidiaries, (b) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of the Subsidiaries, (c) increase in benefits payable under any existing severance or termination pay policies or employment agreements with any director, officer or employee of the Company or any of the Subsidiaries or (d) increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of the Subsidiaries other than normal annual and merit raises consistent with past practices; or (ix) any other transaction, commitment, dispute or other event or condition (financial or otherwise) of any character, whether or not in the ordinary course of business, individually or in the aggregate, which is reasonably likely to have a Material Adverse Effect on the Company and the Subsidiaries, taken as a whole.

   Section 3.25 Loans.

     (a) Neither the Bank nor Finance is a party to any written or oral loan agreement, note or borrowing arrangement which has been classified as "substandard", "doubtful," "loss," "other loans especially mentioned" or any comparable classifications by the Company, Finance or the Bank or any Governmental Entity, except as reflected on the OREO list or other list previously provided to Gold Banc and Acquisition Subsidiary prior to the date hereof;

     (b) Neither the Company nor any Subsidiary is a party to any written or oral loan agreement, note, or borrowing arrangement, including any loan guaranty, with any present or former director or executive officer of the Company or any Subsidiary, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, except as reflected on the list previously provided to Gold Banc and Acquisition Subsidiary prior to the date hereof;

     (c) Neither the Company nor any Subsidiary is a party to any written or oral loan agreement, note or borrowing arrangement in violation of any Law, which violation is reasonably likely to result in a Material Adverse Effect on the Company and the Subsidiaries, taken as a whole.

   Section 3.26 Opinion of Financial Advisers. The Company has received the written opinion of Advest, Inc., investment advisor to the Company, to the effect that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of the Company Common Stock.

   Section 3.27 Accounting Matters. Neither the Company nor any of the Subsidiaries has through the date of this Agreement taken or agreed to take any action that would prevent Gold Banc from accounting for the business combination to be effected by the Merger as a pooling-of-interests.

   Section 3.28 Beneficial Ownership of Gold Banc Common Stock. As of the date hereof, neither the Company nor any of the Subsidiaries "beneficially owns" (as defined in Rule 13d-3 under the Exchange Act) any Gold Banc Common Stock.

   Section 3.29 Undisclosed Liabilities; Adverse Agreements.

     (a) Except as disclosed in the Company SEC Documents or in the Schedules hereto, or as disclosed in the Company's financial statements, there are no liabilities of the Company or any of the Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that are reasonably likely to have a Material Adverse Effect on the Company and the Subsidiaries, taken as a whole or which were fully incurred or paid after June 30, 1999 except in the ordinary course of business consistent with past practices.

     (b) Neither the Company nor any of the Subsidiaries is a party to any Order which is reasonably likely to result in a Material Adverse Effect on the Company or any of the Subsidiaries, taken as a whole.

   Section 3.30 No Dissenter's Rights. The Company's Common Stock is designated as a national market system security on the interdealer quotation system by the National Association of Securities Dealers, Inc. and, under
Section 607.1302(4) of the FBCA, the stockholders of the Company are not entitled to any dissenter's rights in the Merger.

   Section 3.31 Deductibility of Severance Payments. Except as set forth on
Schedule 3.31, no severance or other payments to be made under the Employment Agreements or otherwise by the Company, any of the Subsidiaries, Gold Banc, or any of Gold Banc's subsidiaries in connection with the Merger or upon a change in control of the Company will constitute non-deductible "parachute payments" under Section 280G of the Code.

   Section 3.32 Full Disclosure Section. Copies of all material documents heretofore or hereafter delivered or made available to Gold Banc or Acquisition Subsidiary pursuant hereto are and will be complete and accurate. No representation or warranty of the Company in this Agreement or any other material document delivered pursuant hereto or any material statement, document, certificate or exhibit furnished or to be furnished by the Company pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements contained herein or therein not misleading.

                                  ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF GOLD BANC

   Gold Banc hereby makes the following representations and warranties to the Company, each of which is true and correct on the date hereof and shall be true and correct as of the Effective Time, each of which shall be unaffected by any investigation heretofore or hereafter made by the Company or its representatives.

   Section 4.1 Corporate.

     (a) Gold Banc. Gold Banc is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas with all requisite corporate power and authority to own, lease and operate its properties and conduct its business as it is now being conducted. Gold Banc is duly registered as a bank holding company under the BHC Act. Gold Banc is duly qualified and in good standing in all states where the conduct of its business so requires except where failure to so qualify is not reasonably likely to have a Material Adverse Effect on Gold Banc.

     (b) Acquisition Subsidiary. Acquisition Subsidiary is a wholly-owned subsidiary of the Company and is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas. Acquisition Subsidiary is duly qualified to do business in all states in which the conduct of its business requires such qualification except where the failure to be so qualified is not reasonably likely to have a Material Adverse Effect on Acquisition Subsidiary.

     (c) Other Gold Banc Subsidiaries. Except as disclosed in Schedule 4.1 hereto, the list of subsidiaries of Gold Banc filed by Gold Banc with its most recent Gold Banc SEC Document on Form 10-K for the fiscal year ended December 31, 1998, is a true and complete list of all of the Gold Banc subsidiaries, direct and indirect (the "Gold Banc Subsidiaries"), as of the date of this Agreement. Gold Banc or one of its subsidiaries owns all of the issued and outstanding shares of capital stock of each of the Gold Banc subsidiaries. All shares of the capital stock of each of the Gold Banc Subsidiaries are fully paid and nonassessable under the applicable corporate Law of the jurisdiction in which such Gold Banc Subsidiary is incorporated or organized (except, in the case of Gold Banc Subsidiaries that are national banks, for the assessment contemplated by 12 U.S.C. (S)
  55), and are owned by Gold Banc or one of the other Gold Banc Subsidiaries. Each of the Gold Banc Subsidiaries (i) is either a bank, a corporation, a limited liability company or a Delaware business trust and is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, (ii) is duly qualified to do business and in good standing in all jurisdictions where the character of its properties, assets owned, operated or leased by it, or the nature of its activities make such qualification necessary, except where the failure to be so qualified is not reasonably likely to have a Material Adverse Effect on such Gold Banc Subsidiary, and (iii) has the corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted.

   Section 4.2 Capital Structure.

     (a) Gold Banc. As of the date hereof, the authorized capital stock of Gold Banc consists only of 50,000,000 shares of Gold Banc Common Stock and 50,000,000 shares of Gold Banc Preferred Stock, of which 17,181,618 shares of Gold Banc Common Stock and no shares of Gold Banc Preferred Stock are issued and outstanding. All outstanding shares of Gold Banc Common Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights.

     (b) Acquisition Subsidiary. The authorized capital stock of Acquisition Subsidiary consists only of 1,000,000 shares of common stock, par value $1.00 per share, of which 1,000 shares are issued and outstanding. All of the issued and outstanding shares of common stock of Acquisition Subsidiary are owned beneficially and of record, free and clear of all Liens, by Gold Banc. All outstanding shares of common stock of Acquisition Subsidiary are validly issued, fully paid and nonassessable.

   Section 4.3 Authority.

     (a) Gold Banc has all requisite corporate power and authority to enter into this Agreement and all other agreements to be executed and delivered by Gold Banc pursuant hereto, and, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of Gold Banc in accordance with Rule 4460 of the National Association of Securities Dealers' rules for issuers under Nasdaq ("Rule 4460"), to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and all other agreements to be executed and delivered by Gold Banc pursuant hereto and thereto, the performance of Gold Banc's obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Gold Banc, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of Gold Banc in accordance with Rule 4460. This Agreement has been, and all other agreements to be executed and delivered by Gold Banc will be prior to the Effective Time, duly executed and delivered by Gold Banc, subject, with respect to consummation of the Merger, to such approval of the Agreement and the Merger by the stockholders of Gold Banc in accordance with Rule 4460, and (assuming due authorization, execution, and delivery by the Company) constitutes, or will constitute, the legal, valid and binding obligations of Gold Banc, enforceable against Gold Banc in accordance with their terms (except in all cases to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of Creditor's rights and remedies generally and except that the availability of the equitable remedy of specific performance and injunctive relief is subject to the discretion of the court before which any proceedings may be brought).

     (b) Acquisition Subsidiary has all requisite corporate power and authority to enter into this Agreement and all other agreements to be executed and delivered by Acquisition Subsidiary pursuant hereto and, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of Acquisition Subsidiary in accordance with the KGCC, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and all other agreements to be executed and delivered by Acquisition Subsidiary pursuant hereto and thereto, the performance of Acquisition Subsidiary's obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Acquisition Subsidiary, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of Acquisition Subsidiary in accordance with the KGCC. This Agreement has been, and all other agreements to be executed and delivered by Acquisition Subsidiary will be prior to the Effective Time, duly executed and delivered by Acquisition Subsidiary, subject, with respect to consummation of the Merger, to such approval of the Agreement and the Merger by the stockholders of Acquisition Subsidiary in accordance with the KGCC, and (assuming due authorization, execution, and delivery by the Company) constitutes, or will constitute, the legal, valid and binding obligations of Acquisition Subsidiary, enforceable against Acquisition Subsidiary in accordance with their terms (except in all cases to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of Creditor's rights and remedies generally and except that the availability of the equitable remedy of specific performance and injunctive relief is subject to the discretion of the court before which any proceedings may be brought).

   Section 4.4 Stockholder Approval.

     (a) The Board of Directors of Gold Banc has directed, or will direct, that this Agreement and the transactions contemplated hereby be submitted to Gold Banc's stockholders for approval at a meeting of such stockholders and, except for adoption of this Agreement by the requisite vote of Gold Banc's stockholders, no other Gold Banc stockholder action is necessary to approve this Agreement and to consummate the transactions contemplated hereby. The Board of Directors of Gold Banc will recommend that the Gold Banc stockholders approve the transactions contemplated hereby, subject to their fiduciary duties. The affirmative vote of the holders of a majority of the shares of Gold Banc Common Stock represented at a meeting of Gold Banc's stockholders at which a quorum is present is the only vote of the holders of any class or series of Gold Banc's capital stock necessary to approve this Agreement and to consummate the transactions contemplated hereby. No approval of a number of outstanding shares of capital stock of Gold Banc greater than that required by Rule 4460 is required for approval of this Agreement and the consummation of the transactions contemplated hereby.

     (b) The Board of Directors of Acquisition Subsidiary has directed, or will direct, that this Agreement and the transactions contemplated hereby be submitted to Acquisition Subsidiary's stockholders for approval at a meeting of such stockholders and, except for adoption of this Agreement by the requisite vote of Acquisition Subsidiary's stockholders, no other Acquisition Subsidiary stockholder action is necessary to approve this Agreement and to consummate the transactions contemplated hereby. The Board of Directors of Acquisition Subsidiary will recommend that the Acquisition Subsidiary stockholders approve the transactions contemplated hereby, subject to their fiduciary duties. The affirmative vote of the holders of a majority of the outstanding shares of Acquisition Subsidiary Common Stock is the only vote of the holders of any class or series of Acquisition Subsidiary's capital stock necessary to approve this Agreement and to consummate the transactions contemplated hereby. No approval of a number of outstanding shares of capital stock of Acquisition Subsidiary greater than that required by the relevant statutory provisions is required for approval of this Agreement and the consummation of the transactions contemplated hereby.

   Section 4.5 Status of Gold Banc Common Stock to be Issued. The shares of Gold Banc Common Stock into which the Company Common Stock are to be exchanged or converted pursuant to this Agreement will be, when delivered as specified in this Agreement, validly authorized and issued, fully paid and nonassessable, and registered pursuant to an effective registration statement under the Securities Act.

   Section 4.6 No Violation.

     (a) The execution and delivery of this Agreement and all other agreements to be executed and delivered by Gold Banc and Acquisition Subsidiary pursuant hereto, the performance of the obligations of Gold Banc and Acquisition Subsidiary hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, will not conflict with, violate or constitute a breach or default under (i) the Articles of Incorporation or Bylaws of Gold Banc or Acquisition Subsidiary (ii) any provision of any Contract, Lien, Order or other restriction of any kind or character to which Gold Banc or Acquisition Subsidiary is a party, or by which Gold Banc or Acquisition Subsidiary, or any of their assets, is bound or (iii) result in the creation or imposition of any Lien upon the capital stock or the assets of Gold Banc or Acquisition Subsidiary except in the case of Sections 4.6(a)(ii) and (iii), such conflicts, violations, breaches or defaults which are not reasonably likely to have a Material Adverse Effect on Gold Banc or Acquisition Subsidiary, taken as a whole.

     (b) Gold Banc and Acquisition Subsidiary are not currently in violation, breach or default of, and the consummation of the transactions contemplated hereby will not, subject to obtaining all required regulatory approvals and making all required state and federal securities law filings, cause any violation, breach or default of, any Laws, Orders, or Contracts applicable to Gold Banc or Acquisition Subsidiary except for any violations, breaches or defaults that are not reasonably likely to have a Material Adverse Effect on Gold Banc and Acquisition Subsidiary, taken as a whole.

     (c) All Licenses required or necessary for Gold Banc or Acquisition Subsidiary to carry on their respective businesses as they are currently conducted have been obtained and are in full force and effect. Gold Banc and Acquisition Subsidiary are in compliance with all terms of the Licenses, except where the failure to so comply is not reasonably likely to have a Material Adverse Effect on Gold Banc or Acquisition Subsidiary.

   Section 4.7 SEC Documents. Gold Banc has made available to the Company a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Gold Banc with the SEC since January 1, 1996 (the "Gold Banc SEC Documents") which are all the documents (other than preliminary material) that Gold Banc was required to file with the SEC since such date. As of their respective dates, each of the Gold Banc SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Gold Banc SEC Documents, and none of the Gold Banc SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (except any statements or omissions therein which were corrected or otherwise disclosed or updated in a subsequent Gold Banc SEC Document). The financial statements of Gold Banc included in the Gold Banc SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which were material) the consolidated financial position of Gold Banc and its subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Gold Banc for the periods presented therein. Gold Banc has no material liability or obligation of a type which would be included in a balance sheet prepared in accordance with GAAP whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except and to the extent disclosed or reflected in the financial statements included in the Gold Banc SEC Documents.

   Section 4.8 Information Supplied. When considered in the aggregate, none of the information supplied or to be supplied by Gold Banc for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date mailed to stockholders of the Company and Gold Banc or at the times of the meetings of such stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, other than information supplied or required to be supplied by the Company.

   Section 4.9 Internal Controls and Records. Gold Banc and the Gold Banc Subsidiaries maintain books of account which accurately and validly reflect, in all material respects, all loans, mortgages, collateral and other business transactions and maintain accounting controls sufficient to ensure that all such transactions are (i) in all material respects, executed in accordance with its management's general or specific authorization, and (ii) recorded in conformity with GAAP.

   Section 4.10 Taxes. Gold Banc has timely filed, or requests for extensions have been timely filed for, all tax returns required to be filed by them through the date hereof, and Gold Banc has timely paid and discharged all taxes shown to be due and has timely paid all other taxes as are due, except that such as are being contested in good faith by appropriate proceedings and with respect to which Gold Banc or the appropriate Gold Banc Subsidiary is maintaining reserves adequate for their payment. The liability for taxes set forth on each such tax return adequately reflects the taxes required to be reflected on such tax return. Gold Banc has not been advised that the IRS or any other Governmental Entity or taxing authority or agency is now asserting, either through audits, administrative proceedings, court proceedings or otherwise, or threatening to assert against Gold Banc, any deficiency or claim for additional taxes. Gold Banc has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessments of, any tax. There are no tax liens on any assets (excluding OREO properties) of Gold Banc other than liens for taxes which are not yet due and payable. Gold Banc has not received a ruling or entered into an agreement with the IRS or any other Governmental Entity or taxing authority or agency that would have a Material Adverse Effect on Gold Banc or the Gold Banc Subsidiaries, taken as a whole.

   Section 4.11 Regulatory Filings. Gold Banc has timely filed all notices, reports, registrations and statements with all Governmental Entities and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations and reviews conducted by Governmental Entities in the regular course of the business of Gold Banc, no Governmental Entity has initiated any proceeding or investigation into the business or operations of Gold Banc. To Gold Banc's knowledge, there is no unresolved material violation, criticism, or exception by any Governmental Entity with respect to any written report or statement relating to any examinations of Gold Banc. Gold Banc has made available to the Company all reports of examinations conducted by any Governmental Entity with respect to Gold Banc during the preceding three (3) years. To the extent permitted by Law, Gold Banc will also make available to the Company any subsequent reports of examination received from any Governmental Entity between the date hereof and the Effective Time.

   Section 4.12 Compliance with ERISA. Each employee benefit plan (as defined in Sections 3(3) or 3(37) of ERISA) of Gold Banc or any of its subsidiaries or other similar plan of Gold Banc or any of its subsidiaries with respect to which any governmental filings are required (collectively, the "Gold Banc Plans") and each fiduciary (as defined in Section 3(21) of ERISA) of the Gold Banc Plans are in compliance in all material respects with all applicable requirements (including nondiscrimination requirements in effect as of the date hereof) of the Code, including, but not limited to, Sections 79, 105, 106, 125, 401, 501, and 4975 of the Code. For purposes of this Section 4.12, noncompliance with the Code or ERISA is material if such noncompliance could have a Material Adverse Effect on the condition of one or more of the Gold Banc Plans or of Gold Banc and the Gold Banc Subsidiaries, taken as a whole, either as of the date hereof or upon discovery of the noncompliance. All required contributions to the Gold Banc Plans through the date hereof have been made. Gold Banc and its subsidiaries (each with respect to the Gold Banc Plans), as well as the Gold Banc Plans, have no material current or, to the knowledge of Gold Banc, threatened liability of any kind to any Person, including but not limited to any Governmental Entity, as of the date hereof, other than for the payment of benefits in the ordinary course.

   Section 4.13 Environmental Laws. To the knowledge of Gold Banc: (i) the operations of Gold Banc and each of the Gold Banc Subsidiaries comply in all material respects with all applicable federal, state and local environmental Laws and neither the condition of any property owned by Gold Banc or any of the Gold Banc Subsidiaries nor the operation of the business of any of such entities violates in any material respect any applicable environmental Law;
(ii) none of the operations of Gold Banc or any of the Gold Banc Subsidiaries is subject to any judicial or administrative proceeding alleging the violation of any environmental health or safety Law nor is it the subject of any claim alleging damages to health or property pursuant to which Gold Banc or any of the Gold Banc Subsidiaries may be liable; (iii) none of the operations of Gold Banc or any of the Gold Banc Subsidiaries nor any of the properties owned by Gold Banc or any of the Gold Banc Subsidiaries is the subject of any federal, state or local investigation in evaluating whether any remedial action is needed to respond to a release or threatened release of any hazardous waste or substance from whatever source; (iv) no condition or event has occurred which, with notice or the passage of time or both, would constitute a material violation of any environmental Law and neither Gold Banc or any of the Gold Banc Subsidiaries has any Liability in connection with the storage or use of any pollutants, contaminants or hazardous or toxic waste, substances or materials on or at any location owned or leased by Gold Banc or any of the Gold Banc Subsidiaries; (v) there are no underground storage tanks now or heretofore located on any real property owned or leased by Gold Banc or any of the Gold Banc Subsidiaries; (vi) neither Gold Banc nor any of the Gold Banc Subsidiaries has ever been notified by a Governmental Entity, or any private party, that Gold Banc or any of the Gold Banc Subsidiaries is a potentially responsible party for remedial costs spent addressing the release, or threat of a release, of a hazardous substance into the environment pursuant to the Comprehensive Environmental Response, Compensation or Liability Act, 42 U.S.C.
(S)(S) 9601, et seq. or any corresponding state law.

   Section 4.14 Year 2000 Compliance. Each of Gold Banc and the Gold Banc Subsidiaries has (i) initiated a review and assessment of all areas material to its business and operations (including those affected by suppliers and vendors) that would reasonably be expected to be adversely affected by the Year 2000 Problem, (ii) developed a plan and time line for addressing the Year 2000 Problem on a timely basis, and (iii) to date, reasonably believes that all computer applications that are material to Gold Banc's and the Gold Banc Subsidiaries' respective business and operations will be Year 2000 Compliant.

   Section 4.15 Legal Proceedings. Except as disclosed on or incorporated by reference in Schedule 4.15 hereof, there are no Actions pending or threatened against or affecting the properties, assets, rights or business of Gold Banc or the Gold Banc Subsidiaries, or the right to carry on or conduct its business. There are no Actions pending or, to the knowledge of Gold Banc, threatened which could prevent or interfere with the consummation of the transactions contemplated by this Agreement.

   Section 4.16 Required Consents. Other than (i) in connection or compliance with the provisions of applicable state corporate and securities Laws, the federal securities Laws, and the rules of Nasdaq, (ii) Consents required from, or notification to, or filings with Governmental Entities, and (iii) notices to or filings with the IRS, or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and except as set forth in Schedule
4.16 hereof, no Consent of any Person or Governmental Entity is necessary for the consummation by Gold Banc or Acquisition Subsidiary of this Agreement or any of the transactions contemplated hereby other than any Consent, which if not obtained, would not be reasonably likely to have a Material Adverse Effect on Gold Banc.

   Section 4.17 Broker's Fees. Neither Gold Banc, Acquisition Subsidiary nor any of their respective directors, trustees, officers or employees has employed any broker or finder, or incurred any liability for any broker's fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

   Section 4.18 No Material Adverse Change. From June 30, 1999 until the date hereof, there has been no Material Adverse Change in Gold Banc and its subsidiaries, taken as a whole or in the relationship of Gold Banc or any of its subsidiaries with respect to their employees, creditors, suppliers, distributors, customers or others with whom they have business relationships which are reasonably likely to have a Material Adverse Effect on Gold Banc and its subsidiaries, taken as a whole.

   Section 4.19 Undisclosed Liabilities; Adverse Agreements

     (a) Except as disclosed in the Gold Banc SEC Documents or in the Schedules hereto, or as disclosed in Gold Banc's financial statements, there are no liabilities of Gold Banc or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that are reasonably likely to have a Material Adverse Effect on Gold Banc and its subsidiaries, taken as a whole or which were fully incurred or paid after June 30, 1999 or in the ordinary course of business consistent with past practices.

     (b) Neither Gold Banc nor any of its subsidiaries is a party to any Order, which is reasonably likely to result in a Material Adverse Effect on Gold Banc or any of its Subsidiaries, taken as a whole.

   Section 4.20 Disclosure. Copies of all material documents heretofore or hereafter delivered or made available to the Company pursuant hereto are and will be complete and accurate. No representation or warranty of Gold Banc in this Agreement or any other material document delivered pursuant hereto or any material statement, document, certificate or exhibit furnished or to be furnished by Gold Banc pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements contained herein or therein not misleading.

   Section 4.21 Ownership of Company Common Stock. As of the date of this Agreement, Gold Banc and its Subsidiaries beneficially own, in the aggregate, no shares of the Company Common Stock.

   Section 4.22 Material Contracts. Except as disclosed in Schedule 4.22 hereto, all material contracts, leases, agreements, commitments, and other instruments to which Gold Banc or any of the Gold Banc Subsidiaries are a party, and which are required to be filed as an exhibit to a Gold Banc SEC Documents under the rules and regulations of the SEC under the Securities Act or the Exchange Act has been so filed.

   Section 4.23 Continuation of the Bank's Identity and Directors. Following the Effective Time, the Bank will maintain its name and separate legal identity, and the members of the Bank's board of directors will continue to serve as directors of the Bank.

                                   ARTICLE V

                           COVENANTS OF THE COMPANY

   Section 5.1 Affirmative Covenants of the Company. During the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Gold Banc shall have been obtained, and which consent will be given or denied within two
(2) Business Days of receipt of written request for such consent, and except as otherwise expressly contemplated herein, the Company shall, and shall cause each of the Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course, consistent with past practices, (ii) use all reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; (iii) use all reasonable efforts to preserve substantially the Company's and each of the Subsidiaries' relationships with suppliers, customers and employees, (iv) use all reasonable efforts to perform the Company's and the Subsidiaries' obligations under the Contracts and Licenses, (v) comply with all applicable Laws, (vi) maintain as valid and enforceable all policies of insurance as referenced in Section 3.14 hereof, (vii) provide updates to Gold Banc and Acquisition Subsidiary with respect to those loans reflected on the list previously provided to Gold Banc and Acquisition Subsidiary as referenced on Schedule 3.25(b) hereto, and
(viii) take no action which would be reasonably likely to (a) materially adversely affect the ability of any party to obtain any Consents required for the transactions contemplated hereby, (b) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (c) materially adversely affect the ability of any party to perform its covenants and agreements under this Agreement.

   Section 5.2 Negative Covenants of the Company. Except as specifically permitted by this Agreement, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Company covenants and agrees that it will not do or agree to do, or permit either of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of Gold Banc, which consent shall not be unreasonably withheld and which consent will be given or denied within two (2) Business Days of receipt of written request for such consent:

     (a) make any single loan (or series of loans to the same or related persons) or any commitment (verbal or written) for a loan (or series of commitments to the same or related persons) in an amount greater than $500,000.00 other than renewals of existing loans or commitments to loan;

     (b) purchase or invest in any securities, other than United States government obligations or other securities backed by the full faith and credit of the United States having a maturity of not more than two (2) years from the date of purchase;

     (c) amend or adopt any employee benefit plan or grant any increase in the rates of pay of their employees or any increase in the compensation payable or to become payable, if any, to any director, officer, trustee, employee or agent thereof, or contribute to any pension plan or otherwise increase in any amount the benefits or compensation of any such director, officer, trustee, employee or agent under any pension plan or other contract or commitment except for regular annual and merit increases in accordance with past practices or as may be required by Law;

     (d) make any capital expenditure or enter into any material contract or commitment (except as permitted in subparagraphs (a) and (r) of this Section 5.2); involving an obligation or commitment in excess of $25,000 or is not in its usual and ordinary course of business and consistent with past practices;

     (e) declare or pay any dividend or make any other distribution in respect of any capital stock of or other beneficial interest in the Company or any of its Subsidiaries, split, combine or reclassify any shares of its capital stock or, directly or indirectly, redeem, purchase or otherwise acquire any share of the capital stock of the Company or either of its Subsidiaries, other than regular distributions in accordance with the trust instrument of ABICT and any dividends from the Bank to the Company to cover Company's expenses consistent with past practices.

     (f) amend the Articles of Incorporation, Bylaws or any other governing document of the Company or any of its Subsidiaries or make any change in the authorized, issued or outstanding capital stock (or any change in the par value thereof) of the Company or any of its Subsidiaries;

     (g) acquire or purchase any assets of or make any investment in any financial institution other than the purchase of loans or participations therein in the ordinary course of business, but subject to Section 5.2(a);

     (h) enter into any new line of business;

     (i) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets, which would be material, individually or in the aggregate, to the Company or any of its Subsidiaries, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with prudent banking practices;

     (j) knowingly take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement except, in every case, as may be required by applicable Law;

     (k) change its methods of accounting in effect on the date hereof, except as required by changes in GAAP or regulatory accounting principles as concurred with by the Company's independent accountants;

     (l) other than activities in the ordinary course of business consistent with prior practice, sell, lease, encumber, assign or otherwise dispose of any of its material assets or properties;

     (m) file any application to relocate or terminate the operations of any banking office;

     (n) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with prudent banking practices;

     (o) except in the ordinary course of business, create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material Contract, other than a loan or any commitment for a loan, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties is bound;

     (p) make any new loan or new extension of credit, or commit to make any such loan or extension of credit, to any director, officer or trustee of the Company or any of its Subsidiaries without giving Gold Banc two days' notice in advance of the approval of such loan or extension of credit or commitment relating thereto;

     (q) waive any material right, forgive any material debt or release any material claim; or

     (r) incur or guaranty any debt (other than instruments and commitments evidencing deposit liabilities in the Bank, the purchase of federal funds, sales of certificates of deposits, borrowings from a Federal Reserve Bank or advances from a Federal Home Loan Bank).

   Section 5.3 Inspection. Between the date hereof and the Closing Date and upon reasonable notice and subject to applicable Laws, Gold Banc and its authorized representatives shall be permitted full access during regular business hours to all properties, books, records, contracts and documents of the Company and any of its Subsidiaries. The Company shall furnish to Gold Banc and its authorized representatives all information with respect to the affairs of the Company and any of its Subsidiaries as Gold Banc may reasonably request.

   Section 5.4 Financial Statements and Call Reports. From and after the date hereof through the Closing Date, to the extent permitted by Law the Company shall deliver to Gold Banc monthly reports of condition and income statements of the Bank and shall deliver to Gold Banc copies of the call reports for the Bank as filed with any regulatory agency promptly after such filing.

   Section 5.5 [Reserved.]

   Section 5.6 Right to Attend Meetings. The Company shall allow a representative of Gold Banc, who is a member of the Board of Directors of Gold Banc and who has agreed to comply with terms of the Confidentiality Agreement, to attend as an observer all meetings of the Board of Directors of the Company and any Subsidiary and all meetings of the committees of each such board, including, without limitation, the audit and executive committees thereof and any other meetings of the Company's or any Subsidiary's officials at which policy is being made. The Company and any Subsidiary shall give reasonable notice to Gold Banc of any such meeting and, if known, the agenda for or business to be discussed at such meeting. The Company and any Subsidiary shall provide to Gold Banc all information provided to the directors on all such boards and committees in connection with all such meetings or otherwise provided to the directors and shall provide any other financial reports or other analyses prepared for senior management of the Company.

   Section 5.7 Data Processing. The Company shall, and shall cause each of its Subsidiaries to, cooperate with Gold Banc in taking those planning actions necessary to be in a position to convert, as soon as practicable after the Effective Time, its data processing procedures and formats to procedures and formats used by Gold Banc. Gold Banc shall provide such assistance and consultation as the Company may reasonably require in such planning process.

   Section 5.8 No Solicitation.

     (a) Except with respect to the Agreement and the transactions contemplated hereby, none of the Company, any Subsidiary, or any officer, director, trustee or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any Subsidiary, shall, directly or indirectly, (i) solicit, initiate or encourage the submission of, any Acquisition Proposal, or approve or authorize any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding or take any other action to expedite any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or (iii) furnish to any Person (other than Gold Banc, Acquisition Subsidiary, an affiliate or associate of Gold Banc or Acquisition Subsidiary or an officer, employee or other authorized representative of Gold Banc, Acquisition Subsidiary or such affiliate or associate or the Company's counsel, accountants and financial adviser, solely for use in connection with the transactions contemplated hereby) any information with respect to the Company or any Subsidiary that may reasonably be expected to lead to an Acquisition Proposal; provided, however, that to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by the Board of Directors based on the advice of outside counsel, the Company may (A) in response to an unsolicited request therefor, furnish information with respect to the Company or any Subsidiary to any Person pursuant to a customary confidentiality agreement and discuss such information with such Person, (B) upon receipt by the Company of an Acquisition Proposal, following delivery to Gold Banc of the notice required pursuant to Section 5.8(b) hereof, participate in negotiations regarding such Acquisition Proposal, and (C) modify or withdraw its recommendation that the stockholders of the Company vote in favor of the Merger as contemplated by Section 2.11 hereof.

     (b) The Company shall (i) promptly notify Gold Banc of (A) the existence of any request for confidential information with respect to, or the receipt of, any Acquisition Proposal, (B) any inquiry or discussions with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, (C) the execution of a confidentiality agreement with respect to an Acquisition Proposal, (D) the execution of any agreement with respect to the terms of an Acquisition Proposal, (E) the furnishing of any information in contemplation of an Acquisition Proposal, whether or not pursuant to a confidentiality agreement and (F) any endorsement, approval or recommendation of an Acquisition Proposal by the Company's Board of Directors or any committee thereof, (ii) promptly describe to Gold Banc the terms and conditions of any Acquisition Proposal in reasonable detail, and
  (iii) furnish to Gold Banc all information made available to any Person making the Acquisition Proposal, or contemplating the making of an Acquisition Proposal, subject to a customary confidentiality agreement.

     (c) Except as may be required in the exercise of the fiduciary duties of the Board of Directors of the Company, the Company shall not take any action that would enhance the ability of any other Person making an Acquisition Proposal to obtain the approval of the Company's stockholders or otherwise consummate such Acquisition Proposal without also taking a comparable action that would similarly enhance the ability of Gold Banc to obtain any necessary approval of the Company's stockholders of, and otherwise to consummate, the Merger contemplated by this Agreement or an alternative transaction initiated by Gold Banc, and concurrently withdrawing any impediments thereto that do not similarly impede such other Person.

   Section 5.9 Regulatory Approvals. Subject to the terms and conditions of this Agreement, the Company agrees to, and to cause each of its Subsidiaries to, use its reasonable best efforts to cooperate with Gold Banc in Gold Banc's efforts to secure as expeditiously as practicable all the necessary approvals, regulatory or otherwise, needed to consummate the transactions contemplated herein.

   Section 5.10 Information. The Company shall provide such information and answer such inquiries as Gold Banc may reasonably request or make concerning the subject matter of the representations and warranties of the Company herein.

   Section 5.11 Tax-Free Reorganization Treatment. The Company shall not intentionally take or cause or permit to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a tax-free "reorganization" within the meaning of Section 368(a) of the Code (subject to required recognition of gain or loss with respect to cash paid for fractional shares pursuant hereto).

   Section 5.12 Pooling-of-Interests Accounting Treatment.

     (a) The Company shall not intentionally take or cause or permit to be taken any action, whether before or after the Effective Time, which would disqualify the Merger from receiving pooling-of-interests accounting treatment.

     (b) Within thirty (30) days after the execution and delivery of this Agreement, the Company shall obtain from the Company's Accountants and deliver to Gold Banc a letter stating that the Company is eligible to participate in a pooling-of-interests transaction (the "Pooling Letter").

   Section 5.13 Cooperation by the Company. The Company shall use all reasonable efforts to take all actions and to do all things necessary or advisable to consummate the transactions contemplated by this Agreement and to cooperate with Gold Banc and Acquisition Subsidiary in connection therewith, including using reasonable efforts to obtain all required Consents.

   Section 5.14 Year 2000 Compliance. With respect to all computer hardware, computer software applications, and Bank services and products, the Company shall, and shall cause the Bank to (i) use its best efforts to comply with all Federal Financial Institution Examination Council Year 2000 regulations and guidelines and (ii) take all action necessary to receive a rating of "Satisfactory" or better on any Year 2000 compliance examination conducted by its respective examining agencies.

   Section 5.15 Proxy Statement and Registration Statement. If at any time prior to the Effective Time any event with respect to the Company or the Subsidiaries, or with respect to other information supplied by the Company for inclusion in the Proxy Statement or Registration Statement, shall occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, the Company will promptly notify Gold Banc of such event and use all commercially reasonable efforts to ensure that such event will be so described, and that such amendment or supplement be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The Company shall use all reasonable efforts to ensure that the Proxy Statement, insofar as it relates to the Company or the Subsidiaries or other information supplied by the Company for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder at the time of the mailing of the Proxy Statement or any supplement thereof.

   Section 5.16 Confidentiality. Except as and to the extent required by Laws, the Company and the Subsidiaries will not disclose or use, and will direct their representatives not to disclose or use to the detriment of Gold Banc or any of its subsidiaries any Gold Banc Confidential Information furnished, or to be furnished, to the Company, any of its subsidiaries or their representatives at any time or in any manner other than in connection with the evaluation of the transactions contemplated herein. "Gold Banc Confidential Information" includes any information about Gold Banc or its subsidiaries and their business unless (a) such information is already known to the Company, any of its subsidiaries or their representatives not bound by a duty of confidentiality or such information becomes publicly available through no fault of the Company, any of its subsidiaries or their representatives, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated herein, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. Following the termination of this Agreement, upon written request of Gold Banc, each of the Company and the Subsidiaries will promptly return to Gold Banc or destroy any Gold Banc Confidential Information in its possession and certify in writing to Gold Banc that it has so returned or destroyed such Gold Banc Confidential Information.

   Section 5.17 Employee Benefit Plans. The Company shall, prior to the Closing Date, adopt any and all resolutions and take all other actions that are necessary or appropriate to (i) make the necessary contributions to the Company Profit Sharing 401(k) Plan (the "401(k) Plan") to satisfy the Company's 401(k) safe harbor contribution obligation for the partial plan year ending on the 401(k) Plan termination date; (ii) except as set forth immediately above in (i) of this paragraph, cease all other contributions to the 401(k) Plan as of the day before the Closing Date; (iii) terminate the 401(k) Plan and fully vest all participant account balances in such plan as of the day before the Closing Date; (iv) resign as plan administrator of the 401(k) Plan; and (v) secure the resignation of the current trustees of the 401(k) Plan. The Surviving Corporation shall (i) assume full responsibility and bear full expense in amending the 401(k) Plan following the Closing Date in such manner as is necessary for the 401(k) Plan to be in compliance with all applicable laws as of the 401(k) Plan's termination date and (ii) apply for and obtain a favorable determination letter from the IRS following which it will distribute the assets of the 401(k) Plan. Gold Banc agrees to accept its appointment, or will appoint an affiliate corporation, as successor plan trustee and successor plan administrator.

   Section 5.18 Deductibility of Severance Payments.

     (a) The Company shall, and shall cause each of the Subsidiaries to, ensure that no severance or other payments made by the Company or any of the Subsidiaries constitute non-deductible "parachute payments" under
  Section 280G of the Code.

     (b) The Company shall obtain and deliver to Gold Banc on or prior to the Closing Date the 280G Opinion Letter contemplated by Section 8.12 hereof.

   Section 5.19 Company Employment Agreements. On or prior to the Closing Date, the Company and the Subsidiaries will pay or cause to be paid all amounts due under any Employment Agreement as a result of the Merger or the change in control of the Company.

   Section 5.20 Achievement of Financial Measures. The Company shall use its reasonable best efforts, and shall cause the Bank and Finance to use their reasonable best efforts, to cause the Company, the Bank and Finance to satisfy the financial measures set forth in Section 8.5 hereof by the Closing Date.

   Section 5.21 Company's Accounting of Merger Expenses.The Company shall defer recognition of all of its out-of-pocket expenses relating to the Merger (including, without limitation, the fees and expenses of the Company's Counsel, the Company's Accountants and Advest, Inc., and all severance payments), and account for such expenses as pooling costs. The Company shall not recognize such expenses in its monthly income statements and such expenses shall not be included in the calculation of the financial measures set forth in Section 8.5 hereof.

                                  ARTICLE VI

               COVENANTS OF GOLD BANC AND ACQUISITION SUBSIDIARY

   Section 6.1 Regulatory Approvals. Subject to the terms and conditions of this Agreement, Gold Banc and Acquisition Subsidiary agree to use their reasonable best efforts to secure as expeditiously as practicable all the necessary approvals, regulatory or otherwise, needed to consummate the transactions contemplated herein and agree to exercise best efforts to file applications relating to such approvals within thirty (30) days from the date hereof or as soon thereafter it is reasonably possible. Gold Banc and Acquisition Subsidiary shall provide to Company's Counsel a copy of all applications for such approvals and shall keep such counsel or the Company advised of the status of the regulatory review process.

   Section 6.2 Information. Gold Banc and Acquisition Subsidiary shall provide such information and answer such inquiries as the Company may reasonably request or make concerning the subject matter of the representations and warranties of Gold Banc and Acquisition Subsidiary herein.

   Section 6.3 Tax-Free Reorganization Treatment. Neither Gold Banc nor Acquisition Subsidiary shall intentionally take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a tax-free "reorganization" within the meaning of Section 368(a) of the Code.

   Section 6.4 Employee Benefit Plans; Prior Service Credit. Employees of the Company or a Subsidiary shall be eligible to participate in all Gold Banc employee benefit plans (as defined in Sections 3(3) or 3(37) of ERISA) in accordance with their terms; provided, however, that for purposes of determining eligibility to participate in and vesting of benefits under Gold Banc's employee benefit plans, Gold Banc shall recognize years of service by such employees with the Company or any Subsidiary prior to the Effective Time.

   Section 6.5 Assumption of Company Stock Options.

     (a) At the Effective Time, each award, option, or other right to purchase or acquire the Company Common Stock pursuant to any Company Stock Options granted and under any Company Plans or arrangement of the Company which are outstanding at the Effective Time, whether or not vested or exercisable, without any action on the part of the holder thereof, shall be converted into and become rights with respect to Gold Banc Common Stock, and Gold Banc shall assume each Company Stock Option, in accordance with the terms of the Company Stock Plan under which it was granted and the stock option agreement or award by which it is evidenced, except that from and after the Effective Time (i) Gold Banc and its compensation committee shall be substituted for the Company and the committee of Company's Board of Directors (including, if applicable, the entire Board of Directors of the Company) administering such Company Plan,
  (ii) each Company Stock option assumed by Gold Banc may be exercised solely for Gold Banc Common Stock (or cash in the case of stock appreciation rights), (iii) the number of Gold Banc Common Stock subject to such Company Stock Options shall be equal to the number of Gold Banc Common Stock subject to such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iv) the per share exercise price (or similar threshold price, in the case of stock awards) under each such Company Stock Option shall be adjusted by dividing the per share exercise (or threshold) price under each such Company Stock Option by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (iii) of the proceeding sentence, Gold Banc shall not be obligated to issue any fraction of a share of Gold Banc Common Stock upon exercise of such Company Stock Option and any fraction of a share of Gold Banc Common Stock that otherwise would be subject to a converted such Company Stock Option shall represent the right to receive a cash payment equal to the product of such fraction and the difference between the market price of one share of Gold Banc Common Stock and the per share exercise price of such right. In addition, notwithstanding the provisions of clauses
  (iii) and (iv) of the first sentence of this Section 6.5(a), each such Company Stock Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. Gold Banc agrees to take all necessary steps to effectuate the foregoing provisions of this Section 6.5.

     (b) As soon as practicable after the Effective Time, Gold Banc shall deliver to the participants in each Company Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants pursuant to such Company Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 6.5(a) of this Agreement after giving effect to the Merger), and Gold Banc shall comply with the terms of each Company Stock Plan to ensure, to the extent required by, and subject to the provisions of, such Company Stock Plan, that the such Company Stock Option which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, Gold Banc shall take all corporate action necessary to reserve for issuance sufficient shares of Gold Banc Common Stock for delivery upon exercise of such Company Stock Option assumed by Gold Banc in accordance with this
  Section 6.5. As soon as practicable after the Effective Time, Gold Banc shall file with the SEC a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate form), with respect to the shares of Gold Banc Common Stock subject to such options and shall use its reasonable efforts to obtain and maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Gold Banc shall administer the Company Plans assumed pursuant to this Section 6.5 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

     (c) All restrictions or limitations on transfer with respect to the Company Common Stock awarded under the Company Stock Plans, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to Gold Banc Common Stock into which such restricted stock is converted pursuant to
  Section 2.7 of this Agreement.

     (d) Except as contemplated by this Agreement, the Company will not, after the date hereof, without the written consent of Gold Banc, amend any outstanding such Company Stock Option or other options or rights to purchase shares of the Company Common Stock.

     (e) Neither the Company's Board of Directors nor any committee thereof shall authorize any cash payment in connection with any outstanding Company Stock Option, and each member of each committee empowered to act with respect to any stock option plan shall have resigned.

   Section 6.6 Confidentiality. Except as otherwise agreed to in writing by the Company, unless and until the Effective Time, the Company, Gold Banc and its affiliates will be bound by, and all information received with respect to the Company pursuant to Section 5.3 shall be subject to, the Confidentiality Agreement. In the event that this Agreement is terminated and the Merger is not consummated, the parties to this Agreement affirm their understanding that the terms of the Confidentiality Agreement will survive such termination and will continue in full force and effect.

   Section 6.7 Pooling-of-Interest Accounting Treatment. Gold Banc shall not intentionally take or cause or permit to be taken any action, whether before or after the Effective Time, which would disqualify the Merger from receiving pooling-of-interest accounting treatment.

   Section 6.8 Cooperation by Gold Banc and Acquisition Subsidiary. Gold Banc and Acquisition Subsidiary shall use all commercially reasonable efforts to take all actions and to do all things necessary or advisable to consummate the transactions contemplated by this Agreement and to cooperate with the Company in connection therewith.

   Section 6.9 Year 2000 Compliance. With respect to all computer hardware, computer software applications, and Bank services and products, Gold Banc shall, and shall cause its subsidiaries to, (i) use their best efforts to comply with all Federal Financial Institution Examination Council Year 2000 regulations and guidelines and (ii) take all action necessary to receive a rating of "Satisfactory" or better on any Year 2000 compliance examination conducted by their respective examining agencies.

   Section 6.10 Nasdaq Listing. Gold Banc shall use all reasonable efforts to maintain the current Nasdaq listing of Gold Banc Common Stock.

   Section 6.11 Continuation of Business. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Gold Banc covenants and agrees that it shall (a) continue to conduct its business and the business of its Gold Banc Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the Gold Banc Common Stock and the business prospects of Gold Banc and its Gold Banc Subsidiaries, and (b) take no action which would (i) materially adversely affect the ability of any party to this Agreement to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred in Section 11.1(c), or (ii) materially adversely affect the ability of any party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent Gold Banc or any of the Gold Banc Subsidiaries from discontinuing or disposing of any of its properties, assets, or business if such action is, in the judgment of Gold Banc, desirable in the conduct of the business of Gold Banc and its Gold Banc Subsidiaries.

   Section 6.12 Election of Bank Directors. Immediately after the Effective Time, Gold Banc shall cause the Surviving Corporation, as the sole stockholder of the Bank, to elect all of the existing directors of the Bank as the continuing directors of the Bank, to hold such offices until the next annual meeting of the stockholders of the Bank, or until their successors shall have been duly elected as provided in the Bylaws of the Bank.

                                  ARTICLE VII

              CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

   The obligations of the Company to consummate the transactions contemplated hereunder shall be subject to satisfaction on or before the Closing Date of all of the following conditions, except such conditions as the Company may waive in writing:

   Section 7.1 Representations, Warranties and Covenants. All representations and warranties of Gold Banc and Acquisition Subsidiary contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes permitted by or contemplated by this Agreement, and except that to the extent any such representation or warranty is made solely as of a specified date. Each of Gold Banc and Acquisition Subsidiary shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing Date. The Company shall have received a certificate signed by the President and CFO of Gold Banc, dated the Closing Date, to the foregoing effects.

   Section 7.2 Regulatory Authority Approval. Orders and Consents in form and substance reasonably satisfactory to the Company shall have been entered by or obtained from the appropriate regulatory authorities authorizing consummation of the transactions contemplated by this Agreement pursuant to the provisions of the BHC Act and any other applicable Law.

   Section 7.3 Litigation. There shall not be pending or threatened any Action which the Company reasonably believes would result in restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement.

   Section 7.4 Approval by Stockholders. The stockholders of the Company shall have duly approved and adopted this Agreement, the Merger and the transactions contemplated hereby to the extent required by applicable Law and the Articles of Incorporation and Bylaws of the Company and the Bank, and the stockholders of Gold Banc and of Acquisition Subsidiary shall have duly approved and adopted this Agreement, the Merger and the transactions contemplated hereby to the extent required by applicable Law, the Articles of Incorporation and Bylaws of Gold Banc and of Acquisition Subsidiary, and the rules of Nasdaq.

   Section 7.5 Adverse Changes. From the date hereof to the Closing Date, there shall have been no Material Adverse Change in Gold Banc and its subsidiaries, taken as a whole, and taking into account for this purpose the proceeds of any applicable insurance.

   Section 7.6 Federal Tax Opinion. The Company shall have received, at Gold Banc's expense, an opinion of Gold Banc's Counsel, addressed to the Company and its stockholders in form and substance reasonably satisfactory to the Company and the Company's Counsel, dated the Closing Date, to the effect that the Merger will be a tax-free reorganization under Section 368(a) of the Code and no gain or loss will be recognized by the stockholders of the Company.

   Section 7.7 Opinion of Counsel. The Company shall have received, at Gold Banc's expense, an opinion of Gold Banc's Counsel, dated the Closing Date, in form and substance reasonably satisfactory to the Company, covering customary corporate law matters.

   Section 7.8 Nasdaq Listing. The Gold Banc Common Stock to be issued pursuant to the Merger shall have been approved and authorized for quotation on Nasdaq upon official notice of issuance.

   Section 7.9 Market Price of Gold Banc Common Stock. The Average Gold Banc Stock Price shall not be less than $10.00 per share, unless amended pursuant to Section 2.7 hereof.

   Section 7.10 Fairness Opinion. The Company shall have received an opinion, as of the date of this Agreement, rendered by Advest, Inc., that, in the opinion of such firm, the Exchange Ratio is fair, from a financial point of view, to the holders of the Company Common Stock, which opinion shall be affirmed and reissued in writing by a letter, dated not more than five Business Days prior to the date of the Proxy Statement and again at Closing, and is not withdrawn or substantially qualified by Advest, prior to the Effective Time.

   Section 7.11 Qualification for Pooling-of-Interest Treatment. The Company shall have received (i) the Pooling Letter from the Company's Accountant contemplated by Section 5.12 hereto, and (ii) an opinion from the Gold Banc's Accountants that the transactions contemplated hereby will qualify for pooling-of-interest accounting treatment and that all conditions applicable thereto (including limitation of any cash consideration paid by Gold Banc hereunder and absence of any capital transactions involving any parties hereto) have been met.

   Section 7.12 Registration Statement. The Registration Statement referenced in Section 10.1 shall have been declared effective and the parties hereto shall have taken all actions required pursuant to Article X hereof, and no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and continuing, and all necessary Consents under applicable blue sky or state securities Laws or the Securities Act or the Exchange Act relating to the issuance or trading of the Gold Banc Common Stock issuable pursuant to the Merger shall have been received.

   Section 7.13 Payment of Merger Consideration. Gold Banc shall have delivered to the Exchange Agents at Closing the Gold Banc Common Stock and cash in lieu of fractional shares deliverable to the holders of Company Common Stock pursuant to the Merger as contemplated by Section 2.8 hereof.

                                 ARTICLE VIII

                    CONDITIONS PRECEDENT TO OBLIGATIONS OF
                     GOLD BANC AND ACQUISITION SUBSIDIARY

   The obligations of Gold Banc and Acquisition Subsidiary to consummate the transactions hereunder shall be subject to the satisfaction on or before the Closing Date of all of the following conditions, except such conditions as Gold Banc or Acquisition Subsidiary may waive in writing:

   Section 8.1 Representations, Warranties and Covenants. All representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Closing Date, except for changes permitted by or contemplated by this Agreement, and except that to the extent any such representation or warranty is made solely as of a specified date, such representation or warranty need only be true and correct in all material respects as of such date. The Company and each Subsidiary shall have performed all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing Date. Gold Banc shall have received a certificate signed by the President and CFO of the Company, dated the Closing Date, to the foregoing effects.

   Section 8.2 Adverse Changes. From the date hereof to the Closing Date, there shall have been no Material Adverse Change in the Company or the Subsidiaries, taken as a whole.

   Section 8.3 Regulatory Authority Approval. Orders and Consents in form and substance reasonably satisfactory to Gold Banc shall have been entered by or obtained from the appropriate regulatory authorities authorizing consummation of the transactions contemplated hereby pursuant to the provisions of the BHC Act and any other applicable federal or state banking regulatory statute or rule, and no such order, Consent or approval shall be conditioned or restricted in any manner which in the reasonable judgment of Gold Banc would materially adversely affect the operations of or be unduly burdensome to Gold Banc.

   Section 8.4 Litigation. At the Closing Date, there shall not be pending or threatened any Action which Gold Banc reasonably believes would result in restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement.

   Section 8.5 Financial Measures. Unless waived pursuant to Section 2.14 hereof:

     (a) On the Closing Date, the Total Equity Capital of the Bank shall be not less than $37,752,000, and the reserve for loan and lease losses of the Bank shall be not less than $4,735,000.

     (b) On the Closing Date, the Total Equity Capital of the Company shall not be less than $27,230,000 and, the total indebtedness of the Company (on an unconsolidated basis) shall not exceed $16,752,000.

     (c) On the Closing Date, the Total Equity Capital of Finance shall not be less than $296,000, the total indebtedness of Finance shall not be greater than $3,000,000 and the reserve for loan and lease losses of

  Finance shall not be less than one and one-half percent (1.5%) of the aggregate amount of all its outstanding loans.

     (d) The parties acknowledge and agree that all future earnings from the date hereof forward shall accrue to the retained earnings or reserves of the Company, the Bank and Finance, respectively, and shall not result in an increase of any consideration payable by Gold Banc or Acquisition Subsidiary hereunder.

   Section 8.6 Approval by Stockholders. The stockholders of the Company shall have duly approved and adopted this Agreement and the other transactions contemplated hereby to the extent required by applicable Law and the Articles of Incorporation and Bylaws of the Company and the stockholders of Gold Banc and of Acquisition Subsidiary shall have duly approved and adopted this Agreement and the other transactions contemplated hereby to the extent required by applicable Law, the Articles of Incorporation and Bylaws of Gold Banc and of Acquisition Subsidiary and the rules of Nasdaq.

   Section 8.7 Tax Representations. The Company and each stockholder of the Company owning more than 10% of the outstanding Company Common Stock shall have made those representations reasonably requested by Gold Banc's Counsel and necessary to enable Gold Banc's Counsel to render the opinion described in
Section 8.10 hereof.

   Section 8.8 Affiliate Agreements. Each person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for pooling-of-interests accounting treatment) of the Company at the time this Agreement is submitted to approval of the stockholders of the Company shall deliver to Gold Banc a letter in substantially the form set forth in Exhibit B (the "Affiliate Letter") hereto.

   Section 8.9 Federal Tax Opinion. Gold Banc shall have received an opinion of Gold Banc's Counsel, in form and substance reasonably satisfactory to Gold Banc, dated the Closing Date, stating that the Merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code.

   Section 8.10 Opinion of Counsel. Gold Banc shall have received an opinion of Company's Counsel, dated the Closing Date, in form and substance reasonably satisfactory to Gold Banc and Gold Banc's counsel covering customary corporate law matters, including without limitation the opinion of Company's Counsel (subject to reasonable assumptions as to factual matters and conditions that will continue to exist after the Closing) that, after the consummation of the Merger, the interest paid on subordinated debentures issued by the Company to ABICT, will be deductible by the Surviving Corporation as interest payments for federal income tax purposes.

   Section 8.11 Qualification for Pooling-of-Interest Treatment.

     (a) Gold Banc shall have received an opinion from Gold Banc's Accountants that the transactions contemplated hereby will qualify for pooling of-interest accounting treatment and that all conditions applicable thereto (including limitation of any cash consideration paid by Gold Banc hereunder and absence of any capital transactions involving any parties hereto) have been met.

     (b) The Company shall have obtained from the Company's Accountants and delivered to Gold Banc a letter, dated the Closing Date, affirming the accuracy of their Pooling Letter.

   Section 8.12 Deductibility of Severance Payments. The Company shall have obtained and Gold Banc shall have received from the Company's Accountants a written (i) calculation of all payments due to current or former employees of the Company or any Subsidiary in connection with the Merger or upon the occurrence of a change in control of the Company under their respective Employment Agreements, stock option plans, deferred compensation plans or otherwise, (ii) certification that such calculation was completed in accordance with such agreements and plans, and (iii) opinion that no such severance or other payments will constitute any non-deductible "parachute payments" under Section 280G of the Code (the "280G Opinion Letter").

                                  ARTICLE IX

                NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES

   Section 9.1 No Survival of Representations and Warranties. The representations and warranties contained herein shall not survive after the Effective Time. The representations and warranties contained herein shall not be deemed modified or waived by any investigation made by the party(ies) entitled to the benefit of such representations and warranties or by their representatives. Except as otherwise provided herein, any waiver or modification of any representation or warranty shall be effective only if made in writing and signed by the party(ies) entitled to the benefit of such representation or warranty. All agreements and covenants of the parties of this Agreement which by their terms are to be performed following the Effective Time shall survive the Effective Time until performed in accordance with their terms.

                                   ARTICLE X

                            SECURITIES LAWS MATTERS

   Section 10.1 Registration Statement and Proxy Statement.

     (a) Gold Banc shall, at Gold Banc's expense as soon as practicable prepare and file a registration statement on Form S-4, including the Proxy Statement, to be filed with the SEC pursuant to the Securities Act for the purpose of registering the shares of Gold Banc Common Stock to be issued in the Merger (the "Registration Statement"). The Company, Gold Banc and Acquisition Subsidiary shall each provide promptly to the other such information concerning their respective businesses, financial conditions, and affairs as may be required or appropriate for inclusion in the Registration Statement or the proxy statement to be used in connection with the special stockholders' meetings of the Company, Gold Banc and Acquisition Subsidiary to be called for the purpose of considering and voting on the Merger (the "Proxy Statement"). The Company, Gold Banc and Acquisition Subsidiary shall each cause their counsel, auditors and other experts to cooperate with the other's counsel, auditors and other experts in the preparation and filing of the Registration Statement and the Proxy Statement. Gold Banc shall not include in the Registration Statement any information concerning the Company or any Subsidiary to which the Company shall reasonably and timely object in writing. Gold Banc, Acquisition Subsidiary and the Company shall use their reasonable best efforts to have the Registration Statement declared effective under the Securities Act as soon as may be practicable and thereafter the Company shall distribute the Proxy Statement to its stockholders in accordance with applicable laws not fewer than twenty (20) Business Days prior to the date on which this Agreement is to be submitted to its stockholders for voting thereon. If necessary, in light of developments occurring subsequent to the distribution of the Proxy Statement, Gold Banc shall prepare and file such amendments or supplements to the Registration Statement and the Proxy Statement and Gold Banc, Acquisition Subsidiary and the Company shall mail or otherwise furnish to their stockholders such amendments to the Proxy Statement or supplements to the Proxy Statement as may, in the reasonable opinion of Gold Banc, Acquisition Subsidiary or the Company, be necessary so that the Proxy Statement, as so amended or supplemented, will contain no untrue statement of any material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or as may be necessary to comply with applicable law. Gold Banc and Acquisition Subsidiary shall not be required to maintain the effectiveness of the Registration Statement after delivery of the Gold Banc Common Stock issued pursuant hereto for the purpose of resale of Gold Banc Common Stock by any Person.

     (b) For a period of at least two years from the Effective Time, Gold Banc shall make available "adequate current public information" within the meaning of and as required by paragraph (c) of Rule 144 adopted pursuant to the Securities Act.

   Section 10.2 State Securities Laws. The parties hereto shall cooperate in making any filings required under the securities laws of any state in order to qualify or register the Gold Banc Common Stock so it may be offered and sold lawfully in such state in connection with the Merger or to obtain an exemption from such qualification or registration.

   Section 10.3 Publication of Combined Financial Results. Gold Banc shall publish financial results covering at least thirty (30) days of post-Merger combined operations of Gold Banc and the Company, ending on a normal month-end closing date, as soon as practicable after the Effective Time, unless the first thirty (30) day period of combined operations ending on a normal month-end closing date ends on the normal closing date of an annual report on Form 10-K or quarterly report on Form 10-Q.

   Section 10.4 Indemnification by Gold Banc. Gold Banc agrees to indemnify and hold harmless the Company and its stockholders, directors, officers, employees, representatives and agents from and against any and all Damages, whether arising under federal or state securities or Blue Sky laws or otherwise, which may be asserted against any of them and which arise as a result of any alleged act or failure to act, or any alleged statement or omission, of Gold Banc done or made in connection with the Registration Statement, Proxy Statement, or any other statement or form filed or required to be filed with the SEC or any state securities department or delivered or required to be delivered to the holders of Company Common Stock or Gold Banc Common Stock except to the extent any such alleged act, failure to act, statement or omission is a result of information provided by the Company. This obligation shall survive the consummation of the Merger.

   Section 10.5 Indemnification by the Company. The Company agrees to indemnify and hold harmless Gold Banc and its stockholders, directors, officers, employees, representatives and agents from and against any and all Damages, whether arising under federal or state securities or Blue Sky laws or otherwise, which may be asserted against any of them and which arise as a result of any alleged act or failure to act, or any alleged statement or omission, of the Company or any Subsidiary done or made in connection with the Registration Statement, Proxy Statement, or any other statement or form filed or required to be filed with the SEC or any state securities department or delivered or required to be delivered to the holders of Company Common Stock or Gold Banc Common Stock except to the extent any such alleged act, failure to act, statement or omission is a result of information provided by Gold Banc.

   Section 10.6 Indemnification by the Surviving Corporation.

     (a) The Surviving Corporation shall indemnify, defend, and hold harmless the present directors, officers, employees, and agents of the Company and its Subsidiaries (each, an "Indemnified Party") after the Effective Time against all Damages in connection with any Action arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the full extent permitted under Florida Law and by the Company's Articles of Incorporation and Bylaws as in effect as of the date hereof, including any provisions relating to advances of expenses incurred in the defense of any action, suit or proceeding. Gold Banc shall cause the Surviving Corporation and all other relevant Gold Banc subsidiaries to apply such rights of indemnification in good faith and to the fullest extent permitted by applicable Law.

     (b) With respect to all persons who are currently covered by the Company's directors' and officers' liability insurance, the Surviving Corporation shall maintain in effect for a period of not less than three years following the Effective Time the current directors' and officers' liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least equivalent coverage containing terms and conditions and coverages which are no less advantageous to the current directors and officers of the Company) with respect to matters occurring prior to the Effective Time.

     (c) If the Surviving Corporation or any of its successors or assigns shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or shall transfer all or substantially all of its assets to any person, corporation or entity, then in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 10.6.

     (d) The provisions of this Section 10.6 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party, his or her heirs and representatives, and shall survive the consummation of the Merger and be binding on all successors and assigns of the Surviving Corporation.

                                  ARTICLE XI

                                  TERMINATION

   Section 11.1 Basis for Termination. This Agreement and the Merger contemplated hereby may be terminated at any time prior to the Closing Date:

     (a) by mutual consent in writing of the parties hereto;

     (b) by either party if the transactions contemplated hereby have not closed by March 31, 2000; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(b) shall not be available to any party whose failure to fulfill any obligations under this Agreement has been the cause of, or resulted in the failure of the Merger to be consummated on or before such date;

     (c) by Gold Banc upon written notice to the Company if any regulatory approval of the transactions contemplated under the terms of this Agreement shall be denied or if any such regulatory approval shall be conditioned or restricted in any manner which in the reasonable judgment of Gold Banc would materially adversely affect the operations of or would be unduly burdensome to Gold Banc;

     (d) by Gold Banc or the Company, as the case may be, (i) if any of the conditions precedent to the performance of the obligations of the party giving notice of termination shall not have been fulfilled and cannot be fulfilled in all material respects on or prior to the Closing Date and shall not have been waived in writing by such party; or (ii) if a material breach or default shall be made by the other party in observance or in the due and timely performance of any material covenant or agreement herein contained that cannot be cured on or prior to the Closing Date or, if capable of being cured, has not been cured within thirty (30) days after the party for whose benefit this Agreement or covenant was made, has given written notice to the other party of such breach or default, and shall not have been waived in writing by such party; or (iii) if there exists any material inaccuracy, misrepresentation or breach of a representation or warranty made herein by the other party which has not been waived in writing by the party for whose benefit such warranty or representation was made or given;

     (e) by the Company if it receives an unsolicited Acquisition Proposal as contemplated by Section 5.8 hereof, which the Board of Directors of the Company, in good faith, believes is superior to the Merger contemplated hereby;

     (f) by Gold Banc upon receipt of written notice from the Company pursuant to Section 5.8(b) hereof that the Company has entered into an agreement to engage in a transaction relating to an Acquisition Proposal with any Person other than Gold Banc or its affiliates or the Company's Board of Directors or any committee thereof has endorsed, approved or recommended an Acquisition Proposal made by any Person other than Gold Banc or its affiliates;

     (g) by either party, if the stockholders of the Company or the stockholders of Gold Banc fail to vote their approval of this Agreement and the Merger contemplated hereby as required under the FBCA and the KGCC at the shareholder meetings held pursuant to Section 10.1 of this Agreement; or

     (h) by the Company, if the Average Gold Banc Stock Price is less than $10.00 and the Board of Directors of the Company determines, by a vote of a majority of the entire Board, at any time during the period commencing on the sixth day following the Determination Date and ending on the tenth day after the Determination Date to terminate this Agreement; provided, however, before exercising its rights to effect termination under this
  Section 11.1(h), the Company shall first have satisfied the good faith procedures specified in Section 2.7 of this Agreement, it being agreed that it shall not be a failure to negotiate in good faith if the Board of Directors of the Company declines to agree to a revised Exchange Ratio because it has determined in its reasonable business judgment that there has been a Material Adverse Change in Gold Banc and its subsidiaries, taken as a whole.

As used in this Section 11.1, actions contemplated as being taken by Gold Banc or the Company must be taken by their respective Boards of Directors or the executive committee of such Boards.

   Section 11.2 Effect of Termination. Except in the event of a termination of this Agreement pursuant to Section 11.1(d) or Section 11.3 hereof, there shall be no liability on the parties hereto or any of their respective directors, officers or shareholders as a result thereof under this Agreement. A termination under Section 11.1(d) hereof shall not prejudice any claim for damages which any party may have hereunder or in law or in equity as a consequence of any matter giving rise to a termination of the Agreement under
Section 11.1(d) hereof. Sections 6.6, 10.4, 10.5, 11.2, 11.3, 12.3 and 12.8 shall survive termination of this Agreement.

     Section 11.3 Termination Fee; Other Fees.

     (a) The Company agrees to pay to Gold Banc upon demand a termination fee of Three Million Dollars ($3,000,000) (the "Termination Fee") if this Agreement is terminated (i) by the Company pursuant to Section 11.1(e) or
  (ii) by Gold Banc pursuant to Section 11.1(f). In the event of a termination of this Agreement pursuant to Section 11.1(e) or 11.1(f) of this Agreement, the payments provided under this Section 11.3(a) shall be the sole and exclusive remedy available to Gold Banc.

     (b) In the event this Agreement is terminated as a result of Gold Banc's failure or breach under Section 11.1(d), Gold Banc shall reimburse the Company for its reasonable out-of-pocket expenses relating to the Merger (including, without limitation, the fees and expenses of the Company's Counsel, the Company's Accountants and Advest, Inc. (other than performance fees)). This payment is not the exclusive remedy available to the Company for any such failure or breach on the part of Gold Banc and will not serve as liquidated damages therefor, and such payment will cumulative to all other remedies available to the Company under this Agreement and under applicable Law.

     (c) In the event this Agreement is terminated as a result of the Company's failure or breach under Section 11.1(d), the Company shall reimburse Gold Banc for its reasonable out-of-pocket expenses relating to the Merger (including without limitation the fees and expenses of Gold Banc's Counsel, Gold Banc's Accountants and Gold Banc's investment bankers and SEC fees and printing fees)). This payment is not the exclusive remedy available to Gold Banc for any such failure or breach on the part of the Company and will not serve as liquidated damages therefor, and such payment will cumulative to all other remedies available to Gold Banc under this Agreement and under applicable Law.

   Section 11.4 Specific Performance.

     (a) Subject to Section 11.1, in the event Gold Banc and Acquisition Subsidiary have performed all of their obligations hereunder and all conditions precedent to the obligation of the Company to close have been met or waived in writing by the Company, but the Company fails or otherwise refuses to close, then either or both of Gold Banc and Acquisition Subsidiary shall be entitled to enforce the terms hereof by an Action seeking specific performance. Such right is not exclusive and shall not preclude Gold Banc or Acquisition Subsidiary from also pursuing an Action to recover any and all damages resulting from the Company's default hereunder. All remedies available to Gold Banc or Acquisition Subsidiary hereunder or by law are cumulative

     (b) In the event the Company has performed all of its obligations hereunder and all conditions precedent to the obligations of Gold Banc and Acquisition Subsidiary to close have been met or waived in writing by Gold Banc and Acquisition Subsidiary, but Gold Banc and Acquisition Subsidiary fail or otherwise refuse to close, then the Company shall be entitled to enforce the terms hereof by an Action seeking specific performance. Such right is not exclusive and shall not preclude the Company from also pursuing an Action to recover any and all damages resulting from the default by Gold Banc and Acquisition Subsidiary hereunder. All remedies available to the Company hereunder or by law are cumulative.

                                  ARTICLE XII

                                 MISCELLANEOUS

   Section 12.1 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, Gold Banc or Acquisition Subsidiary, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   Section 12.2 Extension: Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

   Section 12.3 Expenses. Except as set forth herein, each party shall be responsible for its own expenses in connection with this transaction. Specifically, each party shall be responsible for their own legal and accounting fees and any related costs or charges associated with the negotiation, execution and consummation of this Agreement.

   Section 12.4 Parties in Interest. This Agreement and the rights hereunder are not assignable unless such assignment is consented to in writing by all parties hereto. Except as otherwise expressly provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, beneficiaries, personal and legal representatives, successors and permitted assigns of the parties hereto.

   Section 12.5 Entire Agreement; Amendments; Waiver. This Agreement contains the entire understanding of Gold Banc, Acquisition Subsidiary and the Company with respect to the Merger and supersedes all prior agreements and understandings, whether written or oral, between them with respect to the Merger contemplated herein. Notwithstanding the foregoing, the Confidentiality Agreement is not superseded by this Agreement. This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or permitted assigns. Any condition to a party's obligation hereunder may be waived by such party in writing.

   Section 12.6 Obligation of Gold Banc. Whenever this Agreement requires Gold Banc (including Acquisition Subsidiary) to take any action, such requirement will be deemed to include an undertaking of Gold Banc to cause the Gold Banc Subsidiaries to take such action, if necessary.

   Section 12.7 Notices. All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when personally delivered, (b) on the first Business Day following the Business Day on which delivered to a nationally recognized overnight delivery service, (c) if sent by facsimile transmission, on the date that transmission is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender's facsimile machine) or (d) if sent by certified or registered mail, return receipt requested, on the Business Day that it is delivered or its delivery is attempted, in any case addressed to the parties at the following addresses or at such other address as shall be given in like manner by any party to the other:

   If to the Company:

       Jerry L. Neff
       American Bancshares, Inc.
       4502 Cortez Road West
       Bradenton, Florida 34210-2801
       Telephone: (941) 795-3050
       FAX: (941) 798-3712

   with a copy to:

       Richard A. Denmon
       Carlton, Fields, Ward, Emmanuel, Smith & Cutler, P.A.
       One Harbor Place
       777 South Harbour Island Boulevard
       Tampa, Florida 33602-5799
       Telephone: (813) 223-7000
       FAX: (813) 229-4133

   If to Gold Banc:

       Michael W. Gullion
       Gold Banc Corporation, Inc.
       11301 Nall Avenue
       Leawood, KS 66211
       Telephone: (913) 451-8050
       FAX: (913) 451-8004

   with a copy to:

       Michael W. Lochmann
       Stinson, Mag & Fizzell, P.C.
       1201 Walnut Street, Suite 2800
       Kansas City, MO 64106
       Telephone: (816) 842-8600
       FAX: (816) 691-3495

   Section 12.8 Law Governing. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, except to the extent that Kansas corporate law applies to the provisions hereof relating to the Company Merger.

   Section 12.9 Fiduciary Duties. Notwithstanding anything to the contrary in this Agreement, no provision of this Agreement shall be construed to prevent the exercise by any director of the Company (or the actions of the Company thereon) of his fiduciary duty under applicable federal or state law.

                                   SIGNATURES

   IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                          Gold Banc Corporation, Inc.

                                             /s/ Michael W. Gullion
                                          By: _________________________________
                                             Name: Michael W. Gullion
                                             Title:Chairman of the Board

ATTEST:

/s/ Keith E. Bouchey
_____________________________________
Name: Keith E. Bouchey
Title:Secretary

                                          Gold Banc Acquisition Corporation
                                          XI, Inc.

                                             /s/ Michael W. Gullion
                                          By: _________________________________
                                             Name: Michael W. Gullion
                                             Title:President

ATTEST:

/s/ Keith E. Bouchey
_____________________________________
Name: Keith E. Bouchey
Title:Secretary

                                          American Bancshares, Inc.

                                             /s/ Jerry L. Neff
                                          By: _________________________________
                                             Name: Jerry L. Neff
                                             Title:President and Chief
                                             Executive Officer

ATTEST:

/s/ Brian M. Watterson
_____________________________________
Name: Brian M. Watterson
Title:Secretary

                                                                     Appendix B

                        FORM OF OPINION OF ADVEST, INC.

           , 2000

Board of Directors
American Bancshares, Inc.
4502 Cortez Road West
Bradenton, Florida 34210

Members of the Board:

   American Bancshares, Inc. ("American") and Gold Banc Corporation, Inc. ("Gold") have entered into an Agreement and Plan of Reorganization (the "Agreement") dated September 6, 1999 and attached hereto as Appendix A, pursuant to which American will merge with and into an Acquisition Subsidiary of Gold (as defined in the Agreement), with the Acquisition Subsidiary becoming the surviving corporation (the "Merger").

   The Agreement provides that each outstanding share of American common stock issued and outstanding at the Effective Time (as defined in the Agreement) will be effectively exchanged into the number of shares of Gold (through the Acquisition Subsidiary), par value $1.00, determined using the exchange ratio (the "Exchange Ratio") as follows:

      (i) if the Average Gold Banc Stock Price (as defined in the Agreement) is equal to or greater than $13.75, the Exchange Ratio shall be $18.l8 divided by $13.75;

       (ii) if the Average Gold Banc Stock Price is greater than or equal to $11.00 but less than or equal to $13.75, the Exchange Ratio shall be determined by dividing $18.18 by the Average Gold Banc Stock Price, with the Exchange Ratio being rounded to four decimal places;

        (iii) if the Average Gold Banc Stock Price is less than $11.00, the Exchange Ratio shall be $18.18 divided by $11.00;

       (iv) if the Average Gold Banc Stock Price is less than $10.00, American has the right to either renegotiate, within five business days following the Determination Date (as defined in the Agreement) or terminate the transaction.

   American will pay Gold upon demand a termination fee of $3,000,000 (three million dollars) if this agreement is terminated pursuant to certain terms in the Agreement.

   Fractional shares will be rounded to three decimal places pursuant to
Section 2.7(b) of the Agreement.

   The terms and conditions of the proposed transaction are described in further detail in the Agreement. The Agreement is expected to be considered by the shareholders of American at a shareholders meeting and the Merger consummated shortly after the receipt of shareholder, state and federal regulatory approvals.

   You have asked us whether, in our opinion, the Exchange Ratio is fair, from a financial point of view, to the shareholders of American.

   In arriving at the opinion set forth below, we have, among other things:

  . reviewed the Agreement and the exhibits and schedules thereto;

  . reviewed the Annual Reports on Form 10-K for Gold for the years ended
    December 31, 1998 and 1997, and the Annual Report on Form 10-KSB for the year ended December 31, 1996;

  . reviewed the Annual Report on Form 10-K for American for the year ended
    December 31, 1998 and the Annual Reports on Form 10-KSB for American for the years ended December 31, 1997 and 1996;

  . reviewed the Quarterly Reports on Form 10-Q for American and Gold for the periods ended September 30, 1999, June 30, 1999 and March 31, 1999;

  . reviewed comparative financial and operating data on the banking industry and certain institutions which we deemed to be comparable to each of American and Gold individually;

  . reviewed the historical market prices and trading activity for the common stock of each of American and Gold relative to other publicly traded companies which we deemed to be comparable to each company;

  . reviewed the contribution of American and Gold to the new pro forma combined entity on the basis of a number of key financial categories in relation to pro forma ownership;

  . reviewed certain bank mergers and acquisitions on a state and regional basis for institutions which we deemed to be comparable to American and compared the proposed consideration with the consideration paid in such other mergers and acquisitions;

  . conducted limited discussions with members of senior management of each of American and Gold concerning the financial condition, business and prospects of each respective company;

  . reviewed this Proxy Statement-Prospectus; and

  . reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary.

   We have assumed and relied upon the accuracy and completeness of all financial and other information reviewed by us for purposes of this opinion, and we have not independently verified such information nor have we undertaken an independent evaluation of the assets and liabilities of American or Gold. Further, our opinion assumes that the Merger will be consummated in accordance with the terms of the Merger Agreement without material waiver or modification. Advest has been retained by the Board of Directors of American to act as financial advisor to American with respect to the Merger and will receive a fee for its services including a fee for this opinion.

   Advest has served as lead managing underwriter for two separate offerings of common stock and two offerings of trust preferred securities for Gold and, from time to time, has provided strategic and advisory services to Gold in relation to financial planning and acquisition analysis. Advest is not engaged by Gold with respect to the Merger and will not receive any fee from Gold thereby.

   This opinion is necessarily based upon circumstances and conditions as they exist and can be evaluated by us as of the date of this letter. Our opinion is directed to the Board of Directors of American and does not constitute a recommendation of any kind to any shareholder of American as to how such shareholder should vote at the shareholders' meeting to be held in connection with the Merger. We have assumed for purposes of this opinion that there has been no material change in the financial condition of either American or Gold from that reflected in the Form 10-Q for the three and nine months ended September 30, 1999 filed with the Securities and Exchange Commission for each respective company.

   In reliance upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the shareholders of American.

                                          Very truly yours,

                                          Advest, Inc.

                                          By: _________________________________
                                                     Thomas G. Rudkin
                                                     Managing Director

                                                                     Appendix C

                   OPINION OF KEEFE, BRUYETTE & WOODS, INC.

December 6, 1999

Board of Directors
Gold Banc Corporation, Inc.
11301 Nall Avenue
Leawood, KS 66211

Members of the Board:

   You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of Gold Banc Corporation, Inc. ("Gold Banc") of the exchange ratio in the proposed merger (the "Merger") of Gold Banc with American Bancshares ("American Bancshares"), pursuant to the Agreement and Plan of Merger dated as of September 6, 1999 between Gold Banc and American Bancshares (the "Agreement"). Under the terms of the Merger, each outstanding share of common stock of American Bancshares will, subject to certain exceptions as set forth in the Agreement, be exchanged for 1.5309 shares of common stock of Gold Banc (the "Exchange Ratio"). It is our understanding that the Merger will be accounted for as a pooling-of-interests under generally accepted accounting principles.

   Keefe, Bruyette & Woods, Inc. as part of its investment banking business is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, Gold Banc and as a market maker in securities we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Gold Banc for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to Gold Banc. We have acted as a financial advisor to the Board of Directors of Gold Banc in rendering this fairness opinion and will receive a fee from Gold Banc for our services.

   In connection with this opinion, we have reviewed, among other things, the Agreement; the Annual Reports to Stockholders of Gold Banc for the three years ended December 31, 1998 and the three years ended December 31, 1998 for American Bancshares; certain interim reports to stockholders and Quarterly Reports on Form 10Q of American Bancshares and Gold Banc, and certain internal financial analyses and forecasts for Gold Banc and American Bancshares prepared by management. We also have held discussions with members of the senior management of Gold Banc regarding the past and current business operations, regulatory relationships, financial condition and future prospects of Gold Banc as well as the results of their due diligence examination of American Bancshares. In addition, we have compared certain financial and stock market information for Gold Banc and American Bancshares with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

   In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying any of such information. We have relied upon the management of Gold Banc as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of Gold Banc and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have also assumed that the aggregate allowances for loan losses for Gold Banc and American Bancshares are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of Gold Banc or American Bancshares, nor have we examined any individual credit files.

   We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of Gold Banc and American Bancshares; (ii) the assets and liabilities of Gold Banc and American Bancshares; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

   Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to the common stockholders of Gold Banc.

                                          Very truly yours,

                                               /s/ Keefe, Bruyette & Woods,
                                                         Inc.
                                          -------------------------------------
                                               KEEFE, BRUYETTE & WOODS, INC.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

   The following summary is qualified in its entirety by reference to the complete text of the statute referred to below and the Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws of Gold Banc Corporation, Inc. (the "Registrant").

   Under Section 17-6305 of the Kansas General Corporation Code (the "Kansas Code"), a corporation may indemnify a director, officer, employee or agent of the corporation (or other entity if such person is serving in such capacity at the corporation's request) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or other entity if such person is serving in such capacity at the corporation's request) against expenses (including attorneys' fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper. Expenses (including attorneys' fees) incurred by an officer of director in defending any civil or criminal suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or one half of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

   Consistent with Section 17-6305 of the Kansas Code, Article VI, Section 1 of the Amended and Restated Bylaws of the Registrant provide that the Registrant will indemnify its directors, advisory directors and officers against expenses, judgments, fines and amounts paid in settlement in connection with any action, suit or proceeding to the fullest extent permitted by the Kansas Code. With respect to a criminal action or proceeding, the director or officer must also have had no reasonable cause to believe his conduct was unlawful.

   Article Nine of the Registrant's Restated Articles of Incorporation provides that no director or advisory director shall be liable to the Registrant or its stockholders for monetary damages for breaches of fiduciary duty as a director except to the extent such exemption from liability or limitation thereof is not permitted under the Kansas Code. Section 17-6002(b)(8) of the Kansas Code does not permit the exemption from or limitation of liability for (i) breaches of their duty of loyalty to the Registrant or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) certain transactions under Section 17-6424 of the Kansas Code (unlawful payment of dividends) or (iv) transactions from which a director derives an improper personal benefit.

   Under VI, Section 4 of the Amended and Restated Bylaws of the Registrant, the Registrant may purchase and maintain insurance on behalf of any person who is or was a director, advisory director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability arising out of his status as such, whether or not the Registrant would have the Registrant would have the power to indemnify such persons against liability. The Registrant carries standard directors and officers liability coverage for its directors and officers and the directors and officers of its subsidiaries. Subject to certain limitations and exclusion, the policies reimburse the Registrant for liability indemnified under the Amended and Restated Bylaws and indemnify the directors and officers against additional liabilities not indemnified under the Amended and Restated Bylaws.

Item 21(a). Exhibits

   The following exhibits are filed herewith or incorporated herein by reference.

     Exhibit
     Number
     -------
      2.1    Agreement and Plan of Reorganization dated September 6, 1999, among the Registrant, Gold Banc Acquisition Corporation XI, Inc.,
             and American Bancshares, Inc. (Included as Appendix A to the
             Prospectus).

      3.1 Restated Articles of Incorporation of the Registrant. (Previously filed as an Exhibit to the Registrant's Registration Statement on Form SB-2 No. 333-12377 and the same is incorporated herein by reference.)

      3.2    Certificate of Amendment to Restated Articles of Incorporation.
             (Previously filed as an Exhibit to the Registrant's Registration
             Statement on Form S-4 No. 333-28563 and the same is incorporated herein by reference.)

      3.3 Amended and Restated Bylaws of the Registrant. (Previously filed as an Exhibit to the Registrant's Registration Statement on Form
             S-4 No. 333-91559 and the same is incorporated herein by reference.)

      4.1 Form of Common Stock Certificate. (Previously filed as an Exhibit to the Registrant's Registration Statement on Form SB-2 No. 333-
             12377 and the same is incorporated herein by reference.)

      4.2 Rights Agreement dated October 13, 1999, between the Registrant and American Stock Transfer and Trust Registrant, as Rights Agent.
             (Previously filed as an Exhibit to the Registrant's Current Report on Form 8-K filed October 15, 1999 and the same is incorporated herein by reference.)

      5.1    Opinion of Stinson, Mag & Fizzell, P.C.

      8.1    Opinion of Stinson, Mag & Fizzell, P.C..

      9.1 Proxy Agreement/Stockholder Agreement between Michael W. Gullion and William Wallman, dated as of September 15, 1996. (Previously filed as an Exhibit to the Registrant's Registration Statement on Form SB-2 No. 333-12377 and the same is incorporated herein by reference.)

      9.2    Proxy Agreement/Stockholder Agreement between Michael W. Gullion,
             William F. Wright, and Allen D. Petersen dated as of September 15,
             1996. (Previously filed as an Exhibit to the Registrant's
             Registration Statement on Form SB-2 No. 333-12377 and the same is incorporated herein by reference.)

      9.3    Accession of The Lifeboat Foundation to the Proxy
             Agreement/Stockholder Agreement among Michael W. Gullion, William
             F. Wright, and Allen D. Petersen, dated May 28, 1997. (Previously filed as an Exhibit to the Registrant's Registration Statement on Form SB-2 No. 333-39849 and the same is incorporated herein by reference.)

     10.1    Employment Agreement between the Registrant and Michael W.
             Gullion. (Previously filed as an Exhibit to the Registrant's
             Registration Statement on Form SB-2 No. 333-12377 and the same is incorporated herein by reference.)

     10.2    Employment Agreement between the Registrant and Keith E. Bouchey.
             (Previously filed as an Exhibit to the Registrant's Registration
             Statement on Form SB-2 No. 333-12377 and the same is incorporated herein by reference.)

     10.3    Employment Agreement between the Registrant and Joseph F. Smith.
             (Previously filed as an Exhibit to the Registrant's Annual Report on Form 10-K filed March 31, 1999 for the year ended December 31,
             1998 and the same is incorporated herein by reference.)

     10.4  Employment Agreement between the Registrant and Malcolm M. Aslin.
           (Previously filed as an Exhibit to the Registrant's Annual Report on Form 10-K filed March 31, 1999 for the year ended December 31, 1998 and the same is incorporated herein by reference.)

     10.5  Gold Banc Corporation, Inc. 1996 Equity Compensation Plan.
           (Previously filed as an Exhibit to the Registrant's Registration
           Statement on Form SB-2 No. 333-12377 and the same is incorporated herein by reference.)

     10.6  Form of Tax Sharing Agreements between the Registrant and the
           Registrant Subsidiaries. (Previously filed as an Exhibit to the Registrant's Registration Statement on Form SB-2 No. 333-12377 and the same is incorporated herein by reference.)

     10.7  Form of Federal Home Loan Bank Credit Agreement to which each of the
           Registrant's banking subsidiaries is a party. (Previously filed as an Exhibit to the Registrant's Registration Statement on Form SB-2
           No. 333-12377 and the same is incorporated herein by reference.)

     10.8 Form of Junior Subordinated Indenture dated as of December 15, 1997 between the Registrant and Banker's Trust Company as Trustee.
           (Previously filed as an Exhibit to the Registrant's Registration
           Statement on Form SB-2 No. 333-39849 and the same is incorporated herein by reference.)

     10.9  Form of Trust Agreement dated as of December 15, 1997 between the
           Registrant and Banker's Trust (Delaware) as Trustee. (Previously filed as an Exhibit to the Registrant's Registration Statement on Form SB-2 No. 333-39849 and the same is incorporated herein by reference.)

     10.10 Form of Amended and Restated Trust Agreement among the Registrant,
           Banker's Trust Company, as Property Trustee, Banker's Trust
           (Delaware), as Delaware Trustee and various holders of Trust
           Securities. (Previously filed as an Exhibit to the Registrant's
           Registration Statement on Form SB-2 No. 333-39849 and the same is incorporated herein by reference.)

     10.11 Form of Guaranty Agreement between the Registrant, as Guarantor, and
           Banker's Trust Company, as Trustee, dated as of December 15, 1997.
           (Previously filed as an Exhibit to the Registrant's Registration
           Statement on Form SB-2 No. 333-39849 and the same is incorporated herein by reference.)

     10.12 Voting Agreement, dated August 9, 1999, among Gold Banc Corporation,
           Inc., Charles R. Harrison, Herman J. Zueck, Bruce E. Hall, Bruce E.
           Hall, trustee of the Colleen M. Thompson Irrevocable Trust, dated
           June 7, 1999, and Bruce E. Hall, trustee of the Andrea M. Harrison
           Irrevocable Trust, dated June 7, 1999. (Previously filed as an
           Exhibit to the Registrant's Current Report on Form 8-K filed August
           24, 1999 and the same is incorporated herein by reference.)

     10.13 Agreement and Plan of Reorganization, dated August 9, 1999, among
           Gold Banc Corporation, Inc., Gold Banc Acquisition Corporation VIII,
           Inc., and Union Bankshares, Ltd. (Previously filed as an Exhibit to the Registrant's Registration Statement on Form S-4 No. 333-91559 and the same is incorporated herein by reference.)

     10.14 Voting Agreement, dated September 6, 1999, among Gold Banc
           Corporation, Inc., J. Gary Russ, Ronald L. Larson, Timothy I.
           Miller, Dan E. Molter, Kirk D. Moudy, Lynn B. Powell, III, Walter L.
           Presha, R. Jay Taylor and Edward D. Wyke. (Previously filed as an
           Exhibit to the Registrant's Current Report on Form 8-K filed
           September 9, 1999 and the same is incorporated herein by reference.)

     10.15 Agreement and Plan of Reorganization, dated October 22, 1999, among
           Gold Banc Corporation, Inc., Gold Banc Acquisition Corporation XII,
           Inc., and CountryBanc Holding Company. (Previously filed as an
           Exhibit to the Registrant's Current Report on Form 8-K filed October
           29, 1999 and the same is incorporated herein by reference.)

     10.16 Agreement and Plan of Reorganization, dated October 19, 1999, between Gold Banc Corporation, Inc. and First Business Bancshares of
           Kansas City, Inc., together with the Bank Merger Agreement attached thereto as Exhibit A. (Previously filed as an Exhibit to the Registrant's Current Report on Form 8-K filed October 29, 1999 and the same is incorporated herein by reference.)

     21.1 List of Subsidiaries of the Registrant. (Previously filed as an Exhibit to the Registrant's Registration Statement on Form S-4 No.
           333-91559 and the same is incorporated herein by reference.)

     23.1  Consent of KPMG LLP.

     23.2  Consent of Baird, Kurtz & Dobson.

     23.3  Consent of Baird, Kurtz & Dobson.

     23.4  Consent of Arthur Andersen LLP.

     23.5  Consent of PricewaterhouseCoopers LLP

     23.6  Consent of Keefe, Bruyette & Woods, Inc.

     23.7  Consent of Advest, Inc.

     23.8 Consent of Stinson, Mag & Fizzell, P.C. (included in Exhibits 5.1 and 8.1).

     24.1 Powers of Attorney (included in signature page to registration statement).

     99.1  Form of Proxy of American Bancshares, Inc.*

--------
*To be filed by amendment.

Item 21(b). Financial Statement Schedules

   Schedules are omitted because they either are not required or are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.

Item 22. Undertakings

   The undersigned registrant hereby undertakes:

     (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
  Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (3) That, every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (section 230.415 of this chapter), will be filed as part of an amendment of the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Leawood, Kansas on December 15, 1999.

                                          Gold Banc Corporation, Inc.
                                          (Registrant)

                                                /s/ Michael W. Gullion
                                          By___________________________________
                                                    Michael W. Gullion
                                                  Chief Executive Officer

   Know all men by these presents, that we, the undersigned directors of Gold Banc Corporation, Inc., hereby severally constitute Michael W. Gullion and J. Craig Peterson, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement filed herewith and any and all amendments to said registration statement, and generally to do all such things in our names and in our capacities as directors to enable Gold Banc Corporation, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signature as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

             Signature                           Title                    Date
             ---------                           -----                    ----


     /s/ Michael W. Gullion          Chairman of the Board, and    December 15, 1999
____________________________________  Chief
         Michael W. Gullion           Executive Officer
                                      (Principal Executive
                                      Officer)

      /s/ Malcolm M. Aslin           Director, President, and      December 15, 1999
____________________________________  Chief Operating Officer
          Malcolm M. Aslin

      /s/ Keith E. Bouchey           Director, Executive Vice      December 15, 1999
____________________________________  President, and Corporate
          Keith E. Bouchey            Secretary

       /s/ Craig Peterson            Chief Financial Officer       December 15, 1999
____________________________________  (Principal Financial
           Craig Peterson             Officer)

     /s/ Brian J. Ruisinger          Treasurer and Controller      December 15, 1999
____________________________________  (Principal Accounting
         Brian J. Ruisinger           Officer)

      /s/ William Wallman            Director                      December 15, 1999
____________________________________
          William Wallman

   /s/ William F. Hagman, Jr.        Director                      December 15, 1999
____________________________________
       William F. Hagman, Jr.

     /s/ William F. Wright           Director                      December 15, 1999
____________________________________
         William F. Wright

     /s/ Allen D. Petersen           Director                      December 15, 1999
____________________________________
         Allen D. Petersen